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As filed with the Securities and Exchange Commission on September 19, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Bradford Bancorp, Inc.
Bradford Bank 401(k) Profit Sharing Plan
(Exact name of registrant as specified in its charter)

Maryland	6035	26-0223245
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

6910 York Road
Baltimore, Maryland 21212
(410) 377-9600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Dallas R. Arthur
President and Chief Executive Officer
Bradford Bancorp, Inc.
6910 York Road
Baltimore, Maryland 21212
(410) 377-9600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary R. Bronstein, Esq.	Raymond A. Tiernan, Esq.
Sean P. Kehoe, Esq.	P. Ross Bevan, Esq.
Kilpatrick Stockton LLP	Elias Matz Tiernan & Herrick, LLP
607 14th Street, NW, Suite 900	734 15th Street, NW, 12th Floor
Washington, DC 20005	Washington, DC 20005
(202) 508-5800	(202) 347-0300

          Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock $0.01 par value	3,306,250	$10.00	$33,062,500	$1,299.36(2)

Participation Interests	(3)	—	$1,127,669	(3)

(1)
Estimated solely for the purpose of calculating the registration fee.

(2)
Pursuant to Rule 457(b), the required registration fee has been offset by the $3,633 registration fee previously paid by the Registrant upon the filing of the Registrant's Registration Statement on Form S-1, File No. 333-143696, originally filed with the Commission on June 13, 2007, and subsequently withdrawn by the Registrant, upon application to the Commission, on January 4, 2008.

(3)
The securities of Bradford Bancorp, Inc. to be purchased by the Bradford Bank 401(k) Profit Sharing Plan are included in the amount shown for the common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

(Proposed holding company for Bradford Bank)
Up to 2,875,000 Shares of Common Stock

          This is the initial public offering of shares of common stock of Bradford Bancorp, Inc. We are offering shares of our common stock in connection with our conversion from the mutual holding company structure to the stock holding company structure. We have applied to list our common stock on the Nasdaq Capital Market under the symbol "BRAD."

  If you are or were a depositor of Bradford Bank, Valley Bank of Maryland, Golden Prague Federal Savings and Loan Association, Senator Bank or American Bank (provided your American Bank deposit account was acquired by Bradford Bank) or if you are or were a borrower of Bradford Bank, Golden Prague Federal Savings and Loan Association or Senator Bank:

  •
  You may have priority rights to purchase shares of common stock.

  If you are a participant in the Bradford Bank 401(k) Profit Sharing Plan:

  •
  You may direct that up to 50% of your account balances in this plan be invested in shares of common stock.

  •
  You will receive a separate supplement to this prospectus that describes your rights under the 401(k) Profit Sharing Plan.

  If you fit none of the categories above, but are interested in purchasing shares of our common stock:

  •
  You may have an opportunity to purchase shares of common stock after priority orders are filled.

          We are offering up to 2,875,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must issue a minimum of 2,125,000 shares to complete the offering. The amount of capital being raised is based on an appraisal of Bradford Bancorp. Most of the terms of this offering are required by regulations of the Office of Thrift Supervision. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines that our market value has increased, we may sell up to 3,306,250 shares without giving you further notice or the opportunity to change or cancel your order.

          The offering is scheduled to close at        , Eastern time, on [Date 1], 2008. We may extend this closing date without notice to you until [Date 2], 2009, unless the Office of Thrift Supervision approves a later date, which will not be beyond [Date 3], 2010. Funds received before completion of the offering will be maintained in a segregated account at Bradford Bank or, at our discretion, in a segregated account at an independent insured depository institution. All subscriptions received will earn interest at our statement savings account interest rate.

          The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [Date 2], 2009. If we extend the offering beyond [Date 2], 2009, subscribers will have the right to modify or rescind their purchase orders. If we extend the offering beyond [Date 2], 2009, we will notify you and will promptly return you funds with interest if you do not respond to the notice. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at our statement savings account interest rate.

          Sandler O'Neill & Partners, L.P. will use its best efforts to assist us in our selling efforts in the subscription and community offerings. If a syndicated community offering is necessary, our agents, Sandler O'Neill & Partners, L.P. and Sterne, Agee & Leach, Inc. will use their best efforts to assist in our selling efforts. Neither of our agents is required to purchase any of the common stock that is being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.

          We expect our current directors and executive officers, together with their associates, to subscribe for 141,000 shares, which equals an aggregate 5.6% of the shares offered for sale at the maximum of the offering range.

          The Office of Thrift Supervision conditionally approved our plan of conversion on                        , 2008. However, such approval does not constitute a recommendation or endorsement of this offering.

This investment involves a degree of risk, including the possible loss of principal.
Please read "Risk Factors" beginning on page 17.

OFFERING SUMMARY
Price Per Share: $10.00

	Minimum	Maximum	Maximum As Adjusted
Number of shares	2,125,000	2,875,000	3,306,250
Gross cash offering proceeds	$21,250,000	$28,750,000	$33,062,500
Estimated offering expenses (excluding selling agent fees)	$975,000	$975,000	$975,000
Estimated selling agent fees (1)	$1,103,000	$1,499,000	$1,726,000
Estimated net cash proceeds	$19,172,000	$26,276,000	$30,362,000
Estimated net cash proceeds per share	$9.02	$9.14	$9.18

(1)
Assumes all shares are sold in the subscription and community offerings and no shares are sold in a syndicated community offering. For a description of the calculation of selling agent fees for the stock offering, please see "The Conversion and Stock Offering—Plan of Distribution and Marketing Arrangements."

          These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

          Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Sandler O'Neill + Partners, L.P.
Sterne, Agee & Leach, Inc.

The date of this prospectus is                        , 2008

 Summary

        This summary highlights material information from this document and may not contain all the information that is important to you. To understand the stock offering and conversion fully, you should read this entire document carefully. For assistance, please call our conversion center at (      )       -        .

The Companies

Bradford Bancorp, Inc.
Bradford Bank
6910 York Road
Baltimore, Maryland 21212
(410) 377-9600

         Bradford Bancorp, Inc. is a Maryland corporation that we formed to be the stock holding company for Bradford Bank. Bradford Bancorp has not engaged in any business to date. After the conversion, Bradford Bancorp will own all of Bradford Bank's capital stock and will direct, plan and coordinate Bradford Bank's business activities. Although it has no plans for the foreseeable future, Bradford Bancorp might also acquire or organize other operating subsidiaries in the future, including other financial institutions or financial service companies.

         Bradford Bank is a federally chartered savings bank that operates from its corporate headquarters and nine full-service locations in the greater Baltimore metropolitan area. We offer a variety of deposit and loan products to individuals and small businesses, most of which are located in our primary market area, which consists of Baltimore City and Anne Arundel, Baltimore and Howard Counties, Maryland. At June 30, 2008, Bradford Bank had total consolidated assets of $525.5 million, deposits of $418.7 million and total equity of $39.5 million.

        Our website address is www.bradfordbank.net. Information on our website should not be considered a part of this prospectus.

Expected Cease and Desist Order

         Background.    From 2003 to 2007, we sought to grow through several initiatives, including acquisition opportunities and a stock offering. As part of this expansion strategy, in October 2006, we completed the acquisition of $6.4 million of deposits located at the Ellicott City, Maryland branch of American Bank and in January 2007, we completed the acquisition for cash of Valley Bancorp and its wholly owned subsidiary, Valley Bank, a $50.9 million federally chartered savings bank. In addition, in June 2007, we completed two mergers, neither of which involved the payment of merger consideration, the first with Golden Prague Federal Savings and Loan Association, a $29.3 million federally chartered savings and loan association, and the second with Senator Bank, a $21.4 million federally chartered savings bank.

        In March 2007, we announced that we would undergo a full mutual-to-stock conversion and stock offering. In connection with the stock offering, we also entered into an agreement to acquire Patapsco Bancorp, Inc., and its wholly owned subsidiary, The Patapsco Bank, a $246.8 million Maryland chartered bank. However, the downturn in the market for financial institutions that occurred during the remainder of 2007 negatively impacted our ability to complete the stock offering. As a result, and due to the financial structure of the transaction, which was agreed to prior to the downturn in the market for financial institutions, in January 2008 we mutually agreed to terminate our merger with Patapsco Bancorp and also terminated our stock offering. As a result of the termination of the merger, Bradford Mid-Tier Company issued a $2.0 million promissory note in favor of Patapsco Bancorp to evidence its obligation to pay the termination fee.

        From 2001 to 2007, we also expanded our commercial lending operations. In particular, from December 31, 2002 to December 31, 2007, our commercial loan portfolio (including commercial real estate, acquisition, development and construction, commercial construction and commercial business loans) increased $159.5 million, or 540.5%, and at December 31, 2007 was $189.0 million, or 43.3%, of our total loan portfolio. During this period, we took advantage of the significant growth in both residential and commercial real estate development in our market area.

        However, during late 2007 and 2008, due in part to the downturn in the real estate market and our concentration in commercial loans that depend primarily on lot or home sales to repay the loans, our asset quality, in particular the quality of our acquisition, development and construction loan portfolio, deteriorated significantly. From December 31, 2006 to June 30, 2008, nonperforming assets increased $16.6 million, or 985.3%, to $18.3 million, including an increase in nonperforming loans of $16.2 million, or 1,030.2%, to $17.7 million. In particular, in our acquisition, development and construction loan portfolio alone, from December 31, 2006 to June 30, 2008, nonperforming loans increased from $0 to $12.4 million, accounting for 67.9% of our nonperforming assets at June 30, 2008 and 17.8% of our acquisition, development and construction loan portfolio on such date. In addition, from December 31, 2006 to June 30, 2008, classified and criticized assets increased $26.3 million, or 225.3%, to $37.9 million, loans delinquent 30 to 89 days past due increased $15.5 million, or 173.7%, to $24.4 million and real estate owned increased $479,000, or 399.1%, to $599,000. Nonperforming loans as a percentage of total loans increased significantly during this period from 0.4% to 4.3%. In addition, although our allowance for loan losses as a percentage of total loans increased during this period from 0.6% to 2.2%, our allowance for loan losses as a percentage of nonperforming loans decreased from 152.9% to 51.9%.

        As a result of the deterioration in our loan quality, we recorded provisions for loans losses of $1.5 million in 2007 and $5.9 million during the six months ended June 30, 2008 which negatively impacted our earnings. Due in part to the deterioration in our loan quality, and resulting provisions for loans losses, coupled with our inability to raise capital through a stock offering to support the asset growth resulting from our previously completed acquisitions, our regulatory capital ratios were negatively impacted. Our regulatory capital ratios were reduced below the "well capitalized" status and at June 30, 2008, we were classified "adequately capitalized."

         Expected Cease and Desist Order.    As a result these and other regulatory concerns, the Office of Thrift Supervision has advised Bradford Bank that it will issue a Cease and Desist Order. We have received a draft of the Cease and Desist Order and expect the final Cease and Desist Order will require us to discontinue a number of practices and to take certain actions. In particular, we expect that the Office of Thrift Supervision will order us to:

  •
  not originate or commit to originate any new acquisition, development, nonresidential real estate, commercial, construction or land loans without prior regulatory approval;

  •
  restrict our asset growth to an amount not to exceed net interest credited on deposit liabilities until the Office of Thrift Supervision approves of our new business plan;

  •
  prepare a new business plan that will, at a minimum, provide a detailed discussion of our plans and strategies to strengthen and improve our operations, earnings, and profitability, including plans to reduce our operating expenses;

  •
  prepare a plan to have and thereafter maintain (i) a Tier One risk-based capital ratio of 8.0% or greater and (ii) a total risk-based capital ratio of 12.0% or greater;

  •
  prepare plans to (i) reduce the level of classified assets, including real estate owned and nonaccrual loans, (ii) reduce and monitor our concentration in acquisition, development, nonresidential real estate, commercial, construction or land loans to an amount which is reasonable and commensurate with our business strategy, management expertise, financial resources, capital, size and location and (iii) ensure that we maintain adequate short-term and long-term liquidity to withstand any anticipated or extraordinary demand against our funding base;

  •
  improve our allowance for loan losses policy, loans to one borrower compliance, regulatory reporting and recordkeeping procedures, flood insurance policies and interest rate risk policies;

  •
  ensure compliance with regulatory requirements for affiliate and insider transactions;

  •
  comply with prior regulatory notification requirements for any changes in directors or senior executive officers;

  •
  not enter into, renew, extend or revise any contractual arrangement relating to compensation or benefits for any senior executive officer or director of Bradford Bank, unless we first provide 30 days prior written regulatory notice of the transaction;

  •
  not make any severance or indemnification payments without complying with regulatory requirements regarding such payments;

  •
  not enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of Bradford Bank without prior regulatory non-objection (a contract will be considered significant where the annual contract amount equals or exceeds 2% of Bradford Bank's total capital); and

  •
  not pay dividends or make any other capital distributions from Bradford Bank without receiving prior regulatory approval.

        The Office of Thrift Supervision has advised us that it will also issue a Cease and Desist Order against Bradford Bank MHC. We have received a draft of this Cease and Desist Order and expect the final Cease and Desist Order for Bradford Bank MHC to contain many of the same restrictions and requirements of the expected Cease and Desist Order for Bradford Bank.

        The Cease and Desist Order will remain in effect until terminated, modified, or suspended in writing by the Office of Thrift Supervision; however, we do not expect the Office of Thrift Supervision to terminate the Cease and Desist Order prior to 2010.

        We believe we will fully adopt and implement the various plans, policies and procedures required by the expected Cease and Desist Order. While we believe we will be in compliance with the terms of the expected Cease and Desist Order, a failure to comply with the expected Cease and Desist Order could result in the initiation of further enforcement action by the Office of Thrift Supervision, including the imposition of civil monetary penalties. We have incurred, and expect to continue to incur, significant additional regulatory compliance expense in connection with the expected Cease and Desist Order. Through September 30, 2008, we estimate that we have incurred approximately $                  in costs as a result of addressing issues included in the expected Cease and Desist Order. For further information, see "Risk Factors—Risks Related to Our Business—We expect to be subject to restrictions and conditions of a Cease and Desist Order to be issued by the Office of Thrift Supervision. Failure to comply with the expected Cease and Desist Order could result in additional enforcement action against us, including the imposition of monetary penalties" and "Regulation and Supervision."

        As part of our application for conversion, we filed a business plan with the Office of Thrift Supervision on                        , 2008 to take into account the conversion and the implementation of the various plans, policies and procedures required by the expected Cease and Desist Order. [The Office of Thrift Supervision approved our application for conversion and raised no objection to our business plan.]

Our Business Strategy

        We are currently faced with several operational challenges that, if not addressed, will hinder our ability to generate competitive returns. These challenges consist of the following:

  •
  Expected Cease and Desist Order—In the near future, we expect to be operating under a Cease and Desist Order issued by the Office of Thrift Supervision. The terms of the expected Cease and Desist Order will place significant restrictions on our operations. While we believe we will be able to comply with the provisions of the expected Cease and Desist Order, we expect to incur significant regulatory compliance expense and devote significant management resources to ensuring that we comply with all the substantive and procedural requirements of the expected Cease and Desist Order. In addition, while we cannot predict when or whether the Office of Thrift Supervision will terminate the expected Cease and Desist Order, we do not expect the Office of Thrift Supervision to terminate the Cease and Desist Order prior to 2010.

  •
  Deterioration in Asset Quality and Negative Impact on Earnings and Capital—During late 2007 and 2008, due in part to the downturn in the real estate market and our concentration on loans that were dependent on lot or home sales to repay the loan, our asset quality, in particular the quality of our acquisition, development and construction loan portfolio, deteriorated significantly. From December 31, 2006 to June 30, 2008, nonperforming assets increased $16.6 million, or 985.3%, to $18.3 million, including an increase in nonperforming loans of $16.2 million, or 1,030.2%, to $17.7 million. In particular, in our acquisition, development and construction loan portfolio alone, from December 31, 2006 to June 30, 2008, nonperforming loans increased from $0 to $12.4 million, accounting for 67.9% of our nonperforming assets at June 30, 2008 and 17.8% of our acquisition, development and construction loan portfolio on such date. In addition, from December 31, 2006 to June 30, 2008, classified and criticized assets increased $26.3 million, or 225.3%, to $37.9 million, delinquent loans 30 to 89 days past due increased $15.5 million, or 173.7%, to $24.4 million and real estate owned increased $479,000, or 399.1%, to $599,000. Nonperforming loans as a percentage of total loans increased significantly during this period from 0.4% to 4.3%. In addition, although our allowance for loan losses as a percentage of total loans increased during this period from 0.6% to 2.2%, our allowance for loan losses as a percentage of nonperforming loans decreased from 152.9% to 51.9%.

    As a result of the deterioration in our loan quality, we recorded provisions for loans losses of $1.5 million in 2007 and $5.9 million during the six months ended June 30, 2008 which negatively impacted both our earnings and our capital levels.

  •
  Regulatory Capital Ratios Below "Well Capitalized" Status—During 2006 and 2007, our assets increased significantly primarily as a result of our acquisitions of Valley Bancorp, Golden Prague and Senator Bank combined with internal loan growth. However, these balance sheet changes increased our assets at a higher pace than the growth of our capital and, when combined with operating losses, reduced our regulatory capital ratios below the "well capitalized" status at December 31, 2007. We remained below the "well capitalized" status at June 30, 2008 and were classified as "adequately capitalized." In addition, as part of the Cease and Desist Order, we expect the Office of Thrift Supervision to require us to maintain a Tier One risk-based capital ratio (which was 8.4% at June 30, 2008) of 8.0% or greater and a total risk-based capital ratio (which was 9.7% at June 30, 2008) of 12.0% or greater. In light of volatile market conditions, it is critical that we manage our regulatory capital levels to first obtain compliance with the capital requirements imposed on us and, once such compliance is achieved, maintain a capital cushion in excess of these capital requirements.

  •
  Debt at our Holding Company—At June 30, 2008, Bradford Mid-Tier Company had a $3.0 million loan outstanding from Silverton Bank, which was utilized to provide a capital contribution to Bradford Bank in order to facilitate the acquisition of Valley Bancorp in January

    2007. This loan, which is secured by all of the issued and outstanding common stock of Bradford Bank, is due January 11, 2009. In addition, at June 30, 2008, Bradford Mid-Tier Company had an outstanding $2.0 million promissory note issued to Patapsco Bancorp, Inc. which represents the fee payable in connection with the termination of the merger agreement between Bradford Mid-Tier Company and Patapsco Bancorp, Inc. in January 2008. This unsecured note is due and payable on December 31, 2008.

    Due, in part, to the expected receipt of the Cease and Desist Order and the level of our nonperforming assets, Bradford Mid-Tier Company is currently in default on the Silverton Bank loan. We are currently negotiating with Silverton Bank to modify the terms of the loan to allow us to complete the offering and payoff the loan. In addition, at June 30, 2008, Bradford Mid-Tier Company had cash and other liquid assets totaling $568,000 at the holding company level. Absent Bradford Mid-Tier Company incurring additional debt, cash dividends from Bradford Bank (which are subject to regulatory restrictions) or the completion of the conversion, we expect Bradford Mid-Tier Company to be unable to payoff either loan instrument.

    If the offering is completed, we will use, subject to regulatory nonobjection, a portion of the net proceeds retained by Bradford Bancorp to payoff both the Silverton Bank loan and the Patapsco Bancorp, Inc. note.

        In light of these operational challenges, we have identified several long-term goals we will seek to achieve. These goals are intended to allow us to overcome the challenges outlined above, and are as follows:

  •
  Work to Obtain Office of Thrift Supervision Termination of the Expected Cease and Desist Order—We will seek to demonstrate as soon as possible to the Office of Thrift Supervision that we have fully complied with the requirements of the expected Cease and Desist Order and that the Office of Thrift Supervision should terminate the expected Cease and Desist Order. Although the Office of Thrift Supervision may, in the future, grant us relief on some provisions in the expected Cease and Desist Order, we do not expect the Office of Thrift Supervision to terminate the Cease and Desist Order prior to 2010. At such time, we will be able to return to a more typical level of regulatory oversight and redirect management resources from maintaining compliance with the expected Cease and Desist Order to the operation of our institution.

  •
  Reduce Exposure to a Further Deterioration in Asset Quality—The deterioration of our asset quality is due primarily to the economic slowdown in the real estate market along with the rapid increase in our commercial loans, in particular acquisition, development and construction loans that were dependent on lot or home sales to repay the loan. We have taken several steps to reduce our exposure to a further deterioration in asset quality, including:

  •
  No new AD&C loan commitments.  We have not made a new acquisition, development and construction loan commitment since December 2006.

  •
  Third party loan consultant.  In the first quarter of 2008, we engaged a third party consultant to review the appropriateness of our financial analysis and risk ratings of our commercial loan portfolio. The consultant sampled approximately 35.0% of our entire commercial loan portfolio, including approximately 27.6% of our acquisition, development and construction loan portfolio at December 31, 2007. In the second quarter of 2008, the consultant conducted a second loan review, sampling an additional 17.2% of our entire commercial loan portfolio and approximately 17.2% of our acquisition, development and construction loan portfolio at May 31, 2008. The consultant provided recommendations for the risk rating to apply to each loan reviewed and recommendations for strengthening the credits even when there was no disagreement with management's risk rating. Our board of directors and management have met with the consultant on several occasions and have considered its recommendations in assessing credit risk and enhancing our underwriting practices. We recently engaged the consultant to review the remainder of our acquisition, development and construction loan portfolio.

    •
    Resolution of nonperforming loans.  We have taken proactive steps to resolve our nonperforming loans, including negotiating repayment plans, forbearances, loan modifications and loan extensions with our borrowers when we believe the project involved will be successfully completed. We have also outsourced several loan workouts to experienced loan workout specialists.

    •
    Conservative underwriting.  We have applied more conservative underwriting practices, including, among other things, requiring more detailed credit information in certain circumstances, increasing the amount of required collateral or equity requirements or reducing loan-to-value ratios.

    In addition to our efforts to reduce our exposure to a further deterioration in asset quality, we expect the Cease and Desist Order to prohibit us from originating any new acquisition, development, nonresidential real estate, commercial, construction or land loans without prior regulatory approval.

  •
  Reduce Our Asset Base and Raise Capital—We believe that our efforts to reduce our asset base and raise additional capital in the conversion will help us both to achieve our goal of obtaining Office of Thrift Supervision termination of the expected Cease and Desist Order and mitigate the impact on Bradford Bank of a worsening economy as well as manage our capital levels to maintain a capital cushion in excess of our regulatory capital requirement.

    At the minimum of the offering range, we expect to exceed all of our regulatory capital requirements, including the higher capital requirements set forth in the expected Cease and Desist Order. See "Regulatory Capital Compliance" for a description of our capital position relative to our regulatory capital requirements at June 30, 2008 on a pro forma basis. After the offering, we expect our efforts to reduce our asset base (through continuing to reduce the amount of outstanding Federal Home Loan Bank advances and allowing deposit run-off) will further help improve our capital ratios. However, to the extent we experience increases in our allowance for loan losses and operating losses, such events will reduce, and possibly eliminate, our capital cushion.

  •
  Top to Bottom Review of Branch Network—We believe that our extensive network of branches in the greater Baltimore metropolitan area is a strength of our institution. However, we are in the process of undertaking a complete review of all of our branches to ensure that we maximize the potential profitability we can generate from this network. Although we expect to expand our franchise northeast of Baltimore by opening a branch office in White Marsh, which we expect to open in the fourth quarter of 2008, we intend to close our Cockeysville office (and move the deposits to our nearby Lutherville branch) in the fourth quarter of 2008. We are also analyzing whether any of our other current branches should be sold, closed or relocated.

  •
  Expense Control—In addition to the review of our branch network, management has undertaken several initiatives to reduce our noninterest expenses, including decreasing personnel cost. In 2008 we reduced our staff by nine employees, terminated our title agency business, reduced fees for our board of directors by 15.0%, reduced salaries for our executive management by 10.0% and eliminated the 2008 contribution to the supplemental executive retirement plan. We expect the annual cost savings from these initiatives to be approximately $500,000. We will continue to make it our priority to identify cost savings opportunities throughout all phases of our operations.

  •
  Continuing to Grow Noninterest Income—In order to decrease our reliance on interest rate spread income, we have pursued initiatives to increase noninterest income. We offer nondeposit products, including money market funds, mutual funds, securities (stocks and bonds), life insurance, fixed and variable annuities and long-term care insurance. In 2006, we expanded our non-deposit product operations by acquiring a book of term-life insurance policies on which we receive commissions. Our nondeposit products generated $298,000, $375,000 and $360,000 of noninterest income during the six months ended June 30, 2008 and years ended December 31, 2007 and 2006, respectively. We will seek to develop additional products and/or services to offer our existing customers, although, with the exception of overdraft privileges on checking accounts, no specific new products or services have been made available to customers at this time.

The Conversion and our Corporate Structure

        Currently, we are in the mutual holding company form of organization with no public stockholders. Our depositors and certain borrowers currently have the right to vote on certain matters such as the election of directors and this conversion. In the current structure, Bradford Bank MHC is our federally chartered mutual holding company parent and Bradford Mid-Tier Company is our federally chartered mid-tier stock holding company. After the conversion, Bradford Bank MHC and Bradford Mid-Tier Company will cease to exist and depositors and borrowers of Bradford Bank will no longer have any voting or membership rights.

        The conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the mutual holding company form of organization with no public stockholders to the public stock holding company form of organization. In the public stock holding company structure, Bradford Bank will remain a federally chartered stock savings bank and all of its stock will be owned by Bradford Bancorp. All of Bradford Bancorp's stock will be owned by the public. The normal business operations of Bradford Bank will continue without interruption during the conversion.

        The following diagram depicts our corporate structure after the conversion and offering:

Reasons for the Conversion and Offering (page     )

        Our primary reasons for the conversion and offering are the following:

  •
  The additional capital we raise will help us achieve our goal of obtaining Office of Thrift Supervision termination of the expected Cease and Desist Order.

  •
  The proceeds from the sale of common stock will increase our capital which will help reduce our exposure to a further deterioration in our asset quality.

  •
  A portion of the proceeds retained by Bradford Bancorp will be used, subject to regulatory nonobjection, to payoff our $5.0 million debt at the holding company level.

  •
  The stock holding company structure will make it easier to access the capital markets through possible future equity and debt offerings. Our current mutual holding company structure limits our ability to raise capital because Bradford Bank MHC must always own at least 50.1% of our common stock.

Conditions to Completing the Conversion and Offering

        We are conducting the conversion and offering under the terms of our plan of conversion. We cannot complete the conversion and offering unless we sell at least the minimum number of shares offered, we receive the final approval of the Office of Thrift Supervision to complete the offering and the plan of conversion is approved by at least a majority of the votes eligible to be cast by members of Bradford Bank MHC.

Purchase Price and Number of Shares to be Sold

        The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering. We are offering for sale between 2,125,000 and 2,875,000 shares of Bradford Bancorp common stock in this offering. The amount of capital being raised is based on an appraisal of Bradford Bancorp. Most of the terms of this offering are required by Office of Thrift Supervision regulations. With regulatory approval, we may increase the number of shares to be issued to 3,306,250 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to increase the offering size, the Office of Thrift Supervision will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions.

How We Intend to Use the Proceeds of This Offering

        The following table summarizes how we will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range.

(In thousands)	2,125,000 Shares at $10.00 per Share	2,875,000 Shares at $10.00 per Share
Gross offering proceeds	$21,250	$28,750
Less: offering expenses	2,078	2,474

Net offering proceeds	19,172	26,276
Less:
Proceeds contributed to Bradford Bank	13,672	20,776
Proceeds used to pay Silverton Bank loan	3,000	3,000

Proceeds used to pay Patapsco Bancorp, Inc. note	2,000	2,000

Proceeds remaining for Bradford Bancorp	500	500

        Bradford Bancorp intends to invest the limited amount of net proceeds that it retains in short-term liquid investments. Over time, Bradford Bank may use the portion of the proceeds that it receives to fund new loans, invest in securities and payoff Federal Home Loan Bank advances.

How We Determined the Offering Range

        We decided to offer between 2,125,000 and 2,875,000 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by RP Financial, LC., an appraisal firm experienced in appraisals of financial institutions. RP Financial will receive fees totaling $30,000 for the preparation and delivery of the original appraisal report, plus reimbursement of out-of-pocket expenses and $5,000 for the preparation and delivery of each required updated appraisal report (of which there will be at least one). RP Financial estimates that as of August 29, 2008, our pro forma market value and offering range was between $21.3 million and $28.8 million, with a midpoint of $25.0 million.

        In preparing its appraisal, RP Financial considered the information in this prospectus and the following factors, among others:

  •
  our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area;

  •
  a comparative evaluation of the operating and financial statistics of Bradford Bank with those of other similarly-situated, publicly-traded savings bank and savings bank holding companies;

  •
  the effect of the capital raised in this offering on our net worth and earnings potential; and

  •
  the trading market for securities of comparable institutions and general conditions in the market for such securities.

        Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer's "tangible book value" and the ratio of the offering price to the issuer's annual earnings. RP Financial considered these ratios in preparing its appraisal, among other factors. Tangible book value is the same as total equity, less intangibles, and represents the difference between the issuer's tangible assets and liabilities. RP Financial's appraisal also incorporates an analysis of a peer group of publicly traded fully converted savings banks and fully converted savings bank holding companies that RP Financial considered to be comparable to us. The peer group analysis conducted by RP Financial included a total of 10 publicly-traded thrift institutions with assets between

$328 million and $960 million. The peer group is comprised of institutions that are based in the Mid-Atlantic region of the U.S. and have been in public ownership for at least one year.

        The following table presents a summary of selected pricing ratios for the peer group companies and for us utilized by RP Financial in its appraisal. These ratios are based on earnings for the 12 months ended June 30, 2008 and book values as of June 30, 2008.

	Price to Earnings Multiple	Price to Book Value Ratio	Price to Tangible Book Value Ratio
Bradford Bancorp (pro forma)(1):
Minimum	NM*	38.46%	46.90%
Midpoint	NM*	42.52%	51.18%
Maximum	NM*	46.10%	54.85%
Maximum, as adjusted	NM*	49.78%	58.55%
Peer group companies as of August 29, 2008(2):
Average	16.20x	85.82%	87.40%

*
Not meaningful.

(1)
Based on Bradford Bancorp's financial data as of and for the twelve months ended June 30, 2008.

(2)
Ratios are based on earnings for the most recent twelve month periods for which data was publicly available and share prices as of August 29, 2008.

        Compared to the average pricing ratios of the peer group at the maximum of the offering range, our stock would be priced at a discount of 46.3% to the peer group on a price-to-book basis and a discount of 37.2% to the peer group on a price-to-tangible book basis. Pro forma earnings multiples were not meaningful ("NM") for Bradford Bancorp as the result of pro forma net losses per share figures. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group based on an earnings per share basis and less expensive than the peer group based on a book value per share basis and a tangible book value per share basis.

        The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the public offering.

Possible Change in Offering Range

        RP Financial will update its appraisal before we complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 3,306,250 shares without further notice to you. If our pro forma market value at that time is either below $21.3 million or above $33.1 million, then, after consulting with the Office of Thrift Supervision, we may: terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Possible Termination of the Offering

        We must sell a minimum of 2,125,000 shares to complete the conversion and offering. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at our statement savings account interest rate.

After-Market Performance of Mutual-to-Stock Conversion Offerings

        The following table provides information regarding the after-market performance of all full mutual-to-stock conversion offerings completed from January 1, 2007 through August 29, 2008.

		Change From Initial Offering Price
Issuer (Market/Symbol)	Date of IPO	After 1 Day	After 1 Week	After One Month	Through August 29, 2008
Cape Bancorp, Inc.* (Nasdaq: CBNJ)	02/01/08	0.5%	(1.0)%	(2.0)%	(8.0)%
Danvers Bancorp, Inc. (Nasdaq: DNBK)	01/10/08	(2.6)	(3.1)	2.6	19.6
First Advantage Bancorp (Nasdaq: FABK)	11/30/07	11.7	7.0	6.5	12.0
First Financial NW, Inc. (Nasdaq: FFNW)	10/10/07	17.3	15.0	8.1	1.7
Beacon Federal Bancorp, Inc. (Nasdaq: BFED)	10/02/07	16.0	17.9	6.60	0.0
Louisana Bancorp, Inc. (Nasdaq: LABC)	07/10/07	9.5	4.0	9.1	27.5
Quaint Oak Bancorp, Inc. (OTCBB: QNTO)	07/05/07	(2.0)	(7.0)	(11.0)	(6.1)
CMS Bancorp, Inc. (Nasdaq: CMSB)	04/04/07	5.7	4.7	3.0	(3.5)
Essa Bancorp, Inc. (Nasdaq: ESSA)	04/04/07	17.8	20.6	14.8	33.8
Hampden Bancorp, Inc. (Nasdaq: HBNK)	01/17/07	28.2	25.0	23.4	4.3
Average—all transactions		10.2	8.3	6.1	8.1

*
Transaction involved simultaneous acquisition.

         This table is not intended to be indicative of how our stock may perform. Data in this table reflects a small number of transactions and is not necessarily indicative of general stock market performance trends or of price performance trends of all companies that have undertaken full mutual-to-stock conversions. Furthermore, this table presents only short-term price performance with respect to several companies that only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies.    Stock prices are affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company's assets, and the company's market area. The companies listed in the table above may not be similar to Bradford Bancorp, the pricing ratios for their stock offerings were in some cases different from the pricing ratios for Bradford Bancorp's common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the "Risk Factors" section.

        You should be aware that, in certain market conditions, stock prices of mutual-to-stock conversion offerings have decreased. We can give you no assurance that our stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent mutual-to-stock conversions.

Benefits of the Offering to Management

        In connection with the offering and subject to prior regulatory approval, we intend to adopt the benefit plans and agreements described below.

         Change in Control Agreements.    Bradford Bank currently maintains change in control agreements with Dallas R. Arthur, our President and Chief Executive Officer and David L. Costello, III, our Executive Vice President and Chief Financial Officer. Under the agreements, if the executive is terminated without cause or resigns due to relocation outside the Baltimore metropolitan area or a reduction in title or responsibilities within one year after a change in control, he will receive a lump sum payment equal to two times his base salary. In connection with the offering, amendments to the agreements will be made to comply with Section 409A of the Internal Revenue Code of 1986, as amended, as well as to comply with Office of Thrift Supervision regulation and policy. Based solely on cash compensation for the year ended December 31, 2007 and excluding any benefits that would be payable under any employee benefit plan, if a change in control of Bradford Bancorp occurred and we terminated Mr. Arthur and Mr. Costello, the total cash payments due under the change in control agreements would be approximately $                million.

         Employee Severance Compensation Plan.    This plan will provide severance benefits to eligible employees if there is a change in control of Bradford Bancorp or Bradford Bank. Based solely on compensation and service levels as of December 31, 2007, the total payments due under the terms of the severance plan would be approximately $                        .

         Stock-Based Plans.    Due to the capital condition of Bradford Bank, we have determined not to establish an employee stock ownership plan in connection with the offering. In addition, we will not establish an equity incentive plan within the first year after completion of the offering. The board of directors may consider implementation of an employee stock ownership plan and an equity incentive plan at some future time period.

Persons Who Can Order Stock in the Offering

        We have granted rights to subscribe for shares of Bradford Bancorp common stock in a "subscription offering" to the following persons in the following order of priority:

  1.
  Persons with $50 or more on deposit as of December 31, 2005 at the following institutions:
  •
  Bradford Bank;

  •
  American Bank (provided the deposit account in American Bank was acquired by Bradford Bank pursuant to the Purchase Agreement by and between American Bank and Bradford Bank, dated June 7, 2006);

  •
  Valley Bank of Maryland;

  •
  Golden Prague Federal Savings and Loan Association; and

  •
  Senator Bank.

  2.
  Persons with $50 or more on deposit as of September 30, 2008 at Bradford Bank.

  3.
  Bradford Bank's depositors as of                        , 2008, who are not eligible to subscribe for shares under categories 1 and 3, and borrowers of Bradford Bank as of December 14, 1987, borrowers of Golden Prague Federal Savings and Loan Association as of September 27, 1990 and borrowers of Senator Bank as of September 29, 1988 whose loans, in each case, continued to be outstanding with Bradford Bank at                        , 2008. Please note that due to the length of time borrowers must have had a loan with at least one of the listed institutions, there is a very limited number of borrowers who have been granted subscription rights.

        If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. See "The Conversion and Stock Offering—Subscription Offering and Subscription Rights" for a description of the allocation procedure.

        We may offer shares not sold in the subscription offering to the general public in a "direct community offering" that can begin concurrently with, during or immediately following the subscription offering. Orders received in the direct community offering will be subordinate to subscription offering orders. Natural persons who are residents of Baltimore City and Anne Arundel, Baltimore and Howard Counties, Maryland will have first preference to purchase shares in the direct community offering. Shares of common stock not purchased in the subscription offering or the direct community offering may be offered for sale through a "syndicated community offering" managed by Sandler O'Neill & Partners, L.P. and Sterne, Agee & Leach, Inc. We have the right to accept or reject, in our sole discretion, orders we receive in the direct community offering and syndicated community offering.

Subscription Rights are Not Transferable

        You are not allowed to transfer your subscription rights and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person to sell or transfer subscription rights or the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

How to Purchase Common Stock

        In the subscription offering and the community offering, you may pay for your shares by:

  1.
  personal check, bank check or money order made payable directly to Bradford Bancorp (third-party checks of any type will not be accepted); or

  2.
  authorizing us to withdraw money from your Bradford Bank deposit account(s) other than checking accounts or individual retirement accounts ("IRAs"). To use funds from accounts with check-writing privileges, please submit a check payable directly to Bradford Bancorp. To use IRA funds, please see the next section.

        Bradford Bank is not permitted to lend funds (including funds drawn on a Bradford Bank line of credit) to anyone for the purpose of purchasing shares of common stock in the offering. Also, payment may not be made by wire transfer.

        Checks and money orders will be immediately cashed, so the funds must be available within the account when we receive your stock order form. Do not overdraw your account. The funds will be deposited by us into a Bradford Bank segregated account. We will pay interest at Bradford Bank's statement savings account interest rate from the date those funds are received until completion or termination of the offering. Withdrawals from certificates of deposit at Bradford Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Bradford Bank must be available within the deposit accounts at the time the stock order form is received. A hold will be placed on the amount of funds designated on your stock order form. Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the offering.

        You may submit your order form in one of three ways: by mail, using the reply envelope provided; by overnight courier to the address indicated on the order form; or by taking the stock order form and payment to our conversion center, located at [10100 Baltimore National Pike, Ellicott City, Maryland 21042]. Stock order forms may not be hand-delivered to our branch offices. Our branch offices will not have stock offering materials on hand. Once submitted, your order is irrevocable. We will not accept copies or facsimiles of order forms.

Using IRA Funds to Purchase Shares in the Offering

        You may be able to subscribe for shares of common stock using funds in your individual retirement account(s), or IRA, provided that such IRAs are not maintained at Bradford Bank. If you wish to use some or all of the funds in your Bradford Bank IRA, the applicable funds must first be transferred to a self-directed account maintained by an unaffiliated institutional trustee or custodian, such as a brokerage firm. If you do not have such an account, you will need to establish one and transfer your funds before placing your stock order. Our conversion center can give you guidance in this regard. Because processing this type of order takes additional time, we recommend that you contact our conversion center promptly, preferably at least two weeks before the [Date 1], 2008 offering deadline. Whether you may use retirement funds for the purchase of shares in the stock offering will depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Purchase Limitations

        Our plan of conversion establishes limitations on the purchase of stock in the offering. These limitations include the following:

  •
  The minimum purchase is 25 shares.

  •
  No individual (or individuals exercising subscription rights through a single deposit account held jointly) may purchase more than 5.0% of the common stock (which equals 125,000 shares at the midpoint of the offering range) in the offering.

  •
  No individual, together with any associates, and no group of persons acting in concert may purchase more than 5.0% of the common stock (which equals 125,000 shares at the midpoint of the offering range) in the offering. For purposes of applying this limitation, your associates include:
  •
  your spouse, or any relative of your spouse, who either lives in your home or who is a director or officer of Bradford Bank;

  •
  companies or other entities in which you are a senior officer or partner or have a 10% or greater beneficial ownership interest; and

  •
  trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity.

        We may increase the maximum purchase limitation to 9.99% of the shares issued in the offering provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate a percentage of the total shares of common stock sold in the offering as determined by the board of directors and subject to regulatory approval.

        Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

Deadline for Ordering Stock

        The subscription offering will end at                        .m., Eastern time, on [Date 1], 2008. If you wish to purchase shares, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received by us (not postmarked) no later than this time. We expect that the direct community offering, if held, will terminate at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if regulators approve a later date. No single extension may be for more than 90 days. If we extend the offering beyond [Date 2], 2009, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at our statement savings account interest rate or cancel your deposit account withdrawal authorization.

Purchases by Directors and Executive Officers

        We expect that our directors and executive officers, together with their associates, will subscribe for 141,000 shares, which equals 5.6% of the shares that are offered for sale at the midpoint of the offering range. Our directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering.

Market for Bradford Bancorp's Common Stock

        We have applied to have the common stock of Bradford Bancorp listed on the Nasdaq Capital Market. Sandler O'Neill & Partners and Sterne, Agee & Leach currently intend to become market makers in the common stock, but are under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares. There can be no assurance that persons purchasing the common stock in the offering will be able to sell their shares at or above the $10.00 offering price, and brokerage firms typically charge commissions related to the purchase or sale of securities.

Bradford Bancorp's Dividend Policy

        Following the conversion and offering, we initially will not pay dividends on our common stock. Bradford Bancorp expects to retain only approximately $500,000 of the net proceeds at the midpoint of the offering and will initially have no source of income other than earnings from the investment of the net proceeds from the offering that it retains. As a result, Bradford Bancorp's ability to pay dividends will initially depend on our receipt of dividends from Bradford Bank. However, as part of the expected Cease and Desist Order, we expect to be restricted from paying dividends from Bradford Bank to Bradford Bancorp without prior regulatory approval. In addition, Office of Thrift Supervision regulations limit distributions from Bradford Bank to Bradford Bancorp.

The Offering Will Not be Taxable to Persons Receiving Subscription Rights

        As a general matter, the offering will not be a taxable transaction for purposes of federal or state income taxes to persons who receive or exercise subscription rights. We have received an opinion from our counsel, Kilpatrick Stockton LLP, that, for federal income tax purposes, it is more likely than not that the members of Bradford Bank MHC will not realize any income upon the issuance or exercise of the subscription rights.

Delivery of Prospectus

        To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the offering deadline in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we will not mail a prospectus any later than five days prior to such date or hand-deliver a prospectus later than two days prior to that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than United States mail.

        We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at                         .m., Eastern time, on [Date 1], 2008 whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Stock Certificates

        Certificates representing shares of common stock issued in the offering will be mailed to purchasers at the address provided on the order form as soon as practicable following completion of the offering and receipt of all necessary regulatory approvals. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock will have commenced.

Conversion Center

        If you have any questions regarding the offering, please call the conversion center at (        )       -        to speak to a registered representative of Sandler O'Neill & Partners. The conversion center is open Monday through Friday, except bank holidays, from 10:00 a.m. to                        .m., Eastern time.

 Risk Factors

        You should consider carefully the following risk factors before purchasing Bradford Bancorp common stock.

 Risks Related to Our Business

We expect to be subject to restrictions and conditions of a Cease and Desist Order to be issued by the Office of Thrift Supervision. Failure to comply with the expected Cease and Desist Order could result in additional enforcement action against us, including the imposition of monetary penalties.

        As a result of various regulatory concerns, the Office of Thrift Supervision has advised Bradford Bank that it will issue a Cease and Desist Order. We have received a draft of the Cease and Desist Order and expect the final Cease and Desist Order will require us to discontinue a number of practices and to take a number actions. In particular, we expect that the Office of Thrift Supervision will order us to, among other things: not originate or commit to originate any new acquisition, development, nonresidential real estate, commercial, construction or land loans without prior regulatory approval; prepare a plan to have and thereafter maintain (i) a Tier One risk-based capital ratio of 8.0% or greater and (ii) a total risk-based capital ratio of 12.0% or greater; and not pay dividends or make any other capital distributions from Bradford Bank without receiving prior regulatory approval. For a description of the terms of the expected Cease and Desist Order, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Expected Cease and Desist Order." While we believe we will comply with the terms of the expected Cease and Desist Order, if we fail to comply with the terms and conditions of the expected Cease and Desist Order, the Office of Thrift Supervision could take additional enforcement action against us, including the imposition of monetary penalties as well as further operating restrictions. The Office of Thrift Supervision could also direct us to seek a merger partner. We have incurred and expect to continue to incur significant additional regulatory compliance expense in connection with the expected Cease and Desist Order, and although we do not expect it, it is possible regulatory compliance expenses related to the expected Cease and Desist Order could have a material adverse impact on us in the future. In addition, the Office of Thrift Supervision must approve any deviation from our business plan, which could limit our ability to make any changes to our business, which could negatively impact the scope and flexibility of our business activities. While we believe that we will be able to take actions that will result in the expected Cease and Desist Order being terminated in the future, such actions may not result in the Office of Thrift Supervision terminating the expected Cease and Desist Order. Although the Office of Thrift Supervision may, in the future, grant us relief on some provisions in the expected Cease and Desist Order, we do not expect the Office of Thrift Supervision to terminate the Cease and Desist Order prior to 2010. Finally, the imposition of the expected Cease and Desist Order may make it more difficult to attract and retain qualified employees.

Our relatively high level of nonperforming loans and classified and criticized assets exposes us to increased loan losses. Higher loan losses could require us to increase our allowance for loan losses through a charge to earnings.

        During late 2007 and 2008, due in part to the downturn in the real estate market and our concentration in commercial loans that depend primarily on lot or home sales to repay the loan, our asset quality, in particular the quality of our acquisition, development and construction loan portfolio, deteriorated significantly. From December 31, 2006 to June 30, 2008, nonperforming assets increased $16.6 million, or 985.3%, to $18.3 million, including an increase in nonperforming loans of $16.2 million, or 1,030.2%, to $17.7 million. In particular, in our acquisition, development and construction loan portfolio alone, from December 31, 2006 to June 30, 2008, nonperforming loans increased from $0 to $12.4 million, accounting for 67.9% of our nonperforming assets at June 30, 2008 and 17.8% of our acquisition, development and construction loan portfolio on such date. In addition, from December 31, 2006 to June 30, 2008, classified and criticized assets increased $26.3 million, or 225.3%, to $37.9 million, delinquent loans 30 to 89 days past due increased $15.5 million, or 173.7%, to $24.4 million and real estate owned increased $479,000, or 399.1%, to $599,000. Nonperforming loans as a percentage of total loans increased significantly during this period from 0.4% to 4.3%. As a result of the deterioration in our loan quality, we recorded provisions for loans losses of $1.5 million in 2007 and $5.9 million during the six months ended June 30, 2008 which negatively impacted both our earnings and our capital levels.

        When we loan money we incur the risk that our borrowers do not repay their loans. We reserve for loan losses by establishing an allowance through a charge to earnings. The amount of this allowance is based on our assessment of loan losses inherent in our loan portfolio. The process for determining the amount of the allowance is critical to our financial results and condition. It requires subjective and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of our borrowers to repay their loans. We might underestimate the loan losses inherent in our loan portfolio and have loan losses in excess of the amount reserved. We might increase the allowance because of changing economic conditions. For example, in a rising interest rate environment, borrowers with adjustable-rate loans would normally experience an increase in the interest rate on the loans, resulting in increased payments. There may be a significant increase in the number of borrowers who are unable or unwilling to repay their loans, resulting in our charging off more loans and increasing our allowance. In addition, when real estate values decline, the potential severity of loss on a real estate-secured loan can increase significantly, especially in the case of loans with high combined loan-to-value ratios. Our allowance for loan losses amounted to 2.2% of total loans outstanding but only 51.9% of nonperforming loans at June 30, 2008. Our allowance for loan losses at June 30, 2008 may not be sufficient to cover future loan losses. In addition, we may be required to increase our allowance for loan losses, thus reducing earnings.

Our capital cushion may not be sufficient to absorb additional loan losses and maintain compliance with the higher capital requirements to be imposed by our expected Cease and Desist Order.

        As part of the Cease and Desist Order, we expect the Office of Thrift Supervision to require us to maintain a Tier One risk-based capital ratio of 8.0% or greater and a total risk-based capital ratio of 12.0% or greater. At June 30, 2008, we satisfied the Tier One risk-based capital ratio requirement with a ratio of 8.4%, but did not satisfy the total risk-based capital ratio with a ratio of 9.7%. Even though we expect to exceed these higher capital requirements after the offering, our capital cushion may not be significant. At the minimum of the offering, our pro forma total risk-based capital ratio is expected to be 13.5% with a capital cushion of $5.3 million in excess of the required capital level. After the offering, we expect our efforts to reduce our assets (through continuing to reduce the amount of outstanding Federal Home Loan Bank advances and allowing deposit run-off) will help further improve our capital ratios; however, increases to our allowance for loan losses and operating losses will negatively impact our capital cushion. If our capital cushion is impacted such that our capital ratios do not comply with the requirements of the expected Cease and Desist Order, the Office of Thrift Supervision could take additional enforcement action against us, including the imposition of monetary penalties, as well as further operating restrictions. The Office of Thrift Supervision could also direct us to seek a merger partner.

Our recent emphasis on commercial lending has exposed us to increased credit risks.

        At June 30, 2008, our loan portfolio consisted of $69.7 million, or 16.8%, of acquisition, development and construction loans, $74.5 million, or 17.9%, of commercial real estate loans, $14.2 million, or 3.4%, of commercial construction loans and $18.9 million, or 4.6%, of commercial business loans. As a result, our credit risk profile is higher than traditional thrift institutions that have higher concentrations of one- to four-family residential loans. The deterioration of our asset quality is due in part to our recent emphasis on commercial loans, in particular acquisition, development and construction loans. These types of loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers and, for acquisition, development and construction loans, the accuracy of the estimate of the property's value at completion of the project and the estimated cost of development and construction. Commercial loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower's ability to make repayments from the cash flow of the borrower's business and are generally secured by collateral that may depreciate over time.

        In addition, many of our commercial borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship may expose us to a greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

A further downturn in the local economy or a further decline in real estate values could hurt our profits.

        Unlike larger financial institutions that are more geographically diversified, our profitability depends on the general economic conditions in the Baltimore metropolitan area. Local economic conditions and real estate values have had and will continue to have a significant impact on our acquisition, development and construction, commercial real estate and construction and consumer loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. As of June 30, 2008, $402.3 million, or 96.8%, of our loans were made to borrowers or secured by collateral located in Maryland and, of such amounts, $25.5 million, or 6.1%, of our loans were made to borrowers or secured by collateral located in Prince George's County Maryland. In addition, at June 30, 2008, approximately 20.1% of our acquisition, development and construction loan portfolio was made to borrowers or secured by collateral located in Prince George's County Maryland. As a result of these concentrations, the recent downturn in the local economy and real estate values has caused significant increases in nonperforming loans, which has lead to operating losses, impaired liquidity and eroding capital. A further decline in real estate values in Maryland, in particular in Prince George's County, could cause some of our performing mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss.

        If the population or income growth in the Baltimore metropolitan area is slower than projected, income levels, deposits and housing could be adversely affected and could result in the curtailment of our profitability. Moreover, a significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could impact these local economic conditions and could negatively affect the financial results of our banking operations. For a discussion of our market areas, see "Business of Bradford Bancorp—Market Area."

High loan-to-value ratios on a significant portion of our acquisition, development and construction portfolio expose us to greater risk of loss.

        Many of our acquisition, development and construction loans have high loan-to-value ratios (as defined under regulatory guidelines). At June 30, 2008, approximately $25.7 million, or 36.9%, of our $69.7 million of acquisition, development and construction loans had high loan-to-value ratios, and we had commitments to extend an additional $3.7 million related to these loans. Because real estate values are declining in our market area, many of our loans that once were below the regulatory thresholds to be deemed high loan-to-value loans now exceed the thresholds and as a result have become high loan-

to-value ratio loans according to the regulations. Loans with high loan-to-value ratios will be more sensitive to declining property values than would those with lower loan-to-value ratios and, therefore, may experience a higher incidence of default and severity of losses. In addition, if the borrowers sell the properties, such borrowers may be unable to repay their loans in full from the proceeds of the sales. Furthermore, all of our acquisition, development and construction loans have adjustable interest rates. As a result, these loans may experience a higher rate of default in a rising interest rate environment due to the loans repricing upward as market rates rise. For these reasons, these loans may experience higher rates of delinquencies, defaults and losses.

The changing composition of our loan portfolio and our efforts to reduce our asset base may negatively impact our net interest income.

        At June 30, 2008, our commercial loan portfolio (including commercial real estate, acquisition, development and construction, commercial construction and commercial business loans) totaled $177.3 million, or 42.7%, of our total loan portfolio. Interest rates on commercial loans are typically based on indices that are higher than those used for one- to four-family residential mortgage loans and historically have helped to improve our net interest income. However, as a result of the expected Cease and Desist Order, we will be prohibited from originating any new commercial loans without regulatory approval. Therefore, until the expected Cease and Desist Order is terminated, we will originate only one- to four-family residential mortgage loans and consumer loans, unless we receive regulatory approval to originate commercial loans. Although one- to four-family residential mortgage loans generally expose a lender to less risk of non-payment and loss than commercial loans, these loans typically have lower interest rate terms than commercial loans and, as a result, may negatively impact our net interest income. In addition, our efforts to reduce our asset base, in particular our loan portfolio, through continuing to reduce the amount of outstanding Federal Home Loan advances and allowing deposit run-off, may negatively impact interest income.

We recorded losses in the last six months and last full fiscal year and losses may continue in the future which may negatively impact our stock price.

        During the six months ended June 30, 2008 and the year ended December 31, 2007, we recorded net losses of $3.1 million and $3.8 million, respectively. We recorded a loss in the 2008 six month period primarily due to a $5.9 million provision for loan losses and recorded a loss in 2007 primarily due to merger related expenses, a fee resulting from the termination of the merger with Patapsco Bancorp, Inc. and the expense of previously deferred stock issuance costs related to our terminated mutual-to-stock conversion and stock offering. In addition, we recorded a $1.5 million provision for loan losses in 2007. Our ability to return to profitability will depend, in part, on reducing the amount of our provision for loan losses and other expenses. Continued losses may negatively impact our stock price.

We will not pay dividends or repurchase our common stock initially after the stock offering.

        Following the conversion and offering, we initially will not pay dividends on our common stock and will not repurchase our common stock. Bradford Bancorp expects to retain only approximately $500,000 of the net proceeds at the midpoint of the offering and will initially have no sources of income other than earnings from the investment of the net proceeds from the offering that it retains. As a result, our ability to pay dividends and conduct stock repurchases will initially depend on our receipt of dividends from Bradford Bank. As part of the expected Cease and Desist Order, we expect to be restricted from paying any dividend from Bradford Bank to Bradford Bancorp without prior regulatory approval. In addition, Office of Thrift Supervision regulations limit distributions from Bradford Bank to Bradford Bancorp. For further information, see "Our Dividend Policy" and "Regulation and Supervision—Dividend Restrictions."

An unfavorable ruling against us in a lead paint litigation proceeding may adversely affect our results of operations and financial condition.

        We have been added as one of several named defendants in two suits for personal injuries resulting from the effects of lead paint in a dwelling. These suits relate to properties foreclosed by Golden Prague, which we acquired in 2007. Golden Prague had insurance coverage which is funding the costs of defense and would be expected to cover any damages incurred in one suit. In the second suit, Golden Prague controlled the property for only a short period of time. Management intends to vigorously defend against these lawsuits and believes it has meritorious defenses. Although it is not possible at this time to predict the outcome of the litigation, an unfavorable ruling against us may adversely affect our results of operations and financial condition. The aggregate claims against us for the second suit are for $13.0 million; however, we currently estimate our potential loss to fall within the range of $0 to $1.25 million.

Changes in interest rates could reduce our net interest income and earnings.

        Our net interest income is the interest we earn on loans and investment less the interest we pay on our deposits and borrowings. Our net interest spread is the difference between the yields we earn on our assets and the interest rates we pay for deposits and our other sources of funding. Changes in interest rates—up or down—could adversely affect our net interest spread and, as a result, our net interest income. Although the yield we earn on our assets and our funding costs tend to move in the same direction in response to changes in interest rates, one can rise or fall faster than the other, causing our net interest spread to expand or contract. Our liabilities tend to be shorter in duration than our assets, so they may adjust faster in response to changes in interest rates. As a result, when interest rates rise, our funding costs may rise faster than the yield we earn on our assets, causing our net interest spread to contract until the yield catches up. Changes in the slope of the "yield curve"—or the spread between short-term and long-term interest rates—could also reduce our net interest spread. Normally, the yield curve is upward sloping, meaning short-term rates are lower than long-term rates. Because our liabilities tend to be shorter in duration than our assets, when the yield curve flattens or even inverts, we could experience pressure on our net interest spread as our cost of funds increases relative to the yield we can earn on our assets.

An economic recession or even a modest slowdown could reduce demand for our products and services and lead to lower revenue and lower earnings.

        Our business activities and earnings are affected by general business conditions in the United States. These conditions include short-term and long-term interest rates, inflation, unemployment levels, monetary supply, fluctuations in both debt and equity capital markets, and the strength of the United States economy and the local economy in which we operate. For example, an economic downturn, an increase in unemployment, a decline in real estate values or other events that affect household and/or corporate incomes could result in reduced demand for credit or fee-based products and services. An economic downturn can also hurt the ability of our borrowers to repay their loans, causing us to incur higher loan losses.

Remediation of a contaminated water well at a Bradford Bank branch could negatively impact earnings.

        In the first quarter of 2006, a gas station located next to our Jacksonville branch experienced an underground gasoline leak. This leak contaminated the drinking water well on our branch site. Currently the water well may not be used for drinking water or for domestic use. We have executed an access agreement with the lessee of the gas station that provides the lessee access to our property to facilitate the remediation of the leak. In addition, the lessee of the gas station is supplying us with bottled water for drinking and domestic use. While the lessee of the gas station has coordinated the clean up of the gasoline leak, to date it has not assumed, in writing, responsibility for the remediation efforts. If the lessee of the gas station were to disclaim responsibility for all or part of the remediation of the leak, we may be required to bring a lawsuit against the lessee of the gas station or to pay for the clean up costs for our water well. Expenses relating either to a lawsuit or environmental remediation efforts could negatively impact earnings.

Strong competition within our market area could hurt our profits and slow growth.

        We face intense competition in making loans, attracting deposits and hiring and retaining experienced employees. This competition has made it more difficult for us to make new loans and attract deposits. Price competition for loans and deposits sometimes results in us charging lower interest rates on our loans and paying higher interest rates on our deposits, which reduces our net interest income. Competition also makes it more difficult and costly to attract and retain qualified employees. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area. For more information about our market area and the competition we face, see "Our Business—Market Area" and "Business of Bradford Bancorp—Competition."

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

        We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision as our primary regulator and by the Federal Deposit Insurance Corporation, as insurer of our deposits. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Bradford Bank rather than for holders of Bradford Bancorp common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. See "We expect to be subject to restrictions and conditions of a Cease and Desist Order to be issued by the Office of Thrift Supervision. Failure to comply with the expected Cease and Desist Order could result in additional enforcement action against us, including the imposition of monetary penalties."

 Risks Related to This Offering

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements, which will increase our operating expenses and affect our profitability.

        As a result of the completion of this offering, we will become a public reporting company. The federal securities laws and the regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which will require us to upgrade our accounting systems. These reporting and compliance obligations will increase our operating expenses.

Our return on equity will initially be low compared to other publicly traded financial institutions. A low return on equity may negatively impact the trading price of our common stock.

        Net income divided by average equity, known as "return on equity," is a ratio used by many investors to compare the performance of a financial institution with its peers. For the year ended December 31, 2007, our return on equity was (9.29)%. Although we expect that our net income will increase following the offering, we expect that our return on equity will be low as a result of the additional capital that we will raise in the offering. For example, in its appraisal, RP Financial calculated our pro forma return on equity based on earnings for the twelve months ended June 30, 2008 to be (9.54)%, assuming the sale of shares at the midpoint of the offering range. In comparison, the peer group used by RP Financial in its appraisal had an average return on equity of 5.52% for the twelve months ended June 30, 2008. Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share, with the goal of achieving a return on equity that is competitive with other publicly held companies. This goal could take a number of years to achieve, and may take longer than expected due to the imposition of the expected Cease and Desist Order. We cannot assure you that it will be attained. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See "Pro Forma Data" for an illustration of the financial impact of the offering.

Our stock price may decline when trading commences.

        You may not be able to sell the shares you purchase in the offering at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

The market price of our common stock may be materially adversely affected by market volatility.

        Many publicly traded financial services companies have recently experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance or prospects of such companies. We may experience market fluctuations that are not directly related to our operating performance but are influenced by the market's perception of the state of the financial services industry in general and, in particular, the market's assessment of general credit quality conditions, including default and foreclosure rates in the industry.

The articles of incorporation and bylaws of Bradford Bancorp and certain laws and regulations may prevent or make more difficult certain transactions, including a sale or merger of Bradford Bancorp.

        The articles of incorporation and bylaws of Bradford Bancorp and certain laws and regulations may prevent or make more difficult certain transactions, including a sale or merger of Bradford Bancorp.

        Provisions of the articles of incorporation and bylaws of Bradford Bancorp, state corporate law and federal banking regulations may make it more difficult for companies or persons to acquire control of Bradford Bancorp. As a result, our shareholders may not have the opportunity to participate in such a transaction and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. The factors that may discourage takeover attempts or make them more difficult include:

         Articles of incorporation and bylaws.    Provisions of the articles of incorporation and bylaws of Bradford Bancorp may make it more difficult and expensive to pursue a takeover attempt that the board of directors opposes. These provisions also make more difficult the removal of current directors or management, or the election of new directors. These provisions include:

  •
  supermajority voting requirements to approve certain business combinations and changes to certain provisions of the articles of incorporation and bylaws;

  •
  limitation on the right to vote shares in certain situations;

  •
  the election of directors to staggered terms of three years;

  •
  provisions regarding the timing and content of shareholder proposals and nominations;

  •
  provisions restricting the calling of special meetings of shareholders;

  •
  the absence of cumulative voting by shareholders in the election of directors; and

  •
  the removal of directors only for cause.

         Maryland anti-takeover statute.    Under Maryland law, any person who acquires more than 10% of a Maryland corporation without approval of its board of directors is prohibited from engaging in any type of business combination with the corporation for a five-year period.

         Office of Thrift Supervision regulations.    Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Office of Thrift Supervision. See "Restrictions on Acquisition of Bradford Bancorp and Bradford Bank."

 A Warning About Forward-Looking Statements

        This prospectus contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Forward-looking statements include:

  •
  statements of goals, intentions and expectations;

  •
  statements regarding business plans, prospects, growth and operating strategies;

  •
  statements regarding the quality of loan and investment portfolios; and

  •
  estimates of risks and future costs and benefits.

        These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

  •
  general economic conditions, either nationally or locally, that are worse than expected;

  •
  changes in the interest rate environment that reduce interest margins or reduce the fair value of financial instruments;

  •
  increased competitive pressures among financial services companies;

  •
  changes in consumer spending, borrowing and savings habits;

  •
  legislative or regulatory changes that adversely affect business;

  •
  adverse changes in the securities markets; and

  •
  changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

        Any of the forward-looking statements made in this prospectus and in other public statements may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that cannot be foreseen. Consequently, no forward-looking statement can be guaranteed.

 Selected Consolidated Financial and Other Data

        The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes of Bradford Bank MHC beginning on page F-1. The information at December 31, 2007 and 2006 and for each of the two years in the period ended December 31, 2007 is derived in part from our audited consolidated financial statements that appear in this prospectus. The information at December 31, 2005, 2004 and 2003 is derived in part from our audited consolidated financial statements that do not appear in this prospectus and those of Golden Prague and Senator Bank to reflect the pooling of interests accounting method used in our merger with each institution on June 20, 2007. The information at June 30, 2008, for the six months ended June 30, 2008 and 2007, and for the year ended December 31, 2003 was not audited, but in the opinion of management, reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation. The results of operations for the six months ended June 30, 2008 are not necessarily indicative of the results of operations that may be expected for the entire year. The information at or for periods ending prior to July 15, 2005 is for Bradford Bank only (but includes Golden Prague and Senator Bank to reflect the pooling of interests method of accounting). For a discussion of the reasons for material changes in financial condition and results of operations at and for the six months ended June 30, 2008 and 2007 and at and for the years ending December 31, 2007 and 2006, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	June 30,	December 31,
(Dollars in thousands)	2008	2007	2006	2005	2004	2003
Financial Condition Data(1):
Total assets	$526,713	$563,967	$522,525	$458,711	$455,192	$444,023
Investment securities	73,518	88,804	97,397	92,425	112,873	138,456
Loans receivable, net	406,667	432,994	380,789	338,842	304,947	271,702
Cash and cash equivalents	12,302	9,070	22,235	6,130	16,537	10,424
Goodwill	8,892	8,892	3,904	3,904	3,904	4,195
Intangible assets	1,063	1,392	1,273	711	881	1,052
Deposits	413,521	436,260	428,861	388,824	392,555	390,256
Federal Home Loan Bank advances	64,800	67,300	46,900	22,000	18,500	2,000
Other borrowings	5,000	5,000	—	2,600	—	10,000
Total retained earnings	36,072	40,115	43,098	42,598	40,506	38,643

	For the Six Months Ended June 30,		For the Year Ended December 31,
(Dollars in thousands)	2008	2007	2007	2006	2005	2004	2003
Operating Data(2):
Interest and dividend income (non-tax adjusted)	$15,381	$17,477	$35,395	$29,420	$24,580	$22,315	$20,892
Tax-equivalent adjustment	116	115	216	206	133	105	285

Interest and dividend income (tax- equivalent basis)(3)	15,497	17,592	35,611	29,626	24,713	22,420	21,177
Interest expense	9,307	10,504	21,318	15,801	11,062	9,501	10,274

Net interest income	6,190	7,088	14,293	13,825	13,651	12,919	10,903
Provision for loan losses	5,898	219	1,504	948	359	358	469

Net interest income after provision for loan losses	292	6,869	12,789	12,877	13,292	12,561	10,434
Other income	999	753	1,052	939	682	621	731
Other expenses	6,537	8,936	20,138	11,767	10,747	9,988	12,501

Income (loss) before income taxes	(5,246)	(1,314)	(6,297)	2,049	3,227	3,194	(1,336)
Tax-equivalent adjustment	116	115	216	206	133	105	285
Income tax (benefit) expense	(2,197)	(817)	(2,731)	1,252	369	1,023	(635)

Net (loss) income	$(3,165)	$(612)	$(3,782)	$591	$2,725	$2,066	$(986)

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Performance Ratios:
Return on average assets	(1.17)%	(0.22)%	(0.67)%	0.12%	0.60%	0.46%	(0.24)%
Return on average equity	(15.87)	(2.95)	(9.29)	1.39	6.56	5.19	(2.56)
Interest rate spread(4)	2.20	2.40	2.38	2.62	2.88	2.80	2.62
Net interest margin(5)	2.38	2.64	2.62	2.93	3.10	2.99	2.80
Noninterest expense to average assets	2.41	3.20	3.55	2.42	2.36	2.23	3.07
Efficiency ratio(6)	90.94	113.96	131.24	79.70	74.57	73.65	108.91
Average interest-earning assets to average interest-bearing liabilities	105.25	106.01	106.04	109.10	109.14	108.42	107.22
Average equity to average assets	7.37	7.37	7.17	8.75	9.13	8.90	9.49
Capital Ratios(7):
Tier 1 capital to average assets	5.60%	6.63%	5.91%	7.48%	8.31%	8.00%	8.38%
Tier 1 capital to risk-weighted assets	8.38	9.13	9.00	11.38	13.05	13.54	16.82
Total capital to risk-weighted assets	9.65	9.87	9.81	12.10	13.53	14.01	17.26
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	2.21%	0.63%	0.87%	0.63%	0.41%	0.40%	0.33%
Allowance for loan losses as a percent of nonperforming loans	51.89	95.89	38.74	152.93	141.53	75.89	67.94
Net charge-offs (recoveries) to average outstanding loans during the period	0.23	0.07	0.09	(0.01)	0.05	0.01	0.03
Nonperforming loans as a percent of total loans	4.26	0.66	2.24	0.41	0.29	0.53	0.48
Nonperforming loans as a percent of total assets	3.36	0.50	1.73	0.30	0.22	0.35	0.30
Other Data:
Number of:
Loans outstanding(8)	3,536	4,753	3,607	3,158	3,133	3,044	3,017
Deposit accounts(8)	22,223	24,601	23,313	21,766	20,399	21,134	21,515
Offices(9)	9	9	9	8	8	8	8

(1)
Financial condition data after January 19, 2007 includes the assets and liabilities resulting from the acquisition of Valley Bancorp on that date. See Note 2 of the notes to the Consolidated Financial Statements of Bradford Bank MHC for a summary of the assets and liabilities of Valley Bancorp on the date of acquisition.

(2)
Operating data for the year ended December 31, 2007 and the six months ended June 30, 2008 and 2007 includes the effect of the interest income, interest expense and other expense resulting from the acquisition of Valley Bancorp on January 19, 2007.

(3)
Interest and rates are presented on a tax-equivalent basis utilizing a federal tax rate of 34% and a state tax rate of 8.25% beginning January 1, 2008 and 7% for all prior periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Explanation of Use of Non-GAAP Financial Measures."

(4)
Represents the difference between the weighted average yield on average interest-earning assets on a tax-equivalent basis and the weighted average cost of interest-bearing liabilities.

(5)
Represents net interest income on a tax-equivalent basis as a percent of average interest-earning assets.

(6)
Represents noninterest expense divided by the sum of net interest income on a tax-equivalent basis and noninterest income.

(7)
Ratios are for Bradford Bank.

(8)
Number of loans outstanding and deposit accounts for Golden Prague and Senator Bank were not available for any period prior to June 30, 2007.

(9)
The number of offices does not include the branch of Golden Prague that was closed shortly after the merger in June 2007.

 Use of Proceeds

        The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Bradford Bank will reduce Bradford Bank's deposits and will not result in the receipt of new funds for investment. See "Pro Forma Data" for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
(Dollars in thousands)	2,125,000 Shares at $10.00 per Share	Percent of Net Proceeds	2,500,000 Shares at $10.00 per Share	Percent of Net Proceeds	2,875,000 Shares at $10.00 per Share	Percent of Net Proceeds	3,306,250 Shares at $10.00 per Share	Percent of Net Proceeds
Gross offering proceeds	21,250		25,000		28,750		33,063
Less: offering expenses	2,078		2,276		2,474		2,701

Net offering proceeds	19,172	100.00%	22,724	100.00%	26,276	100.00%	30,362	100.00%
Less:
Proceeds contributed to Bradford Bank	13,672	71.31	17,224	75.80	20,776	79.07	24,862	81.89
Proceeds used for loan to employee stock ownership plan
Proceeds used to repay Silverton Bank loan(1)	3,000	15.65	3,000	13.20	3,000	11.42	3,000	9.88
Proceeds used to pay Patapsco Bancorp, Inc. note(2)	2,000	10.43	2,000	8.80	2,000	7.61	2,000	6.59

Proceeds remaining for Bradford Bancorp	500	2.61	500	2.20	500	1.90	500	1.64

(1)
At June 30, 2008, Bradford Mid-Tier Company had a $3.0 million loan outstanding from Silverton Bank which was used to provide a capital contribution to Bradford Bank in order to facilitate the acquisition of Valley Bancorp in January 2007. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Balance Sheet Analysis—Borrowings."

(2)
At June 30, 2008, Bradford Mid-Tier Company had an outstanding $2.0 million promissory note in favor of Patapsco Bancorp, Inc. which represents the fee payable in connection with the termination of the merger agreement between Bradford Mid-Tier Company and Patapsco Bancorp, Inc. in January 2008. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Balance Sheet Analysis—Borrowings."

        Initially, Bradford Bancorp intends to invest the limited amount of net proceeds it retains in short-term, liquid investments, such as United States treasury and government agency securities, mortgage-backed securities and cash and cash equivalents. The actual amounts to be invested in different instruments will depend on the interest rate environment and Bradford Bancorp's liquidity requirements.

        Bradford Bank initially intends to invest the proceeds it receives from the offering, which is shown in the table above as the amount contributed to Bradford Bank, in short-term, liquid investments. Over time, Bradford Bank may use the proceeds that it receives from the offering:

  •
  to fund new loans;

  •
  to repay outstanding Federal Home Loan Bank advances;

  •
  to invest in securities; and

  •
  for general corporate purposes.

        Except as described above, neither Bradford Bancorp nor Bradford Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see "The Conversion and Stock Offering—Reasons for the Conversion Offering."

 Our Dividend Policy

        After the stock offering we initially will not pay cash dividends on our common stock. Bradford Bancorp expects to retain only approximately $500,000 of the net proceeds at the midpoint of the offering and will initially have no sources of income other than earnings from the investment of the net proceeds from the offering that it retains. As a result, our ability to pay dividends will initially depend on our receipt of dividends from Bradford Bank. As part of the expected Cease and Desist Order, we expect to be restricted from paying any dividend from Bradford Bank to Bradford Bancorp without prior regulatory approval. Moreover, Office of Thrift Supervision regulations limit distributions from Bradford Bank to Bradford Bancorp. Under these regulations, at June 30, 2008, Bradford Bank was not permitted to pay cash dividends to Bradford Mid-Tier Company without obtaining the prior approval of the Office of Thrift Supervision. The Office of Thrift Supervision has the authority to prohibit dividend payments from Bradford Bank to Bradford Bancorp under certain circumstances or provide its non-objection. In addition, no insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See "Regulation and Supervision—Federal Savings Institution Regulation—Limitation on Capital Distributions."

        Besides the Office of Thrift Supervision limitations to which we are subject, our ability to pay dividends will depend on a number of factors, including capital requirements, our financial condition and results of operations, including our ability to generate sufficient earnings to warrant the payment of dividends, tax considerations, statutory and regulatory limitations and general economic conditions. In addition, Bradford Bancorp may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the conversion. Bradford Bancorp cannot guarantee if or when it will pay dividends or that, if paid, Bradford Bancorp will not reduce or eliminate dividends in the future. For additional information, see "Risk Factors—Risks Related to Our Business—We will not pay dividends or repurchase our common stock initially after the stock offering."

        Bradford Bancorp is subject to Maryland law, which generally permits Bradford Bancorp to pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Bradford Bancorp were to be dissolved at the time of the dissolution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution.

        Any payment of dividends by Bradford Bank to us that would be deemed to be drawn out of Bradford Bank's bad debt reserves would require Bradford Bank to pay federal income taxes at the then current income tax rate on the amount deemed distributed. See "Federal and State Taxation—Federal Income Taxation" and note 11 of the notes to the consolidated financial statements included in this prospectus. We do not contemplate any distribution by Bradford Bank that would result in this type of tax liability.

 Market for Our Common Stock

        We have not previously issued common stock and there is currently no established market for the common stock. We have applied to have our shares of common stock listed on the Nasdaq Capital Market under the symbol "BRAD." Sandler O'Neill & Partners and Sterne, Agee & Leach intend to become market makers in our common stock following the offering, but are under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

        The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

 Capitalization

        The following table presents the historical capitalization of Bradford Bank MHC at June 30, 2008 and the capitalization of Bradford Bancorp reflecting the offering (referred to as "pro forma" information). The pro forma capitalization gives effect to the assumptions listed under "Pro Forma Data," based on the sale of the number of shares of common stock indicated in the table. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We are offering our common stock on a best efforts basis. We must sell a minimum of 2,125,000 shares to complete the offering.

		Pro Forma Capitalization Based Upon the Sale of
(Dollars in thousands)	Capitalization as of June 30, 2008	2,125,000 Shares at $10.00 Per Share	2,500,000 Shares at $10.00 Per Share	2,875,000 Shares at $10.00 Per Share	3,306,250 Shares at $10.00 Per Share
Deposits(1)	$413,521	$413,521	$413,521	$413,521	$413,521
Borrowings	69,800	69,800	69,800	69,800	69,800

Total deposits and borrowed funds	$483,321	$483,321	$483,321	$483,321	$483,321

Stockholder's equity:
Preferred stock:
10,000,000 shares, $0.01 par value per share, authorized; none issued or outstanding	—	—	—	—	—
Common stock:
100,000,000 shares, $0.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding	—	21	25	29	33
Additional paid-in capital	—	19,151	22,699	26,247	30,328
Retained earnings(2)	37,075	37,075	37,075	37,075	37,075
Accumulated other comprehensive income (loss)	(1,003)	(1,003)	(1,003)	(1,003)	(1,003)

Total stockholders' equity	$36,072	$55,244	$58,796	$62,348	$66,434

Stockholders' equity to assets(1)	6.85%	10.12%	10.70%	11.27%	11.93%

(1)
Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits and assets by the amounts of the withdrawals.

(2)
Retained earnings are restricted by applicable regulatory capital requirements.

 Regulatory Capital Compliance

        At June 30, 2008, Bradford Bank exceeded all regulatory capital requirements required by regulation. The following table presents Bradford Bank's capital position relative to its regulatory capital requirements as required by regulation and as expected to be imposed by the Office of Thrift Supervision as part of the expected Cease and Desist Order at June 30, 2008, on a historical and a pro forma basis. The table reflects receipt by Bradford Bank of the net proceeds of the offering less the $5.5 million to be retained by Bradford Bancorp. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "Use of Proceeds," "Capitalization" and "Pro Forma Data." The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Bradford Bank, see "Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements."

			Pro Forma at June 30, 2008
			Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	Historical at June 30, 2008		2,125,000 Shares At $10.00 Per Share		2,500,000 Shares At $10.00 Per Share		2,875,000 Shares At $10.00 Per Share		3,306,250 Shares At $10.00 Per Share
(Dollars in thousands)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
Total capital under generally accepted accounting principles	$39,452	7.51%	$53,124	9.85%	$56,676	10.44%	$60,228	11.03%	$64,314	11.69%
Tangible Capital:
Capital level	$28,845	5.60%	$42,517	8.04%	$46,069	8.66%	$49,621	9.26%	$53,707	9.95%
Requirement	7,725	1.50	7,930	1.50	7,983	1.50	8,037	1.50	8,098	1.50

Excess	$21,120	4.10%	$34,587	6.54%	$38,086	7.16%	$41,584	7.76%	$45,609	8.45%

Core Capital:
Capital level	$28,845	5.60%	$42,517	8.04%	$46,069	8.66%	$49,621	9.26%	$53,707	9.95%
Requirement	20,600	4.00	21,147	4.00	21,289	4.00	21,431	4.00	21,594	4.00

Excess	$8,245	1.60%	$21,370	4.04%	$24,780	4.66%	$28,190	5.26%	$32,113	5.95%

Tier 1 Risk-Based Capital:
Capital level(2)	$28,845	8.39%	$42,517	12.26%	$46,069	13.26%	$49,621	14.25%	$53,707	15.39%
Requirement(3)	27,520	8.00	27,738	8.00	27,796	8.00	27,852	8.00	27,917	8.00

Excess	$1,325	0.39%	$14,779	4.26%	$18,273	5.26%	$21,769	6.25%	$25,790	7.39%

Total Risk-Based Capital:
Capital level(2)	$33,188	9.65%	$46,860	13.51%	$50,412	14.51%	$53,964	15.50%	$58,050	16.63%
Requirement(3)	41,280	12.00	41,608	12.00	41,693	12.00	41,778	12.00	41,876	12.00

Excess (deficit)	$(8,092)	(2.35)%	$5,252	1.51%	$8,719	2.51%	$12,186	3.50%	$16,174	4.63%

(1)
Tangible capital and core capital levels are shown as a percentage of adjusted total assets of $515.0 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $344.0 million.

(2)
Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

(3)
Reflects capital requirements expected to be imposed by the Office of Thrift Supervision as part of the expected Cease and Desist Order.

 Pro Forma Data

        The following tables show information about our net income and stockholders' equity reflecting the sale of common stock in the offering. The information provided illustrates our pro forma net income and stockholders' equity based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

  •
  30% of the shares will be sold in the subscription and community offerings and 70% of the shares of stock will be sold in a syndicated community offering;

  •
  Sandler O'Neill & Partners will receive a fee equal to 1.25% of the aggregate purchase price of the shares sold in the subscription and community offerings, except that no fee will be paid with respect to shares purchased by our officers, directors and employees and members of their immediate families;

  •
  Sandler O'Neill & Partners, Sterne, Agee & Leach and other selected dealers will receive fees aggregating 7.0% of the actual purchase price of shares sold in the syndicated community offering; and

  •
  Total expenses of the offering, excluding fees paid to Sandler O'Neill & Partners, Sterne, Agee & Leach and other selected dealers, will be approximately $975,000.

        Actual expenses may vary from this estimate, and the amount of fees paid will depend upon whether other means are necessary to sell the shares in addition to a syndicate of broker-dealers, and other factors.

        Pro forma net income for the six months ended June 30, 2008 and the year ended December 31, 2007 has been calculated as if the offering were completed at the beginning of the period, and the net proceeds had been invested at 4.83% for the six months ended June 30, 2008 and 5.31% the year ended December 31, 2007, which represents the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Office of Thrift Supervision regulations.

        A pro forma after-tax return of 3.19% is used for the six months ended June 30, 2008 and 3.50% for the year ended December 31, 2007, after giving effect to a combined federal and state income tax rate of 34.0% for each period. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

        When reviewing the following tables you should consider the following:

  •
  The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if RP Financial increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations or changes in market conditions after the offering begins. See "The Conversion and Stock Offering—How We Determined the Offering Range and the $10.00 Per Share Purchase Price."

  •
  Since funds on deposit at Bradford Bank may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.

  •
  Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders' equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering.

  •
  Pro forma stockholders' equity ("book value") represents the difference between the stated amounts of our assets and liabilities. Pro forma tangible stockholders' equity excludes intangible assets. Book value amounts do not represent fair market values or amounts available for distribution to stockholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Bradford Bank's special bad debt reserves for income tax purposes or give effect to the liquidation account in the event of liquidation, which would be required in the unlikely event of liquidation. See "Federal and State Taxation" and "The Conversion and Stock Offering—Liquidation Rights."

  •
  The amounts shown as pro forma stockholders' equity per share do not represent possible future price appreciation of our common stock.

        The following pro forma data may not represent the actual financial effects of the offering or our operating results after the offering. The pro forma data relies exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data does not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to stockholders if we are liquidated after the offering.

        We are offering our common stock on a best efforts basis. We must sell a minimum of 2,125,000 shares to complete the offering.

	Six Months Ended June 30, 2008
(Dollars in thousands, except per share amounts)	Minimum of Offering Range— 2,125,000 Shares at $10.00 Per Share	Midpoint of Offering Range— 2,500,000 Shares at $10.00 Per Share	Maximum of Offering Range— 2,875,000 Shares at $10.00 Per Share	15% Above Maximum of Offering Range— 3,306,250 Shares at $10.00 Per Share
Gross proceeds	$21,250	$25,000	$28,750	$33,063
Less: estimated expenses	(2,078)	(2,276)	(2,474)	(2,701)

Estimated net proceeds	19,172	22,724	26,276	30,362

Net investable proceeds	$19,172	$22,724	$26,276	$30,362

Pro Forma Net Income (Loss):
Pro forma net income (loss):
Historical	$(3,165)	$(3,165)	$(3,165)	$(3,165)
Pro forma income on net investable proceeds	306	362	419	484

Pro forma net income (loss)	$(2,859)	$(2,803)	$(2,746)	$(2,681)

Pro forma net income (loss) per share:
Historical	$(1.49)	$(1.27)	$(1.10)	$(0.96)
Pro forma income on net investable proceeds	0.14	0.14	0.15	0.15

Pro forma net income (loss) per share	$(1.35)	$(1.13)	$(0.95)	$(0.81)

Offering price as a multiple of pro forma net income (loss) per share (annualized)	NM*	NM*	NM*	NM*
Number of shares used to calculate pro forma net income (loss) per share(1)	2,125,000	2,500,000	2,875,000	3,306,250
Pro Forma Stockholders' Equity:
Pro forma stockholders' equity (book value)(1):
Historical	$36,072	$36,072	$36,072	$36,072
Estimated net proceeds	19,172	22,724	26,276	30,362

Pro forma stockholders' equity	55,244	58,796	62,348	66,434

Less: Intangibles	(9,955)	(9,955)	(9,955)	(9,955)

Pro forma tangible stockholders' equity	$45,289	$48,841	$52,393	$56,479
Pro forma stockholders' equity per share(1):
Historical	$16.98	$14.43	$12.55	$10.91
Estimated net proceeds	9.02	9.09	9.14	9.18

Pro forma stockholders' equity per share	26.00	23.52	21.69	20.09

Less: Intangibles per share	(4.68)	(3.98)	(3.46)	(3.01)

Pro forma tangible stockholders' equity per share	$21.32	$19.54	$18.23	$17.08
Offering price as a percentage of pro forma stockholders' equity per share	38.46%	42.52%	46.10%	49.78%
Offering price as a percentage of pro forma tangible stockholders' equity per share	46.90%	51.18%	54.85%	58.55%
Number of shares used to calculate pro forma stockholders' equity per share(1)	2,125,000	2,500,000	2,875,000	3,306,250

*
Not meaningful.

	Year Ended December 31, 2007
(Dollars in thousands, except per share amounts)	Minimum of Offering Range— 2,125,000 Shares at $10.00 Per Share	Midpoint of Offering Range— 2,500,000 Shares at $10.00 Per Share	Maximum of Offering Range— 2,875,000 Shares at $10.00 Per Share	15% Above Maximum of Offering Range— 3,306,250 Shares at $10.00 Per Share
Gross proceeds	$21,250	$25,000	$28,750	$33,063
Less: estimated expenses	(2,078)	(2,276)	(2,474)	(2,701)

Estimated net proceeds	19,172	22,724	26,276	30,362

Net investable proceeds	$19,172	$22,724	$26,276	$30,362

Pro Forma Income (Loss):
Pro forma net income (loss):
Historical	$(3,782)	$(3,782)	$(3,782)	$(3,782)
Pro forma income on net investable proceeds	672	796	921	1,064

Pro forma net income (loss)	$(3,110)	$(2,986)	$(2,861)	$(2,718)

Pro forma net income (loss) per share:
Historical	$(1.78)	$(1.51)	$(1.32)	$(1.14)
Pro forma income on net investable proceeds	0.32	0.32	0.32	0.32

Pro forma net income (loss) per share	$(1.46)	$(1.19)	$(1.00)	$(0.82)

Offering price as a multiple of pro forma net income (loss) per share	NM*	NM*	NM*	NM*
Number of shares used to calculate pro forma net income (loss) per share(1)	2,125,000	2,500,000	2,875,000	3,306,250
Pro Forma Stockholders' Equity:
Pro forma stockholders' equity (book value)(1):
Historical	$40,115	$40,115	$40,115	$40,115
Estimated net proceeds	19,172	22,724	26,276	30,362

Pro forma stockholders' equity	59,287	62,839	66,391	70,477

Less: Intangibles	(10,221)	(10,221)	(10,221)	(10,221)

Pro forma tangible stockholders' equity	$49,066	$52,618	$56,170	$60,256
Pro forma stockholders' equity per share(1):
Historical	$18.88	$16.05	$13.95	$12.13
Estimated net proceeds	9.02	9.09	9.14	9.18

Pro forma stockholders' equity per share	27.90	25.14	23.09	21.31

Less: Intangibles	(4.81)	(4.09)	(3.56)	(3.09)

Pro forma stockholders' equity per share	$23.09	$21.05	$19.53	$18.22
Offering price as a percentage of pro forma stockholders' equity per share	35.84%	39.78%	43.31%	46.93%
Offering price as a percentage of pro forma tangible stockholders' equity per share	43.31%	47.51%	51.20%	54.88%
Number of shares used to calculate pro forma stockholders' equity per share(1)	2,125,000	2,500,000	2,875,000	3,306,250

*
Not meaningful.

(1)
The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the offering. The number of shares used to calculate pro forma stockholders' equity per share equals the total number of shares to be outstanding upon completion of the offering.

 Our Business

General

         Bradford Bancorp.    Bradford Bancorp was organized as a Maryland corporation at the direction of Bradford Bank in March 2007 to become the holding company for Bradford Bank upon completion of the conversion. As a result of the conversion, Bradford Bank will be a wholly owned subsidiary of Bradford Bancorp.

        Before the completion of the conversion, Bradford Bancorp will not engage in any significant activities other than those of an organizational nature. Upon completion of the conversion, Bradford Bancorp's business activity will be the ownership of the outstanding capital stock of Bradford Bank and management of the investment of offering proceeds retained from the conversion. Bradford Bancorp expects to retain only approximately $500,000 of the net proceeds at the midpoint of the offering. Initially, Bradford Bancorp will neither own nor lease any property but will instead use the premises, equipment and other property of Bradford Bank with the payment of appropriate rental fees, as required by applicable law and regulations. In the future, Bradford Bancorp may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

         Bradford Bank.    Bradford Bank was originally chartered in 1903 as a state chartered savings association under the name The Bradford Loan and Savings Association. In 1935, Bradford Bank became a federal savings and loan association and adopted the name Bradford Federal Savings & Loan Association. In 1987, Bradford Bank again changed its charter to a federal savings bank under the name Bradford Federal Savings Bank and in June 2002, changed its name to the present Bradford Bank. In February 2003, Bradford Bank acquired Wyman Park Bancorporation, Inc., Lutherville, Maryland, and its wholly owned subsidiary, Wyman Park Federal Savings & Loan Association.

        In 2005, Bradford Bank reorganized into the mutual holding company structure, forming Bradford Mid-Tier Company (originally named Bradford Bancorp, Inc.) as our federally chartered stock holding company and Bradford Bank MHC as a federally chartered mutual holding company and sole stockholder of Bradford Mid-Tier Company. Upon completion of the offering, both Bradford Bank MHC and Bradford Mid-Tier Company will cease to exist.

        Bradford Bank operates as a community-oriented financial institution offering traditional financial services to consumers and businesses in its market area. Bradford Bank attracts deposits from the general public and historically has used those funds to originate one- to four-family real estate, commercial real estate, acquisition, development and construction, commercial construction, commercial business and consumer loans, which we primarily hold for investment. In order to curtail the deterioration in asset quality, we have not made a new acquisition, development and construction loan since December 2006. As discussed in "Management Discussion and Analysis of Financial Condition and Results of Operations—Expected Cease and Desist Order," we expect the Cease and Desist Order to prohibit us from originating any new acquisition, development, nonresidential real estate, commercial, construction or land loans without prior regulatory approval.

        Bradford Bank's website address is www.bradfordbank.net. Information on our website should not be considered a part of this prospectus.

Recently Completed Acquisitions

        In 2006 and 2007, we sought to expand our franchise through acquisition opportunities. These acquisitions extended our footprint to areas previously not served by our branch network. In particular, Bradford Bank acquired three financial institutions and acquired the deposits of a branch office of a fourth financial institution.

         Senator Bank.    On June 20, 2007, Bradford Bank completed a merger with Senator Bank, Cockeysville, Maryland, with Bradford Bank as the surviving financial institution. We retained Senator Bank's one office located in Baltimore County, Maryland. At March 31, 2007, Senator Bank had total assets of $21.4 million, deposits of $20.1 million and total equity of $1.4 million. No purchase price was paid in connection with the acquisition since Senator Bank was a federally chartered mutual savings bank with no stockholders.

         Golden Prague Federal Savings and Loan Association.    On June 20, 2007, Bradford Bank completed a merger with Golden Prague, Baltimore, Maryland, with Bradford Bank as the surviving financial institution. We closed the Baltimore City Golden Prague branch office due to its proximity to an existing Bradford Bank branch. At March 31, 2007, Golden Prague had total assets of $29.3 million, deposits of $24.8 million and total equity of $2.3 million. No purchase price was paid in connection with the acquisition since Golden Prague was a federally chartered mutual savings and loan association with no stockholders.

         Valley Bancorp, Inc.    In January 2007, Bradford Mid-Tier Company completed a $9.3 million acquisition of Valley Bancorp, Hunt Valley, Maryland, and merged Bradford Bank with Valley Bancorp's wholly owned subsidiary, Valley Bank, with Bradford Bank as the surviving financial institution. We retained Valley Bank's one full-service office located in Baltimore County, Maryland and closed an administrative office. At December 31, 2006, Valley Bancorp had total assets of $50.9 million, deposits of $37.3 million and stockholders' equity of $5.4 million.

         American Bank—Acquisition of Deposits of Ellicott City Branch.    In October 2006, Bradford Bank completed the acquisition of $6.4 million of deposits located at the Ellicott City branch of American Bank, Silver Spring, Maryland.

Market Area

        We conduct our operations through our corporate headquarters and nine full-service locations in Baltimore City and Anne Arundel, Baltimore and Howard Counties, Maryland, all of which are located in the greater Baltimore metropolitan area. The Baltimore metropolitan area is the 19th largest metropolitan area in the United States, and together with Washington, DC and Northern Virginia, constitutes the fourth largest combined statistical area in the United States. Located adjacent to major transportation corridors and Washington, DC, the Baltimore metropolitan area provides a diversified economic base, with employment sectors that include a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities, finance and defense contractors. In addition, Bradford Bank's market area demonstrates relatively strong population growth trends (except for Baltimore City) resulting from the shift to suburban markets for job opportunities and exhibits above average wealth in terms of income levels. Based on 2007 United States Census data, the per capita personal income for Anne Arundel County ($36,758), Baltimore County ($32,807) and Howard County ($45,121) were all greater than or approximately the per capital income levels for Maryland ($33,153) and the entire United States ($32,807). Baltimore City, which has a higher concentration of blue collar workers, had a lower per capita income level ($20,813).

Competition

        We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the many financial institutions operating in our market area and, to a lesser extent, from other financial service companies such as brokerage firms, credit unions and insurance companies. Several large holding companies operate banks in our market area, including Bank of America Corporation, Wachovia Corporation, SunTrust Banks, Inc., The PNC Financial Services Group, Inc. and M&T Bank Corporation. These institutions are significantly larger than us and, therefore, have significantly greater resources. We also face competition for investors'

funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2007, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 1.00% of the deposits in the Baltimore metropolitan statistical area, which was the 19th largest market share out of the 84 institutions with offices in that metropolitan statistical area

        Our competition for loans comes primarily from financial institutions in our market area and, to a lesser extent, from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

        We expect competition to remain intense in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

         One- to Four-Family Residential Loans.    We offer two types of residential mortgage loans: fixed-rate loans, including balloon loans, and adjustable-rate loans. At June 30, 2008, our loan portfolio consisted of $183.0 million, or 44.0%, of one- to four-family residential loans. We offer fixed-rate mortgage loans with terms of up to 40 years. Our balloon loans typically have five-year terms and payments based on an amortization schedule of up to 30 years. The interest rate on balloon loans is fixed for the term of the loan at which time the entire balance of the loan becomes due. In most instances, at the due date of the balloon loan, a new rate is negotiated to meet market conditions and an extension of the loan is executed for a new term with a new amortization schedule. We offer adjustable-rate mortgage loans with interest rates and payments that adjust annually after an initial fixed period of one, three, five or seven years. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate equal to a percentage above the applicable constant maturity U.S. Treasury index. The maximum amount by which the interest rate may be increased or decreased is generally 2.0% per adjustment period and the lifetime interest rate cap is generally 6.0% over the initial interest rate of the loan.

        Borrower demand for adjustable-rate loans compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees charged for fixed-rate mortgage loans as compared to the interest rates and loan fees charged for adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

        While one- to four-family residential real estate loans are normally originated with up to 40-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

        We generally do not make high loan-to-value loans (defined as loans with a loan-to-value ratio of 80% or more) without private mortgage insurance. We require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We generally require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance is required for loans on properties located in a flood zone.

        We do not make loans generally known as subprime loans or Alt-A loans.

         Commercial Real Estate Loans.    We offer commercial real estate loans secured by real estate. At June 30, 2008, our loan portfolio consisted of $74.5 million, or 17.9%, of commercial real estate loans. Our commercial real estate loans are generally secured by properties used for business purposes such as office buildings, small shopping centers, retail facilities and churches. We originate commercial real estate loans generally for terms up to five years (or 10 years with a five year rate call) and payments based on an amortization schedule of up to 25 years. Our commercial real estate loans typically must be paid in full or refinanced in five years and typically bear an interest rate based on the corresponding U.S. Treasury rate plus a margin. Commercial real estate loans generally can be made with a loan-to-value ratio of up to 80%. At June 30, 2008, the largest commercial real estate loan was a $4.0 million loan secured by a hotel. This loan was performing in accordance with its original terms at June 30, 2008.

        We also offer rental investment loans secured by one- to four-family properties that are not owner-occupied and for-sale renovation loans secured by residential properties. These loans consist primarily of balloon rental investment loans with terms of three or five years, or interest only loans on for-sale properties. Investment loans generally can be made with a loan-to-value ratio of up to 80%. At June 30, 2008, rental investment loans included in the total of commercial real estate loans above were $13.4 million, or 17.9% of the commercial real estate loan portfolio. Before making a commitment to fund a commercial real estate or rental investment loan, we require an appraisal of the property by a board-approved independent licensed appraiser.

         Acquisition, Development and Construction Loans.    Until 2007, we originated loans to finance the acquisition, development and/or construction of residential dwellings in our market area. Our acquisition, development and construction loans are typical debt obligations of the borrowers and do not provide for our participation in residual profits or losses of the projects or involve equity positions through partnerships, joint ventures or other similar structures. At June 30, 2008, our loan portfolio consisted of $69.7 million, or 16.8%, of acquisition, development and construction loans. The largest portion of this portfolio are loans to selected developers to acquire land and develop residential lots. At June 30, 2008, such loans amounted to $56.8 million, or 13.7% of our total loan portfolio. We also offered loans to selected developers to acquire land, develop residential lots and to construct residences on the lots. At June 30, 2008, such loans amounted to $400,000, or less than 1% of our total loan portfolio. We made these acquisition and development and acquisition, development and construction loans with terms from one to three years, at interest rates equal to the prime rate plus a negotiated margin and that adjust with changes in the prime rate as published in the Wall Street Journal. We generally originated these loans at a loan-to-value ratio of 75% of the appraised value of the property. Acquisition and development and acquisition, development and construction loans generally are structured so that the loan will be completely repaid after the developer has sold 90% of the lots being developed and 100% of the residences being constructed. At June 30, 2008, our largest acquisition and development loan was for $4.1 million, $4.1 million of which was outstanding, for the development of 37 single-family detached lots located in Howard County, Maryland. This loan was performing according to its terms at June 30, 2008. At June 30, 2008, our largest acquisition, development and construction loan was for $400,000, $400,000 of which was outstanding, for a townhouse project located in Baltimore City, Maryland. This loan was performing according to its terms at June 30, 2008.

        We offered loans to builders for the acquisition of developed lots and the construction of residential dwellings. At June 30, 2008, such loans amounted to $12.5 million, or 3.0% of our total loan portfolio. We made these acquisition and construction loans with terms from one to two years, at interest rates equal to the prime rate plus a negotiated margin and that adjust with changes in the prime rate. We generally originated these loans at a loan-to-value ratio of 80% of the completed project (75% for residences being built that have not been sold prior to commencement of construction ("spec" loans)). At June 30, 2008, our largest acquisition and construction loan was for $2.7 million, $2.7 million of which was outstanding, and related to townhouses in two subdivisions in Howard County and Harford County, Maryland. This loan was 60-89 days delinquent at June 30, 2008 and was classified as a special mention loan. Subsequent to June 30, 2008 this loan paid down to $2.4 million from the sale of one unit. Five houses remain as collateral for this loan. One of the five units remaining has been sold and is pending settlement which will further reduce the debt.

        At June 30, 2008, our largest outstanding relationship to a single developer or builder for acquisition, development and/or construction loans totaled $4.1 million for the acquisition and development of a 37 single-family lot subdivision in Howard County, Maryland. All loans to this developer were performing in accordance with their terms at June 30, 2008. Before making a commitment to fund an acquisition, development and construction loan, we required an appraisal of the property by a board-approved independent licensed appraiser. We also required an inspection of the property before disbursement of the funds during the term of the construction.

         Commercial Construction Loans.    We offer construction loans for commercial development projects. At June 30, 2008, our loan portfolio consisted of $14.2 million, or 3.4%, of commercial construction loans. Our commercial construction loans generally provide for the payment of interest only during the construction phase, which is usually one to three years. At the end of the construction period, the loan generally converts into a permanent loan. With regard to commercial construction loans that do not convert into permanent financing, the borrower is required to provide evidence of permanent financing by a qualified third party upon completion of the construction. Commercial construction loans generally can be made with a loan-to-value ratio of up to 80% of the completed project. At June 30, 2008, our largest commercial construction loan commitment was for $3.8 million, $3.8 million of which was outstanding, for the construction of a church located in Baltimore, Maryland. This loan was performing in accordance with its terms at June 30, 2008. Before making a commitment to fund a commercial construction loan, we require an appraisal of the property by a board-approved independent licensed appraiser. We also require an inspection of the property before disbursement of the funds during the term of the construction.

         Commercial Business Loans.    We offer commercial business loans to professionals, sole proprietorships and small businesses in our market area. At June 30, 2008, our loan portfolio consisted of $18.9 million, or 4.6%, of commercial business loans. At June 30, 2008, our commercial business loan portfolio consisted solely of commercial leases, commercial term loans, commercial vehicle loans, utility loans (loans secured by the charge paid for the construction of public water and sewer lines to a developed lot) and commercial lines of credit. Generally, our commercial leases, commercial term loans and commercial vehicle loans are made with terms of up to five years and carry fixed interest rates. Utility loans are made with terms of ten to fifteen years and require fixed monthly principal and interest payments. Our commercial lines of credit are offered at interest rates equal to the prime rate plus a negotiated margin and that adjust with changes in the prime rate. These loans are primarily secured by real property, inventory, accounts receivable, equipment or other security. When making these commercial business loans, we consider the financial statements of the borrower, the borrower's payment history of both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, the viability of the industry in which the customer operates and the value of the collateral. We recently established a commercial lending team to expand our commercial and industrial loan program. These loans will be secured by business assets other than real estate.

        At June 30, 2008, our largest commercial business loan relationship was a $1.3 million commercial tax exempt lease made to a municipality. This loan was performing in accordance with its original terms at June 30, 2008.

         Consumer Loans.    We offer a variety of consumer loans, including home equity loans and lines of credit, home improvement loans, automobile loans, boat loans and unsecured personal loans. We also offer share loans, overdraft lines of credit and bridge loans. At June 30, 2008, our loan portfolio consisted of $55.2 million, or 13.3%, of consumer loans.

        We currently offer home equity loans and lines of credit with a maximum combined loan-to-value ratio of 85%. Home equity loans have fixed-rates of interest and are originated with terms of up to 20 years. Home equity lines of credit have adjustable rates and are based upon the prime rate. We typically do not hold a first mortgage position on the homes that secure our home equity loans.

        We offer automobile loans directly to the borrower-owner. Direct automobile loans have fixed interest rates and generally have terms up to six years for new automobiles and four years for used automobiles. We offer direct automobile loans with loan-to-value ratios of up to 90% of the purchase price of the vehicle depending upon the credit history of the borrower and other factors.

        The procedures for underwriting consumer loans include an assessment of the applicant's payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant's creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

  Loan Underwriting Risks.

Adjustable-Rate Loans.    While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, an increased monthly mortgage payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits. In underwriting home equity lines of credit where the rate adjusts, the Company in 2008 began qualifying borrowers based on a rate equal to the initial originating rate plus 200 basis points.

         Commercial Real Estate Loans.    Loans secured by commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in commercial real estate lending is the borrower's creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject, to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on commercial real estate loans and rent rolls where applicable. In reaching a decision on whether to make a commercial real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower's expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.20x. An environmental report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

         Acquisition, Development and Construction Loans.    Acquisition, development and construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on such loans depends largely upon the accuracy of the initial estimate of the property's value at completion of development or construction and the estimated cost (including interest) of development or construction. We attempt to mitigate this risk by closely monitoring construction of the project and granting funding draws only after periodic site inspections contracted by the bank and evidence of completed work is obtained. During the development or construction phase, a number of factors could result in delays and cost overruns. If the estimate of value proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a project having a value which is insufficient to assure full repayment. As a result of the foregoing, this type of lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay principal and interest. If we are forced to foreclose on a project before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

         Commercial Business Loans.    Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment or other income, and which are secured by real property, the value of which tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

         Consumer Loans.    Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as motor vehicles. In the latter case, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower's continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

         Loan Originations, Purchases and Sales.    Loan originations come from a number of sources. The primary source of loan originations are existing customers, walk-in traffic, advertising, referrals from realtors and customers, the Company's online application system, and third-party originators. We occasionally purchase participation interests in one- to four-family mortgage, commercial real estate and acquisition, development and construction loans to supplement our origination efforts.

        Historically, we originated loans for our portfolio and occasionally sold fixed-rate one-to four-family residential mortgage loans in the secondary market, primarily our long-term fixed-rate loans. In late 2007 we began to sell a majority of the fixed-rate one- to four-family mortgage loans that we originated on a loan-by-loan or "flow" basis to different regional and national secondary market investors. This strategy enabled us to have a much larger lending capacity, provide a much more comprehensive product offering and reduce the interest rate, prepayment and credit risks associated with residential lending. Recently, however, we have primarily originated loans for our portfolio, but have occasionally sold residential mortgage loans. Our decision to sell loans is based on prevailing market interest rate conditions and interest rate risk management. Generally, our loans are sold with servicing released. In addition, we sell participation interests in commercial real estate and acquisition, development and construction loans to local financial institutions, primarily on the portion of loans that exceed our legal lending limits. At June 30, 2008 and December 31, 2007 and 2006, we had no material balance of loans classified as held for sale.

         Loan Approval Procedures and Authority.    Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our board of directors and management. The board of directors has granted loan approval authority to certain officers up to prescribed limits, based on the officer's experience and tenure, the type of loan and whether the loan is secured or unsecured. All loans in excess of $1.0 million for secured loans and $250,000 for unsecured loans must be approved by the loan committee of the board of directors.

         Loans to One Borrower.    The maximum amount that we may lend to one borrower and the borrower's related entities is limited, by regulation, to generally 15% of our stated capital and reserves. At June 30, 2008, our regulatory limit on loans to one borrower was $4.9 million and our internal limit on loans to one borrower was $4.9 million. At that date, our largest lending relationship was $4.3 million consisting of three acquisition and development loans related to two subdivisions in Prince Georges County, Maryland and was secured by real estate. These loans were not performing in accordance with their original terms at June 30, 2008. One loan is a $2.7 million portion of a participation loan and was nonaccruing at June 30, 2008 due to a matured note. The other loan for $1.4 million was delinquent 60-89 days. Both loans are on the Company's watch list and classified as special mention. The borrower has since developed a plan for the continuation of both projects. One of those plans on the loan for $2.7 million was finalized on July 31, 2008 and that loan is now current and in accruing status. The plan for the other loan is still begin underwritten by the Bank. Due to the structure of the participation loan, the amount of the loan participation sold to a third-party financial institution is not deducted from the total loan amount for the loans to one borrower calculation purposes. As a result, the total lending relationship for loans to one borrower calculation purposes only is $8.4 million.

         Loan Commitments.    We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 60 days.

Investment Activities

        We have authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various U.S. government sponsored enterprises, federal agencies and state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in corporate securities and mutual funds. As a member of the Federal Home Loan Bank of Atlanta, we also are required to maintain an investment in Federal Home Loan Bank of Atlanta stock. While we have the authority under applicable law to invest in derivative instruments for hedging activities, we had no such investments at June 30, 2008.

        At June 30, 2008, our investment portfolio totaled $73.5 million, or 14.1% of total assets, and consisted primarily of U.S. government and agency securities, mortgage-backed securities, municipal bonds, trust preferred securities and equity securities. We do not hold any government sponsored entities preferred securities or real estate investment trust preferred securities.

        Our investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return. Our board of directors has the overall responsibility for the investment portfolio, including approval of our investment policy, which is reviewed and approved at least annually. The Asset/Liability Management Committee of the board of directors is responsible for implementation of the investment policy, and monitoring our investment performance. Our Asset/Liability Management Committee reviews the status of our investment portfolio on a quarterly basis.

Deposit Activities and Other Sources of Funds

         General.    Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

         Deposit Accounts.    Substantially all of our depositors are residents of Maryland. Deposits are primarily attracted from within our market area through the offering of a broad selection of deposit instruments, including noninterest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), savings accounts and certificates of deposit. We recently began to offer commercial checking accounts designed for businesses in our market area. We do not utilize brokered funds, although in connection with the acquisition of Valley Bancorp in January 2007, we acquired $2.0 million of brokered deposits which were not renewed at maturity. We do, however, offer Certificate of Deposit Registry Service ("CDARS") deposits to our customers. This is a program which allows customers to deposit more than would normally be covered by insurance from the Federal Deposit Insurance Corporation. CDARS is a nationwide program that allows participating banks to "swap" customer deposits so that no customer has greater than the insurable maximum in one bank, but the customer only deals with his/her own bank. Because we were not classified as "well capitalized" at June 30, 2007, we requested and received in September 2007 a waiver from the Federal Deposit Insurance Corporation which allowed us to continue to participate in the CDARS program, but limited deposits in this program to no greater than $3.0 million. We have requested a one-year extension of this waiver from the Federal Deposit Insurance Corporation under the same terms and limitations.

        Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, the rates on borrowings, our liquidity needs, profitability to us, and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our deposit pricing strategy has generally been to offer competitive rates on all types of deposit products, and to periodically offer special rates in order to attract deposits of a specific type or term.

         Borrowings.    We have the ability to utilize advances from the Federal Home Loan Bank of Atlanta to supplement our investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution's net worth or on the Federal Home Loan Bank's assessment of the institution's creditworthiness. We also utilize federal funds purchased from correspondent banks to supplement our supply of investable funds and to meet deposit withdrawal requirements. At June 30, 2008, Bradford Mid-Tier Company also had a $3.0 million loan outstanding from Silverton Bank, which was utilized to provide a capital contribution to Bradford Bank in order to facilitate the acquisition of Valley Bancorp in January 2007. This loan is due January 11, 2009. Due, in part, to the expected receipt of the Cease and Desist Order and the level of our nonperforming assets, Bradford Mid-Tier Company is currently in default on the Silverton Bank loan. We are currently negotiating with Silverton Bank to modify the terms of the loan to allow us to complete the offering and payoff the loan. In addition, at June 30, 2008, Bradford Mid-Tier Company had an outstanding $2.0 million promissory note in favor of Patapsco Bancorp, Inc. which represents the fee payable in connection with the termination of the merger agreement between Bradford Mid-Tier Company and Patapsco Bancorp, Inc. in January 2008. This note is due and payable on December 31, 2008. We intend to repay the loan and the note using a portion of the proceeds of this offering. See "Use of Proceeds."

Financial Services

        We have an operating agreement with a third-party registered broker-dealer, Securities America, Inc. We offer customers a range of nondeposit investment products, including money market funds, mutual funds and investment securities (stocks and bonds) which are cleared through Securities America, Inc. We receive a portion of the commissions generated by our sales to our customers which are cleared through Securities America, Inc. We also offer customers life insurance, fixed and variable annuities and long-term care insurance through various insurance companies which generates commissions for us. Our non-deposit products generated $298,000, $375,000 and $360,000 in noninterest income during the six months ended June 30, 2008 and the years ended December 31, 2007 and 2006, respectively.

Properties

        At June 30, 2008, we conducted business through our corporate headquarters and nine full-service banking offices in Baltimore, Cockeysville, Ellicott City, Glen Burnie, Lutherville, Parkville, Phoenix and Pikesville, Maryland. In the fourth quarter of 2008, we expect to close the Cockeysville branch and move the deposit accounts to our nearby branch in Lutherville. We own all of our offices, except for Cockeysville (subject to a renewable lease that expires in 2009), Glen Burnie (subject to a renewable lease that expires in 2012), Lutherville (subject to a renewable ground lease that expires in 2012) and Pikesville (subject to a renewable lease that expires in 2018). The net book value of our land, buildings, furniture, fixtures and equipment was $5.2 million as of June 30, 2008.

Personnel

        As of June 30, 2008, we had 94 full-time employees and three part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

        Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows. However, we have been named as a defendant in two suits for personal injuries from the effects of lead paint in a dwelling. See "Risk Factors—An unfavorable ruling against us in a lead paint litigation proceeding may adversely affect our results of operations and financial condition."

Subsidiaries

        The only subsidiary of Bradford Bank MHC is Bradford Mid-Tier Company. Bradford Mid-Tier Company has two wholly owned subsidiaries, Bradford Bank and Bradford Title, LLC. Bradford Title, LLC, a Maryland limited liability company, was previously a title agency that was acquired in December 2006 and currently is inactive. Bradford Bank has two wholly owned subsidiaries, Bradford Financial Group, Incorporated and GP Service Corporation. Bradford Financial, a Maryland corporation, provides non-deposit investment products through a third-party registered broker-dealer that maintains an office at Bradford Bank. GP Service Corporation, a Maryland corporation, was acquired in connection with the merger with Golden Prague and holds real estate acquired through foreclosure. At June 30, 2008, the value of the real estate held by GP Service Corporation was approximately $473,000. To date, the income generated by our subsidiaries has not been material to our net income.

 Management's Discussion and Analysis of
Financial Condition and Results of Operations

        The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear at the end of this prospectus.

Overview

        Our principal business is to acquire deposits from individuals and businesses in the communities surrounding our offices and to use these deposits to fund loans. We focus on providing our products and services to two segments of customers: individuals and small businesses.

         Income.    Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Changes in levels of interest rates affect our net interest income. In recent periods, short-term interest rates (which influence the rates we pay on deposits) have increased, while longer-term interest rates (which influence the rates we earn on loans) have not. The narrowing of the spread between the interest we earn on loans and investments and the interest we pay on deposits and borrowings has negatively affected our net interest income.

        A secondary source of income is noninterest income, which is revenue that we receive from providing products and services. The majority of our noninterest income generally comes from commission income (primarily from the sale of non-deposit investment products through a third-party registered broker-dealer). In addition, a large portion of our noninterest income comes from service charges (mostly from service charges on deposit accounts). In some years, we recognize income from the sale of loans and securities.

         Allowance for Loan Losses.    The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

         Expenses.    The noninterest expenses we incur in operating our business consist of compensation, occupancy, data processing, equipment, advertising and federal deposit insurance expenses and various other miscellaneous expenses.

        Our largest noninterest expense is compensation, which consist primarily of salaries and wages paid to our employees, payroll taxes, and expenses for health insurance, retirement plans and other employee benefits. Following the offering, we will recognize additional annual compensation expenses stemming from the adoption of new equity benefit plans. For an illustration of expenses associated with new equity benefit plans, see "Pro Forma Data."

        Effective at the beginning of 2007, the Federal Deposit Insurance Corporation began assessing most insured depository institutions for deposit insurance at a rate between five cents and seven cents for every $100 of deposits. Assessment credits have been provided to institutions that paid high premiums in the past. According to information provided by the Federal Deposit Insurance Corporation, Bradford Bank was to receive an assessment credit originally estimated at $521,000. This credit was allocated to Bradford Bank's Federal Deposit Insurance Corporation insurance assessments in 2007 and 2008. Without the credit allocation, Bradford Bank's Federal Deposit Insurance Corporation insurance expense would have been $178,000 higher in 2007 and $228,000 higher for the six months ended June 30, 2008. The available credit remaining at June 30, 2008 was $109,000 and will be allocated against premiums fully by the end of 2008. Accordingly, Bradford Bank's expense related to Federal Deposit Insurance Corporation insurance premiums will increase dramatically beginning in 2009 as a result of fully utilizing the credit in 2008. In addition, the Bank's risk category with the Federal Deposit Insurance Corporation will likely deteriorate as a result of the expected Cease and Desist Order such that a higher premium rate will be assessed. In addition, it is expected that the Federal Deposit Insurance Corporation premium rate will increase as a result of the several recently failed financial institutions.

        In connection with the recent regulatory concerns with our operations and the expected Cease and Desist Order, in the future we expect to pay increased assessment fees to the Office of Thrift Supervision and increased deposit insurance premiums to the Federal Deposit Insurance Corporation.

        Following the offering, we will incur additional noninterest expenses as a result of operating as a public company. These additional expenses will consist primarily of legal and accounting fees and expenses of stockholder communications and meetings.

Critical Accounting Policies

        In the preparation of our consolidated financial statements, we have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States. Our significant accounting policies are described in the notes to our consolidated financial statements, included in this prospectus.

        Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Actual results could differ from these judgments and estimates under different conditions, resulting in a change that could have a material impact on the carrying values of our assets and liabilities and our results of operations.

         Allowance for Loan Losses.    We consider the allowance for loan losses to be a critical accounting policy. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: value of collateral; loss exposure at default; the amount and timing of future cash flows on impacted loans; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance at least quarterly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectibility of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require us to recognize adjustments to the allowance based on judgments about information available to it at the time of its examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. See note 5 of the notes to the consolidated financial statements included in this prospectus.

         Deferred Income Taxes.    We use the asset and liability method of accounting for income taxes as prescribed in Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings.

         Recoverability of goodwill and purchased intangible assets.    We account for goodwill and other intangibles under SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 prescribes a two-phase process for impairment testing of goodwill. The first phase screens for impairment; while the second phase, if necessary, measures the impairment. We consider Bradford Bancorp to be a single reporting unit. Accordingly, all of the goodwill is associated with the entire company. We perform the required impairment analysis of goodwill annually or on an interim basis if circumstances dictate. Any reduction of the enterprise fair value below the recorded amount of equity could require us to write down the value of goodwill or purchased intangibles and record an expense for an impairment loss.

Expected Cease and Desist Order

         Background.    From 2003 to 2007, we sought to grow through several initiatives, including acquisition opportunities and a stock offering. As part of this expansion strategy, in October 2006, we completed the acquisition of $6.4 million of deposits located at the Ellicott City, Maryland branch of American Bank and in January 2007, we completed the acquisition for cash of Valley Bancorp and its wholly owned subsidiary, Valley Bank, a $50.9 million federally chartered savings bank. In addition, in June 2007, we completed two mergers, neither of which involved the payment of merger consideration, the first with Golden Prague Federal Savings and Loan Association, a $29.3 million federally chartered savings and loan association, and the second with Senator Bank, a $21.4 million federally chartered savings bank.

        In March 2007, we announced that we would undergo a full mutual-to-stock conversion and stock offering. In connection with the stock offering, we also entered into an agreement to acquire Patapsco Bancorp, Inc., and its wholly owned subsidiary, The Patapsco Bank, a $246.8 million Maryland chartered bank. However, the downturn in the market for financial institutions that occurred during the remainder of 2007 negatively impacted our ability to complete the stock offering. As a result, and due to the financial structure of the transaction, which was agreed to prior to the downturn in the market for financial institutions, in January 2008 we mutually agreed to terminate our merger with Patapsco Bancorp and also terminated our stock offering. As a result of the termination of the merger, Bradford Mid-Tier Company issued a $2.0 million promissory note in favor of Patapsco Bancorp to evidence its obligation to pay the termination fee.

        From 2001 to 2007, we also expanded our commercial lending operations. In particular, from December 31, 2002 to December 31, 2007, our commercial loan portfolio (including commercial real estate, acquisition, development and construction, commercial construction and commercial business loans) increased $159.5 million, or 540.5%, and at December 31, 2007 was $189.0 million, or 43.3%, of our total loan portfolio. During this period, we took advantage of the significant growth in both residential and commercial real estate development in our market area.

        However, during late 2007 and 2008, due in part to the downturn in the real estate market and our concentration in commercial loans that depend primarily on lot or home sales to repay the loans, our asset quality, in particular the quality of our acquisition, development and construction loan portfolio, deteriorated significantly. From December 31, 2006 to June 30, 2008, nonperforming assets increased $16.6 million, or 985.3%, to $18.3 million, including an increase in nonperforming loans of $16.2 million, or 1,030.2%, to $17.7 million. In particular, in our acquisition, development and construction loan portfolio alone, from December 31, 2006 to June 30, 2008, nonperforming loans increased from $0 to $12.4 million, accounting for 67.9% of our nonperforming assets at June 30, 2008 and 17.8% of our acquisition, development and construction loan portfolio on such date. In addition, from December 31, 2006 to June 30, 2008, classified and criticized assets increased $26.3 million, or 225.3%, to $37.9 million, loans delinquent 30 to 89 days past due increased $15.5 million, or 173.7%, to $24.4 million and real estate owned increased $479,000, or 399.1%, to $599,000. Nonperforming loans as a percentage of total loans increased significantly during this period from 0.4% to 4.3%. In addition, although our allowance for loan losses as a percentage of total loans increased during this period from 0.6% to 2.2%, our allowance for loan losses as a percentage of nonperforming loans decreased from 152.9% to 51.9%.

        As a result of the deterioration in our loan quality, we recorded provisions for loans losses of $1.5 million in 2007 and $5.9 million during the six months ended June 30, 2008 which negatively impacted our earnings. Due in part to the deterioration in our loan quality, and resulting provisions for loans losses, coupled with our inability to raise capital through a stock offering to support the asset growth resulting from our previously completed acquisitions, our regulatory capital ratios were negatively impacted. Our regulatory capital ratios were reduced below the "well capitalized" status and at June 30, 2008, we were classified "adequately capitalized."

         Expected Cease and Desist Order.    As a result these and other regulatory concerns, the Office of Thrift Supervision has advised Bradford Bank that it will issue a Cease and Desist Order. We have received a draft of the Cease and Desist Order and expect the final Cease and Desist Order will require us to discontinue a number of practices and to take certain actions. In particular, we expect that the Office of Thrift Supervision will order us to:

  •
  not originate or commit to originate any new acquisition, development, nonresidential real estate, commercial, construction or land loans without prior regulatory approval;

  •
  restrict our asset growth to an amount not to exceed net interest credited on deposit liabilities until the Office of Thrift Supervision approves of our new business plan;

  •
  prepare a new business plan that will, at a minimum, provide a detailed discussion of our plans and strategies to strengthen and improve our operations, earnings, and profitability, including plans to reduce our operating expenses;

  •
  prepare a plan to have and thereafter maintain (i) a Tier One risk-based capital ratio of 8.0% or greater and (ii) a total risk-based capital ratio of 12.0% or greater;

  •
  prepare plans to (i) reduce the level of classified assets, including real estate owned and nonaccrual loans, (ii) reduce and monitor our concentration in acquisition, development, nonresidential real estate, commercial, construction or land loans to an amount which is reasonable and commensurate with our business strategy, management expertise, financial resources, capital, size and location and (iii) ensure that we maintain adequate short-term and long-term liquidity to withstand any anticipated or extraordinary demand against our funding base;

  •
  improve our allowance for loan losses policy, loans to one borrower compliance, regulatory reporting and recordkeeping procedures, flood insurance policies and interest rate risk policies;

  •
  ensure compliance with regulatory requirements for affiliate and insider transactions;

  •
  comply with prior regulatory notification requirements for any changes in directors or senior executive officers;

  •
  not enter into, renew, extend or revise any contractual arrangement relating to compensation or benefits for any senior executive officer or director of Bradford Bank, unless we first provide 30 days prior written regulatory notice of the transaction;

  •
  not make any severance or indemnification payments without complying with regulatory requirements regarding such payments;

  •
  not enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of Bradford Bank without prior regulatory non-objection (a contract will be considered significant where the annual contract amount equals or exceeds 2% of Bradford Bank's total capital); and

  •
  not pay dividends or make any other capital distributions from Bradford Bank without receiving prior regulatory approval.

        The Office of Thrift Supervision has advised us that it will also issue a Cease and Desist Order against Bradford Bank MHC. We have received a draft of this Cease and Desist Order and expect the final Cease and Desist Order for Bradford Bank MHC to contain many of the same restrictions and requirements of the expected Cease and Desist Order for Bradford Bank.

        The Cease and Desist Order will remain in effect until terminated, modified, or suspended in writing by the Office of Thrift Supervision; however, we do not expect the Office of Thrift Supervision to terminate the Cease and Desist Order prior to 2010.

        We believe we will fully adopt and implement the various plans, policies and procedures required by the expected Cease and Desist Order. While we believe we will be in compliance with the terms of the expected Cease and Desist Order, a failure to comply with the expected Cease and Desist Order could result in the initiation of further enforcement action by the Office of Thrift Supervision, including the imposition of civil monetary penalties. We have incurred, and expect to continue to incur, significant additional regulatory compliance expense in connection with the expected Cease and Desist Order. Through September 30, 2008, we estimate that we have incurred approximately $                        in costs as a result of addressing issues included in the expected Cease and Desist Order. For further information, see "Risk Factors—Risks Related to Our Business—We expect to be subject to restrictions and conditions of a Cease and Desist Order to be issued by the Office of Thrift Supervision. Failure to comply with the expected Cease and Desist Order could result in additional enforcement action against us, including the imposition of monetary penalties" and "Regulation and Supervision."

        As part of our application for conversion, we filed a business plan with the Office of Thrift Supervision on                        , 2008 to take into account the conversion and the implementation of the various plans, policies and procedures required by the expected Cease and Desist Order. [The Office of Thrift Supervision approved our application for conversion and raised no objection to our business plan.]

Our Business Strategy

        We are currently faced with several operational challenges that, if not addressed, will hinder our ability to generate competitive returns. These challenges consist of the following:

  •
  Expected Cease and Desist Order—In the near future, we expect to be operating under a Cease and Desist Order issued by the Office of Thrift Supervision. The terms of the expected Cease and Desist Order will place significant restrictions on our operations. While we believe we will be able to comply with the provisions of the expected Cease and Desist Order, we expect to incur significant regulatory compliance expense and devote significant management resources to ensuring that we comply with all the substantive and procedural requirements of the expected Cease and Desist Order. In addition, while we cannot predict when or whether the Office of Thrift Supervision will terminate the expected Cease and Desist Order, we do not expect the Office of Thrift Supervision to terminate the Cease and Desist Order prior to 2010.

  •
  Deterioration in Asset Quality and Negative Impact on Earnings and Capital —During late 2007 and 2008, due in part to the downturn in the real estate market and our concentration on loans that were dependent on lot or home sales to repay the loan, our asset quality, in particular the quality of our acquisition, development and construction loan portfolio, deteriorated significantly. From December 31, 2006 to June 30, 2008, nonperforming assets increased $16.6 million, or 985.3%, to $18.3 million, including an increase in nonperforming loans of $16.2 million, or 1,030.2%, to $17.7 million. In particular, in our acquisition, development and construction loan portfolio alone, from December 31, 2006 to June 30, 2008, nonperforming loans increased from $0 to $12.4 million, accounting for 67.9% of our nonperforming assets at June 30, 2008 and 17.8% of our acquisition, development and construction loan portfolio on such date. In addition, from December 31, 2006 to June 30, 2008, classified and criticized assets increased $26.3 million, or 225.3%, to $37.9 million, delinquent loans 30 to 89 days past due increased $15.5 million, or 173.7%, to $24.4 million and real estate owned increased $479,000, or 399.1%, to $599,000. Nonperforming loans as a percentage of total loans increased significantly during this period from 0.4% to 4.3%. In addition, although our allowance for loan losses as a percentage of total loans increased during this period from 0.6% to 2.2%, our allowance for loan losses as a percentage of nonperforming loans decreased from 152.9% to 51.9%.

    As a result of the deterioration in our loan quality, we recorded provisions for loans losses of $1.5 million in 2007 and $5.9 million during the six months ended June 30, 2008 which negatively impacted both our earnings and our capital levels.

  •
  Regulatory Capital Ratios Below "Well Capitalized" Status—During 2006 and 2007, our assets increased significantly primarily as a result of our acquisitions of Valley Bancorp, Golden Prague and Senator Bank combined with internal loan growth. However, these balance sheet changes increased our assets at a higher pace than the growth of our capital and, when combined with operating losses, reduced our regulatory capital ratios below the "well capitalized" status at December 31, 2007. We remained below the "well capitalized" status at June 30, 2008 and were classified as "adequately capitalized." In addition, as part of the Cease and Desist Order, we expect the Office of Thrift Supervision to require us to maintain a Tier One risk-based capital ratio (which was 8.4% at June 30, 2008) of 8.0% or greater and a total risk-based capital ratio (which was 9.7% at June 30, 2008) of 12.0% or greater. In light of volatile market conditions, it is critical that we manage our regulatory capital levels to first obtain compliance with the capital requirements imposed on us and, once such compliance is achieved, maintain a capital cushion in excess of these capital requirements.

  •
  Debt at our Holding Company—At June 30, 2008, Bradford Mid-Tier Company had a $3.0 million loan outstanding from Silverton Bank, which was utilized to provide a capital contribution to Bradford Bank in order to facilitate the acquisition of Valley Bancorp in January 2007. This loan, which is secured by all of the issued and outstanding common stock of Bradford Bank, is due January 11, 2009. In addition, at June 30, 2008, Bradford Mid-Tier Company had an outstanding $2.0 million promissory note issued to Patapsco Bancorp, Inc. which represents the fee payable in connection with the termination of the merger agreement between Bradford Mid-Tier Company and Patapsco Bancorp, Inc. in January 2008. This unsecured note is due and payable on December 31, 2008.

    Due, in part, to the expected receipt of the Cease and Desist Order and the level of our nonperforming assets, Bradford Mid-Tier Company is currently in default on the Silverton Bank loan. We are currently negotiating with Silverton Bank to modify the terms of the loan to allow us to complete the offering and payoff the loan. In addition, at June 30, 2008, Bradford Mid-Tier Company had cash and other liquid assets totaling $568,000 at the holding company level. Absent Bradford Mid-Tier Company incurring additional debt, cash dividends from Bradford Bank (which are subject to regulatory restrictions) or the completion of the conversion, we expect Bradford Mid-Tier Company to be unable to payoff either loan instrument.

    If the offering is completed, we will use, subject to regulatory nonobjection, a portion of the net proceeds retained by Bradford Bancorp to payoff both the Silverton Bank loan and the Patapsco Bancorp, Inc. note.

        In light of these operational challenges, we have identified several long-term goals we will seek to achieve. These goals are intended to allow us to overcome the challenges outlined above, and are as follows:

  •
  Work to Obtain Office of Thrift Supervision Termination of the Expected Cease and Desist Order —We will seek to demonstrate as soon as possible to the Office of Thrift Supervision that we have fully complied with the requirements of the expected Cease and Desist Order and that the Office of Thrift Supervision should terminate the expected Cease and Desist Order. Although the Office of Thrift Supervision may, in the future, grant us relief on some provisions in the expected Cease and Desist Order, we do not expect the Office of Thrift Supervision to terminate the Cease and Desist Order prior to 2010. At such time, we will be able to return to a more typical level of regulatory oversight and redirect management resources from maintaining compliance with the expected Cease and Desist Order to the operation of our institution.

  •
  Reduce Exposure to a Further Deterioration in Asset Quality—The deterioration of our asset quality is due primarily to the economic slowdown in the real estate market along with the rapid increase in our commercial loans, in particular acquisition, development and construction loans that were dependent on lot or home sales to repay the loan. We have taken several steps to reduce our exposure to a further deterioration in asset quality, including:

  •
  No new AD&C loan commitments.  We have not made a new acquisition, development and construction loan commitment since December 2006.

  •
  Third party loan consultant.  In the first quarter of 2008, we engaged a third party consultant to review the appropriateness of our financial analysis and risk ratings of our commercial loan portfolio. The consultant sampled approximately 35.0% of our entire commercial loan portfolio, including approximately 27.6% of our acquisition, development and construction loan portfolio at December 31, 2007. In the second quarter of 2008, the consultant conducted a second loan review, sampling an additional 17.2% of our entire commercial loan portfolio and approximately 17.2% of our acquisition, development and construction loan portfolio at May 31, 2008. The consultant provided recommendations for the risk rating to apply to each loan reviewed and recommendations for strengthening the credits even when there was no disagreement with management's risk rating. Our board of directors and management have met with the consultant on several occasions and have considered its recommendations in assessing credit risk and enhancing our underwriting practices. We recently engaged the consultant to review the remainder of our acquisition, development and construction loan portfolio.

  •
  Resolution of nonperforming loans.  We have taken proactive steps to resolve our nonperforming loans, including negotiating repayment plans, forbearances, loan modifications and loan extensions with our borrowers when we believe the project involved will be successfully completed. We have also outsourced several loan workouts to experienced loan workout specialists.

  •
  Conservative underwriting.  We have applied more conservative underwriting practices, including, among other things, requiring more detailed credit information in certain circumstances, increasing the amount of required collateral or equity requirements or reducing loan-to-value ratios.

    In addition to our efforts to reduce our exposure to a further deterioration in asset quality, we expect the Cease and Desist Order to prohibit us from originating any new acquisition, development, nonresidential real estate, commercial, construction or land loans without prior regulatory approval.

  •
  Reduce Our Asset Base and Raise Capital—We believe that our efforts to reduce our asset base and raise additional capital in the conversion will help us both to achieve our goal of obtaining Office of Thrift Supervision termination of the expected Cease and Desist Order and mitigate the impact on Bradford Bank of a worsening economy as well as manage our capital levels to maintain a capital cushion in excess of our regulatory capital requirement.

    At the minimum of the offering range, we expect to exceed all of our regulatory capital requirements, including the higher capital requirements set forth in the expected Cease and Desist Order. See "Regulatory Capital Compliance" for a description of our capital position relative to our regulatory capital requirements at June 30, 2008 on a pro forma basis. After the offering, we expect our efforts to reduce our asset base (through continuing to reduce the amount of outstanding Federal Home Loan Bank advances and allowing deposit run-off) will further help improve our capital ratios. However, to the extent we experience increases in our allowance for loan losses and operating losses, such events will reduce, and possibly eliminate, our capital cushion.

  •
  Top to Bottom Review of Branch Network—We believe that our extensive network of branches in the greater Baltimore metropolitan area is a strength of our institution. However, we are in the process of undertaking a complete review of all of our branches to ensure that we maximize the potential profitability we can generate from this network. Although we expect to expand our franchise northeast of Baltimore by opening a branch office in White Marsh, which we expect to open in the fourth quarter of 2008, we intend to close our Cockeysville office (and move the deposits to our nearby Lutherville branch) in the fourth quarter of 2008. We are also analyzing whether any of our other current branches should be sold, closed or relocated.

  •
  Expense Control—In addition to the review of our branch network, management has undertaken several initiatives to reduce our noninterest expenses, including decreasing personnel cost. In 2008 we reduced our staff by nine employees, terminated our title agency business, reduced fees for our board of directors by 15.0%, reduced salaries for our executive management by 10.0% and eliminated the 2008 contribution to the supplemental executive retirement plan. We expect the annual cost savings from these initiatives to be approximately $500,000. We will continue to make it our priority to identify cost savings opportunities throughout all phases of our operations.

  •
  Continuing to Grow Noninterest Income—In order to decrease our reliance on interest rate spread income, we have pursued initiatives to increase noninterest income. We offer nondeposit products, including money market funds, mutual funds, securities (stocks and bonds), life insurance, fixed and variable annuities and long-term care insurance. In 2006, we expanded our non-deposit product operations by acquiring a book of term-life insurance policies on which we receive commissions. Our nondeposit products generated $298,000, $375,000 and $360,000 of noninterest income during the six months ended June 30, 2008 and years ended December 31, 2007 and 2006, respectively. We will seek to develop additional products and/or services to offer our existing customers, although, with the exception of overdraft privileges on checking accounts, no specific new products or services have been made available to customers at this time.

Balance Sheet Analysis

         Loans.    At June 30, 2008, total loans, net, were $406.7 million, or 77.2% of total assets. In the six months ended June 30, 2008, the net loan portfolio decreased $26.3 million, or 6.1%. The decrease was primarily due to a change in strategy to sell one-to-four family residential mortgage loan production rather than keep these loans in our portfolio, paydowns received on acquisition, development and construction loans, and the increase in the allowance for loan losses of $5.4 million. At December 31, 2007, total loans receivable, net, were $433.0 million, or 76.8% of total assets. In the year ended December 31, 2007, the net loan portfolio grew $52.2 million, or 13.7%. The increase was primarily due to the $38.7 million of loans, net, acquired on January 19, 2007 in connection with the acquisition of Valley Bancorp. The loan portfolio of Valley Bancorp was primarily composed of $8.9 million of residential mortgage loans, $7.7 million of residential acquisition, development and construction loans, and $10.3 million of commercial real estate loans. In addition to the loans acquired in connection with the acquisition of Valley Bancorp, commercial real estate loans increased $8.9 million, or 16.0%, and we acquired $4.1 million of consumer marine loans from a broker. Because the purchase price for Valley Bancorp exceeded the net book value, goodwill increased by $4.9 million and other intangible assets increased by $448,000. The cash purchase price of $9.3 million for Valley Bancorp accounts for a portion of the $13.1 million decrease in cash and cash equivalents during the year. The remainder of the decrease in cash and cash equivalents reflects the use of such assets to help fund loan growth.

			December 31,
	June 30, 2008		2007		2006
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family	$182,958	44.03%	$197,002	45.13%	$185,068	48.38%
Commercial real estate	74,512	17.93	75,077	17.20	55,831	14.59
Acquisition, development and construction	69,742	16.78	80,777	18.50	71,371	18.66
Commercial construction	14,159	3.41	10,709	2.45	9,205	2.41

Total real estate loans	341,371	82.15	363,565	83.28	321,475	84.04
Commercial business loans	18,935	4.56	22,453	5.14	17,118	4.47
Consumer loans:
Home equity loans	19,932	4.80	21,022	4.82	16,208	4.24
Home equity lines of credit	22,922	5.52	17,726	4.06	13,747	3.59
Auto loans	1,157	0.28	1,284	0.29	12,426	3.25
Other consumer loans	11,208	2.70	10,500	2.41	1,575	0.41

Total consumer loans	55,219	13.30	50,532	11.58	43,956	11.49

Total loans	415,525	100.00%	436,550	100.00%	382,549	100.00%

Net deferred loan fees	156	0.04%	(41)	(0.01)%	241	0.06%
Premium on loans purchased	181	0.04%	272	0.06%	397	0.10%
Allowance for losses	(9,195)	(2.21)%	(3,787)	(0.87)%	(2,398)	(0.63)%

Loans, net	$406,667		$432,994		$380,789

	December 31,
	2005		2004		2003
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family	$175,808	51.75%	$161,774	52.98%	$162,657	59.89%
Commercial real estate	53,749	15.82	52,263	17.12	35,163	12.95
Acquisition, development and construction	56,491	16.63	42,370	13.88	24,792	9.13
Commercial construction	5,712	1.68	2,539	0.83	4,550	1.68

Total real estate loans	291,760	85.88	258,946	84.80	227,162	83.65
Commercial business loans	17,535	5.16	15,609	5.11	14,911	5.49
Consumer loans:
Home equity loans	14,806	4.36	12,565	4.11	14,002	5.16
Home equity lines of credit	13,677	4.03	16,622	5.44	13,850	5.10
Auto loans	1,080	0.32	767	0.25	1,010	0.37
Other consumer loans	872	0.26	845	0.28	643	0.24

Total consumer loans	30,435	8.96	30,799	10.09	29,505	10.86

Total loans	339,730	100.00%	305,354	100.00%	271,578	100.00%

Net deferred loan fees	(27)	(0.01)%	80	0.03%	(12)	—%
Premium on loans purchased	551	0.16%	734	0.24%	1,034	0.38%
Allowance for losses	(1,412)	(0.42)%	(1,221)	(0.40)%	(898)	(0.33)%

Loans, net	$338,842		$304,947		$271,702

         Loan Maturity.    The following tables set forth certain information at June 30, 2008 and December 31, 2007 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The tables do not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. The amounts shown below exclude unearned interest in consumer loans and net deferred loan costs or fees.

December 31, 2007 (Dollars in thousands)	One- to Four-Family Loans	Commercial Real Estate Loans	Acquisition, Development and Construction	Commercial Construction Loans	Commercial Business Loans	Consumer Loans	Total Loans
Amounts due in:
One year or less	$13,464	$21,096	$66,842	$10,709	$11,216	$3,169	$126,496
More than one to five years	45,919	43,392	13,935	—	8,586	12,505	124,337
More than five to ten years	40,219	9,004	—	—	2,591	8,785	60,599
More than ten years	97,400	1,585	—	—	60	26,073	125,118

Total	197,002	75,077	80,777	10,709	22,453	50,532	436,550
Interest rate terms on amounts due after one year:
Fixed-rate loans	133,071	52,215	—	—	9,193	31,029	225,508
Adjustable-rate loans	50,466	1,767	13,935	—	2,044	16,335	84,547

Total	$183,537	$53,982	$13,935	$—	$11,237	$47,364	$310,055

June 30, 2008 (Dollars in thousands)	One- to Four-Family Loans	Commercial Real Estate Loans	Acquisition, Development and Construction	Commercial Construction Loans	Commercial Business Loans	Consumer Loans	Total Loans
Amounts due in:
One year or less	$14,623	$19,357	$59,489	$10,541	$10,270	$5,506	$119,786
More than one to five years	41,816	41,623	10,253	758	6,714	9,229	110,393
More than five to ten years	36,057	11,936	—	1,276	1,908	8,462	59,639
More than ten years	90,462	1,596	—	1,584	43	32,022	125,707

Total	182,958	74,512	69,742	14,159	18,935	55,219	415,525
Interest rate terms on amounts due after one year:
Fixed-rate loans	123,163	54,603	185	3,618	8,315	27,933	217,817
Adjustable-rate loans	45,173	552	10,068	—	350	21,780	77,923

Total	$168,336	$55,155	$10,253	$3,618	$8,665	$49,713	$295,740

         Securities.    At June 30, 2008, the investment securities portfolio was $73.5 million, or 14.0% of total assets. At that date, 79.6% of the investment portfolio was invested in U.S. government and agency securities and mortgage-backed securities. The remainder was invested primarily in municipal bonds, trust preferred securities and equity securities. We do not hold any government sponsored entities preferred securities or real estate investment trust preferred securities. See note 3 to the financial statements for information regarding our investments in a continuous unrealized loss position.

			December 31,
	June 30, 2008		2007		2006		2005
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available for sale:
U.S. Government and agency securities	$28,065	$28,144	$38,608	$39,030	$39,434	$38,930	$32,415	$31,660
Mortgage-backed securities	23,376	23,152	25,961	25,961	22,310	22,008	28,296	27,846
Trust preferred securities	4,500	3,522	4,500	4,307	4,500	4,561	4,500	4,532
Municipal bonds	11,094	11,090	11,588	11,674	11,891	11,951	7,562	7,414
Equity securities	390	377	390	380	1,964	1,925	1,683	1,646

Total available for sale	67,425	66,285	81,047	81,352	80,099	79,375	74,456	73,098
Securities held to maturity:
U.S. Government and agency securities	—	—	—	—	3,848	3,705	3,848	3,717
Mortgage-backed securities	7,234	6,904	7,452	7,364	14,174	13,878	15,479	15,201

Total held to maturity	7,234	6,904	7,452	7,364	18,022	17,583	19,327	18,918

Total	$74,659	$73,189	$88,498	$88,717	$98,121	$96,958	$93,783	$92,016

        At June 30, 2008, we had no investments in a single company or entity (other than United States government sponsored enterprise securities) that had an aggregate book value in excess of 10% of our equity at June 30, 2008.

        The following table sets forth the stated maturities and weighted average yields of the investment securities at June 30, 2008. Certain securities have adjustable interest rates and will reprice monthly, quarterly or annually within the various maturity ranges. These repricing schedules are not reflected in the table below. All but approximately $6.2 million of the securities listed have fixed rates.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
June 30, 2008 (Dollars in thousands)	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Securities available for sale:
U.S. Government and agency securities	$—		$8,706	4.64%	$12,642	5.13%	$6,797	5.14%	$28,144	4.98%
Mortgage-backed securities	464	5.75%	3,071	4.94%	9,796	4.66%	9,820	5.39%	23,151	5.03%
Trust preferred securities	—		—		—		3,522	4.42%	3,522	4.42%
Municipal bonds	—		1,012	4.66%	4,451	5.46%	5,627	5.85%	11,090	5.58%
Equity securities	—		—		—		377		377

Total available for sale	464	5.75%	12,790	4.71%	26,889	5.01%	26,142	5.22%	66,285	5.04%
Securities held to maturity:
Mortgage-backed securities	—		—		—		6,904	5.08%	6,904	5.08%

Total held to maturity	—		—		—		6,904	5.08%	6,904	5.08%

Total	$464	5.75%	$12,790	4.71%	$26,889	5.01%	$33,046	5.19%	$73,189	5.04%

         Deposits.    Our deposit base is comprised of demand deposits, savings accounts, money market accounts and time deposits. We consider demand deposits, savings accounts, money market accounts and time deposits less than $100,000 to be core deposits. At June 30, 2008, core deposits were 80.3% of total deposits. Deposits decreased $22.7 million, or 5.21%, in the six months ended June 30, 2008, primarily as a result of our strategy to lower the cost of funds by allowing deposits to decrease. Deposits increased $7.4 million, or 1.7%, for the year ended December 31, 2007, primarily as a result of acquiring $37.1 million of deposits in the acquisition of Valley Bancorp, partially offset by a decrease in deposits in the second half of 2007 due to the use of lower cost borrowed funds.

			December 31,
	June 30, 2008		2007		2006		2005
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand deposits	$6,160	1.49%	$5,177	1.19%	$6,058	1.41%	$6,051	1.56%
Interest-bearing demand deposits	89,065	21.54	52,350	12.00	42,275	9.86	39,391	10.13
Savings accounts	25,406	6.14	26,696	6.12	32,724	7.63	40,519	10.42
Certificates of deposit	292,799	70.81	351,797	80.64	347,555	81.04	302,543	77.81
Other deposits	90	0.02	239	0.05	249	0.06	320	0.08

Total	$413,521	100.00%	$436,260	100.00%	$428,861	100.00%	$388,824	100.00%

        The following table indicates the amount of certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 2008.

June 30, 2008 (Dollars in thousands)	Certificates of Deposit
Maturity Period:
Three months or less	$18,963
Over three through six months	14,315
Over six through twelve months	29,276
Over twelve months	18,992

Total	$81,546

        The following table sets forth the time deposits classified by rates at the dates indicated. Information for Golden Prague and Senator Bank was not available for December 31, 2005 and 2006 and is therefore not included in the table below.

		December 31,
	June 30, 2008
(In thousands)		2007	2006	2005
0.00 - 1.00%	$—	$—	$—	$—
1.01 - 2.00	19,446	8	—	17,525
2.01 - 3.00	47,392	5,124	10,914	63,090
3.01 - 4.00	34,282	75,280	56,935	113,303
4.01 - 5.00	146,983	194,692	158,314	63,886
5.01 - 6.00	44,696	76,693	85,798	4,720
6.01 - 7.00	—	—	—	2,322
Over 7.00	—	—	—	—

Total	$292,799	$351,797	$311,961	$264,846

        The following table sets forth the amount and maturities of time deposits classified by rates at June 30, 2008.

	Amount Due
						Percent of Total Time Deposit Accounts
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total
	(Dollars in thousands)
0.00 - 1.00%	$—	$—	$—	$—	$—	—%
1.01 - 2.00	19,446	—	—	—	19,446	6.64
2.01 - 3.00	40,291	6,000	776	325	47,392	16.19
3.01 - 4.00	20,518	6,369	3,299	4,096	34,282	11.71
4.01 - 5.00	101,190	40,193	4,879	721	146,983	50.20
5.01 - 6.00	39,593	1,025	2,544	1,534	44,696	15.26
6.01 - 7.00	—	—	—	—	—	—

Total	$221,038	$53,587	$11,498	$6,676	$292,799	100.00%

         Borrowings.    We use borrowings from the Federal Home Loan Bank of Atlanta, as well as other sources of borrowings, to supplement our supply of funds for loans and investments.

	Six Months Ended June 30,		Year Ended December 31,
(Dollars in thousands)	2008	2007	2007	2006	2005
Maximum amount outstanding at any month end during the period:
FHLB advances	$68,500	$53,000	$84,200	$46,900	$22,000
Other borrowings	8,800	4,500	10,150	14,000	2,600
Average amount outstanding during the period:
FHLB advances	$66,583	$50,316	$60,758	$21,514	$18,620
Other borrowings	5,760	4,901	6,088	2,483	115
Weighted average interest rate during the period:
FHLB advances	4.09%	4.26%	3.93%	3.96%	3.71%
Other borrowings	5.31	7.75	7.60	5.49	3.74
Balance outstanding at end of period:
FHLB advances	$64,800	$53,000	$67,300	$46,900	$22,000
Other borrowings	5,000	4,500	5,000	—	2,600
Weighted average interest rate at end of period:
FHLB advances	4.09%	4.19%	4.14%	4.68%	3.92%
Other borrowings	5.10%	7.02	7.35	—	4.50

        Borrowings decreased slightly in 2008 as we sought to reduce our asset base. We were able to eliminate use of overnight borrowings and we paid back maturing advances in the six months ended June 30, 2008. Our borrowings increased in 2007 principally as a result of the use of Federal Home Loan Bank advances to fund loan growth and the Federal Home Loan Bank advances of Valley Bancorp acquired in the acquisition. Other borrowings increased in 2007 due to a loan with Silverton Bank used to facilitate the acquisition of Valley Bancorp and for a note issued to Patapsco Bancorp, Inc. representing the fee payable in connection with the termination of the merger agreement with Patapsco Bancorp, Inc. in January 2008. During 2006, we used borrowings from the Federal Home Loan Bank, supplemented by other short-term borrowings from correspondent banks, to fund loan growth.

Results of Operations for the Six Months Ended June 30, 2008 and 2007

         Financial Highlights.    We incurred a net loss in the six months ended June 30, 2008 primarily due to significantly increased provisions for loan losses. We also were impacted by lower interest rates on our loan portfolio due to the decreasing rate environment. Our interest income on loans was also impacted by increased nonperforming loans. Partially offsetting the decrease in interest income was a decrease in the average rate paid on interest bearing liabilities and our efforts to reduce operating expenses. Part of the decrease in noninterest expense relates to merger related expenses incurred in 2007.

	Six Months Ended June 30,		Change 2008/2007
(Dollars in thousands)	2008	2007	$ Change	% Change
Net interest income (tax-equivalent basis)(1)	$6,190	$7,088	$(898)	(12.67)%
Provision for loan losses	5,898	219	5,679	2,593.15
Noninterest income	999	753	246	32.67
Noninterest expenses	6,537	8,936	(2,399)	(26.85)
Tax-equivalent adjustment	116	115	1	0.87
(Benefit) provision for income taxes	(2,197)	(817)	(1,380)	(168.91)

Net (loss) income	$(3,165)	$(612)	(2,553)	417.16
Return on average equity	(15.78)%	(2.95)%
Return on average assets	(1.16)%	(0.22)%

(1)
Interest and rates are presented on a tax-equivalent basis utilizing a federal tax rate of 34% and a state tax rate of 8.25% beginning January 1, 2008 and 7% for prior periods.

         Net Interest Income.    Net interest income decreased primarily due to a decrease in rates on loans indexed to the prime rate and from an increase in nonperforming loans. In early 2008, the Federal Reserve aggressively reduced the federal funds target rate by 225 basis points. This resulted in an equivalent decrease in the prime rate to which most of our acquisition, development and construction loans and home equity lines of credit are indexed. In addition, the significant slow down in real estate markets resulted in an increase in nonperforming loans we made to residential one-to-four family developers and builders. We also exited the indirect automobile loan business in September 2007. The combination of these factors caused the decrease in loan interest income. Interest income on investments also decreased due to a decrease in the average investment portfolio. Interest expense decreased primarily due to a decrease in the interest rate environment and a decrease in the average balance of deposits, in particular certificates of deposit. Our strategy in decreasing deposits was to lower our cost of funds by allowing higher cost deposit accounts to leave the Bank. We aggressively worked to lower our aggregate cost of funds in response to falling interest rates and decreasing interest income by lowering deposit rates.

	Six Months Ended June 30,		Change 2008/2007
(Dollars in thousands)	2008	2007	Change	% Change
Components of net interest income
Loans	$13,181	$14,583	$(1,402)	(9.61)%
Investment securities (tax-equivalent basis)(1)	2,316	3,009	(693)	(23.03)

Total interest income (tax-equivalent basis)	15,497	17,592	(2,095)	(11.91)
Deposits	7,740	9,283	(1,543)	(16.62)
Borrowings	1,567	1,221	346	28.34

Total interest expense	9,307	10,504	(1,197)	11.40

Net interest income (tax-equivalent basis)	$6,190	$7,088	$(898)	(12.67)
Average yield and rates paid
Interest-earning assets (tax-equivalent basis)	5.97%	6.55%	(0.58)%	(8.95)
Interest-bearing liabilities	3.77	4.15	(0.38)%	(9.07)
Interest rate spread (tax-equivalent basis)	2.20	2.40	(0.20)%	(8.37)
Net interest margin (tax-equivalent basis)	2.38	2.64	(0.26)%	(9.74)
Average balances
Loans	$428,616	$423,050	$5,566	1.32
Investment securities	93,678	118,308	(24,630)	(20.82)
Deposits	423,157	455,473	(32,316)	7.10
Borrowings	73,078	55,217	17,861	32.35

(1)
Interest and rates are presented on a tax-equivalent basis utilizing a federal tax rate of 34% and a state tax rate of 8.25% beginning January 1, 2008 and 7% for prior periods.

         Provision for Loan Losses.    Based on our evaluation of loan loss factors, management made a provision of $5.9 million for the six months ended June 30, 2008 as compared to a provision of $219,000 for the six months ended June 30, 2007. The $5.9 million provision was in response to markedly slower real estate markets and real estate pricing which resulted in an increasing level of non performing loans in the portfolio in 2008 as compared to 2007. Charge-offs increased in the 2008 period and we experienced increases in classified assets and delinquencies. The allowance for loan losses was $9.2 million, or 2.21% of total loans outstanding at June 30, 2008, as compared to $3.8 million, or 0.87% of total loans outstanding at December 31, 2007. An analysis of the changes in the allowance for loan losses is presented under "Risk Management—Analysis and Determination of the Allowance for Loan Losses."

         Noninterest Income.    Commission income increased due to an increase in sales of our non-deposit investment products. In addition, in mid-2007 we changed our strategy with respect to residential mortgages and began to sell all loans rather than portfolio the loans. This generated gains on loan sales in the 2008 period.

	Six Months Ended June 30,		Change 2008/2007
(Dollars in thousands)	2008	2007	$ Change	% Change
Commission income	$386	$309	$77	24.92%
Service charges on deposit accounts	106	88	18	20.45
Income from ground rents	137	123	14	11.38
Gain (loss) on sale of investments	—	—	—	—
Gain (loss) on sale of loans	104	—	104	N/A
Miscellaneous income	266	233	33	14.16

Total	$999	$753	$246	32.67

         Noninterest Expenses.    Compensation expense decreased slightly as we sought to optimize our staffing levels, and the six month expense includes severance accruals for a staff reduction that occurred on June 30, 2008. Management worked to reduce the level of expenses throughout the period. Merger related expenses were incurred in conjunction with the mergers with Golden Prague and Senator Bank in the 2007 period. Other expenses decreased primarily in legal fees and business development and training.

	Six Months Ended June 30,		Change 2008/2007
(Dollars in thousands)	2008	2007	$ Change	% Change
Compensation	$3,775	$3,791	(16)	(0.42)%
Occupancy expense	532	520	12	2.31
Professional fees	60	133	(73)	(54.89)
Advertising	76	107	(31)	(28.97)
Furniture and equipment expense	244	289	(45)	(15.57)
Data processing services	387	452	(65)	(14.38)
FDIC insurance	26	41	(15)	(36.59)
Merger related expenses	—	2,022	(2,022)	(100.00)
Other expenses	1,437	1,580	(143)	(9.05)

Total	$6,537	$8,935	(2,398)	(26.84)

         Income Tax Benefit.    We recorded a tax benefit of $2.2 million for the 2008 period reflecting an effective tax benefit of 40.97% as compared to a tax benefit for the 2007 period of $817,000, reflecting an effective tax benefit of 57.2%. A portion of the benefit for the 2007 period was a reduction of the tax valuation allowance related to the Golden Prague net operating loss carryforward.

Results of Operations for the Years Ended December 31, 2007 and 2006

         Financial Highlights    Net income decreased in 2007 primarily as a result of merger related expenses, a fee resulting from the termination of the merger with Patapsco Bancorp, and the expense of deferred stock offering costs related to our terminated conversion and stock offering.

	Year Ended December 31,		Change 2007/2006
(Dollars in thousands)	2007	2006	Change	% Change
Net interest income (tax-equivalent basis) (1)	$14,508	$13,825	$683	4.94%
Provision for loan losses	1,504	948	556	58.65
Noninterest income	1,053	939	114	12.14
Noninterest expenses	20,138	11,767	8,371	71.14
Tax-equivalent adjustment	216	206	10	4.85
Provision for income taxes	(2,731)	1,252	(3,983)	(318.13)

Net income	$(3,566)	$591	(4,157)	(703.38)
Return on average equity	(8.76)%	1.39%
Return on average assets	(0.63)%	0.12%

(1)
Interest and rates are presented on a tax-equivalent basis utilizing a federal tax rate of 34% and a state tax rate of 8.25% beginning January 1, 2008 and 7% for prior periods.

  Net Interest Income.

2007 vs. 2006.    Net interest income increased during 2007 as compared to 2006 primarily due to loan growth. Interest income increased as a result of the increases in the average balances of loans and the increases in the average yields on loans and investments. Average yields increased as a result of recent loan growth priced at current market yields. Interest expense increased during 2007 as a result of higher balances of deposits and borrowings combined with higher weighted average rates paid on liabilities. As a result of the cost of funds increasing more than the yield on loans and investments, the net interest margin fell from 2.93% in 2006 to 2.62% in 2007. Although general market rates of interest stopped rising in June 2006, Bradford Bancorp experienced rising deposit costs as maturing certificates of deposit repriced from lower rates at the date of origination to current market rates. In addition, the competitive deposit market in which Bradford Bancorp operates caused interest rates on time deposit products to increase to meet competitive pricing pressures.

	Year Ended December 31,		Change 2007/2006
(Dollars in thousands)	2007	2006	Change	% Change
Components of net interest income
Loans	$29,822	$24,167	$5,655	23.40%
Investment securities (tax-equivalent basis)(1)	5,788	5,459	329	6.03

Total interest income (tax-equivalent basis)	35,610	29,626	5,984	20.20
Deposits	18,509	14,784	3,725	25.20
Borrowings	2,808	1,017	1,791	176.11

Total interest expense	21,317	15,801	5,516	34.91

Net interest income (tax-equivalent basis)	$14,293	$13,825	468	3.39
Average yield and rates paid
Interest-earning assets (tax-equivalent basis)	6.52%	6.27%	0.25	3.99%
Interest-bearing liabilities	4.14	3.65	0.49	13.42
Interest rate spread (tax-equivalent basis)	2.38	2.62	(0.24)	(9.16)
Net interest margin (tax-equivalent basis)	2.62	2.93	(0.31)	(10.58)
Average balances
Loans	$433,687	$358,957	$74,730	20.82
Investment securities	112,073	113,584	(1,511)	(1.33)
Deposits	451,042	409,135	41,907	10.24
Borrowings	63,639	23,997	39,642	165.20

(1)
Interest and rates are presented on a tax-equivalent basis utilizing a federal tax rate of 34.0% and a state tax rate of 8.25% beginning January 1, 2008 and 7% for prior periods.

         Provision for Loan Losses.    Based on our evaluation of loan loss factors, management made provisions for loan losses of $1.5 million and $948,000 during the years ended December 31, 2007 and 2006. Charge-offs increased during 2007 as compared to 2006, and the loan portfolio increased as well, principally due to increased levels of commercial real estate, residential acquisition, development and construction, indirect automobile loans and consumer loans. In addition, at December 31, 2007 classified assets increased 196.06% from December 31, 2006 as a result of portfolio growth and slowdowns in the real estate market. Loan balances increased by 13.7% from December 31, 2006, although a portion of this increase related to loans acquired from Valley Bancorp. Valley Bancorp maintained a total allowance for loan losses of $262,000 which was assumed in the acquisition. Net charge-offs to average loans amounted to 0.09% as compared to a recovery of 0.01% for the 2007 and 2006 years, respectively.

        The allowance for loan losses was $3.8 million, or 0.87%, of total loans outstanding as of December 31, 2007, as compared with $2.4 million, or 0.63% of total loans as of December 31, 2006. An analysis of the changes in the allowance for loan losses is presented under "Risk Management—Analysis and Determination of the Allowance for Loan Losses."

         Noninterest Income.    Noninterest income increased $114,000 to $1.1 million for 2007 as compared to $939,000 for 2006. The increase resulted primarily from higher commission income from Bradford Title LLC, a title insurance agency acquired in late 2006, and from Bradford Financial Group, Inc., and from increased ground rent income resulting from the acquisition of Valley Bancorp. In 2008, we ceased operations of the title agency. Partially, offsetting these increases was the loss recorded on the sale of our entire indirect automobile loan portfolio.

	Year Ended December 31,		Change 2007/2006
(Dollars in thousands)	2007	2006	$ Change	% Change
Commission income	$584	$359	$225	62.67%
Service charges on deposit accounts	199	149	50	33.56
Income from ground rents	257	23	234	1,017.39
Gain (loss) on sale of investments	—	3	(3)	(100.00)
Gain (loss) on sale of loans	(498)	—	(498)	N/A
Miscellaneous income	511	405	106	26.17

Total	$1,053	$939	$114	12.14

         Noninterest Expenses.    Noninterest expense increased $8.4 million during 2007 as compared to 2006. Included in this amount was $2.0 million of merger related costs in connection with the mergers with Golden Prague and Senator Bank. We also agreed to pay a $2.0 million fee resulting from the termination of the merger with Patapsco Bancorp and recorded the note payable as an expense. In addition, we recorded a $1.7 million expense of deferred stock issuance costs related to our terminated conversion and stock offering. Of the remaining $2.7 million increase, $1.2 million related to increased compensation and benefits costs due primarily to the Valley Bancorp acquisition and increased commercial and indirect automobile lending staffs. Occupancy costs also increased due to the new locations acquired in the acquisitions and related expenses. Professional fees in 2007 relate to fees incurred in connection with the mergers with Golden Prague and Senator, the acquisition of Valley Bancorp, and the termination of the merger with Patapsco Bancorp. Other expenses increased in 2007 due to the effect of recoveries in 2006 of legal fees from a commercial borrower which had been expensed in a prior fiscal year. In addition, the amortization of intangible assets increased due to the Valley Bancorp acquisition as well as professional services costs. In 2007, we also incurred approximately $280,000 of workout expenses related to problem loans.

        Other expenses for 2007 and 2006 contain expenses related to professional development/training and business development of $360,000 and $301,000, security of $194,000 and $194,000, core deposit intangible amortization of $270,000 and $177,000, Office of Thrift Supervision assessment of $126,000 and $100,000, courier and messenger services of $122,000 and $99,000, office supplies of $115,000 and $71,000, stationary and printing of $106,000 and $69,000, and postage and express charges of $104,000 and $78,000, respectively. Other expenses of less than $100,000 annually were incurred for telephone costs, software maintenance, legal fees, audit expenses, bank service charges, automobile expenses, contributions and gifts and other noninterest expenses.

	Year Ended December 31,		Change 2007/2006
(Dollars in thousands)	2007	2006	$ Change	% Change
Compensation	$7,718	$6,530	$1,188	18.19%
Occupancy expense	1,072	986	86	8.72
Professional fees	677	130	547	420.77
Advertising	256	191	65	34.03
Furniture and equipment expense	588	469	119	25.37
Data processing services	783	865	(82)	(9.48)
FDIC insurance	75	103	(28)	(27.18)
Termination fee	2,000	—	2,000	N/A
Merger related expenses	2,022	—	2,022	N/A
Stock issuance costs	1,692	—	1,692	N/A
Other expenses	3,255	2,493	762	30.57

Total	$20,138	$11,767	$8,371	71.14

         Income Tax Expense (Benefit).    We recorded an income tax benefit of $2.7 million in 2007 as compared to an income tax expense of $1,252,000 for 2006, reflecting an effective tax rate of 67.9%. The tax benefit for 2007 resulted from the loss before taxes. The tax provision for 2006 included an increase in the tax valuation allowance of Golden Prague of $664,000 and an increase in the effective tax rate by 36.0%. Golden Prague decreased its deferred tax valuation allowance in 2005 based on the assumption that it would be able to use prior net operating losses. In 2006, Golden Prague generated a loss before taxes which resulted in it increasing the deferred tax valuation allowance since the ability to use net operating losses again was questionable.

Average Balance Table

        The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average daily balances of assets or liabilities, respectively, for the periods presented. The amortization of loan fees and costs in accordance with SFAS No. 91 are included in interest income on loans and are not material. In addition, non-accrual loans are included in the average balances but are not deemed material. Interest and rates are presented on a tax-equivalent basis utilizing a federal tax rate of 34% and a state tax rate of 8.25% beginning January 1, 2008 and 7% for prior periods.

		Six Months Ended June 30,
	June 30, 2008
		2008			2007
(Dollars in thousands)	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Assets:
Interest-earning assets:
Loans	6.07%	$428,616	$13,181	6.18%	$423,050	$14,583	6.95%
Mortgage-backed securities	5.02	32,132	796	4.98	37,401	932	5.03
Municipal bonds (tax-equivalent basis)	5.15	11,197	284	5.10	11,716	301	5.19
U. S. government agencies (tax-equivalent basis)	5.32	31,193	859	5.54	46,442	1,171	5.08
Other interest-earning assets	3.04	19,155	377	3.96	22,750	605	5.36

Total interest-earning assets	5.81	522,293	15,497	5.97	541,359	17,592	6.55
Noninterest-earning assets		22,388			21,139

Total assets		544,681			562,498
Liabilities and equity:
Interest-bearing liabilities:
Savings deposits	0.55	25,805	85	0.66	31,857	160	1.01
NOW deposits	1.68	43,162	429	2.00	32,965	394	2.41
Money market deposits	2.63	30,447	433	2.86	17,325	175	2.04
Certificates of deposit	4.09	323,743	6,793	4.22	373,326	8,554	4.62

Total interest-bearing deposits	3.44	423,157	7,740	3.68	455,473	9,283	4.11
FHLB advances and other borrowings	4.15	73,078	1,567	4.31	55,217	1,221	4.46

Total interest-bearing liabilities	3.55	496,235	9,307	3.77	510,690	10,504	4.15
Noninterest-bearing demand deposits		7,215			6,795
Other noninterest-bearing liabilities		1,114			3,561

Total liabilities		504,564			521,046
Retained earnings		40,173			42,205
Accumulated other comprehensive income		(56)			(753)

Total equity		40,117			41,452

Total liabilities and equity		544,681			$562,498
Net interest income (tax-equivalent basis)			$6,190			$7,088
Net interest rate spread (tax-equivalent basis)(1)	2.26%			2.20%			2.40%
Net interest margin (tax-equivalent basis)(2)	2.45%			2.38%			2.64%
Average interest-earning assets to average interest-bearing liabilities	105.56%			105.25%			106.01%

(1)
Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(2)
Net interest margin represents net interest income as a percentage of average interest-earning assets.

	Year Ended December 31,
	2007			2006			2005
(Dollars in thousands)	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Assets:
Interest-earning assets:
Loans	$433,687	$29,822	6.88%	$358,957	$24,167	6.73%	$323,029	$19,878	6.15%
Mortgage-backed securities	36,048	1,803	5.00	39,869	1,866	4.68	46,957	2,011	4.28
Municipal bonds (tax-equivalent basis)	11,654	592	5.08	10,361	533	5.14	6,020	315	5.23
U. S. government agencies (tax-equivalent basis)	45,129	2,307	5.11	43,081	2,111	4.90	43,042	1,754	4.07
Other interest-earning assets	19,241	1,086	5.64	20,273	949	4.68	21,030	755	3.59

Total interest-earning assets	545,759	35,610	6.52	472,541	29,626	6.27	440,078	24,713	5.62
Noninterest-earning assets	22,066			14,686			15,097

Total assets	567,825			487,227			455,175
Liabilities and equity:
Interest-bearing liabilities:
Savings deposits	30,119	317	1.05	36,363	446	1.23	45,182	433	0.96
NOW deposits	35,713	880	2.46	21,390	364	1.70	15,717	93	0.59
Money market deposits	15,673	360	2.30	19,047	294	1.54	32,054	401	1.25
Certificates of deposit	369,537	16,952	4.59	332,335	13,680	4.12	291,552	9,441	3.24

Total interest-bearing deposits	451,042	18,509	4.10	409,135	14,784	3.61	384,505	10,368	2.70
FHLB advances and other borrowings	63,639	2,808	4.41	23,997	1,017	4.24	18,735	694	3.70

Total interest-bearing liabilities	514,681	21,317	4.14	433,132	15,801	3.65	403,240	11,062	2.74
Noninterest-bearing demand deposits	9,682			8,741			7,523
Other noninterest-bearing liabilities	2,763			2,712			2,867

Total liabilities	527,126			444,585			413,630
Retained earnings	41,622			43,648			42,009
Accumulated other comprehensive income	(923)			(1,006)			(464)

Total equity	40,699			42,642			41,545

Total liabilities and equity	$567,825			$487,227			$455,175
Net interest income (tax-equivalent basis)		$14,293			$13,825			$13,651
Net interest rate spread (tax-equivalent basis)(1)			2.38%			2.62%			2.88%
Net interest margin (tax-equivalent basis)(2)			2.62%			2.93%			3.10%
Average interest-earning assets to average interest-bearing liabilities			106.04%			109.10%			109.14%

(1)
Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(2)
Net interest margin represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

        The following table sets forth the effects of changing rates and volumes on our net interest income on a tax-equivalent basis utilizing a federal tax rate of 34% and a state tax rate of 7%. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007
(In thousands)	Volume	Rate	Net
Interest income:
Loans receivable	$542	$(1,944)	$(1,402)
Mortgage-backed securities	(128)	(8)	(136)
Municipal bonds (tax-equivalent basis)	(13)	(4)	(17)
U.S. government agency securities (tax-equivalent basis)	(577)	265	(312)
Other interest-earning assets	(85)	(142)	(227)

Total	(261)	(1,833)	(2,094)
Interest expense:
Savings deposits	(26)	(49)	(75)
NOW deposits	198	(163)	35
Money market deposits	168	90	258
Certificates of deposit	(1,065)	(695)	(1,760)
FHLB advances and other borrowings	461	(115)	346

Total	(264)	(932)	(1,196)

Increase (decrease) in net interest income	$3	$(901)	$(898)

	2007 Compared to 2006
(In thousands)	Volume	Rate	Net
Interest income:
Loans receivable	$5,129	$526	$5,655
Mortgage-backed securities	(186)	123	(63)
Municipal bonds (tax-equivalent basis)	66	(7)	59
U.S. government agency securities (tax-equivalent basis)	102	94	196
Other interest-earning assets	(50)	186	136

Total	5,061	922	5,983
Interest expense:
Savings deposits	(71)	(58)	(129)
NOW deposits	309	207	516
Money market deposits	(59)	125	66
Certificates of deposit	1,618	1,653	3,271
FHLB advances and other borrowings	1,748	43	1,791

Total	3,545	1,970	5,515

Increase (decrease) in net interest income	$1,516	$(1,048)	$468

	2006 Compared to 2005
(In thousands)	Volume	Rate	Net
Interest income:
Loans receivable	$2,323	$1,966	$4,289
Mortgage-backed securities	(321)	175	(146)
Municipal bonds (tax-equivalent basis)	223	(5)	218
U.S. government agency securities (tax-equivalent basis)	2	355	357
Other interest-earning assets	(28)	223	195

Total	2,199	2,714	4,913
Interest expense:
Savings deposits	(94)	107	13
NOW deposits	44	227	271
Money market deposits	(187)	80	(107)
Certificates of deposit	1,441	2,797	4,238
FHLB advances and other borrowings	214	110	324

Total	$1,418	$3,321	$4,739

Increase (decrease) in net interest income	$781	$(607)	$174

Explanation of Use of Non-GAAP Financial Measures

        We believe that it is common practice in the banking industry to present interest income and related yield information on tax exempt securities on a tax-equivalent basis and that such information is useful to investors because it facilitates comparisons among financial institutions. However, the adjustment of interest income and yields on tax exempt securities to a tax-equivalent amount may be considered to include non-GAAP financial information. A reconciliation to GAAP is provided below.

	Six Months Ended June 30,				Year Ended December 31,
	2008		2007		2007		2006
(Dollars in thousands)	Interest	Average Yield	Interest	Average Yield	Interest	Average Yield	Interest	Average Yield
Loans (non-tax adjusted)	$13,159	5.75%	$14,583	6.95%	$29,822	6.88%	$24,167	6.73%
Tax-equivalent adjustment(1)	22		—		—

Loans (tax equivalent basis)	$13,181	6.18%	$14,583	6.95%	$29,822	6.88%	$24,167	6.73%
Municipal bonds (non-tax adjusted)	$217	3.90%	$223	3.85%	$446	3.83%	$389	3.75%
Tax-equivalent adjustment(1)	67		78		146		144

Municipal bonds (tax equivalent basis)	$284	5.09%	$301	5.19%	$592	5.08%	$533	5.14%

U.S. government agencies (non-tax adjusted)	$832	5.36%	$1,134	4.92%	$2,237	4.96%	$2,049	4.76%
Tax-equivalent adjustment(1)	27		37		70		62

U.S. government agencies (tax equivalent basis)	$859	5.54%	$1,171	5.08%	$2,307	5.11%	$2,111	4.90%

Net interest income (non-tax adjusted)	$6,074		$6,973		$14,077		$13,619
Tax-equivalent adjustment (1)	116		115		216		206

Net interest income (tax equivalent basis)	$6,190		$7,088		$14,293		$13,825
Interest rate spread (no tax adjustment)	2.15%		2.36%		2.34%		2.58%
Net interest margin (no tax adjustment)	2.34%		2.60%		2.58%		2.88%

(1)
The tax-equivalent adjustment is based on a federal tax rate of 34% and a state tax rate of 8.25% for periods beginning January 1, 2008 and 7% for all prior periods presented.

Risk Management

         Overview.    Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

         Credit Risk Management.    Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans.

        When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status, including contacting the borrower by phone beginning on the 16th day of delinquency. On the 30th day of delinquency a notice will be sent to the borrower and on the 60th day we will commence collection proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. Management informs the board of directors monthly of the amount of nonperforming loans, delinquent loans and charge-offs.

         Analysis of Nonperforming and Classified Assets.    We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Loans are generally placed on nonaccrual status when they become 90 days delinquent at which time the accrual of interest ceases. Loans can also be placed by management on nonaccrual prior to becoming 90 days delinquent if there is doubt about the ability of the borrower to pay all principal and interest payments on the loan. Once a loan is placed on nonaccrual, any accrued but uncollected interest is charged against interest income. Typically, payments received on a nonaccrual loan are allocated to principal and interest in accordance with the contractual terms of the loan, or allocated entirely to principal if in managements' judgment there is doubt as to the ultimate collection of all amounts due from the borrower.

        Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure less estimated costs to sell. Holding costs and declines in fair value after acquisition of the property result in charges against income.

        On June 30, 2008, the Company held four properties with an estimated market value, net of selling costs, of $599,000. One property carried at $125,000 was sold for $140,000 in July 2008.

        The following table provides information with respect to our nonperforming assets at the dates indicated. We did not have any troubled debt restructurings at any of the dates presented.

		December 31,
	June 30, 2008
(Dollars in thousands)		2007	2006	2005	2004	2003
Real estate loans:
One- to four-family	1,000	715	$639	$732	$1,324	$810
Commercial real estate	2,693	2,968	627	—	—	66
Acquisition, development and construction	12,445	4,937	—	—	—	—
Commercial construction	—	—	—	—	—	—

Total real estate loans	16,138	8,620	1,266	732	1,324	876
Commercial business loans	1,583	1,142	181	212	234	360
Consumer loans:
Home equity loans and lines of credit	—	11	120	48	51	66
Automobile loans	—	—	—	—	—	—
Other consumer loans	—	2	1	6		20

Total consumer loans	—	13	121	54	51	86

Total nonaccrual loans	17,721	9,775	1,568	998	1,609	1,322

Real estate owned	599	289	120	195	195	195

Total nonperforming assets	18,320	10,064	1,688	1,193	1,804	1,517

Total nonperforming loans to total loans	4.26%	2.24%	0.41%	0.29%	0.53%	0.48%
Total nonperforming loans to total assets	3.36%	1.73%	0.30%	0.22%	0.35%	0.30%
Total nonperforming assets to total assets	3.48%	1.78%	0.32%	0.26%	0.40%	0.34%

        The nonperforming one-to-four family real estate loans totaled $1.0 million at June 30, 2008 and consisted of eight properties and totaled $715,000 at December 31, 2007 and consisted of 13 properties. The Company's policy on residential real estate loans is to place such loans on nonaccrual when the loans become past due 90 days, and return the loans to accruing status when the customer has brought the loan current. We include single property non-owner occupied mortgage loans in the one- to four-family real estate loan category and we have experienced an increase in nonperforming non-owner occupied mortgage loans. At June 30, 2008, nonperforming single unit non-owner occupied mortgage loans totaled $879,000, or 87.9% of nonperforming one-to-four family real estate loans. At December 31, 2007, nonperforming single unit non-owner occupied mortgage loans totaled $417,000, or 58.3% of nonperforming one- to four-family real estate loans.

        Nonperforming commercial real estate loans at June 30, 2008 totaled $2.7 million and were comprised of two loans, the largest of which is a mortgage on a church for $2.6 million (the "Church loan"). This loan was also nonperforming at December 31, 2007 with a balance of $2.7 million. The church has filed for protection under the bankruptcy laws while it works to reorganize. The church has substantial federal and state tax liens filed against it for past due payroll taxes. While in bankruptcy, the church continues to make monthly payments of $19,000 to the Company. The Company is applying the payments received to reduce the principal balance of the loan. The Company considers the Church loan as an impaired loan and has established an impairment allowance of $456,000 at June 30, 2008 based on the estimated value of collateral.

        We had $12.4 million of nonperforming acquisition, development and construction loans at June 30, 2008. Of this amount, two loans totaling $3.7 million were classified as nonaccrual loans since the notes had matured and extensions or renewals had not yet been approved. In July and August 2008, the appropriate extensions were negotiated and approved for these two loans, and both loans were put back on accruing status. In both instances, the current loan to values for the properties were within the Company's loan policy guidelines and the borrowers deposited interest reserve balances at the Company to cover interest requirements for the next 12 months.

        The remaining $8.7 million of nonperforming acquisition, development and construction loans is comprised of six projects in varying stages of completion. One project totaling $3.5 million is a project on the eastern shore of Maryland just outside of Cambridge, Maryland (the "Cambridge loan"). This project consists of fully developed lots for 42 single family homes and 72 townhomes. This project took longer to develop than planned and has access issues pending completion of a road. The change in the real estate market has significantly affected the value of this project. The Company considers this development loan as an impaired loan and has established an impairment allowance of $2.2 million at June 30, 2008, which is in excess of an indicated loss based on a current appraisal.

        Also included in the remaining $8.7 million are loans for three projects of the same borrower totaling $3.6 million located in Prince George's County, Maryland ("PG County project"). One of these projects involves a loan for $400,000 collateralized by a model home. The model is estimated to have sufficient value to cover the balance, and the borrower is negotiating with potential buyers on a sale-leaseback transaction. The remaining $3.2 million is for two projects that are primarily parcels of raw land where a small amount of engineering work has been completed. The structure of the original land purchase contract contains a third party development requirement for these parcels. The development work has not been completed and it is likely the Company would have to file suit to enforce performance. In light of this uncertainty and as a result of declines in real estate values, the Company considers these development loans as impaired and has established an impairment allowance of $2.0 million at June 30, 2008.

        Another nonperforming loan included in the $8.7 million is a $904,000 loan to a builder collateralized by a finished home in Howard County, Maryland (the "Howard County loan"). The Company is moving to foreclosure. The finished home is listed for sale and has an estimated value based on a January 2008 appraisal of $1.2 million.

        The final project in the $8.7 million remainder has an outstanding balance of $731,000. The developer was successful in selling lots in the project until recently, and five fully developed and saleable lots remain. The Company is negotiating with the borrower to discount the lots to promote sales, but may move towards foreclosure if the negotiations are not successful. The Company considers this development loan as an impaired loan and has established an impairment allowance of $206,000 at June 30, 2008 based on an estimate of the discounting required to sell the lots.

        The composition of the $4.9 million of nonperforming acquisition, development and construction loans at December 31, 2007 included the $3.5 million Cambridge loan discussed above, the Howard County loan discussed above (balance of which was $968,000 at December 31, 2007), and an investor loan for $500,000 for a three unit housing project in western Maryland. The investor loan was foreclosed in the second quarter of 2008 and a loss of $125,000 was recognized. The Company is carrying the property in other real estate owned at June 30, 2008 for $375,000.

        Nonperforming commercial business loans at June 30, 2008 totaled $1.6 million and were comprised of four relationships. One loan for $441,000 is classified as nonperforming because the note has matured and the Company was working with the borrower to obtain additional information in order to underwrite the loan for extension. This process was completed and approved by our loan committee in September 2008. The loan is collateralized by four residential housing rental units in Baltimore, Maryland and was initially underwritten with a loan to value of 75%. The borrower has been current with respect to interest payments even though the note has matured.

        The second nonperforming commercial business loan totals $879,000 and is made to the same borrower as the Howard County loan discussed above. This loan is a line of credit collateralized by the borrower's personal residence in Howard County, Maryland. While the home collateralizing the line of credit appears to provide adequate value to cover the loan balance and the borrower is current with respect to payments, the Company has classified the loan collateralized by the personal residence as nonaccruing due to the nonperforming status of the Howard County loan.

        Also included in nonperforming commercial business loans is a $250,000 line of credit to the same borrower in the PG County projects discussed above. Because of the use of the line of credit relates to nonperforming PG County projects to the same borrower, the line is also classified as nonperforming. The line is also considered an impaired loan for which the Company has established an impairment allowance of $125,000.

        Other real estate owned totaled $599,000 (consisting of four properties) at June 30, 2008 and $289,000 (consisting of three properties) at December 31, 2007. As noted above, one of the properties valued at $375,000 at June 30, 2008 is a three unit housing project in western Maryland. This loan had been a nonperforming investor loan at December 31, 2007 which was foreclosed in the second quarter of 2008 and a loss of $125,000 was recognized. Another property was a rental investment loan secured by property located in western Maryland that the Company foreclosed. The loan was a nonperforming loan at December 31, 2007 and was foreclosed in the first quarter of 2008. The Company recorded a loss at the time of foreclosure of $54,000 and was carrying the property in other real estate owned at June 30, 2008 at $99,000. A third property had been carried as other real estate owned at June 30, 2008 and at December 31, 2007 for $125,000. This property was sold in July 2008 for $140,000. A fourth property is being carried at no value both at June 30, 2008 and at December 31, 2007. This property had been carried in other real estate owned by Golden Prague on the acquisition date for $120,000. At December 31, 2007 there was another property carried in other real estate owned for $164,000. This property was sold in January 2008 at a $5,000 gain.

        Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. "Substandard assets" must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. "Doubtful assets" have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified "loss" is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a "special mention" category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as doubtful we establish a specific allowance for loan losses. If we classify an asset as loss, we charge off an amount equal to 100% of the portion of the asset classified loss.

        The following table shows the aggregate amounts of our classified assets at the dates indicated. Information for classified assets was not available for Golden Prague and Senator Bank as of December 31, 2006 and 2005, and is therefore not included for those dates in the table below.

		December 31,
	June 30, 2008
(Dollars in thousands)		2007	2006	2005
Special mention assets	$26,985	$14,277	$10,668	$3,731
Substandard assets	10,963	8,298	997	1,034
Doubtful assets	—	—	—	125
Loss assets	—	295	—	—

Total classified assets	$37,948	$22,870	$11,665	$4,890

        Loans are listed on the watch list initially because of an indication of delinquency, in the case of loans requiring monthly payments, or a slower development or sales pace, in the case of acquisition, development and construction loans. Management reviews the status of each loan on the watch list on a monthly basis in an asset review committee and then with the board of directors. If a loan deteriorates in credit quality, the classification is changed from special mention to substandard, doubtful, or loss depending on the circumstances and the evaluation.

        The current real estate market has caused an increase in classified loans since much of our lending is secured by real estate. In particular, we are seeing an increase in slower performance or non performance with acquisition, development and construction loans for one-to four-family projects.

        The $11.0 million of loans classified as substandard at June 30, 2008, includes $2.6 million of commercial real estate (mortgage) loans, $1.2 million of investor loans described below, and $6.7 million of acquisition, development and construction loans. The $2.6 million in commercial real estate (mortgage) loans consist of the Church loan described above in the section on nonperforming loans. The $1.2 million of investor loans is a pool of approximately 14 loans to a Community Development Corporation (CDC). These loans are current and are collateralized by 14 rental properties in Baltimore City with an estimated loan-to-value ratio of approximately 70%.

        However, the relationship is classified as substandard because of operating losses incurred by the CDC. The $6.7 million of substandard acquisition, development and construction loans is comprised of the three loans described above in the section on nonperforming loans. One loan is the Cambridge loan. The other two loans totaling $3.2 million relate to the PG County project described above in the nonperforming loan section. All three of these loans are considered impaired loans as previously noted.

        The $27.0 million of special mention assets at June 30, 2008 is comprised of the following note types: $1.7 million are commercial lines of credit, $3.1 million are commercial real estate (mortgage) loans, $36,000 is a commercial term loan, $549,000 is an investor loan, $19.8 million are acquisition, development and construction loans, and $1.6 million are residential and consumer loans. The $1.7 million of commercial lines of credit is made up of four relationships. One is the Howard County loan and the related line of credit described above in the nonperforming loan section. This borrower has two loans, one being the line of credit and the other is a construction loan for $903,000 for a completed home in Howard County, Maryland. Both loans are classified as nonaccrual loans but are adequately collateralized and so are classified as special mention. Another line of credit relationship is for a $441,000 loan also classified as nonperforming because the note has matured and the Company is working with the borrower to obtain needed information to underwrite the loan for extension. The loan is collateralized by four residential housing rental units in Baltimore, Maryland and was initially underwritten with a loan to value of 75%. The borrower has been current with respect to interest payments even though the note has matured. The remaining two lines of credit totaling $400,000 and classified as special mention are to two borrowers who have acquisition, development and construction loans similarly classified. The collateral for the other loans is also pledged as collateral for the lines of credit.

        The $3.1 million of commercial real estate (mortgage) loans is made up of three loans. One loan for $2.0 million is collateralized by a building housing a health club. The loan is current but has in the past exhibited delinquency problems. The building was recently appraised indicating the loan to value is 64%. Another loan for $1.0 million is on a home in a project in northern Virginia referred to as the manor house. The manor house was once appraised at $2.5 million, but is to the same borrower as an acquisition and development loan to develop the entire parcel surrounding the manor house in which sales have slowed (the "Virginia project"). The manor house has a purchase contract contingent on the sale of the buyer's home which will satisfy the balance of the loan. The final commercial mortgage loan is for $130,000. We are awaiting the receipt of proceeds in that amount from the foreclosure court when the sale is ratified.

        The $36,000 commercial term loan is to a formal wear business. The loan has been classified as special mention since the borrower exhibited some delinquency patterns. The loan is collateralized by business assets and personal real estate and is expected to be repaid in full.

        The investor loan for $549,000 is a matured note. The loan is collateralized by a building in downtown Baltimore with six residential units and two commercial units. The borrower has kept the interest payments current. The Company has defaulted the loan but is attempting to obtain information from the borrower to underwrite an extension.

        The $19.8 million of acquisition, development and construction loans is comprised of fifteen loans to ten borrowers. Of this amount, six loans totaling $6.0 million are discussed in the section on nonperforming loans as they are carried as non accruing loans at June 30, 2008. The remaining $13.8 million represents nine projects. Of the nine projects, $2.8 million is primarily raw land, $5.3 million is partially developed projects some of which have saleable lots, $3.0 million is fully developed with saleable lots, and $2.7 million is partially completed homes. The slowdown in real estate has substantially reduced the pace of activity and sales in each project and we are working closely with the borrowers to obtain outside investors for the projects, obtain additional collateral from the borrowers where possible, and obtain cash from the borrowers to escrow for interest carry. However, we have classified each of these loans as special mention at June 30, 2008.

        The loans classified as special mention are typically adequately secured by real estate and exhibited loan to collateral value ratios of 80% or less or 75% or less for acquisition, development and construction loans, at the time the loans were made. Real estate mortgage or term loans generally require monthly principal and interest payments over the term of the loan. Acquisition, development, and construction loans depend on proceeds from the sale of developed lots or completed homes to repay the debt. We do not participate or share in any residual profits or losses or invest in development projects through joint ventures or similar entities with our borrowing customers.

        Other than disclosed in the above tables, there are no other loans that management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms and would result in disclosure as nonaccrual, 90 days past due, restructured or impaired.

         Loan Delinquencies.    The following table provides information about delinquencies in our loan portfolio at the dates indicated. Delinquency information for Golden Prague and Senator Bank was not available for the years ended December 31, 2005 or 2006, and is therefore not included for those periods in the table below.

			December 31,
	June 30, 2008
			2007		2006		2005
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
Real estate loans:
One- to four-family	2,097	264	2,013	1,046	$1,894	$720	$976	$572
Multi-family	—	—	—	—	—	—	—	—
Commercial real estate	5,228	881	3,809	1,840	183	—	383	—
Acquisition, development and construction	6,405	8,369	7,063	3,955	2,584	—	296	1,926
Commercial construction	—	—	—	—	1,551	—	—	—

Total real estate	13,730	9,514	12,885	6,841	6,212	720	1,655	2,498

Commercial business	212	540	446	—	1,247	155	179	160
Consumer:
Home equity loans and lines of credit	416	—	172	239	540	22	304	55
Auto loans	—	—	5	—	18	—	—	—
Other consumer loans	1	—	—	—	4	—	10	1

Total consumer	417	—	177	239	562	22	314	56

Total	14,359	10,054	13,508	7,080	$8,021	$897	$2,148	$2,714

        The $881,000 in commercial real estate loans delinquent at 60-89 days at June 30, 2008 is two loans. One with a balance of $332,000 has moved to non accrual status in July 2008 due to a matured note. The borrower has kept interest current, and the original loan was made at a loan to value of 46%. Collateral for the loan is a gas station and convenience store in Anne Arundel County, Maryland. The Company is obtaining information to enable it to underwrite and extension for this loan. The other loan in this category for $549,000 is described in the discussion of classified loans. This is an investor loan on a building in Baltimore City, Maryland with six apartment units and two commercial units.

        Of the $8.4 million of acquisition, development and construction loans delinquent 60-89 days at June 30, 2008, $7.9 million represents loans that are included in classified loans at the same date either as special mention or substandard. Accordingly, see that section for a discussion of these loans. Of the two remaining loans of $446,000, one for $155,000 paid off and the other for $291,000 moved to non accrual status in July due to a matured note. The borrower has kept interest payments current and is providing requested information to enable the Company to underwrite an extension. The original loan was made at a loan to value of 72%. Collateral for the loan consists of one completed single family building lot in Baltimore County, Maryland.

        The commercial business loan for $540,000 is a lease. The borrower brought the loan current subsequent to June 30, 2008.

        Of the $5.2 million of commercial real estate loans delinquent 30-59 days at June 30, 2008, two loans for $3.0 million were included in the discussion of classified loans at that date. Please refer to that section of the document. Of the remaining four loans, loans totaling $857,000 were brought current, a loan for $982,000 has maintained a 30-59 day delinquency, and a loan for $277,000 moved to non accrual in July. This is a loan for a property in Pasadena, Maryland which was appraised in 2001 for $640,000. The Company is pursuing collection.

        Of the $6.4 million of acquisition, development and construction loans delinquent 30-59 days at June 30, 2008, one loan for $2.7 million relates to the Virginia project and is discussed above in the section on classified loans, five loans totaling $3.0 million have been brought current, one loan for

$125,000 is paid ahead for interest but the note has matured and is in process of being extended, and one loan for $603,000 has deteriorated in delinquency and the Company is pursuing collection.

         Analysis and Determination of the Allowance for Loan Losses.    The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the adequacy of the allowance for loan losses on a quarterly basis. When the allowance needs to be increased, a provision for loan losses is charged to earnings.

        Our methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) a general valuation allowance on identified problem loans; (2) a general valuation allowance on the remainder of the loan portfolio; and (3) an unallocated component. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available to absorb losses in the loan portfolio.

        We evaluate all classified loans and establish a general reserve if a determination is made that full collectibility may not be reasonably assured. When this occurs, we consider the estimated fair value of the underlying collateral, less selling costs and other market conditions. If a shortfall exists, we establish a general allowance amount. In previous years, we established a general reserve balance based on our asset review and classified loan list. Each loan category was assigned a percentage. Loans classified as "loss" were assigned a percentage of 100%, loans classified as "doubtful" were assigned a percentage of 50%, loans classified as "substandard" were assigned a percentage of 15% and loans classified as "special mention" were assigned a percentage of 2%.

        We establish a general allowance for loans that are not evaluated separately for impairment to recognize the inherent losses associated with lending activities. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages to each category. The allowance percentages have been derived using percentages commonly applied under the regulatory framework for Bradford Bank and other similarly-sized institutions. The percentages may be adjusted for significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date. These significant risk factors may include changes in lending policies and procedures, recent loss experience in particular segments of the portfolio, trends in loan volumes, levels and trends in delinquent loans, changes in existing general economic and business conditions affecting our primary lending areas, as well as other factors such as: concentrations, seasoning of the loan portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are reevaluated periodically to ensure their relevance in the current economic environment. An unallocated component is maintained to cover uncertainties that could affect our estimate of probable losses.

        We identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans and other loans that management may have concerns about collectibility. For individually reviewed loans, the borrower's inability to make payments under the terms of the loan as well as a shortfall in collateral value would result in our charging off the loan or the portion of the loan that was impaired.

        The Office of Thrift Supervision, as an integral part of their examination process, periodically review our allowance for loan losses. The Office of Thrift Supervision may require us to make additional provisions for loan losses based on judgments different from ours.

        We acquired loans pursuant to the acquisition of Valley Bancorp. In accordance with American Institute of Certified Public Accountants ("AICPA") Statement of Position 03-3 ("SOP 03-3"), at acquisition, we review each loan to determine whether there is evidence of deterioration of credit quality since origination and if it is probable that we will be unable to collect all amounts due according to the loan's contractual terms. When both conditions exist, we account for each loan individually and consider expected prepayments and estimate the amount and timing of undiscounted expected principal, interest and other cash flows (expected at acquisition) for each loan. We determine the excess of the loan's scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted into interest income (nonaccretable difference). The remaining amount, representing the excess of the loan's cash flows expected to be collected over the amount paid, is accreted into interest income over the remaining life of the loan (accretable yield). None of the Valley Bancorp loans met the criteria of SOP 03-3 at the time of acquisition.

        At June 30, 2008 and at December 31, 2007, our allowance for loan losses represented 2.21% and 0.87%, respectively, of total gross loans. The increase for the six months ended June 30, 2008 relates to the continuing slowdown in real estate markets, and in particular to acquisition, development and construction of residential one-to-four family projects, and the resulting increase in nonperforming loans in the Bank's portfolio. The allowance for loan losses increased 142.8% from December 31, 2007 to June 30, 2008 and 57.9% from December 31, 2006 to December 31, 2007, following the provision for loan losses of $5.9 million for the six months ended June 30, 2008 and $1.5 million for 2007. The decision to increase the allowance in both 2008 and 2007 reflected the slowdown in the real estate market in our area, the increase in the acquisition, development and construction loan portfolio by 13.2% in 2007, and increases in nonperforming loans, classified and criticized assets and delinquencies. At December 31, 2006, our allowance for loan losses represented 0.63% of total gross loans. The allowance for loan losses increased 69.8% from December 31, 2005 to December 31, 2006, following the provision for loan losses of $948,000. The decision to increase the allowance reflected the slowdown in the real estate market in our area, increase in the acquisition, development and construction loan portfolio by 29.5%, the implementation of our indirect automobile lending program during the year (resulting in a 1,050.6% increase in our automobile loan portfolio) and increases in nonperforming loans classified and criticized assets and delinquencies.

        The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. Since Golden Prague and Senator had no allocation methodology but were primarily one- to four-family residential lenders, the entire allowance for loan losses for those institutions at December 31, 2006, 2005, 2004 and 2003 was allocated to one- to four-family loans.

				December 31,
	June 30, 2008			2007			2006
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
Real estate loans:
One- to four-family	$411	4.47%	44.02%	$499	13.18%	45.13%	$667	27.81%	48.45%
Commercial real estate	1,030	11.20	17.93	229	6.05	17.20	163	6.80	14.52
Acquisition, development and construction	6,492	70.60	16.78	1,784	47.11	18.50	547	22.81	18.66
Commercial construction	37	0.40	3.41	26	0.69	2.45	26	1.08	2.41

Total real estate loans	7,970	86.68	82.14	2,538	67.02	83.28	1,403	58.51	84.04
Commercial business	608	6.61	4.56	547	14.44	5.14	437	18.22	4.47
Consumer:
Home equity loans and lines of credit	257	2.79	10.32	249	6.58	8.88	219	9.13	7.83
Automobile loans	10	0.11	0.28	10	0.26	0.29	172	7.17	3.25
Other consumer loans	241	2.62	2.70	258	6.81	2.41	14	0.58	0.41

Total consumer loans	508	5.52	13.30	517	13.65	11.58	405	16.89	11.49
Unallocated	109	1.19		185	4.89		153	6.38

Total allowance for loan losses	$9,195	100.00%	100.00%	$3,787	100.00%	100.00%	$2,398	100.00%	100.00%

	December 31,
	2005			2004			2003
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
Real estate loans:
One- to four-family	$459	32.51%	51.91%	$414	33.91%	52.98%	$393	43.76%	59.89%
Commercial real estate	35	2.48	15.66	44	3.60	17.12	32	3.56	12.95
Acquisition, development and construction	221	15.65	16.63	36	2.95	13.88	88	9.80	9.13
Commercial construction	11	0.78	1.68	3	0.25	0.83	3	0.33	1.68

Total real estate loans	726	51.42	85.88	497	40.70	84.81	516	57.46	83.65
Commercial business	468	33.14	5.16	614	50.29	5.11	300	33.41	5.49
Consumer:
Home equity loans and lines of credit	45	3.19	8.38	26	2.13	9.55	58	6.46	10.25
Automobile loans	10	0.71	0.32	8	0.66	0.25	12	1.34	0.37
Other consumer loans	10	0.71	0.26	11	0.90	0.28	12	1.34	0.24

Total consumer loans	65	4.61	8.96	45	3.69	10.08	82	9.13	10.86
Unallocated	153	10.84		65	5.32	—	—	—%	—

Total allowance for loan losses	$1,412	100.00%	100.00%	$1,221	100.00%	100.00%	$898	100.00%	100.00%

        Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in compliance with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

	Six Months Ended June 30,		Year Ended December 31,
(Dollars in thousands)	2008	2007	2007	2006	2005	2004	2003
Allowance at beginning of period	$3,787	$2,398	$2,398	$1,412	$1,221	$898	$466
Provision for loan losses	5,898	219	1,504	948	359	358	469
Allowance from Valley Bancorp, Inc.	—	262	262	—			25
Charge offs:
Real estate loans:
One- to four-family	—	60	182	—	20	10	25
Commercial real estate	307		100
Acquisition, development and construction	—	75	75	—	—	—	—

Total real estate loans	307	135	357	—	20	10	25
Commercial business loans	193	—	—	—	150	11	—
Consumer:
Home equity lines of credit	—	—	—	—	—	—	—
Automobile loans	—	15	21	10	—	—	—
Other consumer loans	3	—	—	—	14	18	41

Total consumer loans	3	15	21	10	14	18	41

Total charge-offs	503	150	378	10	184	39	66
Recoveries:
Real estate loans	3	—	1	—	—	—	—
Commercial business	—	—	—	48
Commercial real estate	10
Consumer:
Other consumer loans	—	—	—	—	16	4	4

Total consumer loans	—	—	—	—	16	4	4

Total recoveries	13	—	1	48	16	4	4
Net charge-offs (recoveries)	$490	$150	377	$(38)	$168	$35	$62

Allowance at end of period	$9,195	$2,729	3,787	$2,398	$1,412	$1,221	$898
Allowance to nonperforming loans	51.89%	95.89%	38.74%	152.93%	141.53%	75.89%	67.94%
Allowance to total loans outstanding at the end of the period	2.21%	0.63%	0.87%	0.63%	0.41%	0.40%	0.33%
Net charge-offs (recoveries) to average loans outstanding during the period	0.23%	0.07%	0.09%	(0.01)%	0.05%	0.01%	0.03%

         Interest Rate Risk Management.    Our earnings and the market value of our assets and liabilities are subject to fluctuations caused by changes in the level of interest rates. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk emphasizes: originating loans with adjustable interest rates; selling loans on a flow basis; and promoting core deposit products and short-term time deposits.

        We have an Asset/Liability Management Committee to coordinate all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

        We use two net portfolio analyses, one prepared by the Office of Thrift Supervision and the other prepared by us, to review our level of interest rate risk. These analyses measure interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. These analyses assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 to 200 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. We measure interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios.

        The following table, which is based on the sensitivity analysis we perform, presents the change in our net portfolio value at June 30, 2008 that would occur in the event of an immediate change in interest rates based on our assumptions, with no effect given to any steps that we might take to counteract that change.

				Net Portfolio Value as % of Portfolio Value of Assets
	Net Portfolio Value (Dollars in thousands)
Basis Point ("bp") Change in Rates				NPV Ratio
	$ Amount	$ Change	% Change		Change
300	$18,462	$(18,864)	(50.54)%	3.84%	(338)bp
200	25,164	(12,163)	(32.58)	5.10	(212)bp
100	31,915	(5,411)	(14.50)	6.31	(91)bp
0	37,326			7.22
(100)	38,217	891	2.39	7.28	6 bp
(200)	37,683	357	0.96	7.08	(14)bp

        The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at June 30, 2008 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

				Net Portfolio Value as % of Portfolio Value of Assets
	Net Portfolio Value (Dollars in thousands)
Basis Point ("bp") Change in Rates				NPV Ratio
	$ Amount	$ Change	% Change		Change
300	$15,091	$(17,995)	(54.39)%	3.03%	(331)bp
200	21,727	(11,359)	(34.33)	4.29	(205)bp
100	28,056	(5,029)	(15.20)	5.46	(89)bp
0	33,086	—	—	6.34	—
(100)	36,076	2,991	9.04	6.84	50 bp

        Historically, the differences between our net portfolio analysis and the analysis calculated by the Office of Thrift Supervision is primarily due to the more specific assumptions built into our model, including more specificity in our cash flow projection assumptions (such as maturity dates, amortization schedules and prepayment rates). We and the Office of Thrift Supervision use certain assumptions in assessing the interest rate risk of savings institutions. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

         Liquidity Management.    Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities of and payments on investment securities and borrowings from the Federal Home Loan Bank of Atlanta. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

        We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management policy.

        Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At June 30, 2008, cash and cash equivalents totaled $12.3 million. In addition, at June 30, 2008, we had arrangements to borrow up to $120.0 million from the Federal Home Loan Bank of Atlanta. On June 30, 2008, we had $64.3 million of advances outstanding.

        A significant use of our liquidity is the funding of loan originations. At June 30, 2008, we had $96.8 million in loan commitments outstanding, which consisted of $6.0 million and $38.2 million in commercial real estate loans and acquisition, development and construction loans, respectively, $8.8 million and $40.5 million in residential/home equity loans and consumer unused lines of credit, respectively, and $3.2 million in standby letters of credit. Historically, many of the commitments expire without being fully drawn; therefore, the total commitment amounts do not necessarily represent future cash requirements. Another significant use of our liquidity is the funding of deposit withdrawals. Certificates of deposit due within one year of June 30, 2008 totaled $219.6 million, or 75% of certificates of deposit. The large percentage of certificates of deposit that mature within one year reflects customers' hesitancy to invest their funds for long periods in the recent low interest rate environment. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2009. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

        The following table presents certain of our contractual obligations at June 30, 2008.

		Payment Due by Period
At June 30, 2008 (In thousands)	Total	Less than One Year	One to Three Years	Three to Five Years	More Than 5 Years
Contractual obligations:
Long-term debt obligations	$69,800	$5,000	$1,500	$63,300	$—
Capital lease obligations	—	—	—	—	—
Operating lease obligations	6,043	417	801	843	3,982
Purchase obligations	—	—	—	—	—
Other long-term liabilities reflected on the balance sheet	—	—	—	—	—

Total	$75,843	$5,417	$2,301	$64,143	$3,982

        Our primary investing activities are the origination and purchase of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts and Federal Home Loan Bank advances. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

         Capital Management.    We are subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2008, we exceeded all of our regulatory capital requirements. We are considered "adequately capitalized" under regulatory guidelines. See "Regulation and Supervision—Bank Regulation—Prompt Corrective Regulatory Action," "Regulatory Capital Compliance" and note 12 of the notes to the consolidated financial statements.

        This offering is expected to increase our equity by $22.7 million to $58.8 million at the midpoint of the offering range. See "Capitalization." Following completion of this offering, we also will manage our capital for maximum stockholder benefit. The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from the offering, resulting in increased net interest-earning assets and net income. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. Following the offering, we may use capital management tools such as cash dividends, although we do not intend to pay cash dividends initially after the offering, and common share repurchases. However, under Office of Thrift Supervision regulations, we will not be allowed to repurchase any shares during the first year following the offering, except: (1) in extraordinary circumstances, we may make open market repurchases of up to 5% of our outstanding stock if we receive the prior non-objection of the Office of Thrift Supervision to such repurchases; (2) repurchases of qualifying shares of a director or if we conduct an Office of Thrift Supervision-approved offer to repurchase made to all stockholders; (3) if we repurchase to fund a restricted stock award plan that has been approved by stockholders; or (4) if we repurchase stock to fund a tax-qualified employee stock benefit plan. All repurchases are prohibited, however, if the repurchase would reduce Bradford Bank's regulatory capital below regulatory required levels.

         Off-Balance Sheet Arrangements.    In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our consolidated financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers' requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see note 14 of the notes to the consolidated financial statements.

        For the six months ended June 30, 2008 and the year ended December 31, 2007, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

        For a discussion of the impact of recent accounting pronouncements, see note 1 of the notes to the consolidated financial statements of Bradford Bank MHC included in this prospectus.

Effect of Inflation and Changing Prices

        The consolidated financial statements and related financial data presented in this prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

 Our Management

Boards of Directors

        The board of directors of Bradford Bancorp consists of the eight current directors of Bradford Bank MHC, Bradford Mid-Tier Company and Bradford Bank. The board of directors of Bradford Bancorp are elected to terms of three years, approximately one-third of whom are elected annually.

        All of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Mr. Dallas R. Arthur, our President and Chief Executive Officer. Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of December 31, 2007. The period of service as a director also reflects time served as a director of Bradford Bank.

  The following directors have terms ending in 2009:

        Dallas R. Arthur has served as President of Bradford Bank since March 2001. Mr. Arthur previously served as President and Chief Executive Officer of Carrollton Bank in Baltimore, Maryland. Age 63. Director since 2001.

        Gilbert D. Marsiglia, Sr. is the owner and President of Gilbert D. Marsiglia & Co., a residential real estate brokerage company, and Marsiglia & Co., Inc., a commercial real estate brokerage company. Mr. Marsiglia is a former director of Wyman Park Bancorporation, Inc., and its subsidiary, Wyman Park Federal Savings & Loan Association, which were acquired by Bradford Bank in February 2003. Age 69. Director since 2003.

  The following directors have terms ending in 2010:

        Carl W. Brand, III is the retired President of Dulaney Motor Co. Inc., an automobile dealership. Age 66. Director since 1988.

        Lawrence M. Denton is retired and worked as a consultant for The Weather Channel for 11 years until his retirement in 2004. Age 64. Director since 2001.

        John O. Mitchell, III has served as Chairman of the Board of Bradford Bank since 2001. Mr. Mitchell is the Chairman of Mitchell-Wiedefeld Funeral Home, Inc., a funeral home, and Chairman of Dulaney Valley Memorial Gardens, Inc., a cemetery. Age 68. Director since 1983.

  The following directors have terms ending in 2011:

        G. Scott Barhight is a partner in the law firm of Whiteford, Taylor & Preston. Mr. Barhight specializes in land use, zoning, real estate development and real estate transactions. Mr. Barhight is a former director of Wyman Park Bancorporation, Inc., and its subsidiary, Wyman Park Federal Savings & Loan Association, which were acquired by Bradford Bank in February 2003. Age 50. Director since 2003.

        Melvin C. Benhoff, Jr. is the President of Benhoff Builders Inc., a real estate development and investment company. Age 53. Director since 2002.

        George K. Mister, Jr., a certified public accountant, has served as the President of Mister, Burton and Palmisano, P.C., an accounting firm, since July 2006. Prior to then, Mr. Mister served as President of Scheiner, Mister & Grandizio, P.A., an accounting firm. Age 53. Director since 2004.

Executive Officers

        The executive officers of Bradford Bancorp are the same as those who serve as executive officers of Bradford Bank. These executive officers are elected annually by their respective boards of directors and serve at the boards' discretion. The executive officers of Bradford Bancorp and Bradford Bank are:

Name	Position
Dallas R. Arthur	President and Chief Executive Officer of Bradford Bancorp and President of Bradford Bank
David L. Costello, III	Executive Vice President and Chief Financial Officer of Bradford Bancorp and Bradford Bank

        Below is information regarding our executive officer who is not also a director.

        David L. Costello, a certified public accountant, has served as Executive Vice President and Chief Financial Officer of Bradford Bank since 2004. From 1999 to 2004, Mr. Costello served as Chief Financial Officer of Maryland Permanent Bank in Owings Mills, Maryland. Previously, Mr. Costello served as Chief Financial Officer of Carrollton Bank in Baltimore, Maryland. Age 56 as of December 31, 2007.

Committees of Bradford Bancorp

        In connection with our stock offering, we have formed the following committees of the board of directors of Bradford Bancorp:

        The Audit Committee currently consists of Messrs. Barhight, Benhoff and Mister. The Audit Committee is responsible for providing oversight relating to our consolidated financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Mr. Mister is the Chairman of the Audit Committee and the board of directors of Bradford Bancorp has designated Mr. Mister as an audit committee financial expert under the rules of the Securities and Exchange Commission.

        The Nominating and Corporate Governance Committee consists of all directors except Mr. Arthur. The Nominating and Corporate Governance Committee is responsible for the annual selection of management's nominees for election as directors and developing and implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to our corporate governance policy. Mr. Denton is the Nominating and Corporate Governance Committee Chairman.

        The Compensation Committee consists of all directors except Mr. Arthur. The Compensation Committee is responsible for determining annual grade and salary levels for our employees and establishing our personnel policies. Mr. Brand is the Compensation Committee Chairman.

        Each member of the committees listed above is independent as defined in the listing standards of The Nasdaq Stock Market, and each committee operates under a written charter which governs their composition, responsibilities and operations.

Executive Compensation

         Summary Compensation Table.    The following information is furnished for all individuals serving as the principal executive officer and principal financial officer of Bradford Bancorp or its subsidiaries for the 2007 fiscal year, who are the only executive officers of Bradford Bancorp or its subsidiaries whose total compensation for the 2007 fiscal year exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)	Total ($)
Dallas R. Arthur President and Chief Executive Officer	2007	$228,000	$20,000	—	$30,295	$278,295
David L. Costello, III Executive Vice President and Chief Financial Officer	2007	130,000	20,000	—	7,084	157,084

(1)
Consists of employer contributions to the 401(k) Plan of $10,315 and $6,000 for Messrs. Arthur and Costello, respectively, and employer-paid life insurance premiums of $1,980 and $1,084 for Messrs. Arthur and Costello, respectively. For Mr. Arthur, includes automobile allowance and expenses of $17,075 and a business luncheon club membership fee of $925.

        In connection with the offering and subject to prior regulatory approval, we intend to adopt the amended change in control agreements and employee severance compensation plan described below.

         Amended Change in Control Agreements.    Bradford Bank currently maintains change in control agreements with Messrs. Arthur and Costello (each referred to below as the "executive"). Under the agreements, if the executive is terminated without cause or resigns due to relocation outside the Baltimore metropolitan area or a reduction in title or responsibilities within one year after a change in control, he will receive a lump sum payment equal to two times his base salary. In connection with the offering, amendments to the agreements will be made to comply with Section 409A of the Internal Revenue Code of 1986, as amended, as well as to comply with Office of Thrift Supervision regulation and policy.

         Employee Severance Compensation Plan.    We expect to adopt the Bradford Bank Employee Severance Compensation Plan in connection with the conversion and the offering. The plan will provide severance benefits to eligible employees who terminate employment as a result of a change in control of Bradford Bank or Bradford Bancorp. Employees will be eligible for a severance benefit under the plan if they complete a minimum of one year of service and do not enter into a separate employment or change in control agreement with Bradford Bank or Bradford Bancorp. Upon involuntary termination or voluntary termination under specified circumstances within 12 months after a change in control, former employees will receive a severance payment equal to two weeks of compensation for each year of service, up to a maximum of six months of base compensation; provided, however, that the board of directors may designate certain officers to receive a severance benefit equal to 12 months of base compensation.

         Stock-Based Plans.    Due to the capital condition of Bradford Bank, we have determined not to establish an employee stock ownership plan in connection with the offering. In addition, we will not establish an equity incentive plan within the first year after completion of the offering. The board of directors may consider implementation of an employee stock ownership plan and an equity incentive plan at some future time period.

Pension Benefits

         Bradford Bank Pension Plan.    Bradford Bank sponsors the Bradford Bank Pension Plan, a defined benefit pension plan providing retirement benefits to participating employees. Effective as of May 1, 2005, the Bank decided to freeze benefits under the Pension Plan for current participants. As a result, each active participant's pension benefit will be determined based on the participant's compensation and duration of employment as of April 30, 2005, and compensation and employment after that date will not be taken into account in determining pension benefits under the pension plan. Messrs. Arthur and Costello have six and three years, of credited service and annual accrued benefits of $21,636 and $3,300, respectively, under the pension plan.

Benefit Plans

         401(k) Plan.    We maintain the Bradford Bank 401(k) Profit Sharing Plan, a tax-qualified defined contribution plan, for our employees. Employees who are 21 years of age or older generally become eligible to participate in the plan on the first day of the fiscal quarter following their completion of three months of service. Participants may contribute to the 401(k) plan on a pre-tax basis, subject to certain maximum contribution limits imposed by the Internal Revenue Code ($15,500 for 2008, with additional contributions of $5,000 permitted for participants over age 50). As a "safe harbor" 401(k) plan under the Internal Revenue Code, Bradford Bank makes a matching contribution equal to 100% of each participant's salary deferrals, up to a maximum of 3% of compensation, plus 50% of each participant's salary deferrals between 3% and 5% of annual compensation. Participants are always 100% vested in salary deferrals and employer contributions to the plan.

        Participants may direct the investment of their individual accounts under the 401(k) plan among a variety of investment funds. In connection with the offering, the 401(k) plan has been amended to allow participants to open self-directed brokerage accounts with [Charles Schwab] to facilitate the purchase of Bradford Bancorp common stock in the initial public offering and in the open market following the close of the offering. Participants must have a minimum of $5,000 in their 401(k) plan account to open a self-directed brokerage account. A participant may not invest more than 50% of his or her 401(k) plan account balance in Bradford Bancorp common stock. A participant who elects to purchase common stock in the offering through the plan will receive the same subscription priority, and be subject to the same individual purchase limitations, as if the participant elects to purchase stock in the offering using other funds. See "The Conversion and Stock Offering—Subscription Offering and Subscription Rights" and "—Limitations on Purchases of Shares." An independent trustee will purchase common stock in the offering on behalf of 401(k) plan participants. Participants will direct the trustee regarding the voting of shares purchased for their 401(k) plan accounts.

Nonqualified Deferred Compensation

         Supplemental Executive Retirement Plan.    Bradford Bank has established a supplemental executive retirement plan designed to provide certain executives with the opportunity to defer compensation and receive supplemental retirement benefits. Under this plan, officers designated as participants by the board of directors may defer salary and bonus otherwise payable to them in the calendar year. In addition, Bradford Bank makes supplemental retirement contributions to the accounts of participants each year pursuant to a contribution schedule set forth as an appendix to the plan. Participants are 100% vested in their voluntary deferrals and vest in employer contributions immediately. Participants may also elect to have deferrals and employer contributions credited with earnings based on the performance of certain investments selected by the employer. Participants receive distributions from the plan upon separation from service, death, disability or a change in control, an unforeseeable emergency (defined in accordance with IRS regulations), or on a fixed date selected by the participant. Plan benefits are paid in a lump sum or annual installments, in accordance with participants' elections. Upon the death of the participant, the designated beneficiary receives any remaining payments due under the plan.

         Stock-Based Deferral Plan.    In connection with the offering, Bradford Bank established the Bradford Bank Stock-Based Deferral Plan. The plan allows designated officers and directors to defer compensation which is credited under the plan in the form of stock units. The stock units will be valued based on the value of Bradford Bancorp common stock, and credited with hypothetical cash dividends equal to the dividends declared and paid on the common stock. Upon separation from service or a fixed payment date thereafter, participants will receive a distribution from the plan in the form of shares of Bradford Bancorp common stock, in a lump sum payment or annual installments over a two- to ten-year period. Under the plan, participants may make a one-time transfer of their previous cash compensation deferrals under the Bradford Bank Supplemental Executive Retirement Plan and Director Voluntary Deferral and Supplemental Retirement Plan to the stock-based deferral plan. All transferred amounts will thereafter be subject to the terms and provisions of the stock-based deferral plan.

Director Compensation

        The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2007 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Total ($)
G. Scott Barhight	$38,200	$38,200
Melvin C. Benhoff, Jr.	44,950	44,950
Carl W. Brand, III	37,200	37,200
Lawrence M. Denton	37,200	37,200
Gilbert D. Marsiglia, Sr.	53,050	53,050
John O. Mitchell, III	70,800	70,800
George K. Mister, Jr.	38,200	38,200

         Cash Retainer and Meeting Fees for Non-Employee Directors.    The following table sets forth the applicable retainers and fees that will be paid to our non-employee directors for their service on the board of directors of Bradford Bancorp and Bradford Bank effective July 1, 2008. Directors will not receive any fees for their service on the board of directors and committees of the board of Bradford Bancorp.

Annual retainer	$31,620
Annual retainer for Chairman of the Board	49,470
Fee per committee meeting attended:
Loan Committee	298
Audit, Executive, Facilities, Information Technology and Investment Committees	213

         Director Voluntary Deferral and Supplemental Retirement Plan.    Bradford Bank has established the Director Voluntary Deferral and Supplemental Retirement Plan, which provides non-employee directors with the opportunity to voluntarily defer all or a portion of their fees for payment upon separation from service or on a fixed date elected by the participant. Directors may receive earnings on their deferrals to the plan based on the performance of certain investments selected from various options available under the plan, as determined by Bradford Bank. Bradford Bank also provides supplemental retirement benefits under the plan, payable in ten annual installments commencing upon the later of separation from service or the attainment of age 65. Directors with at least ten, but less than 15, years of service receive annual payments equal to 22.5% of their final year's director fees; directors with at least 15, but less than 20, years of service receive annual payments equal to 33.75% of their final year's director fees, and directors with 20 or more years of service receive annual payments equal to 45% of their final year's director fees. Upon the death of a director prior to the receipt of all benefit payments, the director's beneficiary receives a lump sum cash payment equal to the present value of the unpaid plan benefits.

Transactions with Management

         Loans and Extensions of Credit.    The aggregate amount of loans by Bradford Bank to its executive officers and directors, and members of their immediate families, was $206,000 at June 30, 2008. As of that date, these loans were performing according to their original terms. The outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Bradford Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features. For information about restrictions on our ability to make loans to insiders, see "Regulation and Supervision—Regulation of Bradford Bancorp and Bradford Bank—Federal Savings Institution Regulation—Transactions with Related Parties."

Indemnification for Directors and Officers

        Bradford Bancorp's articles of incorporation contain provisions that limit the liability of and provide indemnification for its directors and officers. These provisions provide that a director or officer will be indemnified and held harmless by Bradford Bancorp when that individual is made a party to civil, criminal, administrative and investigative proceedings. Directors and officers will be indemnified to the fullest extent authorized by the Maryland General Corporation Law against all expense, liability and loss reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Bradford Bancorp pursuant to its articles of incorporation or otherwise, Bradford Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Subscriptions by Executive Officers and Directors

        The following table presents certain information as to the approximate purchases of common stock by our directors and executive officers, including their associates, if any, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 25% of the shares sold in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. We expect that our directors and executive officers, together with their associates, will subscribe for 6.6% of our outstanding shares at the minimum of the offering range and 4.9% of our outstanding shares at the maximum of the offering range.

	Proposed Purchases of Stock in the Offering
Name	Number of Shares	Dollar Amount
Dallas R. Arthur	10,000	$100,000
G. Scott Barhight	11,000	110,000
Melvin C. Benhoff, Jr.	10,000	100,000
Carl W. Brand, III	10,000	100,000
David L. Costello, III	15,000	150,000
Lawrence M. Denton	10,000	100,000
Gilbert D. Marsiglia, Sr.	14,000	140,000
John O. Mitchell, III	50,000	500,000
George K. Mister, Jr.	11,000	110,000
All directors and executive officers as a group (nine persons)	141,000	1,410,000

 Regulation and Supervision

Regulation of Bradford Bancorp and Bradford Bank

        The following is a brief description of certain laws relating to the regulation of Bradford Bancorp and Bradford Bank after the proposed conversion. The description of statutory provisions and regulations applicable to savings institutions and their holding companies set forth below and elsewhere in this document does not purport to be a complete description of such statutes and regulations and their effects on Bradford Bank and Bradford Bancorp and is qualified in its entirety by reference to the actual laws and regulations.

         General.    As a savings and loan holding company, Bradford Bancorp will be required by federal law to report to, and otherwise comply with the rules and regulations of, the Office of Thrift Supervision. Bradford Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as the deposit insurer. Bradford Bank is a member of the Federal Home Loan Bank System and, with respect to deposit insurance, of the Deposit Insurance Fund managed by the Federal Deposit Insurance Corporation. Bradford Bank must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other savings institutions. The Office of Thrift Supervision and/or the Federal Deposit Insurance Corporation conduct periodic examinations to test Bradford Bank's safety and soundness and compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the deposit insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on Bradford Bancorp, Bradford Bank and their operations. Certain regulatory requirements applicable to Bradford Bank and to Bradford Bancorp are referred to below or elsewhere herein.

         Expected Cease and Desist Order.    The Office of Thrift Supervision has advised Bradford Bank that it will issue a Cease and Desist Order. We have received a draft of the Cease and Desist Order and expect the final Cease and Desist Order will require us to discontinue a number of practices and to take certain actions. In particular, we expect that the Office of Thrift Supervision will order us to:

  •
  not originate or commit to originate any new acquisition, development, nonresidential real estate, commercial, construction or land loans without prior regulatory approval;

  •
  restrict our asset growth to an amount not to exceed net interest credited on deposit liabilities until the Office of Thrift Supervision approves of our new business plan;

  •
  prepare a new business plan that will, at a minimum, provide a detailed discussion of our plans and strategies to strengthen and improve our operations, earnings, and profitability, including plans to reduce our operating expenses;

  •
  prepare a plan to have and thereafter maintain (i) a Tier One risk-based capital ratio of 8.0% or greater and (ii) a total risk-based capital ratio of 12.0% or greater;

  •
  prepare plans to (i) reduce the level of classified assets, including real estate owned and nonaccrual loans, (ii) reduce and monitor our concentration in acquisition, development, nonresidential real estate, commercial, construction or land loans to an amount which is reasonable and commensurate with our business strategy, management expertise, financial resources, capital, size and location and (iii) ensure that we maintain adequate short-term and long-term liquidity to withstand any anticipated or extraordinary demand against our funding base;

  •
  improve our allowance for loan losses policy, loans to one borrower compliance, regulatory reporting and recordkeeping procedures, flood insurance policies and interest rate risk policies;

  •
  ensure compliance with regulatory requirements for affiliate and insider transactions;

  •
  comply with prior regulatory notification requirements for any changes in directors or senior executive officers;

  •
  not enter into, renew, extend or revise any contractual arrangement relating to compensation or benefits for any senior executive officer or director of Bradford Bank, unless we first provide 30 days prior written regulatory notice of the transaction;

  •
  not make any severance or indemnification payments without complying with regulatory requirements regarding such payments;

  •
  not enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of Bradford Bank without prior regulatory non-objection (a contract will be considered significant where the annual contract amount equals or exceeds 2% of Bradford Bank's total capital); and

  •
  not pay dividends or make any other capital distributions from Bradford Bank without receiving prior regulatory approval.

        The Office of Thrift Supervision has advised us that it will also issue a Cease and Desist Order against Bradford Bank MHC. We have received a draft of this Cease and Desist Order and expect the final Cease and Desist Order for Bradford Bank MHC to contain many of the same restrictions and requirements of the expected Cease and Desist Order for Bradford Bank.

        The Cease and Desist Order will remain in effect until terminated, modified, or suspended in writing by the Office of Thrift Supervision; however, we do not expect the Office of Thrift Supervision to terminate the Cease and Desist Order prior to 2010.

        We believe we will fully adopt and implement the various plans, policies and procedures required by the expected Cease and Desist Order. While we believe we will be in compliance with the terms of the expected Cease and Desist Order, a failure to comply with the expected Cease and Desist Order could result in the initiation of further enforcement action by the Office of Thrift Supervision, including the imposition of civil monetary penalties. We have incurred, and expect to continue to incur, significant additional regulatory compliance expense in connection with the expected Cease and Desist Order. Through September 30, 2008, we estimate that we have incurred approximately $                  in costs as a result of addressing issues included in the expected Cease and Desist Order. For further information, see "Risk Factors—Risks Related to Our Business—We expect to be subject to restrictions and conditions of a Cease and Desist Order to be issued by the Office of Thrift Supervision. Failure to comply with the expected Cease and Desist Order could result in additional enforcement action against us, including the imposition of monetary penalties" and "Regulation and Supervision."

        As part of our application for conversion, we filed a business plan with the Office of Thrift Supervision on                    , 2008 to take into account the conversion and the implementation of the various plans, policies and procedures required by the expected Cease and Desist Order. [The Office of Thrift Supervision approved our application for conversion and raised no objection to our business plan.]

         Holding Company Regulation.    Bradford Bancorp is a non-diversified unitary savings and loan holding company within the meaning of federal law. Under prior law, a unitary savings and loan holding company, such as Bradford Bancorp, was not generally restricted as to the types of business activities in which it may engage, provided that Bradford Bank continued to be a qualified thrift lender. See "Federal Savings Institution Regulation—QTL Test." The Gramm-Leach-Bliley Act of 1999 provided that no company may acquire control of a savings institution after May 4, 1999 unless the company engages only in the financial activities permitted for financial holding companies under law or for multiple savings and loan holding companies as described below. Further, the Gramm-Leach-Bliley Act specified that existing savings and loan holding companies may only engage in such activities. The Gramm-Leach-Bliley Act, however, grandfathered the unrestricted authority for activities with respect to unitary savings and loan holding companies existing prior to May 4, 1999, so long as the holding company's savings institution subsidiary continued to comply with the qualified thrift lender test. Bradford Bancorp does not qualify for the grandfathering. Upon any non-supervisory acquisition by Bradford Bancorp of another savings institution or savings bank that meets the qualified thrift lender test and is deemed to be a savings institution by the Office of Thrift Supervision, Bradford Bancorp would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would generally be limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain activities authorized by Office of Thrift Supervision regulation. However, the Office of Thrift Supervision has issued an interpretation concluding that multiple savings and loan holding companies may also engage in activities permitted for financial holding companies.

        A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company, without prior written approval of the Office of Thrift Supervision. Savings and loan holding companies are also prohibited from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision considers factors such as the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the Deposit Insurance Fund, the convenience and needs of the community and competitive effects.

        The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

        Although savings and loan holding companies are not currently subject to specific regulatory capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions as described below. Bradford Bank must notify the Office of Thrift Supervision 30 days before declaring any dividend to Bradford Bancorp. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision. The agency also has authority to order cessation of activities or divestiture of subsidiaries of a financial institution deemed to pose a threat to the safety and soundness of the institution.

         Acquisition of Bradford Bancorp.    Under the Federal Change in Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire "control" of a savings and loan holding company or savings association. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of Bradford Bancorp's outstanding voting stock, unless the Office of Thrift Supervision has found that the acquisition will not result in the acquirer being deemed to control of Bradford Bancorp. Under the Change in Control Act, the Office of Thrift Supervision generally has

60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Any company that acquires control would then be subject to regulation as a savings and loan holding company.

Federal Savings Institution Regulation

         Business Activities.    The activities of federal savings institutions are governed by federal law and regulations. These laws and regulations delineate the nature and extent of the activities in which federal savings banks may engage. In particular, certain lending authority for federal savings institutions, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution's capital or assets.

         Capital Requirements.    The Office of Thrift Supervision capital regulations require savings institutions to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio; a 4% tier 1 capital to total assets leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system); and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

        The risk-based capital standard for savings institutions requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet activities, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision based on the risks believed inherent in the type of asset. Core (Tier 1) capital is generally defined as common stockholders' equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital (Tier 2 Capital) currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible debt securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets, and up to 45% of unrealized gains on available for sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

        The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution's capital level is or may become inadequate in light of the particular circumstances. At June 30, 2007, Bradford Bank met each of its capital requirements.

         Prompt Corrective Regulatory Action.    The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be "undercapitalized." A savings institution that has a total risk-based capital ratio less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be "critically undercapitalized." Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings institution is deemed to have received notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company in the amount of up to the lesser of 5% of the savings association's total assets when it was deemed to be undercapitalized or the amount necessary to achieve compliance with applicable capital requirements. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors. Significantly and critically undercapitalized institutions are subject to additional mandatory and discretionary measures.

         Insurance of Deposit Accounts.    Bradford Bank's deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. The Deposit Insurance Fund is the successor to the Bank Insurance Fund and the Savings Association Insurance Fund, which were merged in 2006. The Federal Deposit Insurance Corporation amended its risk-based assessment system in 2007 to implement authority granted by the Federal Deposit Insurance Reform Act of 2005 ("Reform Act"). Under the revised system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors. An institution's assessment rate depends upon the category to which it is assigned. Risk Category I, which contains the least risky depository institutions, is expected to include more than 90% of all institutions. Unlike the other categories, Risk Category I contains further risk differentiation based on the Federal Deposit Insurance Corporation's analysis of financial ratios, examination component ratings and other information. Assessment rates are determined by the Federal Deposit Insurance Corporation and currently range from five to seven basis points for the healthiest institutions (Risk Category I) to 43 basis points of assessable deposits for the riskiest (Risk Category IV). The Federal Deposit Insurance Corporation may adjust rates uniformly from one quarter to the next, except that no single adjustment can exceed three basis points. No institution may pay a dividend if it is in default of the FDIC assessment.

        The Reform Act also provided for the possibility that the Federal Deposit Insurance Corporation may pay dividends to insured institutions once the Deposit Insurance Fund reserve ratio equals or exceeds 1.35% of estimated insured deposits.

        In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. This payment is established quarterly and during the four quarters ending June 30, 2008 averaged 1.13 basis points of assessable deposits.

        The Reform Act provided the Federal Deposit Insurance Corporation with authority to adjust the Deposit Insurance Fund ratio to insured deposits within a range of 1.15% and 1.50%, in contrast to the prior statutorily fixed ratio of 1.25%. The ratio, which is viewed by the Federal Deposit Insurance Corporation as the level that the fund should achieve, was established by the agency at 1.25% for 2008.

        The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Bradford Bank. Management cannot predict what insurance assessment rates will be in the future.

        Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision.

         Loans to One Borrower.    Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. Generally, subject to certain exceptions, a savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

         QTL Test.    Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a "domestic building and loan association" under the Internal Revenue Code or maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least nine months out of each twelve-month period. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered "qualified thrift investments."

        A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. As of June 30, 2008, Bradford Bank maintained 77.5% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

         Limitation on Capital Distributions.    Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to stockholders of another institution in a cash-out merger. Under the regulations, an application to and prior approval of the Office of Thrift Supervision is required prior to any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like Bradford Bank, it is a subsidiary of a holding company. In the event the institution's capital fell below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, the institution's ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of Thrift Supervision determines that such distribution would constitute an unsafe or unsound practice. For additional limitations on Bradford Bank's capital distributions, see "—Expected Cease and Desist Order."

         Standards for Safety and Soundness.    The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness in various areas such as internal controls and information systems, internal audit, loan documentation and credit underwriting, interest rate exposure, asset growth and quality, earnings and compensation, fees and benefits. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings association fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

         Transactions with Related Parties.    Federal law limits Bradford Bank's authority to lend to, and engage in certain other transactions with (collectively, "covered transactions"), "affiliates" (e.g., any company that controls or is under common control with an institution, including Bradford Bancorp, Inc. and its non-bank subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the institution's capital and surplus. Loans and other specified transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.

        Federal law limits the ability of insured depository institutions to lend to related individuals. The laws limit Bradford Bank's authority to extend credit to executive officers, directors and 10% shareholders ("insiders"), as well as entities such persons control. The law limits both the individual and aggregate amount of loans Bradford Bank may make to insiders based, in part, on Bradford Bank's capital position and requires that certain board approval procedures be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and may not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are subject to additional limitations based on the type of loan involved.

         Enforcement.    The Office of Thrift Supervision has primary enforcement responsibility over savings institutions and has authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action to be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

         Assessments.    Savings institutions are required to pay assessments to the Office of Thrift Supervision to fund the agency's operations. The general assessments, paid on a semi-annual basis, are computed based upon the savings institution's (including consolidated subsidiaries) total assets, financial condition and complexity of its portfolio. The Office of Thrift Supervision assessments paid by Bradford Bank for the four quarters ended June 30, 2008, totaled $56,000.

         Federal Home Loan Bank System.    Bradford Bank is a member of the Federal Home Loan Bank System, which consists of twelve regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Bradford Bank, as a member of the Federal Home Loan Bank of Atlanta, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. Bradford Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at June 30, 2008 of $3.9 million.

        The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, Bradford Bank's net interest income would likely also be reduced.

         Federal Reserve System.    The Federal Reserve Board regulations require savings institutions to maintain noninterest earning reserves against their transaction accounts (primarily negotiable order of withdrawal (NOW) and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $43.9 million; a 10% reserve ratio is applied above $43.9 million. The first $9.3 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The amounts are adjusted annually. Bradford Bank complies with the foregoing requirements.

 Federal and State Taxation

Federal Income Taxation

         General.    We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have not been audited during the past five years. For its 2007 fiscal year, Bradford Bank's maximum federal income tax rate was 34.0%.

        Bradford Bancorp and Bradford Bank will enter into a tax allocation agreement. Because Bradford Bancorp will own 100% of the issued and outstanding capital stock of Bradford Bank, Bradford Bancorp and Bradford Bank will be members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group Bradford Bancorp is the common parent corporation. As a result of this affiliation, Bradford Bank may be included in the filing of a consolidated federal income tax return with Bradford Bancorp and, if a decision to file a consolidated tax return is made, the parties will agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.

         Bad Debt Reserves.    For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and required savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves as of December 31, 1987. Approximately $8.2 million of our accumulated bad debt reserves would not be recaptured into taxable income unless Bradford Bank makes a "non-dividend distribution" to Bradford Bancorp as described below.

         Distributions.    If Bradford Bank makes "non-dividend distributions" to Bradford Bancorp, the distributions will be considered to have been made from Bradford Bank's unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the "non-dividend distributions," and then from Bradford Bank's supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Bradford Bank's taxable income. Non-dividend distributions include distributions in excess of Bradford Bank's current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Bradford Bank's current or accumulated earnings and profits will not be so included in Bradford Bank's taxable income.

        The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Bradford Bank makes a non-dividend distribution to Bradford Bancorp, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34.0% federal corporate income tax rate. Bradford Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

Maryland Taxation

        Bradford Bancorp is subject to Maryland's Corporation Business Tax at the rate of 8.25% on its taxable income, before net operating loss deductions and special deductions for federal income tax purposes. Bradford Bank is required to file Maryland income tax returns. For this purpose, "taxable income" generally means federal taxable income subject to certain adjustments (including addition of interest income on state and municipal obligations).

The Conversion and Stock Offering

        The conversion and offering are being conducted pursuant to a plan of conversion approved by the boards of directors of Bradford Bank, Bradford Bancorp, Bradford Mid-Tier Company and Bradford Bank MHC. The plan of conversion also must be approved by the members of Bradford Bank MHC. A special meeting of members has been called for this purpose. The Office of Thrift Supervision also conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by such agency.

General

        On March 16, 2007, as amended and restated on September 18, 2008, the respective Boards of Directors of Bradford Bank, Bradford Mid-Tier Company and Bradford Bank MHC unanimously adopted the plan of conversion. Under the plan of conversion, Bradford Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of Bradford Bancorp, a Maryland corporation. Following the conversion, Bradford Bank MHC and Bradford Mid-Tier Company will no longer exist.

        The conversion to a stock holding company structure also includes the offering by Bradford Bancorp of its common stock to qualifying depositors and borrowers of Bradford Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The amount of capital being raised in the offering is based on an appraisal of Bradford Bancorp. Most of the terms of this offering are required by the regulations of the Office of Thrift Supervision. The Office of Thrift Supervision approved our plan of conversion, subject to the fulfillment of certain conditions, including the approval of the plan of conversion by Bradford Bank MHC's members.

        The following is a brief summary of the pertinent aspects of the conversion and offering. A copy of the plan of conversion is available from Bradford Bank upon request and is available for inspection at the offices of Bradford Bank and at the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the registration statement, of which this prospectus forms a part, that Bradford Bancorp has filed with the Securities and Exchange Commission. See "Where You Can Find More Information."

Reasons for the Conversion and Offering

        Our primary reasons for the conversion and offering are the following:

  •
  The additional capital we raise will help us achieve our goal of obtaining Office of Thrift Supervision termination of the expected Cease and Desist Order.

  •
  The proceeds from the sale of common stock will increase our capital which will help reduce our exposure to a further deterioration in our asset quality.

  •
  A portion of the proceeds retained by Bradford Bancorp will be used, subject to regulatory non-objection to payoff our $5.0 million debt at the holding company level.

  •
  The stock holding company structure will make it easier to access the capital markets through possible future equity and debt offerings. Our current mutual holding company structure limits our ability to raise capital because Bradford Bank MHC must always own at least 50.1% of our common stock.

        The disadvantages of the conversion and offering considered by our board of directors are the additional expense and effort of operating as a public company and the fact that operating in the stock holding company form of organization could subject Bradford Bank to contests for corporate control.

Description of the Conversion and Stock Offering

        Bradford Bancorp has been incorporated under Maryland law as a wholly owned subsidiary of Bradford Bank. To effect the conversion, the following will occur:

  •
  Bradford Mid-Tier Company will convert into an interim federal stock savings bank and simultaneously merge with and into Bradford Bank, pursuant to which Bradford Mid-Tier Company will cease to exist;

  •
  Bradford Bank MHC will convert from mutual form to a second interim federal stock savings bank and simultaneously merge with and into Bradford Bank, pursuant to which Bradford Bank MHC will cease to exist and the shares of Bradford Mid-Tier Company common stock held by Bradford Bank MHC will be canceled; and

  •
  A third interim federal savings bank will be formed as a wholly owned subsidiary of Bradford Bancorp, and then will merge with and into Bradford Bank.

        As a result of the merger of the third interim federal savings bank with and into Bradford Bank, Bradford Bank will become a wholly owned subsidiary of Bradford Bancorp.

        Pursuant to Office of Thrift Supervision regulations, consummation of the conversion (including the offering of common stock in the offering, as described below) is conditioned upon the approval of the plan of conversion by the Office of Thrift Supervision and at least a majority of the total number of votes eligible to be cast by members of Bradford Bank MHC at the special meeting of members.

Effects of Conversion on Deposits, Borrowers and Members

         General.    Each depositor in Bradford Bank currently has both a deposit account in the institution and a pro rata ownership interest in the net worth of Bradford Bank MHC based upon the balance in his or her account. However, this ownership interest is tied to the depositor's account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that Bradford Bank MHC is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Bradford Bank MHC after other claims are paid. Any depositor who opens a deposit account at Bradford Bank obtains a pro rata ownership interest in the net worth of Bradford Bank MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of Bradford Bank MHC, which is lost to the extent that the balance in the account is reduced. When a mutual holding company converts to stock holding company form, depositors lose all rights to the net worth of the mutual holding company, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion.

         Continuity.    While the conversion is being accomplished, the normal business of Bradford Bank will continue without interruption, including being regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the conversion, Bradford Bank will continue to provide services for depositors and borrowers under current policies.

        The board of directors of Bradford Bancorp is composed of the same individuals who serve on the Boards of Directors of Bradford Bank MHC, Bradford Mid-Tier Company and Bradford Bank. The directors of Bradford Bancorp after the conversion will be the current directors of Bradford Bancorp. The senior management of Bradford Bancorp after the conversion will consist of the current members of Bradford Bancorp's senior management.

         Deposit Accounts and Loans.    The conversion will not affect any deposit accounts or borrower relationships with Bradford Bank. All deposit accounts in Bradford Bank after the conversion will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the conversion. The conversion will not change the interest rate or the maturity of deposits at Bradford Bank.

        After the conversion, all loans of Bradford Bank will retain the same status that they had before the conversion. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion.

         Effect on Voting Rights of Members.    Voting rights in Bradford Bank MHC, as a mutual holding company, belong to its depositor and borrower members. After the conversion, depositors and borrowers will no longer be members and will no longer have voting rights in Bradford Bank MHC, which will cease to exist. The holders of the common stock of Bradford Bancorp will possess all voting rights in Bradford Bancorp, and Bradford Bancorp, as the sole stockholder of Bradford Bank, will possess all voting rights in Bradford Bank. Depositors and borrowers of Bradford Bank will not have any voting rights after the conversion except to the extent that they become stockholders of Bradford Bancorp by purchasing common stock.

         Effect on Liquidation Rights.    If Bradford Bank MHC were to liquidate, all claims of Bradford Bank MHC's creditors would be paid first. Thereafter, if there were any assets remaining, members of Bradford Bank MHC would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Bradford Bank immediately before liquidation. In the unlikely event that Bradford Bank were to liquidate after the conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the "liquidation account" to certain depositors (see "—Liquidation Rights" below), with any assets remaining thereafter distributed to Bradford Bancorp as the holder of Bradford Bank's capital stock.

Liquidation Rights

        In the unlikely event of a complete liquidation of Bradford Bank MHC before the conversion, each depositor in Bradford Bank would receive a pro rata share of any assets of Bradford Bank MHC remaining after payment of claims of all creditors. Each depositor's pro rata share of the remaining assets would be in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in Bradford Bank at the time of liquidation. In the event of a complete liquidation of Bradford Bank after the conversion, each depositor would have a claim as a creditor of the same general priority as the claim of all other general creditors of Bradford Bank. However, except as described below, his or her claim would be solely in the amount of the balance in his deposit account plus accrued interest. He or she would not have an interest in the value of the assets or Bradford Bank or Bradford Bancorp above that amount.

        The plan of conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to Bradford Bank MHC's equity as reflected in its latest statement of financial condition contained in the final prospectus utilized in the offering. Each eligible account holder and supplemental eligible account holder, if he or she were to continue to maintain his or her deposit account at Bradford Bank, would be entitled, upon a complete liquidation of Bradford Bank after the conversion, to an interest in the liquidation account before any payment to Bradford Bancorp as the sole stockholder of Bradford Bank. Each eligible account holder and supplemental eligible account holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in Bradford Bank at the close of business on December 31, 2005 or September 30, 2008, as the case may be. Each eligible account holder and supplemental eligible account holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the December 31, 2005 eligibility record date (or the September 30, 2008 supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in Bradford Bank on such date.

        If, however, on any December 31 annual closing date of Bradford Bank, commencing December 31, 2008, the amount in any deposit account is less than the amount in such deposit account on December 31, 2005 or September 30, 2008, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to Bradford Bancorp as the sole stockholder of Bradford Bank.

        No merger, consolidation, bulk purchase of assets with assumptions of savings accounts and other liabilities or similar transactions with another federally insured institution in which Bradford Bank is not the surviving institution will be considered to be a complete liquidation. In any of these transactions, the liquidation account will be assumed by the surviving institution.

Subscription Offering and Subscription Rights

        Under the plan of conversion, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

  1.
  Eligible account holders—persons with $50 or more on deposit ("qualifying deposits") as of December 31, 2005 at the following institutions:
    •
    Bradford Bank;

    •
    American Bank (provided the deposit account in American Bank was acquired by Bradford Bank pursuant to the Purchase Agreement by and between American Bank and Bradford Bank, dated June 7, 2006);

    •
    Valley Bank of Maryland;

    •
    Golden Prague Federal Savings and Loan Association; and

    •
    Senator Bank.

  2.
  Supplemental eligible account holders—persons with qualifying deposits as of September 30, 2008 at Bradford Bank.

  3.
  Other members—Bradford Bank's depositors as of                    , 2008, who were not able to subscribe for shares under categories 1 and 3 and the following borrowers:
    •
    borrowers of Bradford Bank as of December 14, 1987 whose loans continued to be outstanding at                    , 2008;

      •
      borrowers of Golden Prague Federal Savings and Loan Association as of September 27, 1990 whose loans continued to be outstanding with Bradford Bank at                    , 2008; and

      •
      borrowers of Senator Bank as of September 29, 1988 whose loans continued to be outstanding with Bradford Bank at                     , 2008.

        The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering up to the maximum and minimum purchase limitations set forth in the plan of conversion. See "The Conversion and Stock Offering—Limitations on Purchases of Shares." All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.

         Priority 1: Eligible Account Holders.    Subject to the purchase limitations as described below under "The Conversion and Stock Offering—Limitations on Purchases of Shares," each eligible account holder has the right to subscribe for up to the greater of:

  •
  5% of the of common stock issued in the offering (which equals 125,000 shares at the midpoint of the offering);

  •
  one-tenth of 1% of the total offering of common stock in the subscription offering; or

  •
  15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holders and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $428 million.

        If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person's total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of Bradford Bancorp or Bradford Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Bradford Bank in the one year period preceding December 31, 2005.

        To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at December 31, 2005. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber's stock allocation.

         Priority 2: Supplemental Eligible Account Holders.    Subject to the purchase limitations as described below under "The Conversion and Stock Offering—Limitations on Purchases of Shares," each supplemental eligible account holder has the right to subscribe for up to the greater of:

  •
  5% of the common stock issued in the offering (which equals 125,000 shares at the midpoint of the offering);

  •
  one-tenth of 1% of the total offering of common stock to persons in the subscription offering; or

  •
  15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $         million.

        If eligible account holders subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person's total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

        To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at September 30, 2008. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber's stock allocation.

         Priority 3: Other Members.    Subject to the purchase limitations as described below under "The Stock Offering—Limitations on Purchases of Shares," each other member has the right to purchase up to the greater of 5% of the common stock issued in the offering (which equals 125,000 shares at the midpoint of the offering) or one-tenth of 1% of the total offering of common stock in the subscription offering. If eligible account holders and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person's total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member's subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

        To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at                     , 2008 or each loan from Bradford Bank, Golden Prague or Senator Bank that was outstanding on December 14, 1987, September 27, 1990 or September 29, 1988, respectively, that continued to be outstanding on                    , 2008. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber's stock allocation.

         Expiration Date for the Subscription Offering.    The subscription offering, and all subscription rights under the plan of conversion, will terminate at                     .m., Eastern time, on [Date 1], 2008. We will not accept orders for common stock in the subscription offering received after that time unless the expiration date is extended. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

        We will not execute orders until at least the minimum number of shares in the offering range has been issued.

        Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at our statement savings account rate, and all withdrawal authorizations will be canceled, unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber's order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days.

         Persons in Non-Qualified States.    We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state's securities laws would be impracticable or unduly burdensome for reasons of cost or otherwise.

         Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable.    You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. When registering your stock purchase on the order form, you should not add the name(s) of persons who have no subscription rights or who qualify in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the offering.

        If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the United States government. Illegal transfers of subscription rights, including agreements made prior to completion of the offering to transfer shares after the offering, have been subject to enforcement actions by the Securities and Exchange Commission as violations of Rule 10b-5 of the Securities Exchange Act of 1934.

        We intend to report to the Office of Thrift Supervision and the Securities and Exchange Commission anyone who we believe sells or gives away their subscription rights. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Direct Community Offering

        To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may, in our discretion, offer shares to the general public in a direct community offering. In the direct community offering, preference will be given to natural persons and trusts of natural persons who are residents of Baltimore City and Anne Arundel, Baltimore and Howard Counties in Maryland.

        We will consider a person to be resident of Baltimore City or Anne Arundel, Baltimore and Howard Counties in Maryland if he or she occupies a dwelling in the city or county, has the intent to remain for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence together with an indication that such presence is something other than merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to a person's resident status. In all cases, the determination of residence status will be made by us in our sole discretion.

        Purchasers in the community offering are eligible to purchase up to 5% of the common stock issued in the offering (which equals 125,000 shares at the midpoint of the offering). If shares are available for preferred subscribers in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each preferred subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred subscribers whose orders remain unsatisfied on an equal number of shares per order basis until all available shares have been allocated. If, after filling the orders of preferred subscribers in the community offering, shares are available for other subscribers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred subscribers.

        The community offering, if held, may commence concurrently with, during or subsequent to the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with approval of the Office of Thrift Supervision. If we receive regulatory approval for an extension, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to modify or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber's order will be rescinded and all funds received will be promptly returned with interest, or withdrawal authorizations will be canceled.

        The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering or Underwritten Public Offering

        The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering. Sandler O'Neill & Partners and Sterne, Agee & Leach, acting as our agents, will assist us in the marketing of our common stock in the syndicated community offering, including by managing a syndicate of selected dealers to offer the common stock in the syndicated community offering. Sandler O'Neill & Partners will serve as sole book-running manager and Sterne, Agee & Leach will serve as co-manager of the syndicated community offering. Alternatively, we may sell any remaining shares in an underwritten public offering. Neither Sandler O'Neill & Partners, Sterne, Agee & Leach nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O'Neill & Partners and Sterne, Agee & Leach have agreed to use their best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the

Office of Thrift Supervision. See "The Conversion and Stock Offering—Direct Community Offering" above for a discussion of rights of subscribers in the event an extension is granted.

        The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

        Common stock sold in the syndicated community offering also will be sold at the $10.00 per share purchase price. Purchasers in the syndicated community offering are eligible to purchase up to 5% of the common stock issued in the offering (which equals 125,000 shares at the midpoint of the offering). We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

        If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and in excess of the proposed director and executive officer purchases discussed earlier, although no such purchases are currently intended. If other purchase arrangements cannot be made, we may: terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order for shares of Bradford Bancorp common stock; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Limitations on Purchases of Shares

        In addition to the purchase limitations described above under "The Conversion and Stock Offering—Subscription Offering and Subscription Rights," "—Direct Community Offering" and "—Syndicated Community Offering or Underwritten Public Offering," the plan of conversion provides for the following purchase limitations:

  •
  No individual (or individuals on a single deposit account) may purchase more than 5% of the common stock (which equals 125,000 shares at the midpoint of the offering), subject to increase as described below, and no person together with associates of or persons acting in concert with such person may purchase in the aggregate more than 5% of the common stock issued in the offering (which equals 125,000 shares at the midpoint of the offering), subject to increase as described below.

  •
  The aggregate amount of common stock acquired in the offering by our officers and directors, together with their associates, shall not exceed 25% of the total shares sold in the offerings.

  •
  Each subscriber must subscribe for a minimum of 25 shares.

        We may, in our sole discretion, increase the aggregate purchase limitation. We do not intend to increase the maximum purchase limitation unless market conditions warrant. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our discretion, also may give other large subscribers the right to increase their subscriptions.

        We may increase the maximum purchase limitation to 9.99% of the shares issued in the offering provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate a percentage of the total shares of common stock sold in the offering as determined by the board of directors and subject to regulatory approval.

        The plan of conversion defines "acting in concert" to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships or the fact that such persons share a common address (whether or not related by blood or marriage) or have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their board membership.

        The plan of conversion defines "associate," with respect to a particular person, to mean:

  •
  a corporation or organization other than Bradford Bank MHC, Bradford Mid-Tier Company, Bradford Bancorp or Bradford Bank or a majority-owned subsidiary of Bradford Bank MHC, Bradford Mid-Tier Company, Bradford Bancorp or Bradford Bank of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

  •
  a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

  •
  any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of Bradford Bank MHC, Bradford Mid-Tier Company, Bradford Bancorp or Bradford Bank or any of their subsidiaries.

        For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are "associates" or "acting in concert."

Plan of Distribution and Marketing Arrangements

        Offering materials have been initially distributed through mailings to those eligible to subscribe in the subscription offering. To assist in the marketing of our common stock, we have retained Sandler O'Neill & Partners a broker-dealer registered with the Financial Industry Regulatory Authority ("FINRA"). Sandler O'Neill & Partners will assist us in the offering by:

  •
  Consulting as to the financial and securities market implications of the plan of conversion and any related corporate documents;

  •
  Reviewing with the board the financial impact of the offering on Bradford Bancorp, based upon the independent appraiser's appraisal of the common stock;

  •
  Reviewing all offering documents, including this prospectus, stock order forms and related offering materials (although the preparation and filing of such documents is our responsibility);

  •
  Assisting in the design and implementation of a marketing strategy for the offering;

  •
  Assisting management in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the offering; and

  •
  Providing such other general advice and assistance as may be requested to promote the successful completion of the offering.

        For these services, Sandler O'Neill & Partners will receive a fee of 1.25% of the aggregate dollar amount of the common stock sold in the subscription and direct community offerings, excluding shares sold to our officers, employees and directors and their immediate families. We have made an advance payment to Sandler O'Neill & Partners of $25,000 which shall be credited against any fees or reimbursement of documented expenses actually incurred which are payable to Sandler O'Neill & Partners under the terms of its engagement. To the extent that the actual expenses incurred or fees due under such engagement aggregate less than such amount, Sandler O'Neill & Partners will reimburse such excess amount to us. In the event that there is a resolicitation of subscribers, Sandler O'Neill & Partners may be required to provide significant additional services for which they may charge an additional administrative fee.

        If there is a syndicated community offering, our agents, Sandler O'Neill & Partners, as sole book-running manager, and Sterne, Agee & Leach, Inc., as co-manager, will receive an aggregate management fee of 1.25% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees paid to our agents and other FINRA member firms in the syndicated community offering will not exceed 7.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

        We will indemnify our agents against liabilities and expenses, including legal fees, incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

        We also will reimburse our agents for their legal fees and expenses associated with their marketing efforts, up to a maximum of $100,000. If the plan of conversion is terminated or if Sandler O'Neill & Partners terminates its agreement with us in accordance with the provisions of the agreement, our agents will only receive reimbursement of their reasonable out-of-pocket expenses, including legal fees.

        We have also engaged Sandler O'Neill & Partners to act as records management agent in connection with the offering. In its role as records management agent, Sandler O'Neill & Partners will assist us in the offering as follows: (1) consolidation of accounts and vote calculation; (2) design and preparation of proxy and stock order forms; (3) organization and supervision of the conversion center; (4) proxy solicitation and special meeting services; and (5) subscription services. For these services, Sandler O'Neill & Partners will receive a fee of $10,000 and reimbursement for its reasonable out-of-pocket expenses up to a maximum of $25,000. We have made an advance payment of $5,000 to Sandler O'Neill & Partners for these services.

        Sandler O'Neill & Partners has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold. Sandler O'Neill & Partners expresses no opinion as to the prices at which common stock to be issued may trade.

        Our directors and executive officers may participate in the offering. However, such participation will be limited to answering questions about Bradford Bancorp. In addition, trained employees may provide ministerial services, such as providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Questions by prospective purchasers regarding the offering process will be directed to registered representatives of Sandler O'Neill & Partners. We will rely on Rule 3a4-1 promulgated under the Securities Exchange Act of 1934, as amended, so as to permit officers, directors and employees to participate in the sale of the common stock. No officer, director or employee will be compensated for his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Procedure for Purchasing Shares in the Subscription and Community Offerings

         Prospectus Delivery.    To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to that date. We are not obligated to deliver a prospectus or order form by means other than United States Mail. Execution of an order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Order forms will be distributed only if preceded or accompanied by a prospectus.

         Termination of Offering; Rejection of Orders.    We reserve the right in our sole discretion to terminate the offering at any time and for any reason. In the event we terminate the offering for any reason, we will cancel any deposit account withdrawal holds and promptly return all funds submitted, with interest calculated at Bradford Bank's applicable statement savings account interest rate from the date of receipt.

        We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

         Use of Order Forms.    In order to purchase shares of common stock in the subscription offering and direct community offering, you must submit a properly completed and signed original stock order form. We will not accept orders submitted on photocopied or facsimiled stock order forms. All order forms must be received by our conversion center (not postmarked) prior to                        .m. Eastern time on [Date 1], 2008. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with Bradford Bank. You may submit your order form and payment in one of three ways: by mail using the reply envelope provided; by overnight delivery to the indicated address noted on the form; or by hand delivery to the conversion center located at [10100 Baltimore National Pike, Ellicott City, Maryland 21042]. Order forms may not be delivered to Bradford Bank's branch offices. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

        We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the offering has not been completed within 45 days after the end of the subscription offering, unless such period has been extended.

        To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest. When entering the stock registration on your stock order form, you should not add the name(s) of persons without subscription rights, or who qualify only in a lower purchase priority than you. Joint registration of shares purchased in the subscription offering will be allowed only if the qualifying deposit account is so registered.

        The reverse side of the order form contains a regulatorily mandated certification form. We will not accept order forms where the certification form is not executed. By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment.

         Payment for Shares.    Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made only by:

  •
  Personal check, bank draft or money order made payable directly to Bradford Bancorp (you may not remit Bradford Bank line of credit checks, and we will not accept third party checks, including those payable to you and endorsed over to Bradford Bancorp); or

  •
  Authorization of withdrawal from the types of Bradford Bank deposit account(s) provided for on the stock order form.

        In the case of payments made by check or money order, these funds must be available in the account(s) when the order is received. Please do not overdraft your Bradford Bank account(s). No wire transfers will be accepted.

        Checks and money orders will be cashed immediately and the subscription funds will be held by Bradford Bank in a segregated account or, at our discretion, in a segregated account at an independent insured depository institution.

        Interest will be paid on payments made by check, bank draft or money order at our statement savings account rate from the date payment is received at the conversion center until the completion or termination of the offering. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the offering, unless the certificate matures after the date of receipt of the order form but before closing or termination of the offering, in which case funds will earn interest at the statement savings account rate from the date of maturity until the offering is completed or terminated, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the offering. When the offering is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the offering cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the offering is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

        If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the completion of the offering, though the account must contain the full amount necessary for payment at the time the subscription order is received. On your stock order form, please do not designate a withdrawal from accounts with check-writing privileges. Please submit a check instead. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook rate. You may not authorize direct withdrawal from a Bradford Bank IRA. If you wish to use funds in your Bradford Bank IRA to purchase shares of our common stock, please refer to the following section.

        In the event a syndicated community offering is conducted, in accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, selected dealers will be required to forward the executed order form and the funds to Bradford Bancorp for deposit in the segregated deposit account at Bradford Bank (or, as noted, at an independent insured depository institution) prior to the completion of the syndicated community offering.

        We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to the 48 hours before the completion of the offering. This payment may be made by wire transfer.

         Using IRA Funds To Purchase Shares.    Our individual retirement accounts (IRAs) do not permit investment in common stock. A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that the funds will be used to purchase our common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor's IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an IRA with us to purchase common stock should contact the conversion center at least two weeks before [Date 1], 2008 because processing such transactions takes additional time.

How We Determined the Offering Range and the $10.00 Purchase Price

        Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma value, as determined by an independent appraisal. We have retained RP Financial, which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. RP Financial will receive fees totaling $30,000 for the preparation and delivery of the original appraisal report, plus reimbursement of reasonable out-of-pocket expenses and $5,000 for the preparation and delivery of each required updated appraisal report. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering. In connection with our offering terminated in January 2008, we paid RP Financial total fees and expenses of $174,000 for appraisal services and preparation of pro forma financial information. Other than as disclosed herein, RP Financial has not received any other revenue from Bradford Bancorp and its affiliates during the past two years.

        RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual consolidated financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed our conversion application as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. In connection with its routine due diligence of Bradford Bancorp, RP Financial reviewed the projections of Bradford Bancorp included in the confidential regulatory business plan submitted to the Office of Thrift Supervision. These projections were not relied upon or incorporated or factored into RP Financial's appraisal. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

        In connection with its appraisal, RP Financial reviewed the following factors, among others:

  •
  the economic make-up of our market area;

  •
  our financial performance and condition in relation to publicly traded, fully converted financial institution holding companies that RP Financial deemed comparable to us;

  •
  the specific terms of the offering of our common stock;

  •
  the pro forma impact of the additional capital raised in the offering;

  •
  our proposed dividend policy;

  •
  conditions of securities markets in general; and

  •
  the market for thrift institution common stock in particular.

        Consistent with the Office of Thrift Supervision appraisal guidelines, the independent appraisal applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value after deducting intangible assets; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach, all of which are described in its report. RP Financial's appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See "Where You Can Find More Information." The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us after completion of the conversion, subject to valuation adjustments applied by RP Financial to account for differences between Bradford Bancorp and the peer group. The peer group analysis conducted by RP Financial included a total of 10 publicly-traded thrift institutions with assets between $325 million and $1 billion. The peer group is comprised of institutions that are based in the Mid-Atlantic region of the U.S. and have been in public ownership for at least one year. In preparing its appraisal, RP Financial considered the fully converted pricing ratios of the peer group and placed the greatest emphasis on the price-to-earnings approach and price-to-tangible book value approach with lesser emphasis on the price-to-book value and price-to-assets approaches in estimating pro forma market value. The peer group included companies with:

  •
  average assets of $655.0 million;

  •
  average nonperforming assets of 1.4% of total assets;

  •
  average loans of 70.9% of total assets;

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  average equity of 10.2% of total assets; and

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  average net income of 0.52% of average assets.

        On the basis of the analysis in its report, RP Financial has advised us that, in its opinion, as of August 29, 2008, our estimated pro forma market value was within the valuation range of $21.3 million and $28.8 million with a midpoint of $25.0 million.

        The following table presents a summary of selected pricing ratios for Bradford Bancorp, for the peer group and for all fully converted publicly traded thrifts. The figures for Bradford Bancorp are from RP Financial's appraisal report and they thus do not correspond exactly to the ratios presented in the "Pro Forma Data" section of this prospectus. Compared to the average pricing ratios of the peer group, Bradford Bancorp's pro forma pricing ratios at the maximum of the offering range indicate a discount of 46.3% on a price-to-book basis, and a discount of 37.2% on a price-to-tangible book basis.

Pro forma earnings multiples were not meaningful ("NM") for Bradford Bancorp as the result of negative pro forma earnings per share figures.

	Price to Core Earnings Multiple(1)	Price to Book Value Ratio(2)	Price to Tangible Book Value Ratio(2)
Bradford Bancorp (pro forma)(1):
Minimum	NM*	38.46%	46.90%
Midpoint	NM*	42.52%	51.18%
Maximum	NM*	46.10%	54.85%
Maximum, as adjusted	NM*	49.78%	58.55%
Peer Group 2):
Average	16.20x	85.82%	87.40%
All fully-converted, publicly-traded thrifts:
Average	17.48x	85.81%	100.16%

*
Not meaningful.

(1)
Based on Bradford Bancorp's financial data as of and for the twelve months ended June 30, 2008.

(2)
Ratios are based on earnings for the most recent twelve month periods for which data was publicly available and share prices as of August 29, 2008.

        Our board of directors reviewed RP Financial's appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the valuation range was reasonable and adequate. RP Financial's valuation range yielded an offering range of $21,250,000 to $28,750,000, with a midpoint of $25,000,000. Dividing these dollar amounts by the purchase price resulted in an offering range of between 2,125,000 and 2,875,000 shares, with a midpoint of 2,500,000 shares. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

        Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

        If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 3,306,250 shares without any further notice to you.

        No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, the offering may be canceled, a new offering range and price per share set and new subscription, community and syndicated community offerings held. Under those circumstances, all funds would be promptly returned and all subscribers would be given the opportunity to place a new order. If the offering is terminated all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If RP Financial establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

        In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the consolidated financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

        Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under "Where You Can Find More Information."

Delivery of Certificates

        Certificates representing the common stock sold in the offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the offering. We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced.

Restrictions on Repurchase of Stock

        Under Office of Thrift Supervision regulations, for a period of one year from the date of the completion of the offering we may not repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if Bradford Bank's regulatory capital is below, or such repurchases would cause Bradford Bank's regulatory capital to be reduced below, the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Conversion Applicable to Officers and Directors

        Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers. Purchases by directors and officers will be for investment purposes only and not for resale.

        Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the offering, except upon the death of the stockholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the offering will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

        Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with Bradford Bank as account holders. While this aspect of the offering makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.

        Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of conversion, and their associates, during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

        We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Material Income Tax Consequences

        Although the conversion may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of conversion and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers. Completion of the conversion is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Maryland tax laws, that no gain or loss will be recognized by Bradford Bank, Bradford Mid-Tier Company, Bradford Bancorp or Bradford Bank MHC as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Bradford Bank, Bradford Mid-Tier Company, Bradford Bancorp and Bradford Bank MHC and persons receiving subscription rights. Kilpatrick Stockton LLP has issued an opinion to Bradford Bank, Bradford Bank MHC, Bradford Mid-Tier Company and Bradford Bancorp that, for federal income tax purposes:

  1.
  the conversion of Bradford Bank MHC from mutual form to Bradford Interim Federal Savings Bank I will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by Bradford Interim Federal Savings Bank I or Bradford Bank MHC by reason of such conversion;

  2.
  the merger of Bradford Interim Federal Savings Bank I into Bradford Bank will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by Bradford Interim Federal Savings Bank I, Bradford Bank MHC or Bradford Bank by reason of such merger;

  3.
  the conversion of Bradford Mid-Tier Company to Bradford Interim Federal Savings Bank II will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by Bradford Interim Federal Savings Bank II or Bradford Mid-Tier Company by reason of such conversion;

  4.
  the merger of Bradford Interim Federal Savings Bank II into Bradford Bank will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by Bradford Interim Federal Savings Bank II, Bradford Mid-Tier Company or Bradford Bank by reason of such merger;

  5.
  the merger of Bradford Interim Federal Savings Bank III with and into Bradford Bank ("bank merger") will qualify either as a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code or as an exchange under Section 351 of the Internal Revenue Code, and no gain or loss will be recognized by Bradford Interim Federal Savings Bank III, Bradford Bank or Bradford Bancorp by reason of the bank merger;

  6.
  no gain or loss will be recognized by Bradford Bancorp upon the sale of shares of common stock in the offering;

  7.
  no gain or loss will be recognized by members of Bradford Bank MHC upon the issuance to them of interests in the liquidation account in Bradford Bank pursuant to the merger of Bradford Bank MHC into Bradford Bank;

  8.
  it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Bradford Bancorp to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be recognized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

  9.
  it is more likely than not that the tax basis to the holders of shares of common stock purchased in the offering pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the offering; and

  10.
  the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

        The opinions set forth in the 8th and 9th bullet points above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value.

Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. In addition, counsel noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase Bradford Bancorp common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

        Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

        Bradford Bank has also received an opinion from Stegman & Company, that, assuming the conversion does not result in any federal income tax liability to Bradford Bank, its account holders, Bradford Bank MHC, Bradford Mid-Tier Company or Bradford Bancorp, the implementation of the plan of conversion will not result in any Maryland income tax liability to those entities or persons.

        The opinions of Kilpatrick Stockton LLP and Stegman & Company, are filed as exhibits to the registration statement that Bradford Bancorp has filed with the Securities and Exchange Commission. See "Where You Can Find More Information."

Interpretation, Amendment and Termination

        To the extent permitted by law, all interpretations by us of the plan of conversion will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion as a result of comments from regulatory authorities or otherwise.

        Completion of the offering requires the sale of all shares of the common stock within 24 months following approval of the plan of conversion by the members of Bradford Bank MHC, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of conversion will be terminated and we will continue our business as a wholly owned subsidiary of Bradford Bank MHC. We may terminate the plan of conversion at any time.

 Restrictions on Acquisition of Bradford Bancorp
and Bradford Bank

General

        Certain provisions in Bradford Bancorp's articles of incorporation and bylaws may discourage future takeover attempts by impeding efforts to acquire Bradford Bancorp. Such provisions will also make it more difficult to remove members of the Bradford Bancorp board of directors and Bradford Bancorp's management. In addition, Maryland corporate law and federal regulatory restrictions may make it difficult for persons or companies to acquire control of either Bradford Bancorp or Bradford Bank.

Restrictions in Bradford Bancorp's Articles of Incorporation and Bylaws

        Bradford Bancorp's articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of Bradford Bancorp by means of a tender offer, proxy contest or otherwise. Some provisions will also render the removal of the incumbent board of directors or management of Bradford Bancorp more difficult. These provisions may have the effect of deterring a future takeover attempt that is not approved by the directors of Bradford Bancorp, but which Bradford Bancorp stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in Bradford Bancorp's articles of incorporation and bylaws. See "Where You Can Find More Information" for where to obtain a copy of these documents.

         Business Combinations with Interested Stockholders.    The articles of incorporation require the approval of the holders of at least 80% of Bradford Bancorp's outstanding shares of voting stock entitled to vote to approve certain "business combinations" with an "interested stockholder." This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of Bradford Bancorp's board of directors who are unaffiliated with the interested stockholder and who were directors before the time when the interested stockholder became an interested stockholder or if the proposed transaction meets certain conditions that are designed to afford the stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient.

        The term "interested stockholder" includes any individual, group acting in concert, corporation, partnership, association or other entity (other than Bradford Bancorp or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of Bradford Bancorp.

        A "business combination" includes:

  •
  any merger or consolidation of Bradford Bancorp or any of its subsidiaries with any interested stockholder or affiliate of an interested stockholder or any corporation which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

  •
  any sale or other disposition to or with any interested stockholder of 25% or more of the assets of Bradford Bancorp or combined assets of Bradford Bancorp and its subsidiaries;

  •
  the issuance or transfer to any interested stockholder or its affiliate by Bradford Bancorp (or any subsidiary) of any securities of Bradford Bancorp (or any subsidiary) in exchange for cash, securities or other property the value of which equals or exceeds 25% of the fair market value of the common stock of Bradford Bancorp;

  •
  the adoption of any plan for the liquidation or dissolution of Bradford Bancorp proposed by or on behalf of any interested stockholder or its affiliate; and

  •
  any reclassification of securities, recapitalization, merger or consolidation of Bradford Bancorp with any of its subsidiaries which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Bradford Bancorp or subsidiary owned directly or indirectly, by an interested stockholder or its affiliate.

         Limitation on Voting Rights.    The articles of incorporation of Bradford Bancorp provide that in no event shall any person, who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of stockholders entitled or permitted to vote on any matter (the "10% limit"), be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options, and (2) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, and that are not otherwise beneficially, or deemed by Bradford Bancorp to be beneficially, owned by such person and his or her affiliates). The foregoing restriction does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of Bradford Bancorp or any subsidiary or a trustee of a plan.

         Evaluation of Offers.    The articles of incorporation of Bradford Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Bradford Bancorp (including a tender or exchange offer, merger or consolidation or sale of all or substantially all of the assets of Bradford Bancorp) may, in connection with the exercise of its judgment in determining what is in the best interest of Bradford Bancorp and its stockholders, give consideration to the following factors:

  1.
  the economic effect, both immediate and long-term, upon Bradford Bancorp's stockholders, including stockholders, if any, choosing not to participate in the transaction;

  2.
  the social and economic effect on the employees, depositors and customers of, and others dealing with, Bradford Bancorp and its subsidiaries and on the communities in which Bradford Bancorp and its subsidiaries operate or are located;

  3.
  whether the proposal is acceptable based on the historical and current operating results or financial condition of Bradford Bancorp;

  4.
  whether a more favorable price could be obtained for Bradford Bancorp's stock or other securities in the future;

  5.
  the reputation and business practices of the offeror and its management and affiliates as they would affect the employees;

  6.
  the future value of the stock or any other securities of Bradford Bancorp; and

  7.
  any antitrust or other legal and regulatory issues that are raised by the proposal.

        By having these standards in the articles of incorporation of Bradford Bancorp, the board of directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of Bradford Bancorp, even if the price offered is significantly greater than the then market price of any equity security of Bradford Bancorp.

         Board of Directors.    The articles of incorporation and bylaws of Bradford Bancorp require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Any vacancy occurring in the board of directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present, and any director so chosen shall hold office only until the next annual meeting of stockholders at which directors are elected.

        The bylaws of Bradford Bancorp also provide that to be eligible to serve on the board of directors a person must:

  •
  not have been: (1) subject to a supervisory action by a financial regulatory agency that resulted in a cease or desist order; or (2) been convicted or charged with the commission of a crime involving dishonesty or breach of trust that is punishable by a year or more in prison;

  •
  reside, for at least one year before his or her nomination or appointment, in the State of Maryland;

  •
  not be either a director or officer of another financial institution that engages in business activities in the same market area as Bradford Bancorp or any of its subsidiaries;

  •
  not be either a nominee or representative of a company of which any director, partner, trustee or stockholder controlling more than 10% of any class of voting stock would not be eligible for election or appointment to the board of directors under the bylaws; or

  •
  not be either the nominee or representative of a person, group or group acting in concert that includes a person who would be ineligible to be elected to the board of directors under the bylaws.

        These qualification provisions may prevent stockholders from nominating themselves or persons of their choosing for election to the board of directors.

        The articles of incorporation of Bradford Bancorp provide that any director may be removed by stockholders only for cause upon the affirmative vote of the holders of not less than 80% of the outstanding voting shares. The higher vote threshold will make it more difficult for stockholders to remove directors and replace them with their own nominees.

         Special Meetings of Stockholders.    The bylaws of Bradford Bancorp contain a provision pursuant to which special meetings of the stockholders of Bradford Bancorp may only be called by the Chairman, the President, the board of directors pursuant to a resolution adopted by two-thirds of the total number of directors which Bradford Bancorp would have if there were no vacancies on the board of directors or the holders of not less than a majority of the capital stock of Bradford Bancorp entitled to vote at a meeting.

         Advance Notice Provisions for Stockholder Nominations and Proposals.    Bradford Bancorp's bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders of Bradford Bancorp. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the Bradford Bancorp board of directors or by a stockholder who has given appropriate notice to Bradford Bancorp before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given Bradford Bancorp appropriate notice of its intention to bring that business before the meeting. Bradford Bancorp's secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days' notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide certain information to Bradford Bancorp concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide Bradford Bancorp with certain information concerning the nominee and the proposing stockholder.

        Advance notice of nominations or proposed business by stockholders gives Bradford Bancorp's board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about those matters.

         Preferred Stock.    The articles of incorporation authorize Bradford Bancorp's board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although Bradford Bancorp's board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt. Bradford Bancorp's board of directors will make any determination to issue shares with those terms based on its judgment as to the best interests of Bradford Bancorp and its stockholders.

         Amendment of Governing Instruments.    The articles of incorporation of Bradford Bancorp generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Section C of Article Fifth (Limitation of Voting Common Stock), Sections A and C of Article Seventh (Removal of Directors), Sections F and J of Article Eighth (Amendment of Governing Instruments), Section L of Article Eighth (Directors Exercise of Business Judgment), Article Ninth (Approval of Business Combinations), must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the stockholders to increase or decrease the aggregate number of shares of capital stock. The bylaws of Bradford Bancorp may be amended by the majority vote of the board of directors.

Restrictions in Maryland Corporate Law

        Maryland law contains certain provisions, described below, which may be applicable to Bradford Bancorp upon consummation of the conversion.

         Business Combinations with Interested Stockholders.    Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation's voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

        The statute provides for various exemptions from the application of its provisions, including for business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder.

         Control Share Acquisitions.    The Maryland general corporation law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by the corporation's officers or directors who are employees of the corporation. Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  10% or more but less than 33 1/3%;

  •
  33 1/3% or more but less than a majority; or

  •
  a majority of all voting power.

        Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

        A person who has made or proposes to make a "control share acquisition," under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special stockholders' meeting to consider the voting rights of the shares. The meeting must be held within 50 days of the demand. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those for which voting rights have previously been approved. This redemption of shares must be for fair value, determined without regard to the absence of voting rights as of the date of the last control share acquisition or of any stockholders' meeting at which the voting rights of the shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock determined for purposes of appraisal rights may not be less than the highest price per share paid in the control share acquisition. The limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a "control share acquisition."

        The control share acquisition statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisition previously approved or exempted by a provision in the articles of incorporation or bylaws of the corporation.

Regulatory Restrictions

         Office of Thrift Supervision Regulations.    Regulations issued by the Office of Thrift Supervision provide that, for a period of three years following the date of the completion of the conversion, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of Bradford Bancorp without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of any class of any equity security of Bradford Bancorp without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

         Change in Bank Control Act.    The acquisition of 10% or more of the common stock outstanding may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association, including a converted savings and loan association such as Bradford Bank, to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

        The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least 25% of any class of Bradford Bancorp's voting stock or the power to direct the management or policies of Bradford Bancorp. However, under Office of Thrift Supervision regulations, "control" is presumed to exist where the acquiring party has voting control of at least 10% of any class of Bradford Bancorp's voting securities if specified "control factors" are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

 Description of Bradford Bancorp Capital Stock

        The common stock of Bradford Bancorp will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General

        Bradford Bancorp is authorized to issue 100,000,000 shares of common stock having a par value of $0.01 per share and 10,000,000 shares of preferred stock having a par value of $0.01 per share. Each share of Bradford Bancorp's common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. Bradford Bancorp will not issue any shares of preferred stock in the conversion.

Common Stock

         Dividends.    Bradford Bancorp can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Bradford Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of Bradford Bancorp will be entitled to receive and share equally in dividends as may be declared by the board of directors of Bradford Bancorp out of funds legally available for dividends. If Bradford Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends. See "Our Dividend Policy" and "Regulation and Supervision."

         Voting Rights.    After the conversion, the holders of common stock of Bradford Bancorp will possess exclusive voting rights in Bradford Bancorp. They will elect Bradford Bancorp's board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Bradford Bancorp issues preferred stock, holders of Bradford Bancorp preferred stock may also possess voting rights.

         Liquidation.    If there is any liquidation, dissolution or winding up of Bradford Bank, Bradford Bancorp, as the sole holder of Bradford Bank's capital stock, would be entitled to receive all of Bradford Bank's assets available for distribution after payment or provision for payment of all debts and liabilities of Bradford Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of Bradford Bancorp, the holders of its common stock would be entitled to receive all of the assets of Bradford Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If Bradford Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

         Preemptive Rights; Redemption.    Holders of the common stock of Bradford Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

        Bradford Bancorp will not issue any preferred stock in the conversion and it has no current plans to issue any preferred stock after the conversion. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

        Prior to completion of the conversion, we will register our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

        The legality of our common stock has been passed upon for us by Kilpatrick Stockton LLP, Washington, DC. The federal tax consequences of the stock offering have been opined upon by Kilpatrick Stockton LLP. Kilpatrick Stockton LLP has consented to the references to its opinions in this prospectus. Certain legal matters will be passed upon for Sandler O'Neill & Partners by Elias, Matz, Tiernan & Herrick L.L.P.

Experts

        The consolidated financial statements of Bradford Bank MHC as of December 31, 2007 and 2006 and for each of the two years in the period ended December 31, 2007, prior to the restatement of the December 31, 2006 financial statements for the June 2007 pooling of interests transaction with Golden Prague and except for the financial statements of Golden Prague as of January 31, 2007 and for the year ended January 31, 2007 (which was consolidated with Bradford Bank MHC and are not presented separately herein), included in this prospectus and elsewhere in the registration statement, have been audited by Stegman & Company, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        Stegman & Company audited the combination of the consolidated financial statements as of December 31, 2006, and for year ended December 31, 2006, after restatement for the June 2007 pooling of interests transaction with Golden Prague.

        The separate financial statements of Golden Prague (not presented separately herein) as of January 31, 2007, and for the year ended January 31, 2007, have been audited by Beard Miller Company LLP, an independent auditor, as stated in their report which is included in the prospectus and registration statement in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

        RP Financial has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.

 Change in Accountants

        On November 15, 2006, Bradford Bank MHC, dismissed Clifton Gunderson LLP as its independent accounting firm and engaged Stegman & Company as its successor independent accounting firm. The decision to change accountants was approved by the audit committee and the board of directors.

        Bradford Bank completed its reorganization from a mutual savings bank to the mutual holding company form of organization in July 2005. During Bradford Bank MHC's fiscal year ended December 31, 2005 and 2004 and in connection with the audit of Bradford Bank MHC's and Bradford Bank's consolidated financial statements for such periods, and in subsequent interim periods prior to the dismissal of Clifton Gunderson, there were no disagreements between Bradford Bank MHC and Bradford Bank, respectively, and Clifton Gunderson LLP on any matter of accounting principles or practices, consolidated financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Clifton Gunderson LLP, would have caused Clifton Gunderson LLP to make reference to the subject matter of the disagreements in connection with its audit reports on Bradford Bank MHC's and Bradford Bank's consolidated financial statements.

        Clifton Gunderson LLP has furnished a letter addressed to the Securities and Exchange Commission and the Office of Thrift Supervision and filed as an exhibit to Bradford Bancorp's registration statement stating its agreement with the statements made herein.

Where You Can Find More Information

        We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the offering. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission's public reference room at 100 F Street, NE, Room 1580, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission's public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at http://www.sec.gov.

        Bradford Bancorp has filed an application for approval of the plan of conversion with the Office of Thrift Supervision. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, DC 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Southeast Regional Office of the Office of Thrift Supervision, 1475 Peachtree Street, NE, Atlanta, Georgia 30309.

        Copies of the plan of conversion, Bradford Bank's charter and bylaws and Bradford Bancorp's articles of incorporation and bylaws are available without charge from Bradford Bank.

        The appraisal report of RP Financial has been filed as an exhibit to our registration statement and to our application to the Office of Thrift Supervision. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its website as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Office of Thrift Supervision as described above.

 Index to Consolidated Financial Statements

Page
Report of Independent Registered Public Accounting Firm	F-1
Independent Auditor's Report	F-2
Consolidated Statements of Financial Condition as of June 30, 2008 (unaudited) and December 31, 2007 and 2006	F-3
Consolidated Statements of Income and Other Comprehensive Income for the Six Months Ended June 30, 2008 and 2007 (unaudited) and the Years Ended December 31, 2007 and 2006	F-4
Consolidated Statements of Changes in Equity for the Six Months Ended June 30, 2008 and 2007 (unaudited) and the Years Ended December 31, 2007 and 2006	F-5
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2008 and 2007 (unaudited) and the Years Ended December 31, 2007 and 2006	F-6
Notes to the Consolidated Financial Statements	F-7

* * *

        All schedules are omitted as the required information either is not applicable or is included in the applicable consolidated financial statements or related notes.

 Report of Independent Registered Public Accounting Firm

Board of Directors
Bradford Bank MHC and Subsidiaries
Baltimore, Maryland

        We have audited the accompanying consolidated statements of financial condition of Bradford Bank MHC and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We previously audited and reported on the consolidated statement of financial condition and consolidated statements of income and comprehensive income, changes in equity and cash flows of Bradford Bank MHC and Subsidiaries as of and for the year ended December 31, 2006, prior to their restatement for the June 2007 pooling-of-interests transaction with Golden Prague Federal Savings & Loan Association as described in Note 1 to the consolidated financial statements. We did not audit the balance sheet of Golden Prague Federal Savings & Loan Association as of December 31, 2006 or its related statement of income for the year ended December 31, 2006, which statement reflects assets constituting 5% and net interest income constituting 5% of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Golden Prague Federal Savings & Loan Association as of December 31, 2006 and for the year then ended, is based solely on the report of the other auditors. We also audited the combination of the accompanying consolidated statement of financial condition and consolidated statements of income and comprehensive income, changes in equity and cash flows for the year ended December 31, 2006 after restatement for the June 2007 pooling-of-interests; in our opinion, such consolidated statement shave been properly combined on a basis described in Note 1 of the notes to the consolidated financial statements.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of Bradford Bank MHC and Subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 to the consolidated financial statements, in 2006 Bradford Bank MHC and Subsidiaries adopted Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans."

Baltimore, Maryland March 21, 2008

Independent Auditor's Report

To the Board of Directors
Golden Prague Federal Savings and Loan Association
Baltimore, Maryland

        We have audited the accompanying consolidated statement of financial condition of Golden Prague Federal Savings and Loan Association and subsidiary as of January 31, 2007, and the related consolidated statements of operations, equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Golden Prague Federal Savings and Loan Association and subsidiary as of January 31, 2007, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Beard Miller Company LLP
Baltimore, Maryland
April 27, 2007

BRADFORD BANK MHC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

		December 31,
	June 30, 2008	2007	2006
ASSETS	(unaudited)
Cash and noninterest-bearing deposits	$4,244,379	$4,084,383	$4,335,893
Interest-bearing deposits	1,580,395	363,861	6,082,888
Federal funds sold	6,477,437	4,621,269	11,816,708

Total cash and cash equivalents	12,302,211	9,069,513	22,235,489

Certificates of deposit in other financial institutions	973,000	2,045,000	3,032,000
Investment securities available-for-sale (at fair value)	66,284,519	81,352,106	79,375,019
Investment securities held-to-maturity at cost, fair value of $6,903,993 (2008-unaudited), $7,364,403 (2007) and $17,583,165 (2006)	7,233,586	7,451,585	18,021,514
Loans receivable	415,861,994	436,780,867	383,186,560
Less allowance for losses on loans	(9,195,071)	(3,787,177)	(2,397,545)

Total loans receivable	406,666,923	432,993,690	380,789,015

Ground rents	2,371,118	2,411,801	356,517
Premises and equipment—net of depreciation	5,185,426	5,193,827	4,914,541
Federal Home Loan Bank stock—at cost	3,929,000	4,063,700	3,105,200
Accrued interest receivable	2,475,348	2,910,034	2,647,928
Income taxes receivable	866,287	1,109,611	4,421
Deferred income taxes	4,875,366	2,118,822	83,387
Goodwill	8,891,954	8,891,954	3,903,626
Intangible assets	1,063,381	1,328,856	1,272,752
Other assets	3,594,762	3,036,037	2,783,360

TOTAL ASSETS	$526,712,881	$563,976,536	$522,524,769

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$6,160,437	$5,177,362	$6,057,962
Interest-bearing	407,360,252	431,083,008	422,803,316

Total deposits	413,520,689	436,260,370	428,861,278
Short-term borrowings	—	—	600,000
Long-term borrowings	69,800,000	72,300,000	46,300,000
Advance payments by borrowers for taxes and insurance	3,137,651	818,006	765,652
Income taxes payable	—	—	93,724
Refundable stock subscriptions	—	10,605,666	—
Other liabilities	4,182,934	3,877,246	2,805,942

Total liabilities	490,641,274	523,861,288	479,426,596

Commitments and contingencies	—	—	—
EQUITY
Retained earnings—substantially restricted	37,075,126	40,240,526	44,022,130
Accumulated other comprehensive loss	(1,003,519)	(125,278)	(923,957)

Total equity	36,071,607	40,115,248	43,098,173

TOTAL LIABILITIES AND EQUITY	$526,712,881	$563,976,536	$522,524,769

These financial statements should be read only in connection with the accompanying notes to the financial statements.

BRADFORD BANK MHC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

	Six months ended June 30,		Year ended December 31,
	2008	2007	2007	2006
	(unaudited)
INTEREST INCOME
Interest and fees on loans	$13,158,185	$14,583,205	$29,822,170	$24,166,934
Interest on mortgage-backed securities	795,850	923,481	1,794,750	1,866,209
Interest on other investments—taxable	1,205,312	1,747,286	3,331,988	2,975,515
Interest on other investments—nontaxable	221,419	223,605	445,882	411,438

Total interest income	15,380,766	17,477,577	35,394,790	29,420,096

INTEREST EXPENSE
Interest on deposits	7,740,370	9,282,913	18,509,312	14,783,901
Interest on borrowings	1,566,796	1,221,353	2,808,461	1,017,430

Total interest expense	9,307,166	10,504,266	21,317,773	15,801,331

NET INTEREST INCOME	6,073,600	6,973,311	14,077,017	13,618,765
PROVISION FOR LOAN LOSSES	5,898,000	219,000	1,504,000	948,000

Net interest income after provision for loan losses	175,600	6,754,311	12,573,017	12,670,765

NONINTEREST INCOME
Commission income	386,175	309,218	584,055	359,542
Service charges on deposit accounts	106,380	88,482	199,375	148,615
Income from ground rents	136,908	122,507	256,619	22,923
Gain on sale of investments	—	—	—	3,546
Gain (loss) on sale of loans	104,012	—	(498,417)	—
Miscellaneous income	265,540	232,496	510,876	404,722

Total noninterest income	999,015	752,703	1,052,508	939,348
NONINTEREST EXPENSES
Compensation	3,775,419	3,791,357	7,718,249	6,530,547
Occupancy expense	532,032	519,685	1,071,509	986,144
Professional fees	59,585	133,262	677,304	129,855
Advertising	76,340	107,072	255,905	191,133
Equipment expenses	244,429	289,204	587,506	468,666
Data processing services	386,750	451,819	783,429	864,649
Federal deposit insurance	25,722	41,035	74,899	103,535
Termination fee	—	—	2,000,000	—
Merger related expenses	—	2,022,415	2,022,415	—
Stock issuance costs	—	—	1,691,672	—
Other expenses	1,436,918	1,579,909	3,255,583	2,492,776

Total noninterest expenses	6,537,195	8,935,758	20,138,471	11,767,305

(LOSS) INCOME BEFORE TAX PROVISION	(5,362,580)	(1,428,744)	(6,512,946)	1,842,808

PROVISION (BENEFIT) FOR INCOME TAXES
Current	—	313,641	(345,420)	1,269,466
Deferred	(2,197,180)	(1,130,811)	(2,385,922)	(17,685)

	(2,197,180)	(817,170)	(2,731,342)	1,251,781

(LOSS) NET INCOME	(3,165,400)	(611,574)	(3,781,604)	591,027
OTHER COMPREHENSIVE (LOSS) INCOME
Change in unrealized holding (loss) gain on available-for-sale securities-net of taxes of ($572,093) (June, 2008-unaudited), ($539,222) (June, 2007-unaudited), $406,850 (2007) and $235,574 (2006), and net of reclassification adjustments for securities sold	(878,241)	(857,003)	646,620	374,406

COMPREHENSIVE (LOSS) INCOME	$(4,043,641)	$(1,468,577)	$(3,134,984)	$965,433

These financial statements should be read only in connection with the accompanying notes to the financial statements.

BRADFORD BANK MHC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Years ended December 31, 2007 and 2006
and the Six months ended June 30, 2008 (unaudited)

	Retained Earnings	Accumulated Other Comprehensive Loss	Total
BALANCE—JANUARY 1, 2006	$43,431,103	$(833,541)	$42,597,562
Net income for the year ended December 31, 2006	591,027	—	591,027
Unrealized holding gain on securities designated as available for sale, net of tax	—	374,406	374,406
Cumulative effect adjustment, net of tax, to initially apply SFAS No. 158	—	(464,822)	(464,822)

BALANCE—DECEMBER 31, 2006	44,022,130	(923,957)	43,098,173
Net loss for the year ended December 31, 2007	(3,781,604)	—	(3,781,604)
Unrealized holding gain on securities designated as available for sale, net of tax	—	646,620	646,620
Adjustment, net of tax, to recognize amortization of net gains and losses and prior service costs under SFAS No. 158	—	152,059	152,059

BALANCE—DECEMBER 31, 2007	40,240,526	(125,278)	40,115,248
Net loss for the six months ended June 30, 2008 (unaudited)	(3,165,400)	—	(3,165,400)
Unrealized holding loss on securities designated as available for sale, net of tax (unaudited)	—	(878,241)	(878,241)

BALANCE—JUNE 30, 2008 (unaudited)	$37,075,126	$(1,003,519)	$36,071,607

These financial statements should be read only in connection with the accompanying notes to the financial statements.

BRADFORD BANK MHC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,		Year Ended December 31,
	2008	2007	2007	2006
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Interest and fees received on loans and investments	$15,366,553	$16,705,207	$34,071,850	$28,316,819
Interest paid	(9,332,043)	(10,446,595)	(21,255,012)	(15,917,997)
Other receipts	876,766	752,703	1,550,925	891,802
Origination of mortgage loans held for sale	(5,439,795)	—	(6,414,786)	—
Proceeds from mortgage loans held for sale	5,543,807	—	6,534,207	—
Net income taxes paid	243,324	(545,321)	(333,965)	(1,002,523)
Cash paid to suppliers and employees	(6,258,775)	(8,536,660)	(18,366,821)	(11,021,431)

Net cash provided by (used in) operating activities	999,837	(2,070,666)	(4,213,602)	1,266,670

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investment securities available-for-sale	(3,000,000)	—	(150,000)	(21,080,503)
Proceeds from sales of investment securities available-for-sale	—	1,707,480	1,782,776	3,945,560
Principal repayments and maturities of investment securities available-for-sale	17,736,414	4,501,404	14,980,883	11,496,072
Purchase of premises and equipment	(317,949)	(489,246)	(853,394)	(185,926)
Redemption of ground rents	40,683	52,853	90,074	12,600
Redemption (purchase) of Federal Home Loan Bank stock	134,700	119,800	(478,700)	(1,187,200)
Net decrease (increase) in loans	20,947,809	(11,196,184)	(14,490,501)	(42,288,639)
Cash purchase paid net of cash acquired for Valley Bancorp, Inc.	—	(8,722,750)	(8,722,750)	—
Core deposit and other intangibles acquired	—	—	—	(792,931)
Investment in bank owned life insurance	(18,237)	—	(23,928)	(23,626)
Principal repayments and maturities of investment securities held-to-maturity	208,917	239,165	445,813	2,570,122
Purchase of investments securities held-to-maturity	—	—	—	(306,829)

Net cash provided by (used in) investing activities	35,732,337	(13,787,478)	(7,419,727)	(47,841,300)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in:
Deposits	(22,713,455)	(3,274,091)	(29,590,667)	33,927,958
Advances by borrowers for taxes and insurance	2,319,645	2,521,194	52,354	39,737
Refundable stock subscriptions (paid) received	(10,605,666)	—	10,605,666	—
Assumption of deposits	—	—	—	6,411,828
Increase (decrease) in short-term borrowings	—	2,600,000	(600,000)	(5,800,000)
(Decrease) increase in long-term borrowings	(2,500,000)	—	18,000,000	28,100,000

Net cash (used in) provided by financing activities	(33,499,476)	1,847,103	(1,532,647)	62,679,523

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,232,698	(14,011,041)	(13,165,976)	16,104,893
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	9,069,513	22,235,489	22,235,489	6,130,596

CASH AND CASH EQUIVALENTS, END OF PERIOD	$12,302,211	$8,224,448	$9,069,513	$22,235,489

RECONCILIATION OF NET (LOSS) INCOME TO NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES
Net (loss) income	$(3,165,400)	$(611,574)	$(3,781,604)	$591,027
Adjustments:
Deferred income taxes	(2,197,180)	(1,130,811)	(2,385,922)	(17,685)
Depreciation and amortization	326,350	337,700	676,861	627,142
Amortization of premiums, discounts, deferred loan fees and intangible assets	(77,642)	(223,392)	(316,357)	(97,796)
Loan origination costs deferred	(79,026)	(159,735)	(322,332)	(169,148)
Amortization of premium on certificate amounts	(26,226)	(67,282)	(107,150)	(236,486)
Losses on real estate investments	—	—	—	83,609
Dividends on securities available-for-sale reinvested	—	—	—	(79,478)
Income from bank owned life insurance	(18,237)	—	(51,061)	(44,000)
Gain on sale of investments	—	—	—	(3,546)
Loss on sale of loans	(104,012)	—	617,838	—
Provision for loan losses	5,898,000	219,000	1,504,000	948,000
Adjustment to initially apply SFAS No. 158	—	—	—	(757,285)
Effect of changes in operating assets and liabilities:
Accrued interest receivable	434,686	(238,129)	(262,106)	(600,431)
Income taxes receivable	243,324	(55,746)	(585,661)	1,242
Other assets	(540,488)	(591,212)	(177,688)	151,761
Income taxes payable	—	(93,724)	(93,724)	88,731
Other liabilities	305,688	544,239	1,071,304	781,013

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	$999,837	$(2,070,666)	$(4,213,602)	$1,266,670

Supplemental information:
Transfer of loans from portfolio to held for sale	—	—	$24,666,792	—

These financial statements should be read only in connection with the accompanying notes to the financial statements.

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES

        The accompanying Consolidated Financial Statements include the accounts of Bradford Bank MHC (the "Company"), a mutual holding company, and its wholly-owned subsidiaries, Bradford Bancorp, Inc., Bradford Bank (the "Bank"), Bradford Financial Group, Incorporated and Bradford Title, LLC. All significant intercompany transactions have been eliminated in the Consolidated Financial Statements.

        The Company's primary business is the ownership of the Bank. The Bank operates as a thrift institution accepting deposits from the general public and using those funds to promote home ownership by making real estate loans in its service area. The Bank also engages in other forms of lending and investments, including commercial real estate lending. As such, the Bank is subject to the inherent risk that borrowers will default and properties or other collateral will not be sufficient to recover the loan balance. The Bank believes that its sound lending policies have mitigated this risk and losses from loans have been minimal. The Bank is also subject to the risk that severe changes in prevailing interest rates could cause impairment of its earnings capability and the fair value of its net assets. Bradford Financial Group Incorporated offers non-insured investment products. Bradford Title, LLC is a title insurance agency.

        The Bank operates nine branches all located in the Baltimore metropolitan area.

MERGERS WITH GOLDEN PRAGUE FEDERAL SAVINGS & LOAN ASSOCIATION AND SENATOR BANK

        On June 20, 2007, the Company completed the mergers of Golden Prague Federal Savings & Loan Association ("Golden Prague") and Senator Bank ("Senator") with and into the Bank. The Company, Golden Prague and Senator entered into separate definitive agreements in January 2007. Since Golden Prague and Senator were both mutual institutions, there was no purchase price paid. The mergers were accounted for using the pooling-of-interests method of accounting and, accordingly, the Company's consolidated financial statements for all periods prior to the mergers have been restated to include the accounts of Golden Prague and Senator. There were no transactions between the Company and Golden Prague and Senator prior to the mergers.

        Golden Prague has historically reported on a fiscal year ended January 31st and the results of its operations are included in the financial results of the Company for the three years ended December 31, 2006, 2005 and 2004. There were no significant events or transactions in the intervening periods that would materially affect the financial position or results of operations for the periods presented.

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The net interest income and net income previously reported by the Company and Golden Prague and Senator and the combined amounts presented in the accompanying consolidated statements of income and comprehensive income are summarized as follows:

		Year ended December 31,
	(unaudited) Six months ended June 30, 2007
		2007	2006
Net interest income:
Company	$6,627,427	$13,731,133	$12,566,724
Golden Prague	178,441	178,441	657,877
Senator Bank	167,443	167,443	394,164

Total	$6,973,311	$14,077,017	$13,618,765

Net income (loss):
Company	$571,128	$(2,598,902)	$1,669,661
Golden Prague	(862,677)	(862,677)	(1,048,832)
Senator Bank	(320,025)	(320,025)	(29,802)

Total	$(611,574)	$(3,781,604)	$591,027

        Merger related expenses of $2,022,415 are included in the consolidated statement of income and other comprehensive income for the year ended December 31, 2007 and consist of $65,000 for systems conversion costs, $330,371 for professional fees, $349,580 for contract termination fees, $385,000 for termination of the Golden Prague multiemployer pension plan, $743,464 for severance and consulting contracts, and $149,000 for other expenses.

REORGANIZATION

        The Bank completed its reorganization into a no-stock mutual holding company structure (the "Reorganization") on July 15, 2005. As part of the Reorganization, the Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank. The Bank became a wholly owned subsidiary of Bradford Bancorp, Inc. in the Reorganization, which in turn is wholly owned by the Company. The Company remains a mutual holding company.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued)

UNAUDITED INTERIM FINANCIAL DATA

        The interim financial data is unaudited. However, in the opinion of management, the interim data as of June 30, 2008 and for the six months ended June 30, 2008 and 2007 includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results of the interim periods. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for a full year or any period.

STATEMENTS OF CASH FLOWS

        The Consolidated Statements of Cash Flows provides an analysis of cash and cash equivalent activity. Cash and cash equivalents for the Company are defined as cash and noninterest-bearing deposits, interest-bearing deposits in other banks with an original maturity date less than 90 days and federal funds sold.

INVESTMENT SECURITIES

        Marketable equity securities, debt securities, and mortgage-backed securities not classified as held-to-maturity or trading are classified as available-for-sale. Securities available-for-sale are acquired as part of the Company's asset/liability management strategy and may be sold in response to changes in interest rates, loan demand, changes in prepayment risk and other factors. Securities available-for-sale are carried at fair value, with unrealized gains or losses being reported as accumulated other comprehensive income, a separate component of equity, net of deferred tax. Related interest and dividends are included in interest income and purchase premiums or discounts are amortized to achieve a level yield. Declines in the fair value of individual investment securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. Factors affecting the determination of whether other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, or a change in managements' intent and ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value. Realized gains and losses on all investment securities, using the specific identification method, are included as a separate component of noninterest income.

        Investment securities classified as held-to-maturity consist of mortgage-backed securities and are carried at amortized cost, since management has the ability and intention to hold them to maturity.

LOANS HELD FOR SALE

        Loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is determined based on the outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements. Gains and losses on loans are determined using the specific identification method. There were no loans held for sale at June 30, 2008 (unaudited) and December 31, 2007 and 2006, respectively.

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued)

LOANS RECEIVABLE

        Loans receivable are stated at the principal amount outstanding, net of unamortized deferred costs and fees. Interest income on loans is accrued at the contractual rate on the principal amount outstanding. Deferred fees and costs on loans are being amortized on the interest method over the term of the loan. It is the Company's policy to discontinue the accrual of interest when circumstances indicate that collection is doubtful or when payment of principal and interest has become ninety days past due unless the loan is well secured and in the process of collection. When a payment is received on a loan in non-accrual status, the amount received is allocated to principal and interest in accordance with the contractual terms of the loan, or allocated entirely to principal if in management's judgment there is some doubt as to the ultimate collection of all amounts due from the borrower.

        Management considers loans impaired when, based on current information, it is probable that the Company will not collect all principal and interest payments according to contractual terms. Loans are tested for impairment once principal or interest payments become ninety days or more past due. Management also considers the financial condition of the borrower, cash flows of the loan and the value of the related collateral. Impaired loans do not include large groups of smaller balance homogeneous loans such as residential real estate and consumer type loans which are evaluated collectively for impairment. Loans specifically reviewed for impairment are not considered impaired during periods of "minimal delay" in payment (ninety days or less) provided eventual collection of all amounts due is expected. The impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if repayment is expected to be provided by the collateral. Generally, the Company's impairment on such loans is measured by reference to the fair value of the collateral. Interest income on impaired loans is recognized on the cash basis.

        The Company does not participate or share in any residual profits or losses or invest in development projects through joint ventures or similar entities with our borrowing customers.

ALLOWANCE FOR LOAN LOSSES

        The allowance for loan losses represents an amount which, in management's judgment, is adequate to absorb the known and inherent losses in the loan portfolio that are both probable and reasonable to estimate. The adequacy of the allowance for loan losses is determined through careful and continuous review and evaluation of the loan portfolio and involves the balancing of a number of factors to establish a prudent level of allowance. Among the factors considered in evaluating the adequacy of the allowance for loan losses are lending risks associated with growth and entry into new markets, loss allocations for specific nonperforming loans, the level of the allowance to nonperforming loans, historical loss experience, economic conditions, portfolio trends and credit concentrations, changes in the size and character of the loan portfolio, and management's judgment with respect to current and expected economic conditions and their impact on the existing loan portfolio. Allowances for impaired loans are generally determined based on collateral values. Loans deemed uncollectible are charged against the allowance, while recoveries are credited to the allowance. Management adjusts the level of

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued)

the allowance through the provision for loan losses, which is recorded as a current period operating expense. The allowance for loan losses consists of allocated and unallocated components.

        The components of the allowance for loan losses represent an estimation done pursuant to either Statement of Financial Accounting Standards ("SFAS") No. 5, "Accounting for Contingencies," or SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." Specific allowances are established in cases where management has identified significant conditions or circumstances related to a specific credit that management believes indicate the probability that a loss may be incurred in an amount different from an amount determined by application of the formula allowance. For problem loans for which specific allowance amounts have not been determined, the Company establishes allowances according to the application of credit risk factors. These factors are set by management to reflect its assessment of the relative level of risk inherent in each grade. A third component of the allowance computation, termed a nonspecific allowance, is based upon management's evaluation of various environmental conditions that are not directly measured in the determination of either the specific allowance or formula allowance. Such conditions include general economic and business conditions affecting key lending areas, credit quality trends (including trends in delinquencies and nonperforming loans expected to result from existing conditions), loan volumes and concentrations, specific industry conditions within portfolio categories, recent loss experience in particular loan categories, duration of the current business cycle, bank regulatory examination results, findings of outside review consultants, and management's judgment with respect to various other conditions including credit administration and management and the quality of risk identification systems. Executive management reviews these environmental conditions quarterly, and documents the rationale for all changes.

        Management believes that the allowance for loan losses is adequate; however, determination of the allowance is inherently subjective and requires significant estimates. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. Evaluation of the potential effects of these factors on estimated losses involves a high degree of uncertainty, including the strength and timing of economic cycles and concerns over the effects of a prolonged economic downturn in the current cycle. In addition, various regulatory agencies, as an integral part of their examination process, and independent consultants engaged by the Bank periodically review the Bank's loan portfolio and allowance for loan losses. Such review may result in recognition of additions to the allowance based on their judgments of information available to them at the time of their examination.

GROUND RENTS

        Ground rents are typically 99-year leases, renewable in perpetuity, subject to semi-annual rent payments. Under current Maryland law, the tenant of a residential property has the right to redeem the ground rent for a one-time payment and obtain full title to the property. Ground rents acquired in the Valley Bancorp, Inc. transaction are carried at acquired cost, which approximated market value at the date of acquisition. The face value of ground rents owned at June 30, 2008 is approximately $4,000,000 (unaudited). Under Maryland law, ground rents generate rental income based on 6% of the face value. Income from ground rental payments received is recorded on a cash basis and is included in noninterest income in the Consolidated Statement of Income and Comprehensive Income. Since the

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued)

ground rents originally were acquired and are carried at a discount to their face value, additional income is recognized when a ground rent is redeemed at an amount greater than its carrying value. Ground rents are charged off once payments become one year past due.

PREMISES AND EQUIPMENT

        Premises and equipment are stated at cost less accumulated depreciation and amortization computed using the straight-line method. Premises and equipment are depreciated over the estimated useful lives of the assets, which generally range from seven to ten years for furniture, fixtures and equipment, three to five years for computer software and hardware, and ten to fifty years for buildings and building improvements. Leasehold improvements are amortized over the terms of the respective leases, which may include renewal options where management has the positive intent to exercise such options, or the estimated useful lives of the improvements, whichever is shorter. The costs of major renewals and betterments are capitalized, while the costs of ordinary maintenance and repairs are expensed as incurred.

FEDERAL HOME LOAN BANK STOCK

        The Bank is a member of the Federal Home Loan Bank ("FHLB") system and is required to maintain an investment in the stock of the FHLB of Atlanta at levels determined by the aggregate amounts of assets and advances from the FHLB of Atlanta. The stock is considered restricted as to marketability and is carried at cost. Purchases and sales of stock are made directly with the FHLB of Atlanta at par value.

FORECLOSED REAL ESTATE

        Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of cost or fair value at the date of foreclosure. Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its fair value less estimated costs to sell. Adjustments are made up or down to reflect any changes but properties are never adjusted to a value greater than cost at date of foreclosure. Foreclosed real estate amounting to $598,701 existed at June 30, 2008 (unaudited) and $289,244 existed at December 31, 2007. No foreclosed real estate existed at December 31, 2006.

GOODWILL

        Goodwill is initially recorded as the excess of the cost of acquired entities over the new fair value of assets acquired less liabilities assumed and is subsequently reported at the lesser of carrying value or fair value. Goodwill is tested for impairment at least annually to determine if an impairment loss has occurred. Impairment losses, if any, are reported separately in the accompanying Consolidated Statements of Income and Other Comprehensive Income.

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued)

INTANGIBLE ASSETS

        Intangible assets primarily represent the present value of the differential between the cost of funding interest-earning assets with core deposits of acquired institutions and other acquired deposits as opposed to other funding sources. The core deposit intangible identified with the acquisition in January 2007 is being amortized to expense over 10 years using an accelerated amortization method similar to sum of the years digits. The core deposit intangible established in prior acquisitions is being amortized to expense over 7 years using the straight-line method. The difference in the amortization periods and methods is attributable to differences in the retention and attrition assumption characteristics of the deposits acquired. Intangible assets also include the cost of acquiring a book of insurance contracts and the cost of acquiring a title insurance business. These intangibles are being amortized over five years using the straight-line method.

BANK OWNED LIFE INSURANCE

        The Company owns certain life insurance policies acquired from Golden Prague. The policies accumulate asset values to meet future liabilities. Increases in the cash surrender value are recorded in noninterest income in the Consolidated Statement of Income and Other Comprehensive Income.

VALUATION OF LONG-LIVED ASSETS

        The Company accounts for the valuation of long-lived assets under SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value, less costs to sell.

TRANSFERS OF FINANCIAL ASSETS

        Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

INCOME TAXES

        Income tax expense is based on the results of operations, adjusted for permanent differences between items of income or expense reported in the financial statements and those reported for tax purposes. Deferred income taxes are recognized for temporary differences between the financial

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued)

statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets are recognized only to the extent that is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of tax expense.

ADVERTISING

        Advertising costs are expensed as incurred.

SEGMENT REPORTING

        SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", requires that an enterprise report selected information about operating segments in its financial reports issued to its shareholders. Based on the analysis performed by the Company, management has determined that the Company only has one operating segment, which is commercial banking as our non-banking activities do not meet the quantitative thresholds of SFAS No. 131. The chief operating decision-makers use consolidated results to make operating and strategic decisions, and therefore, are not required to disclose any additional segment information.

RECENT ACCOUNTING PRONOUNCEMENTS

Adopted Accounting Pronouncements

        In May 2005, the Financial Accounting Standards Board (the "FASB") issued Statement No. 154, ("SFAS No. 154"), "Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and FASB Statement No. 3." Among other things, SFAS No. 154 requires that a voluntary change in accounting principle be applied retroactively with all prior period financial statements presented on the new accounting principle, unless it is impractical to do so. SFAS No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a "restatement". The new standard is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this Statement did not have a material impact on the Company's financial position, results of operations or cash flows.

        In September 2006, the FASB issued Statement No. 158, ("SFAS No. 158"), "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)." SFAS No. 158 requires a company that sponsors a postretirement benefit plan to fully recognize, as an asset or liability, the over-funded or under-funded status of its benefit plan in its balance sheet. The funded status is measured as the difference between the fair value of the plan's assets and its benefit obligation (projected benefit obligation for pension plans and accumulated postretirement benefit obligation for other postretirement benefit plans). In years prior to 2006, the funded status of such plans was reported in the notes to the financial statements. This provision is effective for public companies for fiscal years ending after December 15,

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued)

2006. In addition, SFAS No. 158 also requires a company to measure its plan assets and benefit obligations as of its year-end balance sheet date. Currently, a company is permitted to choose a measurement date up to three months prior to its year-end to measure the plan assets and obligations. The new provision is effective for all companies with fiscal years ending after December 15, 2008. The Company adopted SFAS No. 158 as of December 31, 2006. At that date, the fair value of plan assets exceeded the projected benefit obligation for the Company's qualified defined benefit plan by $136,032, and the projected benefit obligation of its non-qualified defined benefit plans exceeded the fair value of plan assets by $230,516. Accordingly, such amounts are included in "Other assets" and "Other liabilities", respectively, in the Consolidated Statement of Financial Condition as of December 31, 2006. The required disclosures related to the Company's defined benefit pension plans are included in Note 10 to the Consolidated Financial Statements.

        In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments", which permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The statement also subjects beneficial interests in securitized financial assets to the requirements of SFAS No. 133. This statement is effective for all financial instruments acquired, issued, or subject to remeasurement for fiscal years beginning after September 15, 2006. The adoption of this Statement on January 1, 2007 did not have a material impact on the Company's financial position, results of operations or cash flows.

        In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140." The statement amends SFAS No. 140 by (1) requiring the separate accounting for servicing assets and servicing liabilities, which arise from the sale of financial assets; (2) requiring all separately recognized serving assets and servicing liabilities to be initially measured at fair value, if practicable; and (3) permitting an entity to choose between an amortization method or a fair value method for subsequent measurement for each class of separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with earlier adoption permitted. The adoption of this Statement on January 1, 2007 did not have a material impact on the Company's financial position, results of operations or cash flows.

        In June 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes." This interpretation applies to all tax positions accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes." FIN 48 clarifies the application of SFAS No. 109 by defining the criteria that an individual tax position must meet in order for the position to be recognized within the financial statements and provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition for tax positions. This interpretation is effective for fiscal years beginning after December 15, 2006, with earlier adoption permitted. The adoption of this Statement on January 1, 2007 did not have a material impact on the Company's financial position, results of operations or cash flows.

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurement". This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. This Statement does not require any new fair value measurements, but rather, it provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value. This Statement is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. The adoption of this Statement on January 1, 2008 did not have a material impact on the Company's financial position, results of operations or cash flows.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Liabilities." This statement permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This pronouncement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. The adoption of this Statement on January 1, 2008 did not have a material impact on the Company's financial position, results of operations or cash flows.

Pending Accounting Pronouncements

        In December 2007, the FASB issued Statement No. 141, Revised 2007 (SFAS No. 141R), "Business Combinations." SFAS 141R's objective is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after December 15, 2008. The Company does not expect the implementation of SFAS 141R to have a material impact on its consolidated financial statements.

        In December 2007, the FASB issued Statement No. 160 (SFAS No. 160), "Noncontrolling Interests in Consolidated Financial Statements." SFAS 160's objective is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 shall be effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect the implementation of SFAS 160 to have a material impact on its consolidated financial statements.

        In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities." This statement requires enhanced disclosures in order to enable investors to better understand the effects of derivative instruments and hedging activities on an entity's financial position, financial performance, and cash flows. This statement is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company does not expect

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued)

the implementation of this Statement to have a material impact on its consolidated financial statements.

RECLASSIFICATIONS

        Certain amounts in the accompanying Consolidated Financial Statements have been reclassified to conform with the 2007 presentation.

NOTE 2—ACQUISITION OF VALLEY BANCORP, INC.

        On January 19, 2007, the Company acquired all of the outstanding common stock of Valley Bancorp, Inc., the parent company of Valley Bank of Maryland. Valley Bank of Maryland was a community financial institution operating one branch in the northwest suburbs of Baltimore, Maryland. The aggregate purchase price, consisting solely of cash, was $9,310,730 for all of the outstanding common stock and the cancellation of outstanding options. Information presented in the accompanying financial statements as of June 30, 2008 and December 31, 2007 includes the assets and liabilities acquired from Valley Bancorp, Inc. and the results of operations since January 19, 2007. The following table summarizes the fair values of the assets acquired at the date of acquisition:

Assets
Investment securities	$6,565,853
Loans receivable, net of allowance of $262,257	38,662,833
Ground rents	2,145,358
Furniture and equipment	82,962
Goodwill	4,988,328
Core deposit intangible	448,021
Other assets	1,364,952

Total assets acquired	54,258,317

Liabilities assumed
Deposits	37,281,041
Borrowings	7,986,624
Other liabilities	267,902

Total liabilities assumed	45,535,567

Net assets	$8,722,750

        The core deposit intangible represents the present value of the differential between funding assets with the core deposits acquired versus alternative funding sources. This intangible will be amortized over a 10 year period using an accelerated amortization method. Both the core deposit intangible and goodwill will be evaluated annually for impairment. None of the loans acquired were within the scope of SOP 03-3.

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 3—INVESTMENT SECURITIES AVAILABLE-FOR-SALE

        The amortized cost and estimated fair values of investment securities available-for-sale are summarized as follows:

	June 30, 2008 (unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government and agency obligations	$28,065,341	$197,172	$118,191	$28,144,322
FHLMC Certificates	6,853,356	40,493	106,255	6,787,594
FNMA Certificates	14,054,879	28,853	157,969	13,925,763
GNMA Certificates	2,468,360	2,459	33,209	2,437,610
Trust Preferred securities	4,500,000	—	977,813	3,522,188
Municipal bonds	11,093,541	86,373	89,418	11,090,496
Equity securities	228,795	—	—	228,795
Mutual fund shares	160,919	—	13,168	147,751

Total	$67,425,191	$355,350	$1,496,023	$66,284,519

	December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government and agency obligations	$38,608,143	$498,365	$76,365	$39,030,143
FHLMC Certificates	7,373,352	46,722	60,787	7,359,287
FNMA Certificates	15,919,643	96,431	60,881	15,955,193
GNMA Certificates	2,667,911	3,824	25,018	2,646,717
Trust Preferred securities	4,500,000	—	193,438	4,306,562
Municipal bonds	11,587,892	94,922	8,823	11,673,991
Equity securities	228,795	—	—	228,795
Mutual fund shares	160,919	—	9,501	151,418

Total	$81,046,655	$740,264	$434,813	$81,352,106

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 3—INVESTMENT SECURITIES AVAILABLE-FOR-SALE (Continued)

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government and agency obligations	$39,433,697	$63,228	$567,044	$38,929,881
FHLMC Certificates	6,394,449	28,358	68,354	6,354,453
FNMA Certificates	15,387,859	16,653	279,199	15,125,313
GNMA Certificates	527,812	403	156	528,059
Trust Preferred securities	4,500,000	60,939	—	4,560,939
Municipal bonds	11,891,173	95,328	35,521	11,950,980
Equity securities	201,051	—	—	201,051
Mutual fund shares	1,762,801	3,703	42,161	1,724,343

Total	$80,098,842	$268,612	$992,435	$79,375,019

        There were no securities sold during the six months ended June 30, 2008 and 2007 (unaudited). Sales of securities in 2007 and 2006 resulted in gross realized gains of $0 and $4,760, respectively, while gross realized losses for the same periods of $0 and $1,214, respectively, were recognized. The Company uses the specific identification method to determine gains and losses on security transactions.

        The amortized cost and estimated fair value of available-for-sale investment securities (other than equity securities and mutual fund shares) at June 30, 2008 (unaudited) and December 31, 2007, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2008 (unaudited)		December 31, 2007
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$—	$—	$1,979,340	$1,961,839
Due after one year through five years	9,707,556	9,718,514	12,788,715	12,884,985
Due after five years through ten years	17,078,105	17,092,751	19,319,397	19,595,585
Due after ten years	16,873,220	15,945,741	20,608,583	20,568,286
Mortgage and asset-backed securities	23,376,596	23,150,966	25,960,906	25,961,197

Total	$67,035,477	$65,907,972	$80,656,941	$80,971,892

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 3—INVESTMENT SECURITIES AVAILABLE-FOR-SALE (Continued)

        The following table presents the Company's investment securities which are in a loss position, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of June 30, 2008 (unaudited).

	Investments in a Continuous Unrealized Loss Position
	Less than 12 months		12 Months or More		Total
Available-for-Sale	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
U.S. Government and agency obligations	$13,769,255	$118,191	$—	$—	$13,769,255	$118,191
Federal agency mortgage- backed securities	17,103,543	266,925	536,592	30,508	17,640,135	297,433
Trust preferred securities	3,522,188	977,813	—	—	3,522,188	977,813
Municipal bonds	4,012,771	89,418	—	—	4,012,771	89,418
Mutual fund shares	147,751	13,168	—	—	147,751	13,168

Total available-for-sale	$38,555,507	$1,465,514	$536,592	$30,508	$39,092,099	$1,496,023

        The following table presents the Company's investment securities which are in a loss position, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2007.

	Investments in a Continuous Unrealized Loss Position
	Less than 12 months		12 Months or More		Total
Available-for-Sale	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
U.S. Government and agency obligations	$2,873,498	$24,502	$6,933,430	$51,863	$9,806,928	$76,365
Federal agency mortgage- backed securities	4,328,217	59,771	8,727,153	86,915	13,055,370	146,686
Trust preferred securities	4,306,563	193,438	—	—	4,306,563	193,438
Municipal bonds	478,566	232	2,110,100	8,591	2,588,666	8,823
Mutual fund shares	151,418	9,501	—	—	151,418	9,501

Total available-for-sale	$12,138,262	$287,444	$17,770,683	$147,369	$29,908,945	$434,813

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 3—INVESTMENT SECURITIES AVAILABLE-FOR-SALE (Continued)

        The following table presents the Company's investment securities which are in a loss position, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2006.

	Investments in a Continuous Unrealized Loss Position
	Less than 12 months		12 Months or More		Total
Available-for-Sale	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
U.S. Government and agency obligations	$9,702,154	$42,750	$21,446,320	$524,294	$31,148,474	$567,044
Federal agency mortgage- backed securities	2,890,841	7,307	15,502,170	340,402	18,393,011	347,709
Municipal bonds	—	—	3,321,616	35,521	3,321,616	35,521
Mutual fund shares	—	—	1,638,676	42,161	1,638,676	42,161

Total available-for-sale	$12,592,995	$50,057	$41,908,782	$942,378	$54,501,777	$992,435

        At June 30, 2008 (unaudited) and December 31, 2007 and 2006, the Company had 110, 79 and 199 investment securities, respectively, in an unrealized loss position. Unrealized losses are the result of interest rate levels differing from those existing at the time of purchase of the securities and, as to mortgage- backed securities, estimated prepayment speeds. These unrealized losses are considered temporary as they reflect fair values on June 30, 2008 (unaudited) and December 31, 2007 and 2006 and are subject to change daily as interest rates fluctuate. The Company has the ability and intent to hold these securities until the earlier of recovery or maturity.

NOTE 4—INVESTMENT SECURITIES HELD-TO-MATURITY

        The amortized cost and estimated fair values of investment securities held-to-maturity are as follows:

	June 30, 2008 (unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
FNMA Certificates	$391,341	$8,824	$—	$400,165
GNMA Certificates	6,842,245	6,984	345,402	6,503,828

Total	$7,233,586	$15,808	$345,402	$6,903,993

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 4—INVESTMENT SECURITIES HELD-TO-MATURITY (Continued)

	December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
FNMA Certificates	$440,161	$11,777	$—	$451,938
GNMA Certificates	7,011,424	35,388	134,347	6,912,465

Total	$7,451,585	$47,165	$134,347	$7,364,403

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government and agency obligations	$3,848,000	$—	$143,375	$3,704,625
FHLMC Certificates	2,086,585	8,251	84,732	2,010,104
FNMA Certificates	2,297,946	26,847	8,558	2,316,235
GNMA Certificates	9,788,983	22,210	258,992	9,552,201

Total	$18,021,514	$57,308	$495,657	$17,583,165

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 4—INVESTMENT SECURITIES HELD-TO-MATURITY (Continued)

        The following table presents the Company's investment securities which are in a loss position, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of June 30, 2008 (unaudited), December 31, 2007 and 2006.

	Investments in a Continuous Unrealized Loss Position
	Less than 12 months		12 Months or More		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
June 30, 2008 (unaudited) Held-to-Maturity
Federal agency mortgage- backed securities	$5,567,510	$345,402	$—	$—	$5,567,510	$345,402

Total held-to-maturity	$5,567,510	$345,402	$—	$—	$5,567,510	$345,402

December 31, 2007 Held-to-Maturity
Federal agency mortgage- backed securities	$—	$—	$4,920,365	$134,347	$4,920,365	$134,347

Total held-to-maturity	$—	$—	$4,920,365	$134,347	$4,920,365	$134,347

December 31, 2006 Held-to-Maturity
U.S. Government and agency obligations	$—	$—	$3,704,625	$143,375	$3,704,625	$143,375
Federal agency mortgage- backed securities	972,838	3,325	9,715,223	348,957	10,688,061	352,282

Total held-to-maturity	$972,838	$3,325	$13,419,848	$492,332	$14,392,686	$495,657

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 5—LOANS RECEIVABLE

        Loans receivable consist of the following:

	(unaudited)	December 31,
	June 30, 2008	2007	2006
Real estate—Residential mortgage—1 to 4 family	$182,958,501	$197,001,557	$185,068,171
—Commercial mortgage	74,511,836	75,077,429	55,831,426
—Acquisition, development & construction	69,741,894	80,776,449	71,370,732
—Commercial construction	14,158,653	10,708,659	9,204,984
Home equity loans	42,853,768	38,748,272	29,954,383
Consumer loans	12,364,920	11,784,772	14,000,998
Commercial business loans	18,934,631	22,452,428	17,118,396

	415,524,203	436,549,566	382,549,090

Premiums on loans purchased	181,498	271,913	396,645
Deferred loan fees and costs, net	156,293	(40,612)	240,825

Total Loans Receivable	$415,861,994	$436,780,867	$383,186,560

        Activity in the allowance for loan losses for the six months ended June 30, 2008 and 2007 (unaudited) and for the years ended December 31, 2007 and 2006 was as follows:

	(unaudited)		December 31,
	June 30, 2008	June 30, 2007	2007	2006
Beginning balance	$3,787,177	$2,397,545	$2,397,545	$1,412,058
Provision for loan losses	5,898,000	219,000	1,504,000	948,000
Allowance acquired	—	262,258	262,745	—
Recoveries	11,716	—	1,102	47,667
Amounts charged off	(501,822)	(150,000)	(378,215)	(10,180)

Total	$9,195,071	$2,728,803	$3,787,177	$2,397,545

        Non-accrual loans were $17,726,200 at June 30, 2008 (unaudited) and $9,764,576 and $1,568,418 at December 31, 2007 and 2006, respectively. Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized are summarized below for the six months ended June 30, 2008 (unaudited) and for the years ended December 31, 2007 and 2006:

	(unaudited)
		December 31,
	June 30, 2008
		2007	2006
Interest income that would have been recorded	$712,443	$903,829	$111,410
Interest income recognized	(188,282)	(554,409)	(83,861)

Interest income forgone	$524,161	$349,420	$27,549

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 5—LOANS RECEIVABLE (Continued)

        The Company had impaired loans at June 30, 2008 (unaudited) of $10,224,039 and at December 31, 2007 and 2006 totaling $8,213,369 and $445,384, respectively. The average investment in impaired loans during the six months ended June 30, 2008 (unaudited) was $10,260,847, for 2007 was $9,467,009 and for 2006 was $450,366. The total allowance for loan losses on impaired loans at June 30, 2008 (unaudited) was $5,014,829, at December 31, 2007 was $1,521,289 and at December 31, 2006 was $77,171. Interest income recognized on impaired loans for the six months ended June 30, 2008 (unaudited) was $201,119 and in 2007 was $833,381 and in 2006 was $2,937.

        In December 2004, the Company sold a pool of loans with servicing retained and recorded a value for servicing amounting to $160,043. The Company amortized $13,176 and $13,352 for the six months ended June 30, 2008 and 2007, respectively (unaudited), and $26,615 and $26,971 for the years ended December 31, 2007 and 2006, respectively. At June 30, 2008, December 31, 2007 and 2006, the Company serviced residential mortgage loans for others totaling $18,576,009 (unaudited), $18,697,644 and $19,685,139, respectively.

        The table below reflects activity of loans to officers, directors and their affiliates for the periods ended June 30, 2008 (unaudited) and December 31, 2007 and 2006. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other borrowers, and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans of $1,697,973 outstanding to officers and directors of Golden Prague and Senator who did not continue in that capacity subsequent to the mergers are reflected as change in related party classification in the year ended December 31, 2007.

		Year ended December 31,
	(unaudited) Six months ended June 30, 2007
		2007	2006
Balance at beginning of year	$4,691,817	$3,190,737	$3,136,573
New loans and advances	62,280	4,206,486	1,107,978
Repayments	(4,255,897)	(1,007,433)	(1,053,814)
Change in related party classification	—	(1,697,973)	—

Balance at end of period	$1,081,259	$4,691,817	$3,190,737

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 6—PREMISES AND EQUIPMENT

        Premises and equipment at June 30, 2008, December 31, 2007 and 2006 are summarized as follows:

			December 31,
	Useful Life in Years	(unaudited) June 30, 2008
			2007	2006
Land	—	$578,125	$581,225	$581,225
Office building and improvements	5 – 50	6,188,495	6,194,564	5,899,969
Furniture and equipment	3 – 10	4,004,609	3,709,688	3,337,554

		10,771,229	10,485,477	9,818,748
Less: accumulated depreciation		5,585,803	5,291,650	4,904,207

Total		$5,185,426	$5,193,827	$4,914,541

        Depreciation expense for the six months ended June 30, 2008 and 2007 (unaudited) was $326,350 and $337,700, respectively. Depreciation expense for the years ended December 31, 2007 and 2006 was $676,861 and $627,142, respectively. Depreciation is calculated on a straight-line basis over the estimated life of the asset.

        The Company has a commitment to build a new branch building for approximately $1,075,000 (of which $58,000 had been paid as of June 30, 2008) and it is expected to be opened in October, 2008. The Company has signed a 20 year land lease with initial annual rental of $225,000 in connection with this branch. The ground lease contains a 3% escalation factor beginning on the third anniversary. Equipment and furnishings for the new branch will cost approximately $350,000.

NOTE 7—INTANGIBLE ASSETS

        During 2007 intangible assets increased as a result of the acquisition of Valley Bancorp, Inc. and during 2006, intangible assets increased as a result of the acquisition of a book of insurance contracts, the acquisition of a title insurance agency, and the assumption of $6.4 million of deposit accounts. These intangibles are being amortized over periods of five to ten years using either the straight-line method or an accelerated method. The change in the carrying amount of intangible assets for the six months ended June 30, 2008 and the years ended December 31, 2006 and 2005 is as follows:

	Core deposit intangible	Other Intangibles	Accumulated Amortization	Net Total
Balance at December 31, 2005	$1,193,857	$—	$(483,228)	$710,629
Acquisition of book of insurance contracts	—	377,177	—	377,177
Assumption of deposits	174,511	126,102	—	300,613
Acquisition of title insurance agency	—	115,142	—	115,142
Amortization	—	—	(230,809)	(230,809)

Balance at December 31, 2006	1,368,368	618,421	(714,037)	1,272,752

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 7—INTANGIBLE ASSETS (Continued)

	Core deposit intangible	Other Intangibles	Accumulated Amortization	Net Total
Balance December 31, 2006—continued	$1,368,368	$618,421	$(714,037)	$1,272,752
Acquisition of Valley Bancorp, Inc.	448,021	—	—	448,021
Amortization	—	—	(391,917)	(193,524)

Balance at December 31, 2007	1,816,389	618,421	(1,105,954)	1,328,856
Amortization (unaudited)	—	—	(265,475)	(265,475)

Balance at June 30, 2008 (unaudited)	$1,816,389	$618,421	$(1,371,429)	$1,063,381

        At June 30, 2008 (unaudited), estimated intangible amortization expense over the next five years is:

Twelve Months Ended June 30 (unaudited)	Core deposit intangible	Other intangibles	Total
2009	$265,399	$73,958	$339,357
2010	200,400	71,855	272,259
2011	78,557	71,298	149,855
2012	70,411	58,104	128,515
2013	62,265	40,407	102,672

Total	$677,036	$315,622	$992,658

        At December 31, 2007, estimated intangible amortization expense over the next five years is:

Year Ended December 31	Core deposit intangible	Other intangibles	Total
2008	$269,472	$99,146	$365,618
2009	261,327	93,005	354,332
2010	111,055	92,741	203,796
2011	74,484	82,708	157,192
2012	66,338	61,561	127,899

Total	$782,676	$429,162	$1,211,838

NOTE 8—DEPOSITS

        Outstanding certificate accounts at June 30, 2008 mature as follows (unaudited):

Twelve months ending June 30, 2009	$219,553,517
Twelve months ending June 30, 2010	54,471,789
Twelve months ending June 30, 2011	11,888,806
Twelve months ending June 30, 2012	3,912,229
After June 30, 2012	2,972,524

Total	$292,798,935

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 8—DEPOSITS (Continued)

        Outstanding certificate accounts at December 31, 2007 mature as follows:

2008	$221,229,896
2009	99,434,708
2010	22,052,374
2011	6,357,978
2012 and Thereafter	2,722,499

Total	$351,797,455

        Outstanding certificate accounts in excess of $100,000 at June 30, 2007 (unaudited) and December 31, 2006 mature as follows:

	(unaudited) June 30, 2008	December 31, 2007
Less than 3 months	$18,963,155	$19,164,374
Over 3 through 6 months	14,315,096	19,612,401
Over 6 through 12 months	29,275,940	31,570,415
Over 12 months	18,991,649	34,129,232

Total	$81,545,840	$96,162,205

        Eligible deposit accounts are insured up to $100,000 (computed individually) by the Deposit Insurance Fund. In addition, federal law provides for insurance coverage of up to $250,000 for certain retirement accounts. Deposits of Officers and Directors at June 30, 2008 (unaudited), December 31, 2007 and 2006 was $945,416, $1,116,689 and $1,842,487, respectively.

        The following table presents interest expense by major category of deposit accounts for the periods indicated:

	Six months ended June 30 (unaudited)		Year ended December 31
	2008	2007	2007	2006
NOW accounts	$428,944	$393,686	$914,876	$363,613
Money Market accounts	432,659	174,887	360,332	293,772
Savings accounts	84,886	160,208	317,265	445,610
Time deposit accounts	6,793,881	8,554,132	16,916,839	13,680,906

Total	$7,740,370	$9,282,913	$18,509,312	$14,783,901

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 9—BORROWINGS

        At December 31, 2006 the Company had short-term borrowings from the Federal Home Loan Bank of Atlanta (FHLB) of $600,000. The short-term borrowings repriced daily based on the federal funds rate and carried an interest rate of approximately 5.50% at December 31, 2006.

        At June 30, 2008 (unaudited), December 31, 2007 and December 31, 2006, the Company was indebted to the FHLB and other institutions as follows:

			December 31,
		(unaudited) June 30, 2008
Maturity	Interest Rate		2007	2006
April 7, 2008	5.46%	$—	$1,500,000	$—
June 23, 2008	5.51%	—	1,000,000	—
February 8, 2010	5.79%	1,500,000	1,500,000	—
June 18, 2014	3.92%	5,000,000	5,000,000	5,000,000
July 15, 2014	3.48%	10,000,000	10,000,000	10,000,000
December 12, 2011	4.21%	31,300,000	31,300,000	31,300,000
August 16,2012	4.1275%	17,000,000	17,000,000	—
January 11, 2009	Prime minus .5%	3,000,000	3,000,000	—
December 31, 2008	Prime plus 1%	2,000,000	2,000,000	—

		$69,800,000	$72,300,000	$46,300,000

        The advances due February 8, 2010, December 12, 2011 and August 16, 2012 are callable by the FHLB quarterly on interest payment dates. The advances due June 18, 2014 and July 15, 2014 are callable by the FHLB if three-month LIBOR reaches 7% and 6%, respectively, at which time the Company has the option of converting the advance to another type of structure or paying off the advance without penalty. As collateral for the advances, the Company has provided the FHLB with a blanket lien on all its first lien residential mortgage loans. At June 30, 2008 (unaudited), the Bank had additional credit availability with the FHLB of approximately $56,000,000. At December 31, 2007 and 2006 the Bank had additional credit availability with the FHLB of approximately $100,000,000 and $23,000,000, respectively.

        The $3,000,000 note due January 11, 2009 is a secured borrowing with a correspondent bank. The borrowing was secured by all the stock of the Company's subsidiary bank. The Company is in default under this note as of June 30, 2008 (unaudited) for violations of covenants relating to minimum debt service coverage, level of non performing assets and notice of a Cease and Desist Order. The Company has notified the correspondent bank of these violations and has requested a waiver of these defaults.

        The $2,000,000 note due December 31, 2008 represents the payment due for the termination of the purchase agreement with Patapsco Bancorp. The note bears interest at Prime plus 1% until August 1, 2008 when the rate changes to Prime plus 3%. See Note 19.

        The Company had available unused unguaranteed lines of credit with correspondent banks totaling $29,600,000 (unaudited) at June 30, 2008 and December 31, 2007, and $25,600,000 at December 31, 2006.

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 10—PENSION PLANS

        The Company has a noncontributory qualified defined benefit plan covering substantially all employees. Benefits were based upon a participant's earnings and length of participation in the plan, subject to meeting certain minimum requirements. Benefits under this plan were frozen effective May 1, 2005. The Company implemented a non-qualified supplemental retirement plan for its directors in 2006.

        On December 31, 2006, the Company adopted the provisions of SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)." Adoption of this statement resulted in the recognition of the funded status of the pension plans as either assets or liabilities in the Consolidated Statements of Financial Condition, the recognition of unrecognized actuarial gains/losses, prior service costs, and transition obligations totaling $464,822 as a separate component of accumulated other comprehensive income. Additional disclosures related to pension plans have also been implemented. The incremental effect of applying SFAS No. 158 to individual line items in the Consolidated Statement of Financial Condition at December 31, 2006 follows:

	Before application of SFAS No. 158	Reclassifications	After application of SFAS No. 158
Deferred income taxes	$375,850	$(292,463)	$83,387
Other assets	3,272,241	(488,881)	2,783,360
Total assets	523,013,650	(488,881)	522,524,769
Other liabilities	2,537,538	268,404	2,805,942
Total liabilities	479,450,655	(24,059)	479,426,596
Accumulated other comprehensive income	(459,135)	(464,822)	(923,957)
Total equity	43,562,995	(464,822)	43,098,173

        Net periodic pension cost is determined using the projected unit credit method.

        Net pension cost for the six months ended June 30, 2008 and 2007 (unaudited) for the qualified plan included the following components:

	2008	2007
Service cost (benefits earned)	$—	$—
Interest cost on projected benefit obligation	165,220	167,461
Expected return on plan assets	(192,462)	(187,135)
Net amortization and deferral	—	—

Total	$(27,242)	$(19,674)

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 10—PENSION PLANS (Continued)

        Net pension cost for the years ended December 31, 2007 and 2006 for the qualified plan included the following components:

	2007	2006
Service cost (benefits earned)	$—	$—
Interest cost on projected benefit obligation	327,156	329,982
Expected return on plan assets	(374,108)	(368,684)
Net amortization and deferral	—	—

Total	$(46,952)	$(38,702)

        Net pension cost for the six months ended June 30, 2008 and 2007 (unaudited) for the non-qualified plan for directors included the following components:

	(unaudited)
	June 30, 2008	June 30, 2007
Service cost (benefits earned)	$20,425	$19,424
Interest cost on projected benefit obligation	11,693	10,050
Expected return on plan assets	(10,113)	(5,917)
Net amortization and deferral	16,532	16,533

Total	$38,537	$40,090

        Net pension cost for the year ended December 31, 2007 and 2006 for the non-qualified plan for directors included the following components:

	December 31,
	2007	2006
Service cost (benefits earned)	$38,719	$36,489
Interest cost on projected benefit obligation	20,149	17,149
Expected return on plan assets	(11,833)	—
Net amortization and deferral	33,065	33,065

Total	$80,100	$86,703

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 10—PENSION PLANS (Continued)

        The financial status of the qualified plan at December 31, 2007 and 2006 was:

	2007	2006
Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$6,249,397	$6,111,919
Interest cost	327,156	329,982
Benefits paid	(258,953)	(295,209)
Actuarial (gain) loss	(169,327)	102,705

Projected benefit obligation at end of year	6,148,273	6,249,397

Change in Market Value of Plan Assets:
Market value of plan assets at beginning of year	6,385,429	6,281,616
Actual return on plan assets	418,406	399,022
Benefits paid	(258,953)	(295,209)

Market value of plan assets at end of year	6,544,882	6,385,429

Plan assets in excess of projected benefit obligation	396,609	136,032

Funded status at end of year	$396,609	$136,032

Amounts recognized in Consolidated Statement of Financial Condition:
Other assets	$396,609	$136,032

Amount recognized in Accumulated Other Comprehensive Loss:
Net loss before tax	$275,256	$488,881

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 10—PENSION PLANS (Continued)

        The financial status of the non-qualified plan at December 31, 2007 and 2006 was:

	2007	2006
Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$365,444	$—
Service cost	38,719	36,489
Interest cost	20,149	17,149
Benefits paid	—	—
Actuarial loss	895	—
Amendments	—	311,806

Projected benefit obligation at end of year	425,207	365,444

Change in Market Value of Plan Assets:
Market value of plan assets at beginning of year	134,928	—
Actual return on plan assets	6,787	10,337
Employer contributions	130,262	124,591
Benefits paid	—	—

Market value of plan assets at end of year	271,977	134,928

Funded status at end of year	$(153,230)	$(230,516)

Amount recognized in Consolidated Statement of Financial Condition: Other liabilities	$(153,230)	$(230,516)

Amount recognized in Accumulated Other Comprehensive Loss:
Net gain	$(4,396)	$(10,337)
Prior service cost	245,676	278,741

	$241,820	$268,404

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 10—PENSION PLANS (Continued)

	2007	2006
Assumptions used in measuring Projected Benefit Obligation for both plans:
Discount rate	5.50%	5.50%
Long-term rate of return on assets	6.00%	6.00%
Rate of increase in compensation-non-qualified plan	5.00%	5.00%
General inflation	2.50%	2.50%
Weighted average allocation of assets-qualified plan:
Equity securities	49.40%	44.10%
Fixed income investments	50.60%	55.90%

	100.00%	100.00%
Weighted average allocation of assets-non-qualified plan:
Equity securities	64.00%	76.30%
Fixed income investments	36.00%	23.70%

	100.00%	100.00%

        At December 31, 2007, the projected benefit payments for each plan are as follows:

	Qualified Plan	Non-Qualified Plan
2008	$296,622	$27,500
2009	311,047	27,500
2010	318,564	37,189
2011	319,929	57,537
2012	343,299	68,219
2013 to 2017	1,951,343	341,095

        Amounts recognized in accumulated other comprehensive loss, net of tax, as of December 31, 2007 are as follows:

	Qualified Plan	Non-Qualified Plan	Total
Net (gain) loss	$166,681	$(2,662)	$164,019
Prior service cost	—	148,769	148,769

	$166,681	$146,107	$312,788

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 10—PENSION PLANS (Continued)

        The estimated cost that will be amortized from accumulated other comprehensive loss into net periodic cost in 2008 is as follows:

	Qualified Plan	Non-Qualified Plan	Total
Service cost	$—	$40,849	$40,849
Interest cost	330,440	23,389	353,826
Expected return on plan assets	(384,924)	(20,226)	(405,150)
Amortization of prior service cost	—	33,065	33,065

Estimated net periodic pension cost	$(54,484)	$77,074	$22,590

        The Company does not anticipate making a contribution to its qualified plan in 2008 since the plan is frozen and currently over-funded. The Company anticipates making a contribution to the non-qualified plan in 2008 of approximately $130,000. No contribution was made in the six months ended June 30, 2008 (unaudited).

        The Company has a contributory thrift plan qualifying under Section 401(k) of the Internal Revenue Code. Employees over the age of 21 with six months of service are eligible for participation in the plan. The Company matches 100% of each employee's contribution up to 3% of compensation, and 50% of the next 2% of each employee's contribution. The Company's expense for the 401(k) plan was $90,259 and $89,928 (unaudited), for the six months ended June 30, 2008 and 2007, respectively. The Company's expense for the 401(k) plan was $180,189 and $133,763 for the years ended December 31, 2007 and 2006, respectively.

        The Company also has a non-qualified money purchase supplemental executive retirement plan for senior executives which was implemented in 2006. Contributions are discretionary subject to Board approval. No contribution was made in the six months ended June 30, 2008 or 2007 (unaudited). Contributions of $32,000 were made in each of 2007 and 2006.

        Golden Prague employees were included in a multi-employer defined benefit pension plan. Actuarial information was available only on the plan as a whole. Pension costs were funded as accrued. No pension expense was recorded by Golden Prague for the six months ended June 30, 2007 (unaudited). Pension expense for the years ended December 31, 2007 and 2006 was $67,824 and $42,620, respectively. In connection with the merger, Golden Prague froze participation in the plan on December 1, 2006 and terminated the plan on April 6, 2007. The estimated final contribution of $385,000 on plan termination is included in expense in the six months ended June 30, 2007.

        Senator Bank adopted a Simple IRA pension plan effective January 1, 2004. Employees who met certain eligibility requirements participated in the plan. Senator matched employees' elective contributions up to a maximum of 3% of the employees compensation. Pension expense for the six months ended June 30, 2007 (unaudited) was $2,391. Pension expense for the years ended December 31, 2007 and 2006 was $2,391 and $4,016, respectively. The Simple IRA plan was terminated in connection with the merger.

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 11—INCOME TAXES

        In accordance with SFAS No. 109, the deferred tax assets (liabilities) of the Company presented in the Consolidated Statements of Financial Condition at June 30, 2007 (unaudited) and December 31, 2006 and 2005 consist of the following components:

		December 31,
	(unaudited) June 30, 2008
		2007	2006
Allowance for loan losses	$3,700,843	$1,598,893	$1,038,359
Unrealized loss on securities available for sale	449,995	—	279,540
Organization costs	41,323	43,120	46,713
Deferred death benefit obligations	90,250	88,277	52,861
Low income housing tax credit	167,580	167,580	167,580
Net operating loss carryforward	771,876	968,014	428,371
Allowance for ground rent losses	16,172	16,172	17,978
Write downs of real estate owned	96,640	96,640	—
Accrued compensation	142,510	107,588	—
Accrued expenses	836,783	892,708	—
Other intangibles	88,749	50,069	—
Non accrued interest	68,927	—	—
SFAS No. 158 pension adjustment	95,165	95,165	103,658

Total gross deferred tax assets	6,566,813	4,124,226	2,135,060

Valuation allowance	(560,232)	(560,232)	(824,912)

Total deferred tax assets	6,006,581	3,563,994	1,310,148
Difference in basis of depreciable assets	(298,583)	(298,583)	(420,974)
SFAS No. 87 pension adjustment	(165,039)	(156,442)	(52,536)
FHLB dividends not recognized as taxable income	(381,576)	(381,576)	(358,804)
Other	(1,243)	(1,243)	(7,111)
Prepaid expenses	(24,819)	(35,325)	(30,352)
Premiums on loans and deposits	(16,628)	(23,180)	(148,406)
Unrealized gains on securities available for sale	—	(117,965)	—
Non accrued interest	—	(137,829)	—
Core deposit intangible	(243,327)	(293,029)	(208,578)

Total deferred tax liabilities	(1,131,215)	(1,445,172)	(1,226,761)

Net Deferred Tax Asset (Liability)	$4,875,366	$2,118,822	$83,387

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 11—INCOME TAXES (Continued)

        Income tax (benefit) expense for the six months ended June 30, (unaudited) is summarized as follows:

	2008	2007
	(unaudited)
Federal
Current	$—	$261,853
Deferred	(1,742,091)	(980,224)
State
Current	—	51,788
Deferred	(455,089)	(150,587)

	$(2,197,180)	$(817,170)

        Income tax (benefit) expense for the years ended December 31, is summarized as follows:

	2007	2006
Federal
Current	$(389,749)	$957,728
Deferred	(2,074,321)	(12,489)
State
Current	44,329	311,738
Deferred	(311,601)	(5,196)

	$(2,731,342)	$1,251,781

        The amount computed by applying the statutory federal income tax rate to income before taxes differs from the taxes provided for the following reasons:

	Six months ended June 30 (unaudited)
	2008		2007
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
Tax at statutory federal income tax rate	$(1,823,277)	34.00%	$(485,773)	34.00%
Increase (Decrease) Resulting from:
State income tax net of federal income tax benefit	(300,359)	5.60%	(75,042)	5.25%
Interest on tax exempt securities	(97,760)	1.82%	(97,674)	6.84%
Adjustment to deferred tax valuation allowance	—	—	(300,000)	21.00%
Non-deductible merger expenses	—	—	128,543	(9.00)%
Other	24,216	(0.45)%	12,776	(0.89)%

Total	$(2,197,180)	40.97%	$(817,170)	57.19%

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 11—INCOME TAXES (Continued)

	Years Ended December 31,
	2007		2006
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
Tax at statutory federal income tax rate	$(2,214,402)	34.00%	$626,555	34.00%
Increase (Decrease) Resulting from:
State income tax net of federal income tax benefit	(176,400)	2.71%	37,065	2.01%
Interest on tax exempt securities	(167,517)	2.57%	(170,555)	(9.26)%
Adjustment to deferred tax valuation allowance	(264,680)	4.06%	663,953	36.03%
Other	91,657	(1.41)%	94,763	5.14%

Total	$(2,731,342)	41.94%	$1,251,781	67.93%

        The Company has net operating loss carryforwards totaling $1,956,000 as of June 30, 2008 (unaudited) and $2,454,000 at December 31, 2007 that begin to expire in 2021. As of June 30, 2008 (unaudited) and December 31, 2007, $1,956,000 and $2,454,000, respectively, of the net operating loss carryforwards were subject to annual limitations of $140,000 under Internal Revenue Code Section 382. The Company has $167,580 of low income housing tax credits that begin to expire in 2010. The Company has a capital loss carryforward of $6,000 that expires in 2009.

        Retained earnings at June 30, 2008 (unaudited), December 31, 2007 and 2006 include approximately $8,172,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad-debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad-debt losses or adjustments arising from carry back of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $3,224,000 at June 30, 2008 (unaudited) and at December 31, 2007 and 2006.

NOTE 12—REGULATORY MATTERS

        The Company's subsidiary, the Bank, is required to carry cash reserves with the Federal Reserve Bank or maintain cash on hand of specified percentages of deposit balances. The Bank's average cash on hand was $1,085,237 (unaudited) for June 30, 2008 and $1,334,585 and $1,483,551 at December 31, 2007 and 2006, respectively.

        In the six months ended June 30, 2008, the Company maintained federal funds sold with correspondent banks averaging $6,959,201 (unaudited). In 2007 and 2006, the Company maintained federal funds sold with two correspondent banks averaging $6,634,542 and $490,271. These balances were significantly in excess of federally insured limits. The Company monitors the capital adequacy of correspondent banks to maintain these balances.

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 12—REGULATORY MATTERS (Continued)

on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 2008 (unaudited), that the Bank meets all capital adequacy requirements to which it is subject.

        As of June 30, 2008 (unaudited) and December 31, 2007, the most recent notification from the Office of Thrift Supervision categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. The Bank's actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2008(unaudited)
Total Capital (to Risk Weighted Assets)	$33,181,879	9.65%	$27,519,603	8%	$34,399,504	10%
Tier 1 Capital (to Risk Weighted Assets)	28,838,791	8.38%	13,759,802	4%	20,639,702	6%
Tier 1 Capital (to Average Assets)	28,838,791	5.60%	21,110,106	4%	26,387,633	5%

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007
Total Capital (to Risk Weighted Assets)	$36,295,777	9.81%	$29,593,958	8%	$36,992,447	10%
Tier 1 Capital (to Risk Weighted Assets)	33,278,600	9.00%	14,796,979	4%	22,195,468	6%
Tier 1 Capital (to Average Assets)	33,278,600	5.91%	22,386,428	4%	27,983,035	5%

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 12—REGULATORY MATTERS (Continued)

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006
Total Capital (to Risk Weighted Assets)	$39,905,524	12.10%	$26,394,584	8%	$32,993,230	10%
Tier 1 Capital (to Risk Weighted Assets)	37,531,070	11.38%	13,196,077	4%	19,795,938	6%
Tier 1 Capital (to Average Assets)	37,531,070	7.48%	20,081,171	4%	25,101,464	5%

        The following table provides a reconciliation of total equity per the Consolidated Financial Statements to capital amounts reflected in the above table for the Bank:

		December 31,
	(unaudited) June 30, 2008
		2007	2006
Consolidated equity of Bradford Bank MHC	$36,071,607	$40,115,248	$43,098,173
Adjustments to equity:
Loan invested as equity in Bank	3,000,000	3,000,000	—
Original capitalization by Bank	(1,025,000)	(1,025,000)	(1,025,000)
Intercompany dividends from Bank	(325,000)	(325,000)	(187,500)
Cumulative losses excluding Bank	1,861,052	1,632,272	117,748
Difference in equity of Valley Bancorp, Inc and its subsidiary bank merged into Bradford Bank	(115,502)	(115,502)	—

Total equity of Bradford Bank	39,467,157	43,282,018	42,003,421

		December 31,
	(unaudited) June 30, 2008
		2007	2006
Balance forward—Total equity of Bradford Bank	39,467,157	43,282,018	42,003,421
Adjustments to regulatory capital:
Accumulated other comprehensive loss	1,003,519	125,278	923,957
Disallowed deferred tax asset and other	(1,676,549)	—	(146,545)
Intangible assets	(9,955,336)	(10,128,696)	(5,249,763)

Tier 1 risk-weighted capital of Bank	28,838,791	33,278,600	37,531,070
Eligible allowance for loan losses	4,343,088	3,017,177	2,397,545
Other	—	—	(23,091)

Total risk-weighted capital of Bank	$33,181,879	$36,295,777	$39,905,524

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 13—FAIR VALUE

        We group financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1	Valuations for assets and liabilities traded in active exchange markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2

Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

        The following table sets forth the financial assets and liabilities as of June 30, 2008 (unaudited) that were accounted for or disclosed at fair value on a recurring basis. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of June 30, 2008 (unaudited)
Assets
Impaired loans	$—	$—	$10,224,039	$10,224,039
Investment securities, available for sale
U.S. Government agency obligations	—	28,144,322	—	28,144,322
Agency mortgage backed securities	—	23,150,967	—	23,150,967
Trust Preferred securities	—	—	3,522,188	3,522,188
Municipal bonds	—	11,090,496	—	11,090,496
Equity and mutual fund shares	—	376,546	—	376,546
Investment securities, held to maturity	—	6,903,993	—	6,903,993
Other real estate owned	—	—	598,701	598,701

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 14—DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Cash and Cash Equivalents—For cash, non-interest bearing deposits, variable rate interest-bearing deposits in other banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

         Investment Securities—For marketable securities held for investment purposes fair values are based on quoted market prices or dealer quotes.

         Loans Receivable—For fixed rate residential mortgages, commercial mortgages and home equity loans, fair value is estimated using cash flow analyses discounted at rates currently offered for similar loans with similar remaining maturities. For variable-rate residential mortgages, commercial loans, construction loans and home equity lines of credit, book value is considered the best estimate of fair value.

         Ground Rents—The Company does not consider it practicable to estimate the fair value of ground rents owned because the cost of obtaining appropriate valuation is excessive considering the materiality of the instruments to the Company.

         Federal Home Loan Bank Stock—Because of the limited nature of the market for this instrument, the carrying amount is a reasonable estimate of fair value.

         Deposit Liabilities—The fair value of demand deposits and non maturity interest bearing deposit accounts is the amount payable on demand at the reporting date. The fair value for fixed-rate certificate accounts is estimated using cash flow analyses discounted at rates currently offered for deposits of similar remaining maturities.

         Commitments—The Company charges fees for commitments to extend credit. Interest rates on loans for which these commitments are extended are normally committed for periods of less than one month. Fees charged on standby letters of credit and other financial guarantees are deemed to be immaterial and these guarantees are expected to be settled at face amount or expire unused. It is impractical to assign any fair value to these commitments.

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 14—DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The estimated fair values of the Company's financial instruments at June 30, 2008 (unaudited) were:

	June 30, 2008 (unaudited)
	Carrying Amount	Fair Value
Financial Assets
Cash and cash equivalents	$12,302,211	$12,302,211

Investment securities	73,518,105	73,188,512

Loans receivable	415,861,994	411,010,237
Less: allowance for loan losses	(9,195,071)	—

	406,666,923	411,010,237

Federal Home Loan Bank stock	3,929,000	3,929,000

Bank owned life insurance	974,476	974,476

Financial Liabilities
Deposits	413,520,689	413,971,508

Long-term borrowings	69,800,000	68,291,972

        The estimated fair values of the Company's financial instruments at December 31, 2007 were:

	December 31, 2007
	Carrying Amount	Fair Value
Financial Assets
Cash and cash equivalents	$9,069,513	$9,069,513

Investment securities	88,803,691	88,716,509

Loans receivable	436,780,867	438,575,057
Less: allowance for loan losses	(3,787,177)	—

	432,993,690	438,575,057

Federal Home Loan Bank stock	4,063,700	4,063,700

Bank owned life insurance	956,239	956,239

Financial Liabilities
Deposits	436,260,370	437,253,602

Long-term borrowings	72,300,000	71,229,041

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 14—DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        Neither Golden Prague nor Senator disclosed fair value information in historical audited financial statements. Accordingly, the information presented for the year ended December 31, 2006 reflects only the fair value adjustments for Bradford Bank MHC and Subsidiaries.

	December 31, 2006
	Carrying Amount	Fair Value
Financial Assets
Cash and cash equivalents	$22,235,489	$22,235,489

Investments securities	97,396,533	96,958,184

Loans receivable	383,186,560	380,576,718
Less: allowance for loan issues	(2,397,545)	—

	380,789,015	380,576,718

Federal Home Loan Bank stock	3,105,200	3,105,200

Financial Liabilities
Deposits	428,861,278	429,892,901

Long-term borrowings	46,300,000	46,416,481

NOTE 15—COMMITMENTS

        The Company has outstanding at any time a significant number of commitments to extend credit including undisbursed portions of real estate construction loans. The amounts of those commitments are set forth in the following table. Because many commitments expire without being funded in whole or in part, the contract amounts are not estimates of future cash flows.

	(unaudited) June 30, 2008	2007	2006
Residential and consumer loans	$8,833,658	$5,610,225	$5,702,600
Commercial permanent loans	6,025,000	9,265,523	3,911,877
Undisbursed portion of construction loans	38,151,533	49,929,777	39,600,754
Undisbursed lines of credit	40,503,647	35,221,605	29,284,198
Letters of credit	3,238,911	3,249,646	2,874,262

	$96,752,749	$100,276,776	$81,373,691

        The loan commitments at June 30, 2008 (unaudited) and December 31, 2007 and 2006 had varying terms ranging from one to thirty years. The commitments also have varying interest rate structures, including fixed rates, variable rates, and balloon mortgage structures. Commitments generally expire after 90 days if not accepted. The undisbursed portion of construction loans and undisbursed lines of credit are predominately variable-rate loans indexed to the Wall Street Journal prime rate. Commitments to fund fixed rate residential and consumer loans at June 30, 2008 (unaudited) totaled $6,618,658 with interest rates ranging from 4.75% to 7.00%. Commitments to fund fixed rate residential

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 15—COMMITMENTS (Continued)

and consumer loans at December 31, 2007 totaled $5,144,225 with interest rates ranging from 4.875% to 8.75%. Commitments to fund fixed rate residential and consumer loans at December 31, 2006 totaled $4,665,600 with interest rates ranging from 5.00% to 7.49%.

        Loan commitments have off-balance-sheet credit risk because only origination fees and accruals for probable losses are recognized in the statements of financial condition until the commitments are fulfilled. Credit risk represents the accounting loss that would be recognized if counter parties failed to perform as contracted. Credit risk is limited to the contractual amounts which would be recognized only in the event that collateral properties have no value.

        The Company had no obligations to purchase investment securities at June 30, 2008 (unaudited) or at December 31, 2007 and 2006.

NOTE 16—CONCENTRATIONS OF CREDIT RISK

        Concentration of credit risk arising from financial instruments exists in relation to certain groups of customers. The Bank does not have significant exposure to any individual customer or counterparty. A geographic concentration arises because the Bank operates almost exclusively in the Baltimore, Maryland metropolitan area. In addition, at June 30, 2008, approximately 17% of the loan portfolio consists of residential acquisition, development and construction loans and 44% of the portfolio consists of residential first mortgage loans.

        Credit risk amounts represent the maximum accounting loss that would be recorded for loans receivable and loan commitments if counter parties failed completely to perform as contracted and collateral proved to be of no value. The Company has experienced little difficulty in accessing collateral when required. The amounts of credit risk, therefore, greatly exceed expected losses, which are included in the allowance for loan losses.

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 17—LEASE COMMITMENTS

        The Company has entered into long-term leases for three branch locations, a ground lease for another branch, and a ground lease for a new branch to open in late 2008. In addition, the Company plans to close one leased branch in June 2009 when the current lease expires. The branch leases and ground leases contain renewal options. Rental expenses under these operating leases for the six months ended June 30, 2008 and 2007 were $149,104 and $130,402, respectively (unaudited). Rental expenses under these operating leases for the years ended December 31, 2007 and 2006 were $282,748 and $166,133, respectively. Future minimum rental commitments under these leases are as follows:

Twelve Months Ended June 30	(unaudited)
2009	$417,215
2010	398,047
2011	403,142
2012	415,161
2013	427,564
Thereafter	3,981,941

Total	$6,043,070

Years Ended December 31
2008	$272,133
2009	78,472
2010	78,920
2011	81,213
2012	83,597
Thereafter	62,375

Total	$656,710

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 18—CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

		December 31,
	(unaudited) June 30, 2008
Statements of Financial Condition		2007	2006
Assets
Cash and cash equivalents	$5,506	$6,897	$13,582
Investment in subsidiary	36,061,252	40,105,085	43,081,672
Other assets	4,849	3,266	2,919

Total Assets	$36,071,607	$40,115,248	$43,098,173

Liabilities and Equity
Retained earnings and accumulated other comprehensive income	$36,071,607	$40,115,248	$43,098,173

Total Liabilities and Equity	$36,071,607	$40,115,248	$43,098,173

		Year ended December 31,
	(unaudited) Six months ended June 30, 2008
Statements of Operations		2007	2006
Noninterest expense	$(4,657)	$(9,604)	$(8,586)

Loss before tax provision	(4,657)	(9,604)	(8,586)
Income tax benefit	1,583	3,266	2,919

Loss before equity in net income of subsidiaries	(3,074)	(6,338)	(5,667)
Equity in net (loss) income of subsidiaries	(3,162,326)	(3,775,266)	596,694

Net (loss) income	$(3,165,400)	$(3,781,604)	$591,027

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 18—CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY) (Continued)

		Year ended December 31,
	(unaudited) Six months ended June 30, 2008
Statements of Cash Flows		2007	2006
Cash flows from Operating Activities
Cash paid to suppliers and employees	$(4,657)	$(9,604)	$(8,586)
Income taxes received	3,266	2,919	1,460

Net cash used in operating activities	(4,657)	(6,685)	(7,126)
Cash flows from Financing Activities
Proceeds from reorganization capitalization	—	—	—

Net cash provided by financing activities	—	—	—

(Decrease) Increase in Cash and Cash Equivalents	(1,391)	(6,685)	(7,126)
Cash and Cash Equivalents, Beginning of Year	6,897	13,582	20,708

Cash and Cash Equivalents, End of Year	$5,506	$6,897	$13,582

Reconciliation of Net Income to Net Cash Used in Operating Activities
Net (loss) income	$(3,165,400)	$(3,781,604)	$591,027
Adjustments:
Equity in net loss (income) of subsidiaries	3,162,326	3,775,266	(596,694)
Deferred income taxes	(1,683)	(347)	(1,459)

Net Cash Used in Operating Activities	$(1,391)	$(6,685)	$(7,126)

Supplemental Non-Cash Transactions
Investment in subsidiary—reorganization	$—	$—	$—

NOTE 19—CONTINGENCIES

        The Company and its subsidiaries are parties to claims and lawsuits arising in the course of their normal business activities. In particular, the Company has been named as one of multiple named defendants in two suits for personal injuries from the effects of lead paint in a dwelling. These suits relate to properties foreclosed by Golden Prague, which was acquired by the Company in 2007. Golden Prague had insurance coverage which is providing defense and/or damages in one suit. In the other suit, Golden Prague controlled the property for only a short period of time. Although it is not possible at this time to predict the outcome of the litigation, management intends to vigorously defend against these lawsuits.

NOTE 20—TERMINATED CONVERSION AND BUSINESS COMBINATION

        On March 16, 2007, the Boards of Directors of the Company, Bradford Bancorp, Inc. and the Bank adopted a Plan of Conversion pursuant to which the Company planned to convert from the mutual holding company form of organization into the stock holding company form of organization.

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 20—TERMINATED CONVERSION AND BUSINESS COMBINATION (Continued)

The Plan of Conversion involved the formation of a newly organized Maryland corporation to become the holding company for the Bank. Pursuant to the Plan of Conversion, the new holding company offered for sale shares of its common stock to the Bank's depositors (including depositors of Valley Bank of Maryland, Golden Prague Federal Savings and Loan Association, Senator Bank, and depositors of American Bank whose accounts were assumed by the Bank on October 30, 2006), members of the community and the Bank's employee stock ownership plan. The conversion was subject to the approval of regulatory authorities and members of the Company. Conversion costs were to be deferred and deducted from the proceeds of the shares sold. If the conversion was not completed, all costs were to be expensed.

        On March 19, 2007 the Company announced it had entered into a definitive agreement to acquire Patapsco Bancorp, Inc. and its subsidiary, The Patapsco Bank. Patapsco Bancorp, Inc. had total consolidated assets of $255.5 million, net loans of $220.2 million, deposits of $189.7 million and stockholders' equity of $18.9 million at June 30, 2007. Under the terms of the agreement, the Company planned to acquire the outstanding shares of Patapsco Bancorp, Inc. for $23 per share, or approximately $46 million. The terms of the transaction required that 50% of the consideration be paid in cash and 50% be paid in the common stock that resulted from the Company's planned mutual holding company conversion as described above. The transaction was subject to approval by the banking regulators of each institution and by the stockholders of Patapsco Bancorp, Inc.

        On October 19, 2007 the Company received the required approvals for the conversion from the banking regulators and the Company's offering materials and information was approved for distribution by the Securities and Exchange Commission. The Company commenced its subscription offering and mailed offering materials to all eligible depositors on October 29, 2007.

        In November 2007 the Company was advised by its marketing agent that, given the downturn in the market for financial institutions since the signing of the merger agreement in March 2007 and the mailing of the stock offering prospectus on October 29, 2007, it was unlikely that the Company would be able to sell the minimum number of shares necessary to complete its public offering unless the Company's valuation was lowered in such a way so as to lower the price-to-tangible book value ratio. Due to the financial structure of the transaction, in order to obtain a new valuation that reflected a lower price-to-tangible book value ratio and complete the merger with Patapsco Bancorp, Inc., the Company would be required to significantly reduce the merger consideration to Patapsco Bancorp, Inc. The Company's board of directors authorized management to communicate with the board of directors of Patapsco Bancorp, Inc. to propose a lower price per share to be paid to Patapsco Bancorp, Inc. shareholders.

        On January 3, 2008, the Company and Patapsco Bancorp, Inc. jointly announced the mutual termination of the Agreement and Plan of Merger the parties previously executed on March 19, 2007. Pursuant to the termination agreement, the Company agreed to pay Patpasco Bancorp, Inc. a termination fee of $2 million and recorded the related note payable and termination fee as a liability and expense, respectively, in the Consolidated Statement of Financial Condition and Consolidated Statement of Income and Other Comprehensive Income as of and for the year ended December 31, 2007.

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Six months ended June 30, 2008 and 2007 (unaudited)

Years ended December 31, 2007 and 2006

NOTE 20—TERMINATED CONVERSION AND BUSINESS COMBINATION (Continued)

        In addition, the Company's board of directors determined that the present market did not exhibit a sufficiently stable environment in which to continue to pursue a conversion to a public company. Accordingly, the Company expensed deferred issuance costs related to the conversion totaling approximately $1.7 million on a pretax basis which is included in other expenses in the Consolidated Statement of Income and Other Comprehensive Income for the year ended December 31, 2007.

NOTE 21—SUBSEQUENT EVENTS (UNAUDITED)

        Subsequent to June 30, 2008 and resulting from the completion of a regulatory examination, the Office of Thrift Supervision ("OTS") has advised the Company of its intent to issue a Cease and Desist Order ("Order") to the Company and its subsidiary Bank. The Order has not yet been issued nor its requirements finalized, but based on discussions with the OTS it is expected that the final Order will require us to discontinue a number of practices and to take certain actions. In particular, we expect that the OTS will require that we: (i) not originate or commit to originate any new acquisition, development, and construction loans, commercial mortgage loans or other commercial loans without prior regulatory approval; (ii) prepare a new business plan that will provide for improvements in operations, earnings, and profitability; (iii) prepare a plan to have and maintain a Tier One risk-based capital ratio of 8% and a Total risk-based capital ratio of 12%; (iv) develop plans to reduce the level of nonperforming loans and reduce the concentration of acquisition, development and construction loans; (v) develop a plan for maintaining adequate liquidity sources; (vi) not pay dividends from the Bank without prior regulatory approval; and (vii) improve internal policies such as asset review and classification, flood insurance and interest rate risk. The Order is expected to be finalized with the OTS and consented to by the Company before the end of 2008 and will remain in effect until terminated, modified, or suspended in writing by the OTS.

        In September 2008, the Company's Board of Directors adopted an amended Plan of Conversion for the mutual holding company to fully convert into the capital stock form of organization, partially in response to the capital requirements imposed by the Order. The conversion is subject to approval by the members of the Company and subject to regulatory approval by the OTS. The offering of shares in the conversion is expected to occur in the fourth quarter of 2008. The amount of the offering has yet to be determined and no expenses related to the conversion had been incurred as of June 30, 2008.

        You should rely only on the information contained in this prospectus. Neither Bradford Bank nor Bradford Bancorp has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

(Holding Company for Bradford Bank)

2,875,000 Shares
 (Anticipated Maximum, Subject to Increase)

COMMON STOCK

PROSPECTUS

Sandler O'Neill + Partners, L.P.
Sterne, Agee & Leach, Inc.

                    , 2008

        Until                    , 200    , or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

THE FOLLOWING PAGES CONSTITUTE THE PROSPECTUS SUPPLEMENT OF
BRADFORD BANCORP, INC. SUCH PROSPECTUS SUPPLEMENT WILL "WRAP AROUND"
THE PROSPECTUS OF BRADFORD BANCORP, INC.

Prospectus Supplement

INTERESTS IN
BRADFORD BANK
401(K) PROFIT SHARING PLAN

AND

OFFERING OF 112,766 SHARES OF
BRADFORD BANCORP, INC.
COMMON STOCK ($.01 PAR VALUE)

        This prospectus supplement relates to the offer and sale to participants in the Bradford Bank 401(k) Profit Sharing Plan (the "401(k) Plan") of participation interests and shares of common stock of Bradford Bancorp, Inc.

        401(k) Plan participants may direct the 401(k) Plan trustee to use up to 50% of their current account balances to subscribe for and purchase shares of Bradford Bancorp, Inc. common stock in the initial public offering. Based upon the value of 50% of the 401(k) Plan assets as of September 8, 2008, 401(k) Plan participants may purchase up to 112,766 shares of Bradford Bancorp, Inc. common stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the election of 401(k) Plan participants to invest up to fifty percent (50%) of their 401(k) Plan account balance in Bradford Bancorp, Inc. common stock.

        The prospectus dated                                    , 2008 of Bradford Bancorp, Inc., which accompanies this prospectus supplement, includes detailed information regarding the conversion of Bradford Bank into the stock form of ownership and the offering of Bradford Bancorp, Inc. common stock, and the financial condition, results of operations and business of Bradford Bank. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement, together with the prospectus, and keep both for future reference.

Please refer to "Risk Factors" beginning on page 17 of the prospectus.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

        This prospectus supplement may be used only in connection with offers and sales by Bradford Bancorp, Inc. of interests or shares of common stock under the 401(k) Plan to employees of Bradford Bank. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the 401(k) Plan.

        You should rely only on the information contained in this prospectus supplement and the attached prospectus. Bradford Bancorp, Inc., Bradford Bank and the 401(k) Plan have not authorized anyone to provide you with information that is different.

        This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of Bradford Bancorp, Inc. common stock shall under any circumstances imply that there has been no change in the affairs of Bradford Bancorp, Inc., Bradford Bank or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is                                    , 2008.

THE OFFERING	S-1
Securities Offered	S-1
Election to Purchase Bradford Bancorp, Inc. Common Stock in the Offering	S-1
Value of Participation Interests	S-2
Method of Directing Transfer	S-2
Time for Directing Transfer	S-3
Irrevocability of Transfer Direction	S-3
Purchase Price of Bradford Bancorp, Inc. Common Stock	S-3
Nature of a Participant's Interest in Bradford Bancorp, Inc. Common Stock	S-3
Voting and Tender Rights of Bradford Bancorp, Inc. Common Stock	S-3
DESCRIPTION OF THE 401(k) PLAN	S-3
Introduction	S-3
Eligibility and Participation	S-4
Contributions Under the 401(k) Plan	S-4
Limitations on Contributions	S-4
401(k) Plan Investments	S-5
Benefits Under the 401(k)Plan	S-7
Withdrawals and Distributions From the 401(k) Plan	S-7
401(k) Plan Trustee	S-8
401(k) Plan Administrator	S-8
Reports to 401(k) Plan Participants	S-8
Amendment and Termination	S-8
Merger, Consolidation or Transfer	S-9
Federal Income Tax Consequences	S-9
Restrictions on Resale	S-10
SEC Reporting and Short-Swing Profit Liability	S-11
LEGAL OPINION	S-11

i

 THE OFFERING

Securities Offered

        The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan. Assuming a purchase price of $10.00 per share, participants may acquire up to 112,766 shares of Bradford Bancorp, Inc. common stock in the initial public offering. The participation interests offered under this prospectus supplement are conditioned on the completion of the conversion of Bradford Bank to the stock form of ownership and the stock offering of Bradford Bancorp, Inc. Your investment in Bradford Bancorp, Inc. common stock through the 401(k) Plan is governed by the purchase priorities contained in the plan of conversion and stock issuance. See "The Conversion and Stock Offering—Subscription Offering and Rights" and "Limitations on Purchases of Shares" sections of the prospectus attached to this prospectus supplement for a discussion of the purchase priorities contained in the plan of conversion.

        This prospectus supplement contains information regarding the 401(k) Plan. The attached prospectus contains information regarding the conversion of Bradford Bank and the offering of Bradford Bancorp, Inc. common stock, as well as the financial condition, results of operations and business of Bradford Bank. The address of the principal executive office of Bradford Bank is 6910 York Road, Baltimore, Maryland 21212. The telephone number of Bradford Bank is (410) 377-9600.

Election to Purchase Bradford Bancorp, Inc. Common Stock in the Offering

        In connection with the Bradford Bancorp, Inc. initial public offering, the 401(k) Plan has been amended to permit you to transfer up to 50% of your 401(k) Plan account balance to a self-directed account at Charles Schwab (the "Personal Choice Retirement Account"). The 50% maximum transfer amount will be determined based on the value of your 401(k) Plan account as of the date you transfer your 401(k) Plan funds into your Personal Choice Retirement Account. The 401(k) Plan trustee will use the assets you transferred to your Personal Choice Retirement Account to subscribe for shares of Bradford Bancorp, Inc. common stock in the initial public offering. In order to subscribe for Bradford Bancorp, Inc. common stock in the initial public offering using your 401(k) plan funds you must first establish a Personal Choice Retirement Account. Your Personal Choice Retirement Account must be established by                                    , 2008 and funded by                                    , 2008. You must have a minimum of $5,000 in the 401(k) Plan in order to open a Personal Choice Retirement Account to purchase shares of Bradford Bancorp, Inc. common stock in the initial public offering.

        Prior to the completion of the initial public offering, the funds you elect to transfer to your Personal Choice Retirement Account will be invested in the Schwab Money Market Fund. If there is not enough common stock available in the offering to fill all subscriptions, the common stock will be apportioned and the trustee for the 401(k) Plan may not be able to purchase all of the common stock you requested. In such a case, all or a portion of the funds you elected to transfer will not be used to purchase common stock, and will instead continue to be invested in Schwab Money Market Fund until you elect to reinvest the funds in one of the other investment alternatives offered through the 401(k) Plan. Following the close of the offering, you will remain subject to the 50% limitation on your investment in the Bradford Bancorp, Inc. common stock (i.e., on an ongoing basis, no more than 50% of your 401(k) Plan account balance may consist of Bradford Bancorp, Inc. common stock).

        Your order for shares in the Bradford Bancorp, Inc. initial public offering will be filled based on your purchase priority in the Bradford Bancorp, Inc. initial public offering. Bradford Bancorp, Inc. has granted subscription rights to the following persons in the following order of priority: (1) persons with $50 or more on deposit as of December 31, 2005 at the following institutions: Bradford Bank; American Bank (provided the deposit account in American Bank was acquired by Bradford Bank pursuant to the Purchase Agreement by and between American Bank and Bradford Bank, dated June 7, 2006); Valley Bank of Maryland; Golden Prague Federal Savings and Loan Association; and

Senator Bank; (2) persons with $50.00 or more on deposit at Bradford Bank as of September 30, 2008; and (3) depositors of Bradford Bank as of [                                    ], who were not able to subscribe under categories (1) and (3), and the following borrowers: (1) borrowers of Bradford Bank as of December 14, 1987, whose loans continued to be outstanding as of                                    , 2008; (2) borrowers of Golden Prague Federal Savings and Loan Association as of September 27, 1990, whose loans continued to be outstanding at Bradford Bank as of                                    , 2007; and (3) borrowers of Senator Bank as of September 29, 1988, whose loans continued to be outstanding with Bradford Bank as of                                    , 2008.

        If you fall into one of the above subscription offering categories, you have subscription rights in the Bradford Bancorp, Inc. initial public offering and you may use up to 50% of the funds in your 401(k) Plan account to purchase shares of Bradford Bancorp, Inc. common stock in the offering, provided you have first established a Personal Choice Retirement Account as described above.

        In addition to using funds held in your 401(k) Plan accounts, you may also purchase Bradford Bancorp, Inc. common stock in the offering using other funds. If you are eligible to purchase stock in the offering, you have or will soon receive stock offering materials in the mail, including a Stock Order Form. If you choose to place an order for stock in the offering using funds other than those in your 401(k) Plan accounts, you must complete and submit a separate Stock Order Form to the location and by the deadline indicated on that form. No individual may purchase more than [$100,000] of Bradford Bancorp, Inc. common stock in the subscription offering, and no individual, no individual together with any associates, and no group of persons acting in concert, may purchase more than [$500,000] of Bradford Bancorp, Inc. common stock in the offering.

Value of Participation Interests

        As of September 8, 2008, the market value of the assets of the 401(k) Plan equaled $2,255,339. Bradford Bank has informed each participant of the value of his or her beneficial interest in the 401(k) Plan as of                                    , 2008. The Board of Directors of Bradford Bank has decided to allow participants to invest up to 50% of their account balances in the stock offering, therefore 50% of the plan assets ($1,127,669) are being registered with the SEC. The value of 401(k) Plan assets represents past contributions to the 401(k) Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals and loans.

Method of Directing Transfer

        In order to subscribe for shares of Bradford Bancorp, Inc. common stock in the initial public offering you must first establish a Personal Choice Retirement Account. You must have a minimum of $5,000 in your 401(k) Plan account to establish a Personal Choice Retirement Account. If you are interested in establishing a Personal Choice Retirement Account, please call either Chris Miller at (410) 372-1479 or Beth Scully at (410) 372-2941 for an enrollment kit. You will be charged an annual fee of $75 to maintain your Personal Choice Retirement Account. In addition, you will be charged a quarterly fee equal to 10 basis points on the value of your Personal Choice Retirement Account as determined at the end of each calendar quarter. Your Personal Choice Retirement Account enrollment kit includes additional information on the terms and conditions of the account, such as how loans and hardship withdrawals are facilitated if you invest in Bradford Bancorp, Inc. common stock through your Personal Choice Retirement Account.

        Following the close of the initial public offering you may purchase additional shares of Bradford Bancorp, Inc. common stock in the open market. To facilitate your open market purchase you must instruct The Hartford to liquidate the portion of your 401(k) Plan account balance that you would like to invest in Bradford Bancorp, Inc. common stock. On the next business day, The Hartford will transfer your funds to your Personal Choice Retirement Account. Upon receipt, Charles Schwab will invest your funds in the Schwab Money Market Fund until you personally direct Charles Schwab to purchase shares of Bradford Bancorp, Inc. common stock.

Time for Directing Transfer

        The deadline to establish a Personal Choice Retirement Account with Charles Schwab is                                    , 2008 and the deadline for funding your Personal Choice Retirement Account is                                    , 2008. In order to direct the 401(k) Plan trustee to subscribe for shares of Bradford Bancorp, Inc. in the initial public offering you must submit the blue Investment Direction Form included with this prospectus supplement, to                                    , by                                    , 2008. Once the blue Investment Direction Form is submitted to                                    it is irrevocable.

Irrevocability of Investment Direction Form

        Once you submit your Investment Direction Form to use the funds held in your Personal Choice Retirement Account to purchase shares of Bradford Bancorp, Inc. common stock, you cannot change your investment direction prior to the completion of the conversion and stock offering. Thereafter, you may direct the investment of additional funds into your Personal Choice Retirement Account (subject to the 50% maximum), for the purpose of acquiring additional shares of Bradford Bancorp, Inc. common stock be an investment option under the 401(k) Plan, subject to the terms and requirements of the 401(k) Plan. In addition, certain executive officers of Bradford Bank will not be able to dispose of the shares of Bradford Bancorp, Inc. common stock they acquired in the initial public offering for a period of one year following the close of the offering.

Purchase Price of Bradford Bancorp, Inc. Common Stock

        The trustee will purchase shares of Bradford Bancorp, Inc. common stock in the offering on behalf of 401(k) Plan participants. The trustee will pay the same price for shares of Bradford Bancorp, Inc. common stock in the initial public offering, $10.00 per share, as all other persons who purchase shares of Bradford Bancorp, Inc. common stock in the initial public offering.

Nature of a Participant's Interest in Bradford Bancorp, Inc. Common Stock

        The 401(k) Plan trustee will hold Bradford Bancorp, Inc. common stock in the name of the 401(k) Plan. Shares of the Bradford Bancorp, Inc. common stock acquired at your investment direction will be credited to your Personal Choice Retirement Account under the 401(k) Plan.

Voting and Tender Rights of Bradford Bancorp, Inc. Common Stock

        You will be able to direct to 401(k) Plan trustee how to vote the shares of Bradford Bancorp, Inc. common stock held in your Personal Choice Retirement Account. The 401(k) Plan makes provisions for participants to exercise their voting instruction rights on a confidential basis.

DESCRIPTION OF THE 401(k) PLAN

Introduction

        Effective January 1, 2007, Bradford Bank amended the Bradford Bank 401(k) Profit Sharing Plan, originally effective as of January 1, 2002, in its entirety. Bradford Bank intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, or "ERISA." Bradford Bank may change the 401(k) Plan from time to time in the future to ensure continued compliance with these laws. Bradford Bank may also amend the 401(k) Plan from time to time in the future to add, modify, or eliminate certain features of the 401(k) Plan, as it sees fit. As a 401(k) Plan governed by ERISA, federal law provides you with various rights and protections as a 401(k) Plan participant. Although the 401(k) Plan is governed by many of the provisions of ERISA, the Pension Benefit Guaranty Corporation does not guarantee your retirement benefits under the 401(k) Plan.

         Reference to Full Text of the 401(k) Plan.    The following portions of this prospectus supplement provide an overview of the material provisions of the 401(k) Plan. Bradford Bank qualifies this overview in its entirety, however, by reference to the full text of the 401(k) Plan. You may obtain copies of the full 401(k) Plan document by contacting Beth Scully at Bradford Bank. You should carefully read the full text of the 401(k) Plan document to understand your rights and obligations under the 401(k) Plan.

Eligibility and Participation

        Eligible employees of Bradford Bank may participate in the 401(k) Plan as of the first day of the month coinciding with or next following their satisfaction of the 401(k) Plan eligibility requirements. Generally, employees who are at least 21 years of age may participate in the 401(k) Plan upon their completion of three (3) months of service.

        As of June 30, 2008, 88 of the 95 eligible employees of Bradford Bank elected to participate in the 401(k) Plan.

Contributions Under the 401(k) Plan

         401(k) Plan Participant Contributions.    Subject to certain Internal Revenue Code limitations, the 401(k) Plan permits participants to contribute up to 100% of their annual compensation to the 401(k) Plan. (See "Limitations on Contributions," below.) Participants may change their rate of contribution with respect to pre-tax deferrals on a quarterly basis, upon providing notice to Bradford Bank prior to the first day of the quarter for which the change will be effective.

         Bradford Bank Contributions.    The 401(k) Plan provides that Bradford Bank will make matching contributions to participants' accounts. Bradford Bank currently matches 100% of each participant's salary deferrals, up to 3% of annual compensation, and 50% of deferrals in excess of 3% of compensation, up to a maximum of 5% of annual compensation. Employer contributions are allocated to each participant at the end of each payroll period.

Limitations on Contributions

         Limitations on Employee Salary Deferrals.    Although the 401(k) Plan permits you to defer up to 100% of your compensation, by law your total deferrals under the 401(k) Plan, together with similar plans, may not exceed $15,500 for 2008. Employees who are age 50 and over may make additional catch-up contributions to the 401(k) Plan, in amounts up to $5,000 for 2008. (The Internal Revenue Service will periodically increase these annual limitations.) Contributions in excess of these limitations, or "excess deferrals," will be included in an affected participant's gross income for federal income tax purposes in the year the contributions are made, provided they are distributed to the participant no later than the first April 15th following the close of the taxable year in which the excess deferrals were made. Excess deferrals distributed after that date will be treated, for federal income tax purposes, as earned and received by the participant in the taxable year of the distribution.

         Limitations on Annual Additions and Benefits.    Under the requirements of the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (i.e., annual additions) credited to a participant during any year under all defined contribution plans of Bradford Bank (including the 401(k) Plan and the proposed Bradford Bank Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant's compensation, or $46,000, for 2008.

         Limitations on 401(k) Plan Contributions for Highly Compensated Employees.    Special provisions of the Internal Revenue Code limit the amount of salary deferral and matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees in relation to the amount of deferral and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. If contributions to highly compensated employees exceed these limitations, the 401(k) Plan must adjust participant contribution levels under the 401(k) Plan.

        In general, a highly compensated employee includes any employee who (1) was a five percent (5%) owner of the sponsoring employer at any time during the year or preceding year, or (2) had compensation for the preceding year in excess of $100,000 and, if the sponsoring employer so elects, was in the top 20% of employees by compensation for such year. These dollar amounts may be adjusted periodically by the Internal Revenue Service.

         Top-Heavy Plan Requirements.    If the 401(k) Plan is a "Top-Heavy Plan" for any calendar year, Bradford Bank may be required to make certain minimum contributions to the 401(k) Plan on behalf of non-key employees. In general, the 401(k) Plan will be treated as a "Top-Heavy Plan" for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of participants who are Key Employees exceeds 60% of the aggregate balance of the accounts of all participants. A Key Employee generally includes any employee who, at any time during the calendar year or any of the four preceding years, is:

  (1)
  an officer of Bradford Bank whose annual compensation exceeds $145,000;

  (2)
  a 5% owner, meaning an employee who owns more than 5% of the outstanding stock of Bradford Bancorp, Inc., or who owns stock that possesses more than 5% of the total combined voting power of all stock of Bradford Bancorp, Inc.; or

  (3)
  a 1% owner, meaning an employee who owns more than 1% of the outstanding stock of Bradford Bancorp, Inc. or who owns stock that possesses more than 1% of the combined voting power of the total stock of Bradford Bancorp, Inc. and whose annual compensation exceeds $150,000.

401(k) Plan Investments

        Bradford Bank, as Plan Administrator, has selected, and the 401(k) Plan currently offers, the investment choices described below. The annual percentage return on these funds (net of fees) for the prior three years was: [CONFIRM FUNDS & RATES OF RETURN]

Fund Name	2007		2006	2005
Lifepath 2040 Fund		%	16.06%	7.47%
Lifepath 2030 Fund			14.26	6.83
Lifepath 2020 Fund			12.21	5.75
The Hartford Global Technology Fund			9.53	10.32
Oppenheimer Main Street Small Cap Fund			14.07	9.45
American Funds EuroPacific Growth Fund			20.82	20.12
Oppenheimer Global Fund			16.79	13.26
American Funds Growth Fund of America			10.07	13.30
Franklin Mutual Discovery Fund			22.40	14.72
The Hartford Dividend and Growth Fund			19.46	5.17
American Funds Capital Income Builder			21.03	4.03
Pimco Total Return Fund			3.00	1.92

         Lifepath 2040 Fund.    This fund is intended for investors planning to retire or begin to withdraw substantial portions of their assets in approximately the year 2040. It invests 88% of its assets in stock funds, 11% of its assets in bond funds and the remaining assets in a money market fund.

         Lifepath 2030 Fund.    This fund is intended for investors planning to retire or begin to withdraw substantial portions of their assets in approximately the year 2030. It invests 77% of its assets in stock funds, 22% of its assets in bond funds and the remaining assets in a money market fund.

         Lifepath 2020 Fund.    This fund is intended for investors planning to retire or begin to withdraw substantial portions of their assets in approximately the year 2020. It invests 64% of its assets in stock funds, 36% of its assets in bond funds, and the remaining assets in a money market fund.

         The Hartford Global Technology Fund.    This fund seeks long-term capital appreciation by investing in stocks of technology companies worldwide.

         Oppenheimer Main Street Small Cap Fund.    This fund is a mutual fund that seeks capital appreciation and invests mainly in common stocks of small capitalization (up to $3 billion) United States-based companies that the Fund's investment manager, OppenheimerFunds, Inc., believes have favorable business trends or prospects.

         American Funds EuroPacific Growth Fund.    This fund seeks to provide long-term growth of capital by investing in companies based outside the United States, and may be appropriate for individuals seeking to participate in the growth potential offered by companies based outside the United States, investors who want an opportunity for above-average growth of capital and investors looking for international diversification for their investment programs. Investments made outside the United States involve special risks, such as currency fluctuations, international regulation and periods of illiquidity.

         Oppenheimer Global Fund.    This fund seeks capital appreciation by investing mainly in common stocks of United States-based and foreign companies. The Fund may invest without limit in foreign securities and can invest in any country, including both developed and emerging markets; however, the Fund currently emphasizes its investments in developed markets such as the United States, Western European countries and Japan.

         American Funds Growth Fund of America.    This fund seeks to provide long-term growth of capital through a diversified portfolio of common stocks. It invests primarily in common stocks, convertibles, preferred stocks, U.S. government securities, bonds and cash. It may invest up to 15% of assets in securities of issuers domiciled outside the United States and Canada and not included in the Standard & Poor's 500, and it may invest up to 10% of assets in debt securities rated below investment grade.

         Franklin Mutual Discovery Fund.    This fund seeks capital appreciation and normally invests following a value-oriented strategy in companies with market capitalizations greater than $1.5 billion. It may, however, invest in smaller companies. The fund can invest up to 100% of assets in foreign equity and may use forward currency exchange contracts to hedge against currency risks. It can also invest in debt securities in any rating category.

         The Hartford Dividend and Growth Fund.    This fund seeks a high level of current income with growth of capital.

         American Funds Capital Income Builder.    This fund seeks to provide above-average current income, a growing stream of income and growth of capital. It may be appropriate for individuals who are seeking an opportunity for investment income growth, investors seeking a conservative investment with a history of resistance to market declines, and investors who want an opportunity to outpace inflation with potential long-term growth and income.

         Pimco Total Return Fund.    This fund seeks maximum total return, consistent with the preservation of capital and prudent investment management, by investing primarily in an intermediate-term, high quality bond portfolio with a duration of 3 to 6 years.

         Personal Choice Retirement Account.    The 401(k) Plan as amended allows you to establish a Personal Choice Retirement Account to facilitate your investment in Bradford Bancorp, Inc. common stock. Certain fees are associated with investments through your Personal Choice Retirement Account. See the "Method of Directing Transfer" section of this prospectus supplement for a discussion of the fees associated with the Personal Choice Retirement Account. In addition, please refer to the Personal Choice Retirement Account enrollment kit for the SDBA Fastfacts which will provide you with a quick reference tool on the parameters of the Personal Choice Retirement Accounts.

        As of the date of this prospectus supplement, no shares of Bradford Bancorp, Inc. common stock have been issued or are outstanding and there is no established market for Bradford Bancorp, Inc. common stock. Accordingly, there is no record of the historical performance of the Bradford Bancorp, Inc. common stock. The performance of the Bradford Bancorp, Inc. common stock will depend on a number of factors, including the financial condition and profitability of Bradford Bancorp, Inc. and Bradford Bank and general market conditions for Bradford Bancorp, Inc. common stock.

Benefits Under the 401(k) Plan

         Vesting.    401(k) Plan participants are 100% vested in their elective salary deferrals and employer matching contributions.

Withdrawals and Distributions From the 401(k) Plan

         Withdrawals Before Termination of Employment.    You may receive in-service distributions from the 401(k) Plan under limited circumstances in the form of hardship distributions and loans. In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need. If you qualify for a hardship distribution, the 401(k) Plan trustee will make the distribution proportionately from the investment funds in which you have invested your elective deferrals and rollover contributions. Participants and beneficiaries are also eligible for 401(k) Plan loans, subject to the procedures and requirements established by the Plan Administrator. You may obtain additional information from Beth Scully at Bradford Bank.

         Distribution Upon Retirement or Disability.    Upon retirement or disability, you may receive a full lump sum payment or installment payments from the 401(k) Plan equal to the value of your account.

         Distribution Upon Death.    If you die before your benefits are paid from the 401(k) Plan, your benefits will be paid to your surviving spouse or beneficiary under one or more of the forms available under the 401(k) Plan.

         Distribution Upon Termination for Any Other Reason.    If you terminate employment for any reason other than retirement, disability or death and your account balance exceeds $1,000, the 401(k) Plan trustee will make your distribution on your normal retirement date, unless you request otherwise. If your account balance does not exceed $1,000, the trustee will generally distribute your benefits to you as soon as administratively practicable following termination of employment.

         Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA.    You may roll over virtually all distributions from the 401(k) Plan to another qualified retirement plan or to an individual retirement account.

         Nonalienation of Benefits.    Except with respect to federal income tax withholding and as provided for under a qualified domestic relations order, benefits payable under the 401(k) Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan will be void.

        Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the 401(k) Plan before your termination of employment with Bradford Bank. Federal law may also impose an excise tax on withdrawals from the 401(k) Plan before you attain 59 1/2 years of age, regardless of whether the withdrawal occurs during your employment with Bradford Bank or after your termination of employment.

401(k) Plan Trustee

        The trustee of the 401(k) Plan is the named fiduciary of the 401(k) Plan for purposes of ERISA. The board of directors of Bradford Bank has appointed Dallas R. Arthur to serve as trustee for the 401(k) Plan. The 401(k) Plan trustee is responsible for holding in trust and investing the assets of the 401(k) Plan and providing for distributions to participants and beneficiaries in accordance with the terms of the 401(k) Plan.

401(k) Plan Administrator

        The Plan Administrator is Bradford Bank. The Plan Administrator is responsible for the administration of the 401(k) Plan, selection of investment funds under the 401(k) Plan, interpretation of the provisions of the 401(k) Plan, establishing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) Plan, maintenance of records, books of account and all other data necessary for the proper administration of the 401(k) Plan, preparation and filing of all returns and reports required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures to participants, beneficiaries and others required under ERISA.

Reports to 401(k) Plan Participants

        Bradford Bank, as Plan Administrator, will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses. If you elect to open a Personal Choice Retirement Account and purchase shares of Bradford Bancorp, Inc. common stock you will receive an additional statement from Charles Schwab, at least quarterly, setting forth the value of your investments in your Personal Choice Retirement Account.

Amendment and Termination

        Bradford Bank expects to continue the 401(k) Plan indefinitely. Nevertheless, Bradford Bank may terminate the 401(k) Plan at any time. If Bradford Bank terminates the 401(k) Plan in whole or in part, regardless of any contrary provisions of the 401(k) Plan, all affected participants will become fully vested in their accounts. Bradford Bank reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Bradford Bank may also amend the 401(k) Plan as it determines necessary or desirable, with or without retroactive effect, to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer

        If the 401(k) Plan merges or consolidates with another plan or transfers the 401(k) Plan assets to another plan, and if either the 401(k) Plan or the other plan is then terminated, you would receive a benefit immediately after the merger, consolidation or transfer that would be equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer.

Federal Income Tax Consequences

        The following summarizes only briefly the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. You should consult with your tax advisor with respect to any transaction involving the 401(k) Plan and any distribution from the 401(k) Plan.

        As a "tax-qualified retirement plan," the Internal Revenue Code affords the 401(k) Plan certain tax advantages, including the following:

        (1)   The sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;

        (2)   Participants pay no current income tax on amounts contributed by the employer on their behalf; and

        (3)   Earnings of the 401(k) Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

        Bradford Bank administers the 401(k) Plan to comply with the operational requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If Bradford Bank should receive an adverse determination letter regarding the 401(k) Plan's tax exempt status from the Internal Revenue Service, all participants would generally recognize income equal to their vested interest in the 401(k) Plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another tax-qualified retirement plan, and Bradford Bank would be denied certain tax deductions with respect to the 401(k) Plan.

         Lump Sum Distribution.    A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump sum distribution if it is made within one taxable year, on account of the participant's death, disability or separation from service, or after the participant attains age 59 1/2, and consists of the balance credited to the participant under the 401(k) Plan and all other profit sharing plans, if any, maintained by Bradford Bank. The portion of any lump sum distribution included in taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution, less the amount of after-tax contributions, if any, you have made to any other profit sharing plans maintained by Bradford Bank, if the distribution includes those amounts.

         Bradford Bancorp, Inc. Common Stock Included in Lump Sum Distribution.    If a lump sum distribution includes Bradford Bancorp, Inc. common stock, the distribution generally is taxed in the manner described above. The total taxable amount is reduced, however, by the amount of any net unrealized appreciation with respect to Bradford Bancorp, Inc. common stock; that is, the excess of the value of Bradford Bancorp, Inc. common stock at the time of the distribution over the cost or other basis of the securities to the 401(k) Plan. The tax basis of Bradford Bancorp, Inc. common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of Bradford Bancorp, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Bradford Bancorp, Inc. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, is long-term capital gain, regardless of how long you hold the Bradford Bancorp, Inc. common stock, or the "holding period." Any gain on a subsequent sale or other taxable disposition of Bradford Bancorp, Inc. common stock that exceeds the amount of net unrealized appreciation at the time of distribution is considered long-term capital gain, regardless of the holding period. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed under Internal Revenue Service regulations.

        We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan that are generally applicable under the Internal Revenue Code. We do not intend this to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you should consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

Restrictions on Resale

        Any "affiliate" of Bradford Bancorp, Inc. under Rules 144 and 405 of the Securities Act of 1933, as amended, who receives a distribution of common stock under the 401(k) Plan, may re-offer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption from the registration requirements. An "affiliate" of Bradford Bank is someone who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Bradford Bank. Generally, a director, principal officer or major shareholder of a corporation is deemed to be an "affiliate" of that corporation.

        Any person who may be an "affiliate" of Bradford Bank may wish to consult with counsel before transferring any common stock they own. In addition, participants should consult with counsel regarding the applicability to them of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of Bradford Bancorp, Inc. common stock acquired under the 401(k) Plan or other sales of Bradford Bancorp, Inc. common stock.

        Persons who are not deemed to be "affiliates" of Bradford Bank at the time of resale may resell freely any shares of Bradford Bancorp, Inc. common stock distributed to them under the 401(k) Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptions available under federal law. A person deemed an "affiliate" of Bradford Bank at the time of a proposed resale may publicly resell common stock only under a "re-offer" prospectus or in accordance with the restrictions and conditions contained in Rule 144 of the Securities Act of 1933, as amended, or some other exemption from registration, and may not use this prospectus supplement in connection with any such resale. In general, Rule 144 restricts the amount of common stock which an affiliate may publicly resell in any three-month period to the greater of one percent of Bradford Bancorp, Inc. common stock then outstanding or the average weekly trading volume reported on the Nasdaq Stock Market during the four calendar weeks before the sale. Affiliates may sell only through brokers without solicitation and only at a time when Bradford Bancorp, Inc. is current in filing all required reports under the Securities Exchange Act of 1934, as amended.

SEC Reporting and Short-Swing Profit Liability

        Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than 10% of public companies such as Bradford Bancorp, Inc. Section 16(a) of the Securities Exchange Act of 1934, as

amended, requires the filing of reports of beneficial ownership. Within 10 days of becoming a person required to file reports under Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Reporting persons must also report certain changes in beneficial ownership involving allocation or reallocation of assets held in their 401(k) Plan accounts, either on a Form 4 within two business days after a transaction, or annually on a Form 5 within 45 days after the close of a company's fiscal year.

        In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Bradford Bancorp, Inc. of profits realized from the purchase and sale, or sale and purchase, of the common stock within any six-month period by any officer, director or any person who beneficially owns more than 10% of the common stock.

        The SEC has adopted rules that exempt many transactions involving the 401(k) Plan from the "short-swing" profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or other person who beneficially owns more than 10% of the common stock.

        Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are governed by Section 16(b) may be required, under limited circumstances involving the purchase of common stock within six months of a distribution, to hold shares of the common stock distributed from the 401(k) Plan for six months after the distribution date.

LEGAL OPINION

        The validity of the issuance of the common stock of Bradford Bancorp, Inc. will be passed upon by Kilpatrick Stockton LLP, Washington, D.C. Kilpatrick Stockton LLP acted as special counsel for Bradford Bank in connection with the conversion of Bradford Bank and the initial public offering of Bradford Bancorp, Inc.

***SPECIAL ONE-TIME FORM FOR USE IN STOCK OFFERING***

BRADFORD BANK
401(k) Profit Sharing Plan
INVESTMENT DIRECTION FORM

Name of 401(k) Plan Participant:
(Please Print)
Social Security Number:

        1.     Instructions.    I hereby direct the 401(k) Plan trustee to use the funds held in my Personal Choice Retirement Account to purchase shares of Bradford Bancorp, Inc. common stock in the Bradford Bancorp, Inc. initial public offering. I acknowledge that my investment directions are irrevocable once submitted to Bradford Bank.

        I understand that, if there is not enough common stock available in the stock offering to fill my subscription request, any funds not used to purchase common stock will be returned to my Personal Choice Retirement Account and invested in the Schwab Money Market Fund until I provide directions to reinvest the funds in accordance with the terms of the 401(k) Plan.

        2.     Purchaser Information.    Your ability to purchase Common Stock in the offering is based upon your subscription rights. Please indicate only the earliest date that applies to you:

  ☐
  Check here if you had $50.00 or more on deposit at one of the following as of                                    , 200            .
    •
    Bradford Bank

    •
    American Bank (provided the deposit account was acquired by Bradford Bank pursuant to the June 7, 2006 Purchase Agreement)

    •
    Valley Bank of Maryland

    •
    Golden Prague Federal Savings and Loan Association

    •
    Senator Bank

  ☐
  Check here if you had $50.00 or more on deposit with Bradford Bank as of                                    .

  ☐
  Check here if you were one of the following borrowers:
    •
    a borrower of Bradford Bank as of December 14, 1987, whose loan continued to be outstanding as of                                    , 2008

    •
    a borrower of Golden Prague Federal Savings and Loan Association as of September 27, 1990, whose loan continued to be outstanding at Bradford Bank as of                                    , 2008

    •
    a borrower of Senator Bank as of September 29, 1988, whose loan continued to be outstanding with Bradford Bank at                                     , 2008

        3.     Acknowledgment of Participant.    I understand that this Investment Direction Form shall be subject to all of the terms and conditions of the 401(k) Plan. I acknowledge that I have received a copy of the Prospectus and the Prospectus Supplement.

Signature of Participant	Date

         Acknowledgment of Receipt by Plan Administrator.    This Investment Direction Form was received by Bradford Bank on the date noted below.

By:

Date

THE PARTICIPATION INTERESTS REPRESENTED BY THE COMMON STOCK OFFERED HEREBY ARE NOT DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY, AND ARE NOT GUARANTEED BY BRADFORD BANCORP, INC. OR BRADFORD BANK. THE COMMON STOCK IS SUBJECT TO AN INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

THE DEADLINE TO RETURN THIS FORM TO
BETH SCULLY IS 4:00 P.M. ON
FRIDAY,                                    , 2008

2

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

SEC filing fee(1)	$1,300
OTS filing fee	12,000
NASD filing fee(1)	3,807
Nasdaq Stock Market listing fee	55,000
EDGAR, printing, postage and mailing	175,000
Legal fees and expenses	375,000
Securities marketing firm expenses, including legal fees(1)(2)	150,000
Accounting fees and expenses	70,000
Appraiser's fees and expenses	47,500
Conversion agent fees and expenses	10,000
Business Plan fees and expenses	47,500
Transfer agent and registrar fees and expenses	15,000
Certificate printing	5,000
Miscellaneous	7,893

Total	$975,000

(1)
Estimated expenses based on the registration of 3,306,250 shares at $10.00 per share.

(2)
In addition to the fees set forth above, Sandler O'Neill & Partners, L.P. will receive a fee equal to 1.25% of the aggregate purchase price of shares sold in the subscription and community offering, excluding shares purchased by officers, directors and employees of Bradford Bank and members of their immediate families. In addition, Sandler O'Neill & Partners, L.P. and Sterne, Agee & Leach, Inc. and other selected dealers will receive aggregate fees currently estimated to be 7.0% of the aggregate price of the shares sold in the syndicated community offering, if any.

Item 14.    Indemnification of Directors and Officers.

        Article EIGHTH, Section K and Article TENTH of the Registrant's Articles of Incorporation provide:

  ARTICLE EIGHTH (K):    To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages. No amendment of the Articles of Incorporation of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

  ARTICLE TENTH:    The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Item 15.    Recent Sales of Unregistered Securities.

        None.

Item 16.    Exhibits and Financial Statement Schedules.

        The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

(a)
List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter between Bradford Bank, Bradford Bank MHC, Bradford Bancorp, Inc. and Sandler O'Neill & Partners, L.P., as securities marketing agent
1.2	Engagement Letter between Bradford Bank, Bradford Bank MHC, Bradford Bancorp, Inc. and Sandler O'Neill & Partners, L.P., as conversion agent
1.3	Draft Agency Agreement**
2.1	Amended and Restated Plan of Conversion of Bradford Bank MHC
3.1	Articles of Incorporation of Bradford Bancorp, Inc.
3.2	Bylaws of Bradford Bancorp, Inc.
4.1	Specimen Stock Certificate of Bradford Bancorp, Inc.
5.1	Form of Opinion of Kilpatrick Stockton LLP re: Legality
8.1	Form of Opinion of Kilpatrick Stockton LLP re: Federal Tax Matters
8.2	Form of Opinion of Stegman & Company re: State Tax Matters
10.1*	Bradford Bank 401(k) Profit Sharing Plan and Trust Agreement
10.2*	Change in Control Agreement between Bradford Bank and Dallas R. Arthur
10.3*	Change in Control Agreement between Bradford Bank and David L. Costello, III
10.4*	Bradford Bank Director Voluntary Deferral and Supplemental Retirement Plan
10.5*	Form of Bradford Bank Stock-Based Deferral Plan
10.6*	Form of Bradford Bank Employee Severance Compensation Plan
16.1	Change in Accountants Letter
23.1	Consent of Kilpatrick Stockton LLP (included in Exhibits 5.1 and 8.1 filed herewith)
23.2	Consent of Stegman & Company
23.3	Consent of Beard Miller Company LLP
23.4	Consent of RP Financial, LC.
24.1	Powers of Attorney
99.1	Appraisal Report of RP Financial, LC.(P-CH)
99.2	Draft Marketing Materials**
99.3	Form of Subscription Order Form and Instructions**

(P-CH)
The supporting financial schedules are filed in paper pursuant to Rule 202 of Regulation S-T.

*
Management contract or compensatory plan, contract or agreement.

**
To be filed by amendment.

(b)
Financial Statement Schedules

        All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (5)
  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (6)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

        The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on September 19, 2008.

Bradford Bancorp, Inc.
By:	/s/ DALLAS R. ARTHUR Dallas R. Arthur President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DALLAS R. ARTHUR Dallas R. Arthur	President, Chief Executive Officer and Director (principal executive officer)	September 19, 2008
/s/ DAVID L. COSTELLO, III David L. Costello, III	Chief Financial Officer (principal accounting and financial officer)	September 19, 2008
/s/ JOHN O. MITCHELL, III John O. Mitchell, III	Chairman of the Board	September 19, 2008
/s/ G. SCOTT BARHIGHT G. Scott Barhight	Director	September 19, 2008
/s/ CARL W. BRAND, III Carl W. Brand, III	Director	September 19, 2008
/s/ MELVIN C. BENHOFF, JR. Melvin C. Benhoff, Jr.	Director	September 19, 2008
Lawrence M. Denton	Director
/s/ GILBERT D. MARSIGLIA, SR. Gilbert D. Marsiglia, Sr.	Director	September 19, 2008
/s/ GEORGE K. MISTER, JR. George K. Mister, Jr.	Director	September 19, 2008

QuickLinks

Summary
Risk Factors
Risks Related to Our Business
Risks Related to This Offering
A Warning About Forward-Looking Statements
Selected Consolidated Financial and Other Data
Use of Proceeds
Our Dividend Policy
Market for Our Common Stock
Capitalization
Regulatory Capital Compliance
Pro Forma Data
Our Business
Management's Discussion and Analysis of Financial Condition and Results of Operations
Our Management
Subscriptions by Executive Officers and Directors
Regulation and Supervision
Federal and State Taxation
The Conversion and Stock Offering
Restrictions on Acquisition of Bradford Bancorp and Bradford Bank
Description of Bradford Bancorp Capital Stock
Transfer Agent and Registrar
Registration Requirements
Legal and Tax Opinions
Experts
Change in Accountants
Where You Can Find More Information
Index to Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm
BRADFORD BANK MHC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
BRADFORD BANK MHC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
BRADFORD BANK MHC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY Years ended December 31, 2007 and 2006 and the Six months ended June 30, 2008 (unaudited)
BRADFORD BANK MHC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
BRADFORD BANK MHC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Six months ended June 30, 2008 and 2007 (unaudited) Years ended December 31, 2007 and 2006

THE OFFERING
DESCRIPTION OF THE 401(k) PLAN
LEGAL OPINION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES